      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1996.


                                                       REGISTRATION NO. 333-1467
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                           --------------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                        TEXAS REGIONAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                                           6022
                                    (Primary Standard
             TEXAS                      Industrial              74-2294235
(State or other jurisdiction of    Classification Code       (I.R.S. Employer
 incorporation or organization)          Number)          Identification Number)

                        TEXAS REGIONAL BANCSHARES, INC.
                            KERRIA PLAZA, SUITE 301
                             3700 NORTH 10TH STREET
                              MCALLEN, TEXAS 78501
                                 (210) 631-5400
         (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                          COPIES OF CORRESPONDENCE TO:

   WILLIAM A. ROGERS, JR., ESQ.
  MCGINNIS, LOCHRIDGE & KILGORE,        RICHARD K. KNEIPPER, ESQ.
              L.L.P.                   JONES, DAY, REAVIS & POGUE
        1300 CAPITOL CENTER             2300 TRAMMELL CROW CENTER
        919 CONGRESS AVENUE                 2001 ROSS AVENUE
        AUSTIN, TEXAS 78701                DALLAS, TEXAS 75201
          (512) 495-6033                     (214) 220-3939

 (Name, address, including ZIP code, and telephone number of agent for service)
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED            PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT             MAXIMUM             MAXIMUM
           SECURITIES                   TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
        TO BE REGISTERED            REGISTERED (1)       PER UNIT (2)     OFFERING PRICE (2)   REGISTRATION FEE
Class A Voting Common Stock, par
 value $1.00/share..............      2,530,000             $21.00           $53,130,000          $18,320.69

(1) Includes 330,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purpose of determining the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        TEXAS REGIONAL BANCSHARES, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM
   NO.                           CAPTION                         LOCATION IN PROSPECTUS
- ---------  ----------------------------------------------------  ----------------------------------------------------
1.         Forepart of Registration Statement and Outside Front  Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus                              Cover Page of Prospectus;
                                                                 Cross-Reference Sheet
2.         Inside Front and Outside Back Cover Pages of          Inside Front and Outside Back Cover Pages of
           Prospectus                                            Prospectus; Available Information;
                                                                 Table of Contents
3.         Summary Information, Risk Factors and Ratio of        Prospectus Summary; Risk Factors; The Company
           Earnings to Fixed Charges
4.         Use of Proceeds                                       Use of Proceeds; Proposed Mergers
5.         Determination of Offering Price                       Not Applicable
6.         Dilution                                              Dilution
7.         Selling Security Holders                              Selling Shareholder
8.         Plan of Distribution                                  Outside Front Cover Page of Prospectus; Underwriting
9.         Description of Securities to be Registered            Description of Capital Stock
10.        Interests of Named Experts and Counsel                Underwriting; Legal Matters
11.        Information with Respect to the Registrant            The Company; Proposed Mergers; Price Range of Common
                                                                 Stock and Dividend Policy; Capitalization; Texas
                                                                 Regional Bancshares, Inc. Selected Consolidated
                                                                 Financial Information; Texas Regional Bancshares,
                                                                 Inc. Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations;
                                                                 Business; Management; Principal Holders of Capital
                                                                 Stock; Index to Financial Statements
12.        Disclosure of Commission Position on Indemnification  Not Applicable
           for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

PROSPECTUS                                                           MAY 8, 1996


                                2,200,000 SHARES
[TEXAS REGIONAL BANCSHARES LOGO]
                            TEXAS REGIONAL BANCSHARES, INC.
                          CLASS A VOTING COMMON STOCK
                                  -----------

    Of the shares of Class A Voting Common Stock, par value $1.00 per share (the "Common Stock"), of Texas Regional Bancshares, Inc. ("Texas Regional" or the "Company") being offered hereby, 2,180,000 shares are being sold by Texas Regional and 20,000 shares are being sold by a Texas Regional shareholder (the "Selling Shareholder"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholder. The Company is selling the Common Stock to finance a portion of the cost of the acquisition by the Company of First State Bank & Trust Co., Mission, Texas, and The Border Bank, Hidalgo, Texas, which will occur contemporaneously with the closing of the offering. See "Proposed Mergers." The Common Stock, which is the only class of common stock of the Company, is traded in the over-the-counter market and quoted on the Nasdaq
National  Market System under the symbol "TRBS." On             , 1996, the last
reported sale price of the Common Stock on the Nasdaq National Market System was
$      per share.
                                 --------------

    SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD
                    BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                 -------------

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                                 --------------
THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           PRICE     UNDERWRITING     PROCEEDS    PROCEEDS TO
                             TO     DISCOUNTS AND        TO         SELLING
                           PUBLIC   COMMISSIONS(1)   COMPANY(2)   SHAREHOLDER
Per Share...............     $            $              $             $
Total(3)................   $              $              $             $

(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses of the offering payable by the Company estimated at $500,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts  and Commissions  and Proceeds  to Company  will be  $           ,
    $        and $        , respectively. See "Underwriting."
                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about May , 1996.

ALEX. BROWN & SONS      FIRST SOUTHWEST COMPANY
    INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1996

TEXAS REGIONAL BANCSHARES, INC.
                                                [TEXAS REGIONAL BANCSHARES LOGO]
- -----------------------------------------

                           MAP OF BANKING LOCATIONS:

                           RIO GRANDE VALLEY OF TEXAS

                                  [INSERT MAP]

       This graphic contains an enlargement of the Rio Grande Valley of Texas and shows the locations of the Company's corporate headquarters, its existing banking locations, banking locations to be acquired by the Company in the Mergers described in the Prospectus and other surrounding cities in Texas and Mexico.

                                  [INSERT MAP]

             This graphic contains a map of the State of Texas and a portion of Mexico and shows the locations of certain cities in Texas and Mexico and highlighting the Rio Grande Valley of Texas.

     THE MARKET AREA SERVED BY TEXAS STATE BANK HAS BEEN RECOGNIZED AS AMONG THE FASTEST GROWING AREAS IN THE NATION. THE MCALLEN-EDINBURG-MISSION AREA HAS A PROJECTED POPULATION GROWTH RATE OF 23.8% BETWEEN 1994 AND 2000, AND THE BROWNSVILLE-HARLINGEN AREA HAS A PROJECTED POPULATION GROWTH RATE OF 16.0% DURING THAT SAME PERIOD.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference facilities maintained by the Commission at its office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company has filed with the Commission in Washington, D.C., a registration statement on Form S-1 (herein together with all amendments thereto called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in or incorporated by reference as exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated by reference as a part thereof. The statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. All of these documents may be inspected without charge at the offices of the Commission as described above, and copies may be obtained therefrom at prescribed rates.

                                 --------------

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE INFORMATION PROVIDED UNDER "TEXAS REGIONAL BANCSHARES, INC. PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" AND "PROSPECTUS SUMMARY -- TEXAS REGIONAL BANCSHARES, INC. SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION" AND OTHER STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: THE EFFECT OF CHANGING ECONOMIC CONDITIONS AND INTEREST RATES, ACTUAL RESULTS OF OPERATIONS FOLLOWING THE MERGERS, THE PRESENCE IN THE COMPANY'S MARKET AREA OF COMPETITORS WITH GREATER FINANCIAL RESOURCES, AND OTHER RISKS DETAILED UNDER "RISK FACTORS" AND IN OTHER SECTIONS HEREOF AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. CONTEMPORANEOUSLY WITH THE CLOSING OF THE OFFERING MADE BY THIS PROSPECTUS, THE COMPANY WILL ACQUIRE BY MERGER TWO BANKS USING A PORTION OF THE PROCEEDS OF THE OFFERING. SEE "PROPOSED MERGERS" AND "TEXAS REGIONAL BANCSHARES, INC. PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" REGARDING THE EFFECTS ON THE COMPANY OF THE CONSUMMATION OF SUCH MERGERS.

                                  THE COMPANY

    Texas Regional Bancshares, Inc. ("Texas Regional" or the "Company") is a registered bank holding company whose wholly-owned subsidiary bank, Texas State Bank ("Texas State Bank" or the "Bank"), conducts a commercial banking business in the Rio Grande Valley of Texas. At March 31, 1996, Texas Regional had consolidated assets of $655.9 million, loans outstanding (net of unearned discount) of $467.1 million, total deposits of $586.0 million, and total shareholders' equity of $64.6 million. For the three months ended March 31, 1996 and 1995, the Company earned net income of $2.6 million and $2.0 million, respectively, for a return on average assets for these periods of 1.57% and 1.52%, respectively. At March 31, 1996, the Company had nonperforming assets (including loans 90 days or more past due and still accruing) of $4.9 million, representing 1.0% of period-end loans and other nonperforming assets (primarily other real estate). At December 31, 1995, Texas Regional had consolidated assets of $646.8 million, loans outstanding (net of unearned discount) of $450.9 million, total deposits of $579.7 million, and total shareholders' equity of $62.7 million. For the years ended December 31, 1995 and 1994, the Company earned net income of $8.7 million and $7.2 million, respectively, for a return on average assets for these periods of 1.51% and 1.43%, respectively. At December 31, 1995, the Company had nonperforming assets (including loans 90 days or more past due and still accruing) of $4.2 million, representing 0.9% of period-end loans and other nonperforming assets (primarily other real estate).

    Texas State Bank operates a total of nine full service banking locations in the Rio Grande Valley. The market area served by Texas State Bank has been recognized as among the fastest growing areas in the nation. The McAllen-Edinburg-Mission area has a projected population growth rate of 23.8% between 1994 and 2000, and the Brownsville-Harlingen area has a projected population growth rate of 16.0% during that same period. The business strategy of Texas Regional is for the Bank to provide its customers with the financial sophistication and breadth of products of a regional bank, while retaining the local appeal and service level of a community bank. Management believes that the Company is well positioned in its market due to its responsive customer service, the strong community involvement of Texas State Bank management and employees, recent trends in the Texas banking environment and the economy of the Rio Grande Valley. Management's strategy is to provide a business culture in which individual customers and small and medium sized businesses are accorded the highest priority in all aspects of the Company's operations. Management believes that individualized customer service will allow the Company to increase its market share in lending volume and deposits. As part of its operating and growth strategies, the Company is working to attract business from, and provide service to, small to medium sized businesses, and expand its operations in McAllen, Harlingen and other strategic areas in the Rio Grande Valley.

    Consistent with this strategy, during 1995, Texas State Bank acquired banking locations in Rio Grande City and Roma, Texas, and in January 1996 it entered into definitive agreements to acquire two banks headquartered in Mission and Hidalgo, Texas. See "The Company" and "Proposed Mergers."

    At March 31, 1996, Texas Regional employed 351 full time equivalent employees. The address of Texas Regional's principal executive office is Kerria Plaza, Suite 301, 3700 North 10th Street, McAllen, Texas 78501, and its telephone number is (210) 631-5400.

                                  THE MERGERS

    Texas State Bank has for some time sought appropriate acquisitions to permit the Bank to expand within the market areas served by Texas State Bank and into adjacent market areas in the Rio Grande Valley. In January 1996, the Company entered into definitive agreements to acquire through merger First State Bank & Trust Co., Mission, Texas ("First State Bank") and The Border Bank, Hidalgo, Texas ("Border Bank") (the "Mergers"). First State Bank and Border Bank had combined total assets of approximately $545.5 million at March 31, 1996. Assuming consummation of the Mergers, on a pro forma basis at March 31, 1996, Texas Regional would have had total assets of $1.170 billion, which would have made Texas Regional the largest bank holding company headquartered in the Rio Grande Valley. At March 31, 1996, First State Bank had total assets of $426.1 million, loans outstanding (net of unearned discount) of $192.8 million and stockholders' equity of $61.6 million. At March 31, 1996, Border Bank had total assets of $119.9 million, loans outstanding (net of unearned discount) of $51.0 million and stockholders' equity of $17.2 million. First State Bank and Border Bank had combined total assets of approximately $524.0 million at December 31, 1995. Assuming consummation of the Mergers, on a pro forma basis at December 31, 1995, Texas Regional would have had total assets of $1.143 billion. At December 31, 1995, First State Bank had total assets of $404.5 million, loans outstanding (net of unearned discount) of $188.4 million and stockholders' equity of $59.4 million. At December 31, 1995, Border Bank had total assets of $119.5 million, loans outstanding (net of unearned discount) of $47.3 million and stockholders' equity of $17.1 million. Elliot B. Bottom is the Chairman of the Board of both First State Bank and Border Bank, and the banks have substantial common ownership. The purpose of the Mergers is to further strengthen Texas State Bank's branch network and banking business in the Rio Grande Valley by adding six new banking locations in Mission, Penitas, McAllen and Hidalgo, Texas. The purchase price for the Mergers is estimated to be $99.5 million, approximately $40.0 million of which will be paid from the proceeds of the offering made hereby. The Company intends to fund the balance of the purchase price principally from liquidation of cash equivalents and, to the extent necessary, selected investment securities on a consolidated basis. See "Proposed Mergers" and "Use of Proceeds."

    Management of Texas State Bank believes that the Mergers will expand the Company's community banking network into contiguous markets, substantially increasing its market share and enabling the Bank to compete more effectively with other financial institutions in the Rio Grande Valley. Because of the proximity of Mission to McAllen, there is a substantial overlap in the markets served by Texas State Bank and First State Bank. For this reason and because the banks serve a similar customer base, First State Bank is considered by Texas State Bank management to be a direct competitor of Texas State Bank, particular as to loan customers. The new or expanded services to be offered to First State Bank and Border Bank customers include enhanced data processing services, additional automated teller facilities and other services now offered to Texas State Bank customers. Texas State Bank management believes that First State Bank, Border Bank and Texas State Bank customers will benefit from the expansion of Texas State Bank's branch network from nine to 15 banking locations. Texas State Bank expects to realize certain operating and administrative efficiencies as a result of the Mergers; however, because of the relatively low employee-to-asset ratio at First State Bank and Border Bank, cost savings is not a principal motivating factor for the Mergers. The operating efficiencies which are expected include the use by all banking locations of the existing Texas State Bank data processing facility, operation of a single human resources department, and economies of a combined advertising program.

                                  THE OFFERING

Common Stock offered hereby.................  2,200,000 shares(1)(2)
    by the Company..........................  2,180,000 shares(1)
    by the Selling Shareholder..............  20,000 shares
Common Stock to be outstanding after the
  offering..................................  8,376,791 shares(1)(2)
Use of proceeds.............................  Approximately $40.0 million of the net proceeds to be received by the Company from
                                              the sale of Common Stock will be used to fund
                                              part of the consideration payable by Texas
                                              State Bank upon consummation of the Mergers.
                                              The remainder of the net proceeds, if any,
                                              will be used for general corporate purposes.
                                              See "Proposed Mergers" and "Use of Proceeds."
Nasdaq National Market symbol...............  TRBS

- ------------
  (1) An additional 330,000 shares may be sold pursuant to an over-allotment option granted by the Company to the Underwriters. See "Underwriting."

  (2) The shares of Common Stock offered hereby will be sold contemporaneously with the consummation of the Mergers.

                        TEXAS REGIONAL BANCSHARES, INC.
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The summary consolidated financial information under the captions "Summary of Operations" and "Period-End Balance Sheet Data" below for, and as of, each of the years in the five-year period ended December 31, 1995 has been derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements of the Company at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are included elsewhere in this Prospectus. The data presented at March 31, 1996 and 1995 and for each of the three-month periods then ended are derived from unaudited consolidated interim financial statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

                                    THREE MONTHS ENDED
                                         MARCH 31,                       YEARS ENDED DECEMBER 31,
                                  -----------------------  -----------------------------------------------------
                                      1996        1995       1995       1994       1993       1992       1991
                                  ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
    Net Interest Income.........   $    7,689   $   6,450  $  27,540  $  22,941  $  19,197  $  16,861  $  11,773
    Net Income..................        2,554       1,987      8,725      7,185      6,011      4,519      2,824
PER SHARE DATA:
    Net Income..................   $     0.41   $    0.32  $    1.40  $    1.16  $    1.16  $    0.92  $    0.79
    Book Value..................        10.42        9.26      10.12       9.00       7.73       6.42       5.22
    Cash Dividends Declared on
      Common Stock..............         0.10        0.10       0.40       0.24     --         --         --
    Average Shares Outstanding
      (in thousands)............        6,295       6,201      6,227      6,035      5,170      4,890      3,578
PERIOD-END BALANCE SHEET DATA:
    Total Assets................   $  655,886   $ 539,005  $ 646,769  $ 531,834  $ 473,263  $ 414,331  $ 297,256
    Loans.......................      467,059     354,410    450,854    339,939    290,500    252,118    179,853
    Deposits....................      585,994     475,985    579,731    472,108    429,521    375,016    271,540
    Shareholders' Equity........       64,563      57,341     62,720     55,731     39,983     34,318     19,366
PERFORMANCE RATIOS:
    Return on Average Assets....         1.57%       1.52%      1.51%      1.43%      1.34%      1.23%      1.00%
    Return on Average
      Shareholders' Equity......        16.01       14.16      14.69      14.11      16.15      15.23      15.85
ASSET QUALITY RATIOS:
    Nonperforming Assets to
      Loans and Other
      Nonperforming Assets......         0.92%       0.97%      0.79%      1.41%      1.69%      2.31%      4.27%
    Allowance for Loan Losses as
      a Percentage of:
        Loans...................         1.05        1.13       1.01       1.03       1.18       1.16       1.42
        Nonperforming Assets....       113.12      115.33     126.62      72.96      69.39      49.43      32.44

    SEE "PROPOSED MERGERS" AND "TEXAS REGIONAL BANCSHARES, INC. PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" REGARDING THE PRO FORMA COMBINED EFFECT ON THE COMPANY ASSUMING CONSUMMATION OF THE MERGERS AT MARCH 31, 1996 AND DECEMBER 31, 1995. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."

                        TEXAS REGIONAL BANCSHARES, INC.
                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited summary pro forma combined financial information has been derived from the historical consolidated financial information of the Company, adjusted to give effect to the proposed acquisition of assets and assumption of liabilities in connection with the Mergers, the estimated purchase accounting adjustments resulting from the Mergers, and the proposed issuance of Common Stock in the offering herein described (assuming no exercise of the Underwriters' over-allotment option), as though such transactions had occurred on March 31, 1996 and December 31, 1995, respectively. The pro forma combined financial information is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions reflected therein occurred on such date or that may occur in the future. The pro forma adjustments with respect to the Mergers reflect March 31, 1996 and December 31, 1995 balances and are subject to change prior to the closing date of the Mergers. The summary pro forma combined financial information does not purport to project the consolidated financial information of the Company for any future period. The information should be read in conjunction with (i) the pro forma financial information, including the notes thereto, which appears elsewhere in this Prospectus, and (ii) the historical consolidated financial statements of Texas Regional, First State Bank and Border Bank, including the respective notes thereto, which appear elsewhere in this Prospectus. See "Proposed Mergers," "Texas Regional Bancshares, Inc. Selected Consolidated Financial Information" and "Index to Financial Statements."

                                                                     THREE MONTHS ENDED          YEAR ENDED
                                                                       MARCH 31, 1996         DECEMBER 31, 1995
                                                                    ---------------------  -----------------------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
    Net Interest Income...........................................     $        13,155         $        49,764
    Net Income....................................................               4,574                  15,318
PER SHARE DATA:
    Net Income....................................................     $          0.54         $          1.82
    Book Value....................................................               12.78                   12.56
    Average Shares Outstanding (in thousands).....................               8,475                   8,407
PERIOD-END BALANCE SHEET DATA:
    Total Assets..................................................     $     1,169,681         $     1,143,125
    Loans.........................................................             709,564                 685,286
    Deposits......................................................           1,048,724               1,024,227
    Shareholders' Equity..........................................             107,096                 105,253
PERFORMANCE RATIOS:
    Return on Average Assets......................................                1.63%                   1.39%
    Return on Average Shareholders' Equity........................               17.24                   15.03
ASSET QUALITY RATIOS:
    Nonperforming Assets to Loans and Other Nonperforming
      Assets......................................................                1.03%                   1.04%
    Allowance for Loan Losses as a Percentage of:
      Loans.......................................................                1.41                    1.44
      Nonperforming Assets........................................              136.65                  137.11

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

    RISKS OF THE MERGER -- GENERAL. Upon completion of the Mergers, Texas State Bank's size will be substantially increased in terms of assets and deposit liabilities. The increases in assets and deposits will be in addition to the substantial increases in assets and deposits already experienced by Texas State Bank over the last two years. In addition, the Company has not historically made acquisitions on the same scale as the Mergers, and the future prospects of the Company will depend, in significant part, on a number of factors, including Texas State Bank's ability to compete effectively in the Mission and Hidalgo, Texas market areas; its ability to limit the outflow of deposits in the acquired banking locations formerly part of First State Bank and Border Bank; its success in retaining earning assets, particularly loans, acquired in the Mergers, and its ability to generate new earning assets; its ability to control noninterest expense in order to maintain a favorable overall efficiency ratio; its ability to attract and retain qualified management and other appropriate personnel to staff the newly acquired banking locations; and its ability to earn acceptable levels of noninterest income from the banking locations. No assurance can be given as to any of the foregoing or that the Company's existing profitability will not be adversely affected by the operations of First State Bank or Border Bank, that the Company will be able to achieve results in the future similar to those achieved in the past, or that the Company will be able to manage effectively the growth resulting from the Mergers. In addition, the Mergers will restrict the Company's ability to consummate other possible beneficial transactions which require further leverage or would result in the creation of additional intangibles. See "Proposed Mergers."

    RISKS OF THE MERGER -- CREDIT QUALITY. In connection with the Mergers, the Company or its representatives reviewed the First State Bank and Border Bank loan portfolios. This review included all loans on the First State Bank and Border Bank watch lists, a substantial proportion of the loans to borrowers with other large lines of credit and selected other loans in each bank's portfolio. The Company's examinations were made using criteria, analyses and collateral evaluations that the Company has traditionally used in the ordinary course of its business. Nonperforming assets (including accruing loans 90 days or more past due) at March 31, 1996 totaled $5.2 million at First State Bank and Border Bank compared to $4.9 million at Texas State Bank. Nonperforming assets (including accruing loans 90 days or more past due) at December 31, 1995 totaled $9.6 million at First State Bank and Border Bank compared to $4.2 million at Texas State Bank. See "First State Bank & Trust Co. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Border Bank Management's Discussion and Analysis of Financial Condition and Results of Operations." Management of Texas Regional believes that the credit quality of the loan portfolio of First State Bank and Border Bank is nonetheless acceptable in terms of risk and that the increased risk is expected to be offset by increased reserves and higher interest rates on certain classifications of loans. In addition, as a result of the Mergers, the allowance for loan loss reserves will increase. At March 31, 1996, the Company's allowance for loan losses was 1.05% of total loans, while on a pro forma basis at March 31, 1996, the Company's allowance for loan losses would have been 1.41% of total loans. At December 31, 1995, the Company's allowance for loan losses was 1.01% of total loans, while on a pro forma basis at December 31, 1995, the Company's allowance for loan losses would have been 1.44% of total loans. However, there can be no assurance as to the future performance of the loan portfolio acquired in the Mergers.

    RISKS OF THE MERGER -- COMPLIANCE AND MANAGEMENT. On October 8, 1993, Border Bank entered into a Memorandum of Understanding with the Texas Department of Banking (the "Banking Department"), and on December 14, 1993, First State Bank entered into a Memorandum of Understanding with the Banking Department. The Memorandum of Understanding applicable to each bank requires each bank to, among other things, (i) develop and follow policies related to loan documentation and review, (ii) increase (and continue monitoring the adequacy of) each bank's loan valuation reserve, and (iii) review each bank's investment and funds management policies. Texas State Bank has reviewed deficiency letters received from applicable regulatory authorities related to each Memorandum of Understanding, which, among other things, indicate that in the judgment of certain regulatory authorities First

State Bank and Border Bank had not yet adequately addressed the deficiencies identified in the Memoranda of Understanding. See "Proposed Mergers." Prior to entering into the agreements relating to the Mergers, First State Bank and
Border Bank began to implement additional corrective efforts, including retaining an outside consultant to assist in documentation and policy reviews for First State Bank and Border Bank. Texas State Bank management believes that the implementation of Texas State Bank's policies and procedures, and the application of Texas State Bank's internal controls, make it unlikely that the deficiencies identified in the Memoranda of Understanding will be repeated, although there can be no certainty that all deficiencies will be adequately addressed to the satisfaction of applicable regulatory authorities. If the problems addressed in the Memoranda of Understanding persist, they could adversely affect the future operations of the Company.

    Following consummation of the Mergers, (i) all lending at the facilities formerly operated by First State Bank and Border Bank will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's Chief Lending Officer, Frank A. Kavanagh, (ii) investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies and (iii) following conversion (which is expected by Texas Regional management to occur in fall 1996) all data processing will be performed by Texas State Bank's data processing center. In general, the policies and procedures for all banking locations, including the banking locations formerly operated as First State Bank and Border Bank facilities, will be Texas State Bank's policies and procedures. Nonperforming assets and loans presently past due on the books of First State Bank and Border Bank have been reviewed by or on behalf of Texas State Bank and those loans which, in the judgment of Texas State Bank, represent probable losses will be recorded at zero at the time of consummation of the Mergers, although Texas State Bank will nonetheless pursue collection in appropriate circumstances.

    GEOGRAPHIC CONCENTRATION. Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates only in the Rio Grande Valley of Texas. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations, may have a significant adverse impact on operations of the Company.

    COMPETITION.    The banking  industry  in the  Rio  Grande Valley  is highly competitive. Texas State Bank, First State Bank and Border Bank compete as financial intermediaries with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, consumer and commercial finance companies, insurance companies and money market mutual funds operating in Texas and elsewhere. Many of these competitors have substantially greater resources and lending limits than Texas State Bank has or will have following the Mergers, and many of these competitors offer services that Texas State Bank does not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to Texas State Bank.

    RELIANCE ON CHIEF EXECUTIVE OFFICER. Texas Regional has experienced substantial growth in assets and deposits during the recent past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of the Company in 1985. Although Mr. Roney is the largest individual shareholder of the Company and is the beneficiary of a deferred compensation arrangement with the Company that generally requires continued service for vesting, the Company does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on the Company's business and prospects. See "Management -- Executive Compensation."

    REGULATORY RESTRICTIONS AND REQUIREMENTS. Texas Regional and Texas State Bank are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, including rules and regulations promulgated by the Federal Reserve Board ("FRB") and the Banking Department. These laws and regulations are designed primarily to protect the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"),
depositors and borrowers, and to further certain social policies and, consequently, may impose limitations on the Company that may not be in the best interests of the Company and holders of Common Stock. See "Business -- Regulation and Supervision" and "Business -- Capital Resources." The Company and the Bank are subject to changes in federal and state laws, as well as changes in rules and regulations, governmental policies and changes in accounting principles. The effects of any such potential changes cannot be predicted, but they could have an adverse effect on the business and operations of the Company and the Bank.

    DILUTION. At March 31, 1996, the net tangible book value of the Common Stock was $9.52 per share. "Net tangible book value per share" represents the tangible net worth of the Company (total assets less intangible assets (including goodwill) and total liabilities), divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after March 31, 1996, after giving effect to the sale by the Company of 2,180,000 shares of Common Stock offered hereby (assuming a public offering price of $21.00 per share) and after deducting underwriting discounts, commissions and estimated offering expenses, and after giving effect to the Mergers (assumed to have been consummated effective March 31, 1996), the pro forma net tangible book value at March 31, 1996 would have been $9.77 per share, representing an increase of $0.25 per share to current shareholders and a dilution of $11.23 per share to persons purchasing the shares offered hereby.

    CONCENTRATION OF OWNERSHIP. After issuance of the 2,180,000 shares offered by the Company pursuant to this Prospectus, officers and directors of the Company, and affiliates of those persons, will beneficially own 17.83% of the Company's outstanding Common Stock (or 17.17% assuming the Underwriters' overallotment option is exercised in full). See "Principal Holders of Common Stock." Accordingly, such persons have the ability to act together as a group to direct the Company's affairs and business, which may include taking actions that may not be in the interests of the other shareholders.

    SHARES AVAILABLE FOR FUTURE SALE. The future sale of a substantial number of shares of Common Stock by existing shareholders, or the sale of shares of Common Stock by shareholders purchasing shares of Common Stock in this offering, could have a material adverse effect on the market price of the Common Stock. The Company, its directors and executive officers, and the Selling Shareholder have agreed that for a period of 120 days after the date of this Prospectus, they will not, directly or indirectly, sell or otherwise dispose of any shares of Common Stock (except for shares of Common Stock offered hereby and other than shares offered pursuant to the Texas Regional Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "KSOP") or other employee benefit plans) without the prior written consent of the Underwriters. See "Underwriting" and "Shares Eligible for Future Sale."

    LIMITED MARKET FOR COMMON STOCK. The Common Stock is held by approximately 636 shareholders of record. The total trading volume for the Common Stock for the three months ended March 31, 1996, as reported on the Summary of Activity for March 1996, prepared by The Nasdaq Stock Market for the Company, indicates that total share volume was 396,700 shares during the three months ended March 31, 1996, representing an aggregate of 57 trades. The total trading volume for the Common Stock for 1995, as reported on the Summary of Activity for December 1995, prepared by The Nasdaq Stock Market for the Company, indicates that total share volume was 752,910 shares during 1995, representing an aggregate of 337 trades. Alex. Brown & Sons Incorporated and First Southwest Company have made a market in the Common Stock since March 1994 (when the Common Stock was first qualified for trading through the Nasdaq National Market System), and each has advised the Company that they intend to make a market in the Common Stock as long as the volume of trading activity in the Common Stock and certain other market-making considerations justify doing so. However, there can be no assurance that a liquid trading market for the Common Stock will develop, that it will continue if it does develop, or that after the completion of this offering the Common Stock will trade at or above the offering price set forth on the cover of this Prospectus. Making a market involves maintaining bid and asked quotations for the Common Stock and being available as a principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the Common Stock at any given time, which presence is dependent upon the individual decisions of investors and general economic and market conditions, over which neither the Company nor any market-maker has control.

                                USE OF PROCEEDS

    The net  proceeds to  Texas  Regional from  this offering,  after  deducting
estimated  expenses of the offering, are estimated to be $         . The Company
intends to use $40.0 million of the proceeds from this offering to finance a portion of the consideration to the shareholders of First State Bank and Border Bank in the Mergers. The remainder of the net proceeds, if any, will be used for general corporate purposes. The total consideration to be paid to both First State Bank and Border Bank shareholders in the Mergers is estimated to be $99.5 million. The Company intends to fund the balance of the consideration principally from liquidation of cash equivalents and, to the extent necessary, selected investment securities on a consolidated basis. See "Texas Regional Bancshares, Inc. Pro Forma Combined Condensed Financial Information."

    Consummation of the offering herein described is subject to certain conditions, including the contemporaneous consummation of the Mergers. See "Proposed Mergers" and "Underwriting."

                                  THE COMPANY

    Texas Regional is a registered bank holding company whose wholly-owned subsidiary bank, Texas State Bank, conducts a commercial banking business in the Rio Grande Valley of Texas. At March 31, 1996 Texas Regional had consolidated assets of $655.9 million, loans outstanding (net of unearned discount) of $467.1 million, total deposits of $586.0 million, and total shareholders' equity of $64.6 million. For the three months ended March 31, 1996 and 1995, the Company earned net income of $2.6 million and $2.0 million, respectively, for a return on average assets for these periods of 1.57% and 1.52%, respectively. At March 31, 1996, the Company had nonperforming assets (including loans 90 days or more past due and still accruing) of $4.9 million, representing 1.0% of period-end loans and other nonperforming assets (primarily other real estate). At December 31, 1995, Texas Regional had consolidated assets of $646.8 million, loans outstanding (net of unearned discount) of $450.9 million, total deposits of $579.7 million, and total shareholders' equity of $62.7 million. For the years ended December 31, 1995, and 1994, the Company earned net income of $8.7 million and $7.2 million, respectively, for a return on average assets for these periods of 1.51% and 1.43%, respectively. At December 31, 1995, the Company had nonperforming assets (including accruing loans 90 days or more past due) of $4.2 million, representing 0.9% of period-end loans and other nonperforming assets (primarily other real estate).

    Assuming consummation of the Mergers, on a pro forma basis at March 31, 1996, Texas Regional would have had consolidated assets of $1.170 billion, loans outstanding (net of unearned discount) of $709.6 million, total deposits of $1.049 billion, and total shareholders' equity of $107.1 million. Assuming consummation of the Mergers, on a pro forma basis at March 31, 1996, Texas Regional would have had non-performing assets (including accruing loans 90 days or more past due) of $10.1 million, representing 1.0% of period-end loans and other nonperforming assets (primarily other real estate). Assuming consummation of the Mergers, on a pro forma basis at December 31, 1995, Texas Regional would have had consolidated assets of $1.143 billion, loans outstanding (net of unearned discount) of $685.3 million, total deposits of $1.024 billion, and total shareholders' equity of $105.3 million. Assuming consummation of the Mergers, on a pro forma basis at December 31, 1995 Texas State Bank would have had non-performing assets (including accruing loans 90 days or more past due) of $13.8 million, representing 2.0% of period-end loans and other nonperforming assets (primarily other real estate).

    All of Texas Regional's operations are located in the Rio Grande Valley, and therefore the ability of Texas Regional to continue its rate of growth and profitability is closely linked to the economy of the Rio Grande Valley. The Rio Grande Valley is composed of the following Texas counties: Hidalgo, Cameron, Willacy and Starr (the "Rio Grande Valley"). The economy of the Rio Grande Valley is based principally on retailing (including trade with Mexico), government, agriculture, tourism, manufacturing, health care and education. A large number of retirees spend all or part of the year in the Rio Grande Valley. Many twin manufacturing and assembly plants, or "maquiladoras," are located in the Rio Grande Valley or in communities located across the border in Mexico (such as Reynosa and Matamoros). The market area served by Texas State Bank has been recognized as among the fastest growing areas in the nation. The McAllen-Edinburg-Mission area has a projected population growth rate of 23.8% between 1994 and 2000, and the Brownsville-Harlingen area has a projected population growth rate of 16.0% during that same period.

    Texas State Bank has a total of nine full service banking locations in the Rio Grande Valley through which the Bank offers a broad range of commercial banking services. The Bank intends to operate all of the banking locations of First State Bank and Border Bank and, after consummation of the Mergers, will have 15 full service banking locations. The Bank serves as a community bank, providing for the banking needs of retailers, manufacturers, food producers and processors, real estate developers and builders, and other businesses in the Rio Grande Valley. For commercial customers, Texas State Bank offers checking facilities, certificates of deposit, short-term loans for working capital purposes, construction financing, mortgage loans, loans for fixed assets and expansion needs and other commercial loans. The services provided for individuals by Texas State Bank include checking accounts, savings accounts, certificates of deposit, individual retirement accounts and consumer loan programs, including installment loans for home repairs and for purchases of consumer goods, including automobiles, trucks and boats, mortgage loans, travelers checks, money orders and safe deposit facilities. Where the borrowing needs of a customer exceed the lending limits of the Bank, the Bank may participate with other banks in the making of such loan. The Bank also offers trust services to commercial and individual customers. At March 31, 1996, total trust assets under management by Texas State Bank were $257.2 million and on a pro forma basis at March 31, 1996, total trust assets under management by Texas State Bank would have been $269.8 million. At December 31, 1995 and 1994, total trust assets under management by Texas State Bank were $237.4 million and $192.4 million, respectively. On a pro forma basis at December 31, 1995, total trust assets under management by Texas State Bank would have been $248.9 million.


    Due to its close proximity to Mexico, Texas State Bank has developed banking relations with depositors who are Mexican residents. At March 31, 1996, approximately 10.1% of the total demand and time deposits in Texas State Bank were deposited by or on behalf of residents of Mexico. Many of the Company's Mexican customers are long-term customers of Texas State Bank or have long-standing relationships with senior management. On a pro forma basis at March 31, 1996, approximately 14.0% of the combined total demand and time deposits in Texas State Bank, First State Bank and Border Bank were deposited by or on behalf of residents of Mexico, and approximately 2.3% of the combined total loans of Texas State Bank, First State Bank and Border Bank were secured by non-U.S. collateral, primarily real estate and other assets located in Mexico. Management does not believe that the Bank's profitability is dependent on business from Mexican depositors and loan customers.


    Texas State Bank is a member of the Federal Reserve System, and acts as a correspondent to a number of banks in its service area, providing check clearing, wire transfer, federal fund transactions, loan participations, data processing and other correspondent services.

    Texas State Bank's business strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while retaining the local appeal and level of service of a community bank. Management believes that the Bank is well positioned in its market due to its responsive customer service, the strong community involvement of Texas State Bank management and employees, recent trends in the Texas banking environment and recent trends in the economy of the Rio Grande Valley. Management's strategy is to provide a business culture in which individual customers and small and medium sized businesses are accorded the highest priority in all aspects of the Bank's operations. Management believes that individualized customer service will allow the Bank to increase its market share in lending volume and deposits. As part of its operating and growth strategies, the Bank intends to attract business from, and provide service to, small to medium sized businesses, and expand its operations in the Rio Grande Valley.

    Consistent with the Company's growth strategy, in August 1995 Texas State Bank acquired the Rio Grande City and Roma branches of First National Bank of
South Texas (the "RGC/Roma Branch Acquisitions"). In the acquisition, Texas State Bank assumed deposit liabilities amounting to an aggregate of $79.7 million, and acquired loans (net of unearned discount) of $43.7 million, fixed assets (after giving effect to purchase accounting adjustments) of $1.6 million, and other assets, including foreclosed properties, of $100,000. Texas State Bank paid a net premium (after purchase accounting adjustments) of $4.1 million for the business, and the difference of approximately $30.6 million was funded in cash by First National Bank of South Texas. The RGC/Roma Branch Acquisitions provided Texas State Bank with two banking locations in Starr County, Texas.

    Texas State Bank has for some time sought appropriate acquisitions to permit the Bank to expand within the market areas served by Texas State Bank and into adjacent market areas. In January 1996, the Company entered into definitive agreements to acquire through merger First State Bank and Border Bank. First State Bank and Border Bank had combined total assets of approximately $545.5 million at March 31, 1996, which, on a pro forma basis at March 31, 1996, would have resulted in Texas Regional increasing its total assets to $1.170 billion, making Texas Regional the largest bank holding company headquartered in the Rio Grande Valley. First State Bank and Border Bank had combined total assets of approximately $524.0 million at December 31, 1995, which, on a pro forma basis at December 31, 1995, would have resulted in Texas Regional increasing its total assets to $1.143 billion. The purpose of the

Mergers is to further strengthen Texas State Bank's branch network and banking business in the Rio Grande Valley by adding six new banking locations in Mission, Penitas, McAllen and Hidalgo, Texas. The purchase price for the Mergers is estimated to be $99.5 million, approximately $40.0 million of which will be paid from the proceeds of the offering made hereby. The Company intends to fund the balance principally from liquidation of cash equivalents and, to the extent necessary, selected investment securities on a consolidated basis. See "Proposed Mergers" and "Use of Proceeds."

    The banking industry in the market area served by Texas State Bank is highly competitive, with competition from other commercial banks, savings and loan associations, credit unions, mortgage banking companies, commercial and consumer finance companies, securities broker-dealers, mutual fund companies, insurance agents and companies and other financial institutions, located both within and outside of the Rio Grande Valley.

    Texas Regional is subject to regulation by the FRB, and Texas State Bank is subject to regulation by both the Banking Department and its primary federal regulator, the FRB. Such regulations are primarily designed for protection of depositors and not for the benefit of the shareholders of financial institutions. See "Business -- Regulation and Supervision" and "Risk Factors -- Regulatory Restrictions and Requirements."

    At March 31, 1996, Texas Regional employed 351 full time equivalent employees. On a pro forma basis at March 31, 1996, after giving consideration to the Mergers, the Company would have employed 494 full time equivalent employees. Substantially all of the present First State Bank and Border Bank officers and employees are expected to be employed by Texas State Bank. The address of Texas Regional's principal executive office is Kerria Plaza, Suite 301, 3700 North 10th Street, McAllen, Texas 78501, and its telephone number is (210) 631-5400.

                                PROPOSED MERGERS

GENERAL

    The Company, through its subsidiary Texas State Bank, has agreed to acquire, through the Mergers, First State Bank and Border Bank. Management of Texas State Bank believes that the Mergers will expand the Company's community banking network into contiguous markets, substantially increasing its market share and enabling the Bank to compete more effectively with other financial institutions in the Rio Grande Valley. The new or expanded services to be offered to First State Bank and Border Bank customers include enhanced data processing services, additional automated teller facilities and other services now offered to Texas State Bank customers. Texas State Bank management believes that First State Bank, Border Bank and Texas State Bank customers will benefit from the expansion of Texas State Bank's branch network from nine to 15 banking locations. Texas State Bank expects to realize certain operating and administrative efficiencies as a result of the Mergers; however, because of the relatively low employee-to-asset ratio at First State Bank and Border Bank, cost savings is not a principal motivating factor for the Mergers. The operating efficiencies which are expected include the use by all banking locations of the existing Texas State Bank data processing facility, operation of a single human resources department, and economies of a combined advertising program.

    The terms of the merger of First State Bank are set forth in the Agreement and Plan of Reorganization dated January 9, 1996, as amended on March 29, 1996, by and between the Company, Texas State Bank and First State Bank ("First State Bank Agreement"), and the terms of the merger of Border Bank are set forth in the Agreement and Plan of Reorganization dated January 9, 1996, as amended on March 29, 1996, between the Company, Texas State Bank and Border Bank ("Border Bank Agreement") (the First State Bank Agreement and the Border Bank Agreement are collectively called the "Merger Agreements," copies of which are filed as exhibits to the Registration Statement). Subject to the terms and conditions of the Merger Agreements, certain shareholders of First State Bank and Border Bank have joined into the Merger Agreements to evidence their consent to the Mergers and their agreement to vote their shares in favor of the Mergers at their respective shareholders meetings. The Merger Agreements provide that, at the time of the closing of the Mergers (the "Closing"), the net worth of First State Bank will not be less than $62.0 million and the net worth of Border Bank will not be less than $17.3 million. Elliot B. Bottom is the Chairman of the Board of both First State Bank and Border Bank, and the banks have substantial common ownership.

    First State Bank, the principal office of which is located in Mission, Texas, was chartered in 1909, and Border Bank, located in Hidalgo, Texas, was chartered in 1968. Because of the proximity of Mission to McAllen, there is a substantial overlap in the markets served by Texas State Bank and First State Bank. For this reason and because the banks serve a similar customer base, First State Bank is considered by Texas State Bank management to be a direct competitor of Texas State Bank, particular as to loan customers.

    All of the offices of First State Bank and Border Bank are located in Hidalgo County, Texas, and all such locations are expected to continue to be operated by Texas State Bank, under the Texas State Bank name, following the Mergers. Both First State Bank and Border Bank are full service community banks. The products and services offered at these locations will be expanded to include all products and services offered by Texas State Bank.

    Substantially all of the current officers and employees of First State Bank and Border Bank are expected to be employed by Texas State Bank following the Mergers. Elliott Bottom, the President and Chief Executive Officer of First
State Bank, will become President of Texas State Bank's Mission banking locations, with principal operating responsibility for the Mission banking locations, and Brent Bottom, the President of Border Bank, will become the Chief Executive Officer of Texas State Bank's Hidalgo banking location. Texas State Bank management believes that this continuity of management will provide for an orderly transition and will minimize the loss of customer relationships.

    The Mergers are subject to a number of conditions, including receipt of approval from applicable regulatory authorities. Both the FRB and the Banking Department have approved the Mergers, subject to certain conditions, including the successful completion of the offering of Common Stock made hereby to partially fund the Mergers. FRB approval was received on March 13, 1996. Applicable regulations require a waiting period following receipt of FRB approval prior to consummation of the Mergers, which period has expired. The Mergers are expected to be approved by the shareholders of First State Bank and Border Bank, as required by law, at meetings to be held on April 23, 1996.

    Members of senior management of Texas State Bank, and Texas State Bank's representatives, reviewed certain information concerning First State Bank and Border Bank. This review included all loans on the First State Bank and Border Bank watch lists, a substantial proportion of the loans to borrowers with other large lines of credit and selected other loans in each bank's portfolio. The Company's examinations were made using criteria, analyses and collateral evaluations that the Company has traditionally used in the ordinary course of its business.

    First State Bank and Border Bank have each entered into a Memorandum of Understanding with the Banking Department, pursuant to which each bank among other things, agrees to (i) develop and follow policies related to loan documentation and review, (ii) increase (and continue monitoring the adequacy of) each bank's loan valuation reserve, and (iii) review of each bank's investment and funds management policies. The Banking Department reviewed compliance with the First State Bank Memorandum of Understanding as part of an examination of First State Bank, and the FDIC reviewed compliance with the Border Bank Memorandum of Understanding as part of an examination of Border Bank. The regulatory authorities in each case concluded that there were deficiencies in compliance with the Memorandum applicable to each Bank, and required that First State Bank and Border Bank management further address the deficiencies identified in the Memoranda. Prior to entering into the Merger Agreements, First State Bank and Border Bank began to implement additional correction efforts, including retaining an outside consultant to assist in documentation and policy reviews for First State Bank and Border Bank. Texas State Bank management believes that the implementation of Texas State Bank's policies and procedures, and the application of Texas State Bank's internal controls, make it unlikely that the deficiencies identified in the Memoranda of Understanding will be repeated, although there can be no certainty that all deficiencies will be adequately addressed to the satisfaction of applicable regulatory authorities. If the problems addressed in the Memoranda of Understanding persist, they could adversely affect the future operations of the Company. See "Risk Factors -- Risks of the Mergers -- Compliance and Management."

    Following the Mergers, (i) all lending at the facilities formerly operated by First State Bank and Border Bank will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's Chief Lending Officer, Frank A. Kavanagh, (ii) investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies and (iii) following conversion (which is expected by Texas Regional management to occur in fall 1996) all data processing will be performed by Texas State Bank's data processing center. In general, the policies and procedures for all banking locations, including the banking locations formerly operated as First State Bank and Border Bank facilities, will be Texas State Bank's policies and procedures. Nonperforming assets and loans presently past due on the books of First State Bank and Border Bank have been reviewed by or on behalf of Texas State Bank and those loans which, in the judgment of Texas State Bank, represent probable losses will be recorded at zero at the time of consummation of the Mergers, although Texas State Bank will nonetheless pursue collection in appropriate circumstances. At March 31, 1996, the allowance for loan losses at First State Bank was $4.0 million or 91.7% of nonperforming assets plus accruing loans 90 days or more past due. At March 31, 1996, the allowance for loan losses at Border Bank was $1.1 million or 132.2% of nonperforming assets plus accruing loans 90 days or more past due. At December 31, 1995, the allowance for loan losses at First State Bank was $4.2 million or 52.4% of nonperforming assets plus accruing loans 90 days or more past due. At December 31, 1995, the allowance for loan losses at Border Bank was $1.1 million or 72.5% of nonperforming assets plus accruing loans 90 days or more past due.

THE MERGER AGREEMENTS

    The information contained in this Prospectus with respect to the Merger Agreements is a summary of the material provisions of the Merger Agreements, and, as such, is qualified in its entirety by reference to the Merger Agreements, which are exhibits to the Registration Statement.


    The Merger Agreements provide for the merger of First State Bank and Border Bank with and into Texas State Bank. Each of the Mergers is conditioned upon the closing of the other. The total consideration payable pursuant to the First State Bank Agreement is $79.0 million, and the total consideration payable pursuant to the Border Bank Agreement is $20.5 million, in each case payable in cash. None of the shareholders of First State Bank or Border Bank have exercised dissenter's rights. Each of the Merger Agreements provides that the Mergers will terminate at the election of either party in the event that the Mergers have not been consummated prior to June 30, 1996.


    Pending the Closing, First State Bank and Border Bank have agreed to certain operating limitations and requirements, including an obligation to operate their businesses in accordance with reasonably prudent banking practices and in substantially the same manner as conducted prior to the date of the Merger Agreements. If either of the Mergers is not consummated as a result of either a default by Texas State Bank or the failure of certain conditions precedent to Texas State Bank's obligation to close the Mergers, Texas State Bank has agreed to pay a $65,000 termination fee to each of First State Bank and Border Bank.

    The consummation of the Mergers is subject to a number of conditions precedent, including that regulatory approvals shall have been obtained and not contested in a formal proceeding, that there shall not be litigation pending or threatened which might result in action to restrain, enjoin, or prohibit consummation of the Mergers, and that each party shall have received certain fairness opinions in form and content acceptable to that party. Texas State Bank's obligations are further conditioned on there being no shareholder exercising dissenter's rights and there having been no material adverse change in the condition, financial position or business prospects of First State Bank or Border Bank and that each will have terminated its existing data processing services contract on terms and conditions reasonably acceptable to Texas State Bank. Texas State Bank has reserved the right to waive any applicable condition to Closing in circumstances deemed appropriate by Texas State Bank management.

    One of the conditions to Texas State Bank's obligation to consummate the First State Bank Agreement is that First State Bank have a net worth as of the date of Closing (without regard to the effects of consummation of the Mergers) of not less than $62.0 million. Similarly, one of the conditions to Texas State Bank's obligation to consummate the Border Bank Agreement is that Border Bank have a net worth as of the date of Closing of (without regard to the effects of consummation of the Mergers and without regard to certain penalties paid in connection with the termination of a data processing services contract) not less than $17.3 million. Other than a dividend of $500,000 paid by Border Bank in January 1996, each of the Merger Agreements prohibits payment of dividends to shareholders of First State Bank and Border Bank pending Closing.

    Pursuant to each of the Merger Agreements, Elliott Bottom, the Chairman of the Board and Chief Executive Officer of First State Bank and the Chairman of the Board of Border Bank, has agreed not to engage (except as an employee of Texas State Bank) in the commercial banking business in Hidalgo, Cameron, Starr or Willacy Counties, Texas, for a period of three years following the date of Closing, except that such obligation shall terminate in the event of a change of control of a majority of the outstanding capital stock of either Texas State Bank or the Company. As of the date of Closing, Elliott Bottom will become
President of Texas State Bank's Mission banking locations. His son, Brent Bottom, the President of Border Bank, will become the Chief Executive Officer of Texas State Bank's Hidalgo banking location.

    The terms of the Mergers were established in arms' length negotiations conducted by representatives of Texas State Bank, and First State Bank and Border Bank. In approving the Mergers and the amounts of the purchase price to be paid, the Board of Directors of Texas State Bank considered a number of factors, including: (i) First State Bank's and Border Bank's historical financial condition, including shareholders' equity and results of operations;
(ii) First State Bank's and Border Bank's business, prospects, management and employees; (iii) current economic and market conditions; (iv) the likelihood of completing a transaction with one or more other banking institutions on comparable or more favorable terms (although no specific alternative transactions were identified); and (v) the prospects for growth of Texas State Bank assuming the Mergers are completed. The Board of Directors attached no specific relative weights to these factors in reaching its determination. In addition, the Company has received an opinion of First Southwest Company as to the fairness of the transaction, from a financial point of view, to the shareholders of the Company. Given the historically strong growth rate for Texas State Bank and the increasing population in its market area, management believes that Texas State Bank's prospects for growth in the future are strong, notwithstanding whether or not the Mergers are consummated.

    It is anticipated that the Mergers, which are effective upon filing and acceptance of a Certificate of Merger with the Banking Department, will be consummated contemporaneously with the closing and funding of the net proceeds of the offering herein described.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Since the public offering of the Common Stock in March 1994, the Common Stock has traded in the Nasdaq National Market System under the symbol "TRBS." The following table shows (i) high and low prices of the Common Stock as reported in the Summary of Activity provided to the Company by The Nasdaq Stock Market for transactions occurring on the Nasdaq National Market System during the past two years, and (ii) the total number of shares involved in such transactions. In addition, with respect to periods prior to March 16, 1994, the information is based upon transactions with respect to which the management of Texas Regional had knowledge of the transaction price, since during those periods transactions were reported on an informal basis, and no independent verification of the transaction prices was made. Therefore, during periods prior to March 16, 1994, the prices reported may not be indicative of the actual or market value of the Common Stock.

                                                             PRICE PER SHARE        CASH
                                                           --------------------   DIVIDENDS    NUMBER OF
                                                             HIGH        LOW      DECLARED      SHARES
                                                           ---------  ---------  -----------  -----------
1994
  First Quarter..........................................  $   12.75  $   11.75   $  --           854,845
  Second Quarter.........................................      14.50      11.00        0.08     1,182,385
  Third Quarter..........................................      15.50      13.25        0.08       582,094
  Fourth Quarter.........................................      13.50      11.50        0.08       173,796
1995
  First Quarter..........................................      12.75      11.25        0.10        78,931
  Second Quarter.........................................      14.50      11.75        0.10       335,504
  Third Quarter..........................................      16.50      13.50        0.10       248,456
  Fourth Quarter.........................................      18.25      15.50        0.10        90,019
1996
  First Quarter..........................................      23.50      17.00        0.10       396,700

    During the two years ended December 31, 1995, an aggregate of 58,500 shares purchased by the KSOP are included in the foregoing table. See "Management -- Employee Stock Ownership Plan."

    On                 ,  1996, the last trading  day prior to  the date of this
Prospectus, the last reported sale price of the Common Stock as reported on the Nasdaq National Market System was $ per share. On January 9, 1996, the day prior to the public announcement of the execution of the Merger Agreements, the last reported sale price of the Common Stock as reported on the Nasdaq National Market System was $17.00 per share.

    The Company paid no dividends on its Common Stock prior to June 1994. Beginning in June 1994, the Company paid a quarterly dividend of $0.08 per share of its Common Stock. During 1995, the Company increased its quarterly dividend to $0.10 per share, and currently intends to continue to pay such dividend in the foreseeable future. On March 12, 1996, the Company's Board of Directors declared a dividend of $0.10 per share of Common Stock payable to shareholders of record as of April 8, 1996.

    The final determination of the timing, amount and payment of dividends on the Common Stock is at the discretion of the Company's Board of Directors and will depend on conditions then existing, including Texas Regional's profitability, liquidity, financial condition, capital requirements and other relevant factors, including regulatory restrictions applicable to the Company. The Company's principal source of the funds to pay dividends on the Common Stock is dividends from Texas State Bank. The payment of dividends by Texas State Bank is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. At March 31, 1996, an aggregate of $14.6 million was available for payment of dividends by the Bank to the Company under the applicable limitations and without regulatory approval. See "Business -- Regulation and Supervision."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at March 31, 1996 and December 31, 1995, adjusted to give effect to the issuance and sale of the Common Stock offered by the Company hereby and consummation of the Mergers (in each case, assuming no exercise of the Underwriters' over-allotment option and after deduction for estimated underwriting discounts and other expenses of the offering).

                                                                MARCH 31, 1996            DECEMBER 31, 1995
                                                           -------------------------  -------------------------
                                                            ACTUAL    AS ADJUSTED(1)   ACTUAL    AS ADJUSTED(1)
                                                           ---------  --------------  ---------  --------------
                                                                              (IN THOUSANDS)
LONG-TERM DEBT
    Note Payable.........................................  $  --       $    --        $  --       $    --
SHAREHOLDERS' EQUITY
    Preferred Stock: $1.00 par value; 10,000,000 shares
      authorized.........................................     --            --           --            --
    Common Stock: $1.00 par value; 20,000,000 shares
      authorized; issued and outstanding 6,196,791 shares
      at March 31, 1996, and December 31, 1995, and
      8,376,791 shares at March 31, 1996, and December
      31, 1995, on an "As Adjusted" basis................      6,196          8,376       6,196          8,376
    Paid-In Capital......................................     29,239         69,592      29,239         69,592
    Retained Earnings....................................     29,102         29,102      27,168         27,168
    Unrealized Gains on Securities
      Available for Sale.................................         26             26         117            117
                                                           ---------  --------------  ---------  --------------
    TOTAL SHAREHOLDERS' EQUITY...........................     64,563        107,096      62,720        105,253
                                                           ---------  --------------  ---------  --------------
TOTAL CAPITALIZATION.....................................  $  64,563   $    107,096   $  62,720   $    105,253
                                                           ---------  --------------  ---------  --------------
                                                           ---------  --------------  ---------  --------------

- ---------
  (1) Reflects the receipt by Texas Regional of net proceeds of this offering of approximately $42.5 million, assuming sale by Texas Regional of 2,180,000 shares at a price of $21.00 per share, net of underwriting discounts and commissions and other estimated offering expenses.

    At March 31, 1996, Texas Regional had outstanding 6,196,791 shares of Common Stock held by approximately 636 shareholders of record.

                        TEXAS REGIONAL BANCSHARES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated financial information under the captions "Summary of Operations" and "Period-End Balance Sheet Data" below for, and as of, each of the years in the five-year period ended December 31, 1995 has been derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are included elsewhere in this Prospectus. The data presented at March 31, 1996 and 1995 and for each of the three-month periods then ended are derived from unaudited consolidated interim financial statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

                                                     THREE MONTHS ENDED
                                                          MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                   -----------------------  -----------------------------------------------------
                                                       1996        1995       1995       1994       1993       1992       1991
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
    Interest Income..............................   $   12,970   $  10,179  $  45,592  $  34,631  $  29,691  $  27,737  $  24,484
    Interest Expense.............................        5,281       3,729     18,052     11,690     10,494     10,876     12,711
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Interest Income..........................        7,689       6,450     27,540     22,941     19,197     16,861     11,773
    Provision for Loan Losses....................          461         366      1,685      1,085        392        220        310
    Noninterest Income...........................        1,946       1,590      6,518      5,772      5,032      3,817      2,775
    Noninterest Expense..........................        5,314       4,594     18,977     16,507     14,513     13,910      9,864
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
    Income Before Income Tax Expense.............        3,860       3,080     13,396     11,121      9,324      6,548      4,374
    Income Tax Expense...........................        1,306       1,093      4,671      3,936      3,345      2,029      1,550
    Cumulative Effect of Change in Accounting
      Principle..................................       --          --         --         --             32     --         --
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Income...................................   $    2,554   $   1,987  $   8,725  $   7,185  $   6,011  $   4,519  $   2,824
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA
    Net Income...................................   $     0.41   $    0.32  $    1.40  $    1.16  $    1.16  $    0.92  $    0.79
    Book Value...................................        10.42        9.26      10.12       9.00       7.73       6.42       5.22
    Cash Dividends Paid on Common Stock..........         0.10        0.10       0.40       0.24     --         --         --
    Average Shares Outstanding (in thousands)....        6,295       6,201      6,227      6,035      5,170      4,890      3,578
PERIOD-END BALANCE SHEET DATA
    Total Assets.................................   $  655,886   $ 539,005  $ 646,769  $ 531,834  $ 473,263  $ 414,331  $ 297,256
    Loans........................................      467,059     354,410    450,854    339,939    290,500    252,118    179,853
    Investment Securities........................      113,366     117,190    131,641    126,828    127,540    100,353     69,735
    Interest-Earning Assets......................      593,625     489,600    586,095    468,067    422,965    374,671    263,958
    Deposits.....................................      585,994     475,985    579,731    472,108    429,521    375,016    271,540
    Shareholders' Equity.........................       64,563      57,341     62,720     55,731     39,983     34,318     19,366
PERFORMANCE RATIOS
    Return on Average Assets.....................         1.57%       1.52%      1.51%      1.43%      1.34%      1.23%      1.00%
    Return on Average Shareholders' Equity.......        16.01       14.16      14.69      14.11      16.15      15.23      15.85
    Net Interest Margin..........................         5.38        5.54       5.33       5.12       4.84       5.21       4.67
    Loan to Deposit Ratio........................        79.70       74.46      77.77      72.00      67.63      67.23      66.23
    Demand Deposit to Total Deposit Ratio........        20.49       20.46      20.77      21.11      20.81      21.61      20.86
ASSET QUALITY RATIOS
    Nonperforming Assets to Loans and Other
      Nonperforming Assets.......................         0.92%       0.97%      0.79%      1.41%      1.69%      2.31%      4.27%
    Net Charge-Offs to Average Loans.............         0.10       (0.03)      0.30       0.33      (0.04)      0.21       0.45
    Allowance for Loan Losses as a Percentage of:
        Loans....................................         1.05        1.13       1.01       1.03       1.18       1.16       1.42
        Nonperforming Loans......................       170.98      226.47     216.49     143.42     146.05     257.83      67.10
        Nonperforming Assets.....................       113.12      115.33     126.62      72.96      69.39      49.43      32.44
CAPITAL RATIOS
    Period-End Shareholders' Equity to Total
      Assets.....................................         9.84%      10.64%      9.70%     10.48%      8.45%      8.28%      6.51%
    Tier I Risk-Based Capital....................        11.66       14.59      11.70      14.71      12.05      11.85       9.81
    Total Risk-Based Capital.....................        12.63       15.63      12.64      15.67      13.21      12.91      11.06
    Leverage Capital Ratio.......................         9.07       10.56       8.96      10.37       7.88       8.15       6.54
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ------------  ---------  ---------  ---------  ---------  ---------  ---------

                        TEXAS REGIONAL BANCSHARES, INC.
               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed balance sheet at March 31, 1996, and pro forma combined condensed statement of income for the three months ended March 31, 1996, combine the historical consolidated balance sheet of the Company and the historical balance sheets of First State Bank and Border Bank at March 31, 1996, as if the Mergers had been effective on March 31, 1996. Similarly, the following unaudited pro forma combined condensed balance sheet at December 31, 1995, and pro forma combined condensed statement of income for the year ended December 31, 1995, combine the historical consolidated balance sheet of the Company and the historical balance sheets of First State Bank and Border Bank at December 31, 1995, as if the Mergers had been effective on December 31, 1995. The Mergers are accounted for under the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. Under this method of accounting, which is required by generally accepted accounting principles, assets and liabilities of First State Bank and Border Bank are adjusted to their fair values (as estimated by management of the Company) and combined with the recorded values of the assets and liabilities of the Company. This pro forma combined condensed financial information should be read in conjunction with the financial information appearing under "Texas Regional Bancshares, Inc. Selected Consolidated Financial Information" and the consolidated financial statements of the Company, First State Bank and Border Bank, including the notes thereto, included elsewhere in this Prospectus. See "Index to Financial Statements."

    The following unaudited pro forma combined condensed statement of income for the three months ended March 31, 1996 assumes the Mergers and the RGC/Roma Branch Acquisitions occurred January 1, 1995. The unaudited pro forma combined condensed statement of income for the year ended December 31, 1995 also assumes the Mergers and the RGC/Roma Branch Acquisitions occurred January 1, 1995. Intangibles arising from the Mergers and the RGC/Roma Branch Acquisitions are approximately $19.7 million and $4.1 million, respectively. The pro forma adjustments reflect the amortization of the core deposit premium over a 10-year period, the fixed maturity deposit premium over a 3-year period and the goodwill intangible over a 15-year period.

    The pro forma combined condensed financial information is not intended to present the results that would have actually occurred if the Mergers had been in effect on the assumed dates and for the assumed periods. These results are not necessarily indicative of the results which may be obtained in the future.

                        TEXAS REGIONAL BANCSHARES, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                                                  FIRST       BORDER       PRO FORMA       PRO FORMA
                                              TEXAS REGIONAL   STATE BANK      BANK       ADJUSTMENTS       BALANCE
                                              ---------------  -----------  -----------  --------------  -------------
                                                                           (IN THOUSANDS)
ASSETS
  Cash and Due from Banks...................   $      31,547    $  14,335   $     6,088   $     42,533A  $      54,001
                                                                                                  (502)B
                                                                                               (40,000)E
  Federal Funds Sold........................          13,200       60,550        10,500        (59,500)E        24,750
                                              ---------------  -----------  -----------  --------------  -------------
    Total Cash and Cash Equivalents.........          44,747       74,885        16,588        (57,469)         78,751
  Securities Available for Sale.............          57,453       20,920         5,281        --               83,654
  Securities Held to Maturity...............          55,913      128,782        42,329        --              227,024
  Loans, Net of Unearned Discount...........         467,059      192,825        51,017         (1,337)F       709,564
  Less: Allowance for Loan Losses...........          (4,890)      (4,009)       (1,100)       --               (9,999)
                                              ---------------  -----------  -----------  --------------  -------------
    Net Loans...............................         462,169      188,816        49,917         (1,337)        699,565
  Premises and Equipment, Net...............          18,964        5,411         3,075          7,000C         34,450
  Accrued Interest Receivable...............           6,724        6,563         1,979        --               15,266
  Other Real Estate.........................           1,353          275           238        --                1,866
  Goodwill..................................           4,559       --           --              11,336E         15,895
  Core Deposit..............................             960       --           --               8,351G          9,311
  Organization Cost.........................              69       --           --             --                   69
  Other Assets..............................           2,975          429           538           (112)I         3,830
                                              ---------------  -----------  -----------  --------------  -------------
    Total Assets............................   $     655,886    $ 426,081   $   119,945   $    (32,231)  $   1,169,681
                                              ---------------  -----------  -----------  --------------  -------------
                                              ---------------  -----------  -----------  --------------  -------------
LIABILITIES
  Deposits
    Noninterest-Bearing.....................   $     120,087    $  39,793   $     6,543   $       (502)B $     165,921
    Interest-Bearing........................         465,907      321,621        95,669           (394)H       882,803
                                              ---------------  -----------  -----------  --------------  -------------
      Total Deposits........................         585,994      361,414       102,212           (896)      1,048,724
                                              ---------------  -----------  -----------  --------------  -------------
  Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements........             600       --           --             --                  600
  Other Borrowings..........................        --              1,139       --             --                1,139
  Accounts Payable and Accrued
    Liabilities.............................           4,729        1,894           568          5,043D         12,122
                                                                                                  (112)I
                                              ---------------  -----------  -----------  --------------  -------------
      Total Liabilities.....................         591,323      364,447       102,780          4,035       1,062,585
                                              ---------------  -----------  -----------  --------------  -------------
SHAREHOLDERS' EQUITY
  Preferred Stock...........................        --             --           --             --             --
  Common Stock..............................           6,196        4,000         2,000          2,180A          8,376
                                                                                                (6,000)E
  Paid-In Capital...........................          29,239       21,000         9,000         40,353A         69,592
                                                                                               (30,000)E
  Retained Earnings.........................          29,102       36,682         6,170        (42,852)E        29,102
  Unrealized Gain (Loss) on Securities
    Available for Sale......................              26          (48)           (5)            53E             26
                                              ---------------  -----------  -----------  --------------  -------------
      Total Shareholders' Equity............          64,563       61,634        17,165        (36,266)        107,096
                                              ---------------  -----------  -----------  --------------  -------------
      Total Liabilities and Shareholders'
        Equity..............................   $     655,886    $ 426,081   $   119,945   $    (32,231)  $   1,169,681
                                              ---------------  -----------  -----------  --------------  -------------
                                              ---------------  -----------  -----------  --------------  -------------

- ---------
  See Notes to Pro Forma Combined Condensed Balance Sheet (Unaudited).

                        TEXAS REGIONAL BANCSHARES, INC.
                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                               TEXAS       FIRST      BORDER      PRO FORMA     PRO FORMA
                                                             REGIONAL   STATE BANK     BANK      ADJUSTMENTS     BALANCE
                                                             ---------  -----------  ---------  -------------  -----------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income............................................  $  12,970   $   8,192   $   2,341   $    (613)J    $  22,890
Interest Expense...........................................      5,281       3,283       1,138          33K         9,735
                                                             ---------  -----------  ---------  -------------  -----------
Net Interest Income........................................      7,689       4,909       1,203        (646)        13,155
Provision for Loan Losses..................................        461         290          71       --               822
                                                             ---------  -----------  ---------  -------------  -----------
  Net Interest Income After Provision for Loan Losses......      7,228       4,619       1,132        (646)        12,333
                                                             ---------  -----------  ---------  -------------  -----------
Noninterest Income
  Service Charges on Deposit Accounts......................        939         246          67       --             1,252
  Other Service Charges....................................        236          54          16       --               306
  Trust Service Fees.......................................        366          21      --           --               387
  Other Operating Income...................................        405          17          11       --               433
                                                             ---------  -----------  ---------  -------------  -----------
    Total Noninterest Income...............................      1,946         338          94       --             2,378
                                                             ---------  -----------  ---------  -------------  -----------
Noninterest Expense
  Salaries and Employee Benefits...........................      2,737         682         248       --             3,667
  Net Occupancy Expense....................................        317         134          55          59L           565
  Equipment Expense........................................        643          85          28       --               756
  Other Noninterest Expense................................      1,617         865         131         398M         3,011
                                                             ---------  -----------  ---------  -------------  -----------
    Total Noninterest Expense..............................      5,314       1,766         462         457          7,999
                                                             ---------  -----------  ---------  -------------  -----------
Income Before Income Tax Expense...........................      3,860       3,191         764      (1,102)         6,713
Income Tax Expense.........................................      1,306         914         172        (253)N        2,139
                                                             ---------  -----------  ---------  -------------  -----------
  Net Income...............................................  $   2,554   $   2,277   $     592   $    (849)     $   4,574
                                                             ---------  -----------  ---------  -------------  -----------
                                                             ---------  -----------  ---------  -------------  -----------
Primary Earnings Per Common Share
  Net Income...............................................  $    0.41                                          $    0.54
  Weighted Average Number of Common Shares Outstanding
    (In Thousands).........................................      6,290                                              8,470
                                                             ---------                                         -----------
Fully Diluted Earnings Per Common Share
  Net Income...............................................  $    0.41                                          $    0.54
  Weighted Average Number of Common Shares Outstanding
    (In Thousands).........................................      6,295                                              8,475
                                                             ---------                                         -----------
                                                             ---------                                         -----------

- ----------
  See Notes to Pro Forma Combined Condensed Statement of Income (Unaudited).

                        TEXAS REGIONAL BANCSHARES, INC.
              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

    The unaudited pro forma combined condensed balance sheet combines the three entities at March 31, 1996. In combining the entities, the following adjustments were made:

(A) To record the estimated proceeds of the $42.5 million net capital raised through the offering based on an assumed sale by Texas Regional of 2,180,000 shares of Common Stock at a price of $21.00 per share, the closing price as of April 19, 1996 net of underwriting discounts, commissions and other estimated offering expenses.

(B) To record the elimination of intercompany demand deposit accounts.

(C) To record estimated $7.0 million increase in fair value of fixed assets.

(D) To record estimated deferred federal income tax on the net fair value increases.

(E) To record the payment of $99.5 million to the First State Bank and Border Bank shareholders for 100% of their outstanding stock, elimination of all First State Bank and Border Bank equity accounts and the recording of goodwill.

(F) To adjust loan carrying value to estimated fair value.

(G) To record estimated fair value of core deposits.

(H) To record estimated fair value of fixed maturity deposit premium.

(I) To reclassify deferred federal income taxes.

                        TEXAS REGIONAL BANCSHARES, INC.
           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

    The unaudited pro forma combined condensed statement of income combines the three entities for the quarter ended March 31, 1996. In combining the entities, the following adjustments were made:

(J) To record a reduction in interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers at an average federal funds sold rate of 5.11% for the three months ended March 31, 1996.

(K) To amortize the fixed maturity deposit premium.

(L) To record depreciation on fair market value increases of depreciable fixed assets acquired in the Mergers.

(M) To record amortization of the goodwill and core deposit premium recorded in connection with the Mergers and the RGC/Roma Branch Acquisitions.

(N) To record the effect of the pro forma adjustments using an effective tax rate of 35% for the three months ended March 31, 1996.

                        TEXAS REGIONAL BANCSHARES, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                  FIRST       BORDER       PRO FORMA       PRO FORMA
                                              TEXAS REGIONAL   STATE BANK      BANK       ADJUSTMENTS       BALANCE
                                              ---------------  -----------  -----------  --------------  -------------
                                                                           (IN THOUSANDS)
ASSETS
  Cash and Due from Banks...................   $      30,933    $  16,270   $     3,982   $     42,533A  $      51,831
                                                                                               (41,172)F
                                                                                                  (715)B
  Federal Funds Sold........................           3,600       23,350         8,750        (30,850)F         4,850
                                              ---------------  -----------  -----------  --------------  -------------
    Total Cash and Cash Equivalents.........          34,533       39,620        12,732        (30,204)         56,681
  Securities Available for Sale.............          63,150       23,478         6,779        (27,478)F        65,929
  Securities Held to Maturity...............          68,491      143,283        47,457          2,937C        262,168
  Loans, Net of Unearned Discount...........         450,854      188,424        47,345         (1,337)G       685,286
  Less: Allowance for Loan Losses...........          (4,542)      (4,196)       (1,100)       --               (9,838)
                                              ---------------  -----------  -----------  --------------  -------------
    Net Loans...............................         446,312      184,228        46,245         (1,337)        675,448
  Premises and Equipment, Net...............          18,374        5,487         3,297          7,000D         34,158
  Accrued Interest Receivable...............           6,319        7,172         2,242        --               15,733
  Other Real Estate.........................           1,273          431           237        --                1,941
  Goodwill..................................           4,641       --           --               7,250F         11,891
  Core Deposit..............................           1,000       --           --              14,351H         15,351
  Organization Cost.........................              70       --           --             --                   70
  Other Assets..............................           2,606          771           515           (137)J         3,755
                                              ---------------  -----------  -----------  --------------  -------------
    Total Assets............................   $     646,769    $ 404,470   $   119,504   $    (27,618)  $   1,143,125
                                              ---------------  -----------  -----------  --------------  -------------
                                              ---------------  -----------  -----------  --------------  -------------
LIABILITIES
  Deposits
    Noninterest-Bearing.....................   $     120,414    $  39,810   $     7,137   $       (715)B $     166,646
    Interest-Bearing........................         459,317      303,800        94,858           (394)I       857,581
                                              ---------------  -----------  -----------  --------------  -------------
      Total Deposits........................         579,731      343,610       101,995         (1,109)      1,024,227
                                              ---------------  -----------  -----------  --------------  -------------
  Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements........             757       --           --             --                  757
  Other Borrowings..........................              --          157       --             --                  157
  Accounts Payable and Accrued
    Liabilities.............................           3,561        1,316           434          7,557E         12,731
                                                                                                  (137) J
                                              ---------------  -----------  -----------  --------------  -------------
      Total Liabilities.....................         584,049      345,083       102,429          6,311       1,037,872
                                              ---------------  -----------  -----------  --------------  -------------
SHAREHOLDERS' EQUITY
  Preferred Stock...........................        --             --           --             --             --
  Common Stock..............................           6,196        4,000         2,000          2,180A          8,376
                                                                                                (6,000)F
  Paid-In Capital...........................          29,239       21,000         9,000         40,353A         69,592
                                                                                               (30,000)F
  Retained Earnings.........................          27,168       34,405         6,078        (40,483)F        27,168
  Unrealized Gain (Loss) on Securities
    Available for Sale......................             117          (18)           (3)            21F            117
                                              ---------------  -----------  -----------  --------------  -------------
      Total Shareholders' Equity............          62,720       59,387        17,075        (33,929)        105,253
                                              ---------------  -----------  -----------  --------------  -------------
      Total Liabilities and Shareholders'
        Equity..............................   $     646,769    $ 404,470   $   119,504   $    (27,618)  $   1,143,125
                                              ---------------  -----------  -----------  --------------  -------------
                                              ---------------  -----------  -----------  --------------  -------------

- ---------
  See Notes to Pro Forma Combined Condensed Balance Sheet (Unaudited).

                        TEXAS REGIONAL BANCSHARES, INC.
                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                  TEXAS      RGC/ROMA        FIRST      BORDER      PRO FORMA     PRO FORMA
                                                REGIONAL     BRANCHES     STATE BANK     BANK      ADJUSTMENTS     BALANCE
                                                ---------  -------------  -----------  ---------  -------------  -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............................  $  43,505    $   6,337     $  32,472   $   9,016   $  (4,059)K    $  87,271
Interest Expense..............................     17,041        2,817        13,103       4,415         131L        37,507
                                                ---------  -------------  -----------  ---------  -------------  -----------
Net Interest Income...........................     26,464        3,520        19,369       4,601      (4,190)        49,764
Provision for Loan Losses.....................      1,666           19         2,425         485       --             4,595
                                                ---------  -------------  -----------  ---------  -------------  -----------
  Net Interest Income After Provision for Loan
    Losses....................................     24,798        3,501        16,944       4,116      (4,190)        45,169
                                                ---------  -------------  -----------  ---------  -------------  -----------
Noninterest Income
  Service Charges on Deposit Accounts.........      3,312          469         1,146         255       --             5,182
  Other Service Charges.......................        825           97           151          33       --             1,106
  Trust Service Fees..........................      1,256       --                24      --           --             1,280
  Other Operating Income......................        926           24            81          28       --             1,059
                                                ---------  -------------  -----------  ---------  -------------  -----------
    Total Noninterest Income..................      6,319          590         1,402         316       --             8,627
                                                ---------  -------------  -----------  ---------  -------------  -----------
Noninterest Expense
  Salaries and Employee Benefits..............      9,247        1,334         2,824       1,056       --            14,461
  Net Occupancy Expense.......................      1,010          176           568         234         294M         2,282
  Equipment Expense...........................      1,959          217           341         148       --             2,665
  Other Noninterest Expense...................      5,631        1,281         2,531         729       2,189N        12,361
                                                ---------  -------------  -----------  ---------  -------------  -----------
    Total Noninterest Expense.................     17,847        3,008         6,264       2,167       2,483         31,769
                                                ---------  -------------  -----------  ---------  -------------  -----------
Income Before Income Tax Expense..............     13,270        1,083        12,082       2,265      (6,673)        22,027
Income Tax Expense............................      4,630          367         3,436         381      (2,105)O        6,709
                                                ---------  -------------  -----------  ---------  -------------  -----------
  Net Income..................................  $   8,640    $     716     $   8,646   $   1,884   $  (4,568)     $  15,318
                                                ---------  -------------  -----------  ---------  -------------  -----------
                                                ---------  -------------  -----------  ---------  -------------  -----------
Primary Earnings Per Common Share
  Net Income..................................  $    1.39                                                         $    1.82
  Weighted Average Number of Common Shares
    Outstanding
    (In Thousands)............................      6,218                                                             8,398
                                                ---------                                                        -----------
Fully Diluted Earnings Per Common Share
  Net Income..................................  $    1.39                                                         $    1.82
  Weighted Average Number of Common Shares
    Outstanding
    (In Thousands)............................      6,227                                                             8,407
                                                ---------                                                        -----------
                                                ---------                                                        -----------

- ----------
  See Notes to Pro Forma Combined Condensed Statement of Income (Unaudited).

                        TEXAS REGIONAL BANCSHARES, INC.
              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)

    The unaudited pro forma combined condensed balance sheet combines the three entities at December 31, 1995. In combining the entities, the following adjustments were made:

(A) To record the estimated proceeds of the $42.5 million net capital raised through the offering based on an assumed sale by Texas Regional of 2,180,000 shares of Common Stock at a price of $21.00 per share, the closing price as of April 19, 1996 net of underwriting discounts, commissions and other estimated offering expenses.

(B) To record the elimination of intercompany demand deposit accounts.

(C) To adjust securities purchased to fair value at December 31, 1995.

(D) To record estimated $7.0 million increase in fair value of fixed assets.

(E) To record estimated deferred federal income tax on the net fair value increases.

(F) To record the payment of $99.5 million to the First State Bank and Border Bank shareholders for 100% of their outstanding stock, elimination of all First State Bank and Border Bank equity accounts and the recording of goodwill.

(G) To adjust loan carrying value to estimated fair value.

(H) To record estimated fair value of core deposits.

(I) To record estimated fair value of fixed maturity deposit premium.

(J) To reclassify deferred federal income taxes.

                        TEXAS REGIONAL BANCSHARES, INC.
           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

    The unaudited pro forma combined condensed statement of income combines the three entities for the year ended December 31, 1995. In combining the entities, the following adjustments were made:

(K) To record a reduction in interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers and $4.25 million purchase price of the RGC/Roma Branch Acquisitions at an average federal funds sold rate of 5.92% for the year ended December 31, 1995.

(L) To amortize the fixed maturity deposit premium.

(M) To record depreciation on fair market value increases of depreciable fixed assets acquired in the Mergers.

(N) To record amortization of the goodwill and core deposit premium recorded in connection with the Mergers and the RGC/Roma Branch Acquisitions.

(O) To record the effect of the pro forma adjustments using an effective tax rate of 34% for year ended December 31, 1995.

                        TEXAS REGIONAL BANCSHARES, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion provides additional information regarding the financial condition and the results of operations for the Company for each of the three months ended March 31, 1996 and 1995, and for each of the years ended December 31, 1995, 1994 and 1993. This discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. See "Texas Regional Bancshares, Inc. Pro Forma Combined Condensed Financial Information" for additional information regarding the effects on the Company of consummation of the Mergers. The data presented for the three-month periods ended March 31, 1996 and March 31, 1995 are derived from unaudited consolidated interim financial statements of the Company and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Net income for the three months ended March 31, 1996 was $2.6 million or $0.41 per share, reflecting a net increase of $567,000 or $0.09 per share, compared to net income of $2.0 million or $0.32 per share for the three months ended March 31, 1995 and reflects a net increase of $134,000 or $0.02 per share compared to net income of $2.4 million or $0.39 per share for the three months ended December 31, 1995. Earnings performance for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 reflected gains in net interest income and an increase in noninterest income, partially offset by an increase in noninterest expense. Earnings performance for the three months ended March 31, 1996 compared to three months ended December 31, 1995 reflected gains in net interest income and an increase in noninterest income partially offset by an increase in noninterest expense. Net income for the year ended December 31, 1995 was $8.7 million, reflecting a net increase of $1.5 million or a 21.4% increase compared to net income of $7.2 million for the year ended December 31, 1994. The earnings per share of $1.40 for the year ended December 31, 1995 increased $0.24 or 20.7% compared to the earnings per share of $1.16 for the year ended December 31, 1994. Earnings performance for the year ended December 31, 1995 reflected gains in net interest income and an increase in noninterest income. These positive factors were partially offset by an increase in provision for loan losses and noninterest expenses. A more detailed description of the results of operations is included in the material that follows.

    During August 1995, Texas State Bank completed the RGC/Roma Branch Acquisitions which included the purchase of $43.7 million in loans and the assumption of approximately $79.7 million in deposit liabilities of these banking locations. This transaction was accounted for as a purchase; therefore, the results of operations of the two banking locations are included in the consolidated financial statements of the Company from the date of acquisition. Purchase accounting adjustments for the purchase of loans and the assumption of deposit liabilities of these banking locations were immaterial.

    On March 31, 1992, the Company acquired, through merger, Mid Valley Bank, Weslaco, Texas. Simultaneously with the acquisition of Mid Valley Bank, both the surviving bank in that merger transaction and Harlingen State Bank, Harlingen, Texas, a subsidiary of the Company, merged with and into Texas State Bank and the former Weslaco and Harlingen banks became banking locations of Texas State Bank. The Mid Valley Bank merger was accounted for under the purchase method of accounting. Accordingly, certain income statement and balance sheet comparisons during calendar 1991 and 1992 and at year-end 1991 and 1992, respectively, may not be appropriate.

                       ANALYSIS OF RESULTS OF OPERATIONS

NET INTEREST INCOME

    Net interest income is the difference between interest earned on assets and interest expense incurred for the funds supporting those assets. The largest category of earning assets consists of loans. The second largest category of earning assets is investment securities, followed by federal funds sold. For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets.

    Earning assets are financed by consumer and commercial deposits and short-term borrowings. In addition to these interest-bearing funds, assets also are supported by interest-free funds, primarily demand deposits and shareholders' equity. Variations in the volume and mix of assets and liabilities, and their relative sensitivity to interest rate movements, determine changes in net interest income.

    Taxable-equivalent net interest income was $7.9 million for the three months ended March 31, 1996, an increase of $1.4 million or 21.7% compared to the three months ended March 31, 1995 of $6.5 million. The interest rate margin of 5.38% for the three months ended March 31, 1996 reflects a decrease of 16 basis points compared to 5.54% for the three months ended March 31, 1995. The increase in net interest income for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 was primarily attributable to the increase in the volume of interest-earning assets exceeding the increase in volume of interest-bearing liabilities and the change in the mix of earnings assets. The increase in net interest income for the three months ended March 31, 1996 compared to three months ended December 31, 1995 was primarily attributable to the change in the mix of interest-earning assets. The average loan balance for the three months ended March 31, 1996 of $457.4 million increased $44.6 million or 10.8% compared to the average loan balance for the three months ended December 31, 1995. The increase in the average balance of loans outstanding improved earnings. Average total interest-earning assets for the three months ended March 31, 1996 of $590.5 million increased $16.4 million or 2.9% compared to the average total interest-earning assets balance for the three months ended December 31, 1995.

    Taxable-equivalent net interest income was $27.8 million for the year ended December 31, 1995, an increase of $4.7 million or 20.3% compared to the year ended December 31, 1994, and taxable-equivalent net interest income of $23.1 million for the year ended December 31, 1994, increased $3.7 million or 19.3% compared to the year ended December 31, 1993. Both net interest income and the yield on earning assets were reduced by interest foregone on nonaccrual and renegotiated loans. If interest on those loans had been accrued at the original contractual rates, additional interest income would have approximated $247,000, $476,000, and $149,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

    The net yield on total interest-earning assets, also referred to as interest rate margin, represents net interest income divided by average interest-earning assets. Since a significant portion of the Company's funding is derived from interest-free sources, primarily demand deposits and shareholders' equity, the effective rate paid for all funds is lower than the rate paid on interest-bearing liabilities alone. As the following table illustrates, the interest rate margin of 5.38% for the three months ended March 31, 1996 decreased 16 basis points compared to 5.54% for the three months ended March 31, 1995 and increased 10 basis points compared to 5.28% for the three months ended December 31, 1995. As the following table illustrates, the interest rate margin of 5.33% for the year ended December 31, 1995 increased 21 basis points compared to 5.12% for the year ended December 31, 1994 while the interest rate margin of 5.12% for the year ended December 31, 1994 increased 28 basis points compared to 4.84% for the year ended December 31, 1993.

    The decrease in the interest rate margin for the three months ended March 31, 1996 is reflective of the shift in the mix of interest-bearing deposits. Average time deposits of $296.7 million for the three months ended March 31, 1996 increased $83.9 million or 39.4% compared to $212.9 million for the three months ended March 31, 1995. The rate on average time deposits for the three months ended March 31, 1996 of 5.55% increased 50 basis points or 9.9% compared to the 5.05% rate for the three months ended March 31, 1995.

    The increase in the interest rate margin for the year ended December 31, 1995 is reflective of the shift in the mix of interest-earning assets to loans from lower yielding investment securities, including federal funds sold, which contributed to an increase in yield on interest-earning assets during the year.

The mix of interest-earning assets was changed by total average loans of $370.3 million increasing $61.2 million or 19.8%, total average investment securities of $131.0 million increasing $967,000 or 0.7% and average federal funds sold of $19.8 million increasing $8.3 million or 72.4%. The increase in loan yield reflects the general increase in average interest rates in 1995 compared to 1994. The increase in investment securities yield resulted from lower yielding investment securities maturing and the reinvesting of the proceeds into higher yields. The increase in interest on deposits during the year ended December 31, 1995 resulted primarily from increased volume and the higher average rate paid compared to the previous year.

    The following tables present for the three months ended March 31, 1996, December 31, 1995 and March 31, 1995, and for the last three calendar years the total dollar amount of interest income from average interest-earning assets and the resultant yields, reported on a tax-equivalent basis, as well as the interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from average daily balances and the yields and costs are established by dividing income or expense by the average balance of the asset or liability. Income and yield on interest-earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 35% effective income tax rate for 1996 and a 34% effective income tax rate for 1995.

                          QUARTERLY FINANCIAL SUMMARY

                                                                             THREE MONTHS ENDED
                                          -----------------------------------------------------------------------------------------
                                                MARCH 31, 1996               DECEMBER 31, 1995                MARCH 31, 1995
                                          ---------------------------   ----------------------------   ----------------------------
                                          AVERAGE              YIELD/   AVERAGE              YIELD/    AVERAGE              YIELD/
      TAXABLE-EQUIVALENT BASIS(1)         BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
- ----------------------------------------  --------  --------   ------   --------  --------   -------   --------  --------   -------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial..........................  $174,290  $ 4,176     9.64%   $140,468  $ 3,436      9.70%   $121,311  $ 2,899      9.69%
    Real Estate.........................   239,627    5,929     9.95     229,158    5,847     10.12     191,288    4,798     10.17
    Consumer............................    43,477    1,074     9.94      43,215    1,109     10.18      31,680      747      9.56
                                          --------  --------            --------  --------             --------  --------
      Total Loans.......................   457,394   11,179     9.83     412,841   10,392      9.99     344,279    8,444      9.95
                                          --------  --------            --------  --------             --------  --------
Investment Securities
    Taxable.............................   115,525    1,718     5.98     139,688    2,059      5.85     115,477    1,517      5.33
    Tax-Exempt..........................     4,920      109     8.83       4,889      107      8.68       5,023      113      9.12
                                          --------  --------            --------  --------             --------  --------
      Total Investment Securities.......   120,445    1,827     6.10     144,577    2,166      5.94     120,500    1,630      5.49
                                          --------  --------            --------  --------             --------  --------
Federal Funds Sold......................    12,628      170     5.41      16,615      246      5.87       9,821      144      5.95
                                          --------  --------            --------  --------             --------  --------
      Total Interest-Earning Assets.....   590,467   13,176     8.97     574,033   12,804      8.85     474,600   10,218      8.73
                                          --------  --------            --------  --------             --------  --------
Cash and Due from Banks.................    35,081                        31,520                         31,675
Premises and Equipment, Net.............    18,680                        17,739                         15,613
Other Assets............................    16,215                        15,967                         11,797
  Less Allowance for Loan Losses........    (4,804)                       (4,347)                        (3,743)
                                          --------                      --------                       --------
      Total Assets......................  $655,639                      $634,912                       $529,942
                                          --------                      --------                       --------
                                          --------                      --------                       --------
LIABILITIES
Interest-Bearing Liabilities
    Savings.............................  $ 37,353      253     2.72    $ 37,357      255      2.71    $ 28,018      183      2.65
    Money Market Checking and Savings...   135,770      929     2.75     132,075      899      2.70     131,387      874      2.70
    Time Deposits.......................   296,734    4,093     5.55     284,789    4,009      5.58     212,863    2,650      5.05
                                          --------  --------            --------  --------             --------  --------
      Total Savings and Time
        Deposits........................   469,857    5,275     4.52     454,221    5,163      4.51     372,268    3,707      4.04
                                          --------  --------            --------  --------             --------  --------
    Federal Funds Purchased and
      Securities Sold Under Repurchase
      Agreements........................       685        6     3.52         799        8      3.97       1,348       14      4.21
    Short-Term Borrowings...............     --       --        --         --       --         --           429        8      7.56
                                          --------  --------            --------  --------             --------  --------
      Total Interest-Bearing
        Liabilities.....................   470,542    5,281     4.51     455,020    5,171      4.51     374,045    3,729      4.04
                                          --------  --------            --------  --------             --------  --------
Demand Deposits.........................   116,564                       113,241                         95,820
Other Liabilities.......................     4,375                         4,310                          3,168
                                          --------                      --------                       --------
      Total Liabilities.................   591,481                       572,571                        473,033
                                          --------                      --------                       --------
SHAREHOLDERS' EQUITY                        64,158                        62,341                         56,909
                                          --------                      --------                       --------
      Total Liabilities and
        Shareholders' Equity............  $655,639                      $634,912                       $529,942
                                          --------                      --------                       --------
                                          --------                      --------                       --------
Net Interest Income.....................            $ 7,895                       $ 7,633                        $ 6,489
                                                    --------                      --------                       --------
                                                    --------                      --------                       --------
Net Yield on Total Interest-Earning
 Assets.................................                        5.38%                          5.28%                          5.54%
                                                               ------                        -------                        -------
                                                               ------                        -------                        -------

- ------------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 35% effective federal income tax rate for 1996 and a 34% effective federal income tax rate for 1995).

                          THREE-YEAR FINANCIAL SUMMARY

                                                                          YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------------------
                                                     1995                           1994                           1993
                                          ---------------------------   ----------------------------   ----------------------------
                                          AVERAGE              YIELD/   AVERAGE              YIELD/    AVERAGE              YIELD/
      TAXABLE-EQUIVALENT BASIS(1)         BALANCE   INTEREST    RATE    BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
- ----------------------------------------  --------  --------   ------   --------  --------   -------   --------  --------   -------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial..........................  $125,321  $12,355     9.86%   $107,459  $ 8,959      8.34%   $100,028  $ 7,891      7.89%
    Real Estate.........................   208,035   21,197    10.19     172,925   16,415      9.49     139,432   13,420      9.62
    Consumer............................    36,918    3,647     9.88      28,654    2,631      9.18      24,503    2,363      9.64
                                          --------  --------            --------  --------             --------  --------
      Total Loans.......................   370,274   37,199    10.05     309,038   28,005      9.06     263,963   23,674      8.97
                                          --------  --------            --------  --------             --------  --------
Investment Securities
    Taxable.............................   126,086    7,004     5.55     125,912    5,863      4.66     110,098    5,119      4.65
    Tax-Exempt..........................     4,907      431     8.78       4,114      368      8.95       4,579      415      9.06
                                          --------  --------            --------  --------             --------  --------
      Total Investment Securities.......   130,993    7,435     5.68     130,026    6,231      4.79     114,677    5,534      4.83
                                          --------  --------            --------  --------             --------  --------
Federal Funds Sold......................    19,807    1,172     5.92      11,490      519      4.52      20,655      623      3.02
                                          --------  --------            --------  --------             --------  --------
      Total Interest-Earning Assets.....   521,074   45,806     8.79     450,554   34,755      7.71     399,295   29,831      7.47
                                          --------  --------            --------  --------             --------  --------
Cash and Due from Banks.................    31,151                        30,392                         26,999
Premises and Equipment, Net.............    16,365                        15,358                         13,430
Other Assets............................    13,507                        11,562                         11,573
  Less Allowance for Loan Losses........    (4,158)                       (3,663)                        (3,206)
                                          --------                      --------                       --------
      Total Assets......................  $577,939                      $504,203                       $448,091
                                          --------                      --------                       --------
                                          --------                      --------                       --------
LIABILITIES
Interest-Bearing Liabilities
    Savings.............................  $ 31,360      840     2.68    $ 29,791      763      2.56    $ 27,978      780      2.79
    Money Market Checking and Savings...   129,012    3,484     2.70     133,565    3,232      2.42     115,122    2,894      2.51
    Time Deposits.......................   249,167   13,666     5.48     191,885    7,624      3.97     178,808    6,647      3.72
                                          --------  --------            --------  --------             --------  --------
      Total Savings and Time
        Deposits........................   409,539   17,990     4.39     355,241   11,619      3.27     321,908   10,321      3.21
                                          --------  --------            --------  --------             --------  --------
    Federal Funds Purchased and
      Securities Sold Under Repurchase
      Agreements........................     1,093       46     4.21         651       23      3.53          20        1      5.00
    Short-Term Borrowings...............       232       16     6.90         436       32      7.34         804       60      7.46
    Note Payable........................     --       --        --           265       16      6.04       1,873      112      5.98
                                          --------  --------            --------  --------             --------  --------
      Total Interest-Bearing
        Liabilities.....................   410,864   18,052     4.39     356,593   11,690      3.28     324,605   10,494      3.23
                                          --------  --------            --------  --------             --------  --------
Demand Deposits.........................   103,842                        93,807                         83,710
Other Liabilities.......................     3,835                         2,896                          2,552
                                          --------                      --------                       --------
      Total Liabilities.................   518,541                       453,296                        410,867
                                          --------                      --------                       --------
SHAREHOLDERS' EQUITY                        59,398                        50,907                         37,224
                                          --------                      --------                       --------
      Total Liabilities and
        Shareholders' Equity............  $577,939                      $504,203                       $448,091
                                          --------                      --------                       --------
                                          --------                      --------                       --------
Net Interest Income.....................            $27,754                       $23,065                        $19,337
                                                    --------                      --------                       --------
                                                    --------                      --------                       --------
Net Yield on Total Interest-Earning
 Assets.................................                        5.33%                          5.12%                          4.84%
                                                               ------                        -------                        -------
                                                               ------                        -------                        -------

- ------------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The following table presents the effects of changes in volume, rate and rate/volume on interest income and interest expense for major categories of interest-earning assets and interest-bearing liabilities. Nonaccrual loans are included in assets, thereby reducing yields (see "Nonperforming Assets"). The allocation of the rate/volume variance has been made pro-rata on the percentage that volume and rate variances produce in each category.

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                          THREE MONTHS ENDED MARCH 31,                              NET    ---------------------------
                             1996 COMPARED TO 1995                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------  ------  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $ 2,735  $2,775  $  (32)    $  (8)
  Investment Securities
    Taxable.....................................................................      201       1     199         1
    Tax-Exempt..................................................................       (4)     (2)     (3)        1
  Federal Funds Sold............................................................       26      41     (12)       (3)
                                                                                  -------  ------  ------  -----------
    Total Interest Income.......................................................    2,958   2,815     152        (9)
                                                                                  -------  ------  ------  -----------
Interest Expense
  Deposits......................................................................    1,568     972     475       121
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements.......       (8)     (7)     (2)        1
  Short-Term Borrowings.........................................................       (8)     (8)   --       --
                                                                                  -------  ------  ------  -----------
    Total Interest Expense......................................................    1,552     957     473       122
                                                                                  -------  ------  ------  -----------
Net Interest Income Before Allocation of Rate/Volume............................    1,406   1,858    (321)     (131)
                                                                                  -------  ------  ------  -----------
Allocation of Rate/Volume.......................................................    --        (92)    (39)      131
                                                                                  -------  ------  ------  -----------
Changes in Net Interest Income..................................................  $ 1,406  $1,766  $ (360)    $--
                                                                                  -------  ------  ------  -----------
                                                                                  -------  ------  ------  -----------


                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                          THREE MONTHS ENDED MARCH 31,                              NET    ---------------------------
                             1995 COMPARED TO 1994                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------  ------  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $ 2,082  $  974  $  964     $ 144
  Investment Securities
    Taxable.....................................................................      213     (63)    290       (14)
    Tax-Exempt..................................................................       14      21      (6)       (1)
  Federal Funds Sold............................................................      111      41      31        39
                                                                                  -------  ------  ------  -----------
    Total Interest Income.......................................................    2,420     973   1,279       168
                                                                                  -------  ------  ------  -----------
Interest Expense
  Deposits......................................................................    1,149     216     863        70
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements.......        8       3       3         2
  Short-Term Borrowings.........................................................       (2)   --        (2)    --
  Note Payable..................................................................      (16)    (16)   --       --
                                                                                  -------  ------  ------  -----------
    Total Interest Expense......................................................    1,139     203     864        72
                                                                                  -------  ------  ------  -----------
Net Interest Income Before Allocation of Rate/Volume............................    1,281     770     415        96
                                                                                  -------  ------  ------  -----------
Allocation of Rate/Volume.......................................................    --         76      20       (96)
                                                                                  -------  ------  ------  -----------
Changes in Net Interest Income..................................................  $ 1,281  $  846  $  435     $--
                                                                                  -------  ------  ------  -----------
                                                                                  -------  ------  ------  -----------

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 35% effective federal income tax rate for 1996 and a 34% effective federal income tax rate for 1995 and 1994).

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                            YEAR ENDED DECEMBER 31,                                 NET    ---------------------------
                             1995 COMPARED TO 1994                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------  ------  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $ 9,194  $5,548  $3,059     $ 587
  Investment Securities
    Taxable.....................................................................    1,141       8   1,121        12
    Tax-Exempt..................................................................       63      71      (7)       (1)
  Federal Funds Sold............................................................      653     376     161       116
                                                                                  -------  ------  ------  -----------
    Total Interest Income.......................................................   11,051   6,003   4,334       714
                                                                                  -------  ------  ------  -----------
Interest Expense
  Deposits......................................................................    6,371   1,776   3,979       616
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements.......       23      16       4         3
  Short-Term Borrowings.........................................................      (16)    (15)     (2)        1
  Note Payable..................................................................      (16)    (16)   --       --
                                                                                  -------  ------  ------  -----------
    Total Interest Expense......................................................    6,362   1,761   3,981       620
                                                                                  -------  ------  ------  -----------
Net Interest Income Before Allocation of Rate/Volume............................    4,689   4,242     353        94
                                                                                  -------  ------  ------  -----------
Allocation of Rate/Volume.......................................................    --        265    (171)      (94)
                                                                                  -------  ------  ------  -----------
Changes in Net Interest Income..................................................  $ 4,689  $4,507  $  182     $--
                                                                                  -------  ------  ------  -----------
                                                                                  -------  ------  ------  -----------

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                            YEAR ENDED DECEMBER 31,                                 NET    ---------------------------
                             1994 COMPARED TO 1993                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------  ------  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $ 4,331  $4,043  $  238     $  50
  Investment Securities
    Taxable.....................................................................      744     735      11        (2)
    Tax-Exempt..................................................................      (47)    (42)     (5)    --
  Federal Funds Sold............................................................     (104)   (277)    310      (137)
                                                                                  -------  ------  ------  -----------
    Total Interest Income.......................................................    4,924   4,459     554       (89)
                                                                                  -------  ------  ------  -----------
Interest Expense
  Deposits......................................................................    1,298   1,070     193        35
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements.......       22      32    --         (10)
  Short-Term Borrowings.........................................................      (28)    (27)     (1)    --
  Note Payable..................................................................      (96)    (96)      1        (1)
                                                                                  -------  ------  ------  -----------
    Total Interest Expense......................................................    1,196     979     193        24
                                                                                  -------  ------  ------  -----------
Net Interest Income Before Allocation of Rate/Volume............................    3,728   3,480     361      (113)
                                                                                  -------  ------  ------  -----------
Allocation of Rate/Volume.......................................................    --        (38)    (75)      113
                                                                                  -------  ------  ------  -----------
Changes in Net Interest Income..................................................  $ 3,728  $3,442  $  286     $--
                                                                                  -------  ------  ------  -----------
                                                                                  -------  ------  ------  -----------

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

NET YIELD ON EARNING ASSETS

    The following table presents net interest income, average earning assets and the net yield by quarter for the three months ended March 31, 1996, and for each of the past three years. Income and yield on earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 35% effective federal income tax rate for 1996 and a 34% effective federal income tax rate for prior periods.

           NET YIELD ON               % CHANGE                                      QUARTER
          EARNING ASSETS             FROM PRIOR                --------------------------------------------------
     TAXABLE-EQUIVALENT BASIS           YEAR         YEAR        FOURTH        THIRD       SECOND        FIRST
- -----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
1996
Net Interest Income................        14.4%* $     7,895                                         $     7,895
Average Earning Assets.............        13.3       590,467                                             590,467
Net Yield..........................                      5.38%                                               5.38%

1995
Net Interest Income................        20.3%  $    27,754  $     7,633  $     7,047  $     6,585  $     6,489
Average Earning Assets.............        15.7       521,074      574,033      542,783      492,880      474,600
Net Yield..........................                      5.33%        5.28%        5.15%        5.36%        5.54%

1994
Net Interest Income................        19.3%  $    23,065  $     6,289  $     5,891  $     5,677  $     5,208
Average Earning Assets.............        12.8       450,554      469,604      455,802      448,356      428,454
Net Yield..........................                      5.12%        5.31%        5.13%        5.08%        4.93%

1993
Net Interest Income................        13.7%  $    19,337  $     4,999  $     4,853  $     4,738  $     4,747
Average Earning Assets.............        22.4        99,295      426,691      407,217      393,264      370,008
Net Yield..........................                      4.84%        4.65%        4.73%        4.83%        5.20%
                                     -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------

- ------------------------------
*Annualized.

PROVISION FOR LOAN LOSSES

    The provision for loan losses for the three months ended March 31, 1996 of $461,000 reflects an increase of $95,000 or 26.0% compared to $366,000 for the three months ended March 31, 1995 and was primarily attributable to loan growth.

    The provision for loan losses for the year ended December 31, 1995 was $1.7 million, an increase of $600,000 or 55.3% from the $1.1 million for the year ended December 31, 1994. The provision for loan losses for the year ended December 31, 1994 of $1.1 million reflects an increase of $693,000 or 176.8% from the $392,000 provision for loan losses for the year ended December 31, 1993. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by the Company, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to the Company's lending area, and other factors related to the collectibility of the Company's loan portfolio. The increase in the provision for the year ended December 31, 1995, compared to the provision for the year ended December 31, 1994, was primarily attributable to loan growth of $110.9 million and net charge-offs of $1.1 million. See "Allowance for Loan Losses."

    In January 1995, the Company adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan", and the amendment thereof, Statement of Financial Accounting Standards No. 118 ("Statement 118"), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". In management's opinion, the adoption of Statement 114 and Statement 118 did not have a material effect on the Company's financial position or results of operations.

NONINTEREST INCOME

    Noninterest income for the three months ended March 31, 1996 of $1.9 million increased $356,000 or 22.4% compared to $1.6 million for the three months ended March 31, 1995 and increased $217,000 or 12.6% compared to $1.7 million for the three months ended December 31, 1995. The increase in Noninterest income for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 is primarily attributable to the increased fee income from Total Service Charges, Trust Service Fees and Data Processing Service Fees. The increase in Total Service Charges was impacted by an increase in activity levels and additional volume. The increase in Trust Service Fees for the three months ended March 31, 1996 compared to three months ended March 31, 1995 is attributable to increases in both the number of trust accounts and the book value of assets managed. The book value of assets managed at March 31, 1996 and 1995 was $257.2 million and $205.0 million, respectively. Assets held by the trust department of the Bank in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated balance sheets. The increase in Data Processing Service Fees for the three months ended March 31, 1996 compared to three months ended March 31, 1995 is attributable to an increased volume of business.

    Noninterest income of $6.5 million for the year ended December 31, 1995 increased $746,000 or 12.9% compared to $5.8 million for the year ended December 31, 1994, and noninterest income of $5.8 million for the year ended December 31, 1994 increased $740,000 or 14.7% compared to $5.0 million for the year ended December 31, 1993. All categories of noninterest income, except Other Service Charges and Net Investment Securities Gains (Losses), for the year ended December 31, 1995, increased when compared to the year ended December 31, 1994. Total Service Charges of $4.3 million for the year ended December 31, 1995 increased $392,000 or 10.0% compared to the year ended December 31, 1994, and Total Service Charges of $3.9 million for the year ended December 31, 1994, increased $646,000 or 19.6% compared to the year ended December 31, 1993. The increase in Total Service Charges for the years ended December 31, 1995, 1994 and 1993 is attributable to increased account transaction fees as a result of the deposit growth experienced by the Company. The decline in Other Service Charges for the year ended December 31, 1995 compared to the year ended December 31, 1994 was primarily attributable to a decrease in foreign currency exchange fees. The recent events in Mexico, primarily the peso devaluation, have resulted in a decrease in volume and spread on peso exchange fee activity.

    Trust Service Fees of $1.3 million for the year ended December 31, 1995 increased $95,000 or 8.2% compared to $1.2 million for the year ended December 31, 1994, and Trust Service Fees of $1.2 million for the year ended December 31, 1994 increased $74,000 or 6.8% compared to $1.1 million for the year ended December 31, 1993. The increase in Trust Service Fees in each of years 1995 and 1994 is attributable to increases in both the number of trust accounts and the book value of assets managed. The book value of assets managed at December 31, 1995 and 1994 was $237.4 million and $192.4 million, respectively. Assets held by the trust department of the Bank in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated balance sheets.

    Net Investment Securities Gains (Losses) was ($111,000) for the year ended December 31, 1995, compared to an $8,000 gain for the year ended December 31, 1994. The decrease was primarily attributable to a $99,000 loss recorded on the sale of two bonds.

    Other operating income of $601,000 for the year ended December 31, 1995 increased $192,000 or 46.9% compared to $409,000 for the year ended December 31, 1994 and other operating income of $409,000 for the year ended December 31, 1994 increased $27,000 or 7.1% compared to year ended December 31, 1993.

    A detailed summary of noninterest income for the three months ended March 31, 1996 and 1995, and for the three years ended December 31, 1995 is presented in the following table:

                                                                       THREE MONTHS
                                                                      ENDED MARCH 31,             YEARS ENDED DECEMBER 31,
                                                              -------------------------------  -------------------------------
                                                                         % CHANGE                         % CHANGE
                                                                           FROM                             FROM
                     NONINTEREST INCOME                        1996     PRIOR YEAR      1995    1995     PRIOR YEAR      1994
- ------------------------------------------------------------  ------  --------------   ------  ------  --------------   ------
                                                                                   (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts.........................  $  939       20.2%       $  781  $3,472       14.4%       $3,035
Other Service Charges.......................................     236      (13.6)          273     859       (5.0)          904
                                                              ------      -----        ------  ------        ---        ------
  Total Service Charges.....................................   1,175       11.5         1,054   4,331       10.0         3,939
Trust Service Fees..........................................     366       27.5           287   1,256        8.2         1,161
Net Investment Securities Gains (Losses)....................       1      *               (13)   (111)     *                 8
Data Processing Service
 Fees.......................................................     220      201.4            73     441       72.9           255
Other Operating Income......................................     184       (2.6)          189     601       46.9           409
                                                              ------      -----        ------  ------        ---        ------
  Total.....................................................  $1,946       22.4%       $1,590  $6,518       12.9%       $5,772
                                                              ------      -----        ------  ------        ---        ------
                                                              ------      -----        ------  ------        ---        ------


                                                                % CHANGE
                                                                  FROM
                     NONINTEREST INCOME                        PRIOR YEAR      1993
- ------------------------------------------------------------  -------------   ------

Service Charges on Deposit Accounts.........................       11.7%      $2,718
Other Service Charges.......................................       57.2          575
                                                                  -----       ------
  Total Service Charges.....................................       19.6        3,293
Trust Service Fees..........................................        6.8        1,087
Net Investment Securities Gains (Losses)....................      (75.8)          33
Data Processing Service
 Fees.......................................................        7.6          237
Other Operating Income......................................        7.1          382
                                                                  -----       ------
  Total.....................................................       14.7%      $5,032
                                                                  -----       ------
                                                                  -----       ------

- ---------
  *Not meaningful.

NONINTEREST EXPENSE

    Noninterest expense for the three months ended March 31, 1996 of $5.3 million increased $720,000 or 15.7% compared to the three months ended March 31, 1995 of $4.6 million and increased $279,000 or 5.5% compared to the three months ended December 31, 1995 of $5.0 million. The increase for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 and the three months ended December 31, 1995 were primarily attributable to the increased volume of business conducted by the Company.

    The largest category of noninterest expense, Salaries and Employee Benefits ("Personnel"), of $2.7 million for the three months ended March 31, 1996 increased $479,000 or 21.2% compared to the three months ended March 31, 1995 and $178,000 or 7.0% compared to the three months ended December 31, 1995. Personnel expense increased for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 primarily due to staffing increases, including the staff acquired as a result of the RGC/Roma Branch Acquisitions, staff for the Company's second banking location in Weslaco, Texas, (the "New Weslaco Banking Location") and increases in payroll taxes, medical insurance premiums and pension expenses for all employees. Personnel expense increased for the three months ended March 31, 1996 compared to the three months ended December 31, 1995, primarily due to staffing increases, including staffing increases associated with the Company's New Weslaco Banking Location. The New Weslaco Banking Location opened in February 1996.

    Net Occupancy expense of $317,000 for the three months ended March 31, 1996 increased $64,000 or 25.3% compared to $253,000 for the three months ended March 31, 1995 and $38,000 or 13.6% compared to $279,000 for the three months ended December 31, 1995. The Net Occupancy expense increase for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 is primarily due to the occupancy expenses associated with the RGC/Roma Branch Acquisitions.

    Equipment expense of $643,000 for the three months ended March 31, 1996 increased $212,000 or 49.2% compared to $431,000 for the three months ended March 31, 1995 and $79,000 or 14.0% compared to the three months ended December 31, 1995. Equipment expense increased for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995 primarily due to expenses associated with the RGC/Roma Branch Acquisitions and the New Weslaco Banking Location.

    Noninterest expense of $19.0 million for the year ended December 31, 1995 increased $2.5 million or 15.0% compared to $16.5 million for the year ended December 31, 1994, and noninterest expense of $16.5 million for the year ended December 31, 1994 increased $2.0 million or 13.7% compared with

$14.5 million for the year ended December 31, 1993. These increases for the years ended December 31, 1995 and 1994 were primarily attributable to the increased volume of business conducted by the Company.

    Personnel expense of $9.6 million for the year ended December 31, 1995, increased $1.5 million or 19.3% compared to year ended December 31, 1994 levels of $8.0 million. Personnel expense of $8.0 million for the year ended December 31, 1994 increased $217,000 or 2.8% compared to year ended December 31, 1993 levels of $7.8 million. Personnel expense increased for the year ended December 31, 1995 primarily due to staffing increases, including the additional staff acquired as a result of the RGC/ Roma Branch Acquisitions, and increases in payroll taxes, medical insurance premiums and pension expenses for all employees.

    Net Occupancy expense of $1.1 million for the year ended December 31, 1995 increased $108,000 or 11.2% compared to $961,000 for the year ended December 31, 1994, and net occupancy expense of $961,000 for the year ended December 31, 1994 increased $141,000 or 17.2% when compared to a net occupancy expense of $820,000 for the year ended December 31, 1993. The increase for the year ended December 31, 1995 is primarily attributable to the occupancy expenses associated with the RGC/Roma Branch Acquisitions.

    Equipment expense of $2.0 million for the year ended December 31, 1995 increased $380,000 or 23.1% compared to $1.6 million for the year ended December 31, 1994 and equipment expense of $1.6 million for the year ended December 31, 1994 increased $282,000 or 20.6% when compared with $1.4 million for the year ended December 31, 1993. The equipment expense increase noted during the year ended December 31, 1995 is primarily attributable to equipment obtained in the RGC/Roma Branch Acquisitions and equipment acquired to service the Company's increasing customer base.

    Other Real Estate (Income) Expense, Net includes rent income from foreclosed properties, gain or loss on sale of other real estate properties and direct expenses of foreclosed real estate including property taxes, maintenance costs and write-downs. Write-downs of other real estate are required if the fair value of an asset acquired in a loan foreclosure subsequently declines below its carrying value. Other Real Estate (Income) Expense, Net of $107,000 for the year ended December 31, 1995 increased $32,000 or 42.7% when compared to $75,000 net expense for the year ended December 31, 1994. Other Real Estate (Income)
Expense, Net of $75,000 net expense for the year ended December 31, 1994 decreased $403,000 or 122.9% compared to $328,000 net income for the year ended December 31, 1993. The increased expense during the year ended December 31, 1995 is primarily attributable to commissions paid on new lease agreements on rental property included in Other Real Estate. Management is actively seeking buyers for all Other Real Estate and is of the opinion that the carrying value of Other Real Estate approximates its estimated fair value less estimated closing costs.

    Advertising and Public Relations expense of $772,000 for the year ended December 31, 1995 increased $79,000 or 11.4% compared to $693,000 for the year ended December 31, 1994. The increase in advertising and public relations expense is primarily attributable to a new marketing program and additional advertising in the service area acquired in the RGC/Roma Branch Acquisitions.

    FDIC insurance of $540,000 for the year ended December 31, 1995, decreased $433,000 or 44.5% compared to $973,000 for the year ended December 31, 1994 due to a rebate and a premium rate reduction. On August 8, 1995, the FDIC Board of Directors voted to reduce the deposit insurance premiums paid by most members of the Bank Insurance Fund, effective as of June 1, 1995. As a result, the overpaid assessments for the period June 1 to September 30, 1995 and interest (totaling $297,000) were refunded on September 15, 1995. The Company continues to receive the most favorable risk classification for purposes of determining the annual deposit insurance assessment rate, although there can be no assurance that the Company will continue in the most favorable risk classification in the future.

    The increase in Other Losses represents additional losses sustained on overdraft accounts and the costs of settlement during the period ending December 31, 1995 of certain litigation.

    A detailed summary of noninterest expense for the three months ended March 31, 1996 and 1995, and during the last three years is presented in the following table:

                                                      THREE MONTHS                          YEARS ENDED DECEMBER 31,
                                                     ENDED MARCH 31,            ------------------------------------------------
                                           -----------------------------------                                        % CHANGE
                                                      % CHANGE FROM                        % CHANGE FROM             FROM PRIOR
           NONINTEREST EXPENSE               1996      PRIOR YEAR      1995       1995      PRIOR YEAR      1994        YEAR
- -----------------------------------------  ---------  -------------  ---------  ---------  -------------  ---------  -----------
                                                                          (DOLLARS IN THOUSANDS)
Salaries and Wages.......................  $   2,163         22.4%   $   1,767  $   7,605         20.1%   $   6,334         4.5%
Employee Benefits........................        574         16.9          491      1,958         16.5        1,681        (3.3)
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
  Total Salaries and Employee Benefits...      2,737         21.2        2,258      9,563         19.3        8,015         2.8
Net Occupancy Expense....................        317         25.3          253      1,069         11.2          961        17.2
Equipment Expense........................        643         49.2          431      2,028         23.1        1,648        20.6
Other Real Estate (Income) Expense,
 Net Rent Income.........................        (33)       (53.5)         (71)      (146)         6.6         (137)      (77.6)
  (Gain) Loss on Sale....................     --            *               81          3         50.0            2      (100.4)
  Expenses...............................         23          4.5           22        131         33.7           98       (78.2)
  Write-Downs............................     --            *           --            119          6.3          112       (67.3)
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
    Total Other Real Estate (Income)
      Expense, Net.......................        (10)       *               32        107         42.7           75      (122.9)
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
Other Noninterest Expense
  Advertising and Public Relations.......        212        (10.9)         238        772         11.4          693        75.9
  Amortization of Intangibles............        123        119.6           56        323         44.2          224        (4.7)
  Data Processing and Check Clearing.....        151         39.8          108        491         36.4          360        18.4
  Director Fees..........................         74          8.8           68        284          6.4          267        (8.2)
  Franchise Tax..........................         74         48.0           50        198         24.5          159         9.7
  Insurance..............................         43        (48.8)          84        228        (27.3)         314        (1.9)
  FDIC Insurance.........................          1        (99.6)         261        540        (44.5)         973        17.1
  Legal and Professional.................        258         35.1          191        870        (13.5)       1,006        42.9
  Stationery and Supplies................        194         59.0          122        658         22.3          538        12.8
  Telephone..............................         67         36.7           49        250         23.8          202         3.6
  Other Losses...........................        122        (15.3)         144        624        252.5          177        51.3
  Miscellaneous Expenses.................        308         23.7          249        972          8.6          895         6.0
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
    Total Other Noninterest Expense......      1,627          0.4        1,620      6,210          6.9        5,808        19.6
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
      Total..............................  $   5,314         15.7%   $   4,594  $  18,977         15.0%   $  16,507        13.7%
                                           ---------        -----    ---------  ---------        -----    ---------  -----------
                                           ---------        -----    ---------  ---------        -----    ---------  -----------


           NONINTEREST EXPENSE               1993
- -----------------------------------------  ---------

Salaries and Wages.......................  $   6,059
Employee Benefits........................      1,739
                                           ---------
  Total Salaries and Employee Benefits...      7,798
Net Occupancy Expense....................        820
Equipment Expense........................      1,366
Other Real Estate (Income) Expense,
 Net Rent Income.........................       (612)
  (Gain) Loss on Sale....................       (507)
  Expenses...............................        449
  Write-Downs............................        342
                                           ---------
    Total Other Real Estate (Income)
      Expense, Net.......................       (328)
                                           ---------
Other Noninterest Expense
  Advertising and Public Relations.......        394
  Amortization of Intangibles............        235
  Data Processing and Check Clearing.....        304
  Director Fees..........................        291
  Franchise Tax..........................        145
  Insurance..............................        320
  FDIC Insurance.........................        831
  Legal and Professional.................        704
  Stationery and Supplies................        477
  Telephone..............................        195
  Other Losses...........................        117
  Miscellaneous Expenses.................        844
                                           ---------
    Total Other Noninterest Expense......      4,857
                                           ---------
      Total..............................  $  14,513
                                           ---------
                                           ---------

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 106 ("Statement 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", which is effective for fiscal years beginning after December 15, 1992. Statement 106 requires companies that have postretirement benefit plans to accrue the estimated cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. The Company does not presently provide postretirement benefits other than the KSOP Plan, which is available to all eligible employees, and a nonqualified deferred compensation plan for the benefit of Glen E. Roney, Chairman of the Board, President and Chief Executive Officer.

INCOME TAX

    The Company recorded income tax expense of $1.3 million for the three months ended March 31, 1996 compared to $1.1 million for three months ended March 31, 1995. The increase in income tax expense for the three months ended March 31, 1996 is due primarily to an increased level of pretax income during the three months ended March 31, 1996.

    The Company recorded income tax expense of $4.7 million for the year ended December 31, 1995 compared to $3.9 million for the year ended December 31, 1994. The increase in income tax expense for the year ended December 31, 1995 is due primarily to an increased level of pretax income during the year ended December 31, 1995.

    The Texas franchise tax is based in part on capital and in part on federal taxable income with certain modifications. A portion of the tax is accrued in the year in which the income to which it relates is earned, even though the tax constitutes a fee for the privilege of doing business in a succeeding period and is payable in that period. The Company recorded Texas franchise tax expense of $217,000, $207,000 and $149,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

NET INCOME

    Net income was $2.6 million and $2.0 million for the three months ended March 31, 1996 and 1995, respectively, and $8.7 million, $7.2 million and $6.0 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                        ANALYSIS OF FINANCIAL CONDITION

BALANCE SHEET COMPOSITION

    The Company continues to experience growth in total assets, deposits and loans attributable in the opinion of management, in part to the vitality of the Rio Grande Valley economy and in part to the RGC/ Roma Branch Acquisitions. The recent devaluation of the Mexican peso relative to the U.S. dollar has reduced retail sales to Mexican nationals. However, the effects of NAFTA and the devaluation have also increased cross-border trade and industrial development including activity at twin manufacturing plants located on each side of the border (referred to as maquiladoras) which benefit the Rio Grande Valley economy. Management does not believe that the recent Mexican financial problems will materially adversely affect the Company's growth and earnings prospects.

    Average interest-earning assets of $590.5 for the three months ended March 31, 1996 increased $115.9 million or 24.4% compared to $474.6 million for the three months ended March 31, 1995 and $16.4 million or 2.9% compared to $574.0 million for the three months ended December 31, 1995. Management's continued focus on lending has resulted in average loans increasing $113.1 million or 32.9% to $457.4 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 level of $344.3 million and increased $44.6 million or 10.8% compared to the three months ended December 31, 1995 level of $412.8 million. Total average investments decreased $55,000 to $120.4 million for the three months ended March 31, 1996 compared to three months ended March 31, 1995 level of $120.5 million and decreased $24.1 million or 16.7% compared to the three months ended December 31, 1995 level of $144.6 million. Total average assets increased $125.7 million or 23.7% to $655.6 million for the three months ended March 31, 1996 compared to three months ended March 31, 1995 level of $529.9 million and $20.7 million or 3.3% compared to the three months ended December 31, 1995 level of $634.9 million.

    Average interest-earning assets of $521.1 million increased $70.5 million or 15.7% for the year ended December 31, 1995 compared to $450.6 million for the year ended December 31, 1994 and $51.3 million or 12.8% for the year ended December 31, 1994 compared to $399.3 million for the year ended December 31, 1993. Management's continued focus on lending has resulted in average loans increasing $61.2 million or 19.8% to $370.3 million for the year ended December 31, 1995 compared to December 31, 1994 levels of $309.0 million, while average investment securities of $131.0 million increased $967,000 or 0.7% for the year ended December 31, 1995 compared to December 31, 1994 levels of $130.0 million. Total average assets increased $73.7 million or 14.6% to $577.9 million for the year ended December 31, 1995 compared to December 31, 1994 levels and $56.1 million or 12.5% to $504.2 million for the year ended December 31, 1994 compared to December 31, 1993 levels of $448.1 million.

    Average interest-bearing deposits increased $97.6 million or 26.2% to $469.9 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 level of $372.3 million and $15.6 million or 3.4% compared to the three months ended December 31, 1995 level of $454.2 million. Average total demand deposits increased $20.7 million or 21.6% to $116.6 million for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 level of $95.8 million and increased $3.3 million or 2.9% compared to $113.2 million for the three months ended December 31, 1995.

    Average interest-bearing deposits increased $54.3 million or 15.3% to $409.5 million for the year ended December 31, 1995 compared to the year ended December 31, 1994 level of $355.2 million. Average total demand deposits also increased $10.0 million or 10.7% for the year ended December 31, 1995 to $103.8 million compared to the year ended December 31, 1994 level of $93.8 million partially as a result of the increase in public funds from several local municipalities and independent school districts. The Company has a stable noninterest-bearing source of funds as reflected in the ratio of average demand deposits to average total deposits for years ended December 31, 1995, 1994 and 1993 of 20.2%, 20.9%, and 20.6%, respectively.

    The following table presents the Company's average balance sheets for the three months ended March 31, 1996 and 1995, and during the last three years:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                  AVERAGE BALANCE SHEETS                       1996       1995       1995       1994       1993
- -----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
ASSETS
Loans......................................................  $ 457,394  $ 344,279  $ 370,274  $ 309,038  $ 263,963
Investment Securities
  Taxable..................................................    115,525    115,477    126,086    125,912    110,098
  Tax-Exempt...............................................      4,920      5,023      4,907      4,114      4,579
Federal Funds Sold.........................................     12,628      9,821     19,807     11,490     20,655
                                                             ---------  ---------  ---------  ---------  ---------
  Total Interest-Earning Assets............................    590,467    474,600    521,074    450,554    399,295
Cash and Due From Banks....................................     35,081     31,675     31,151     30,392     26,999
Bank Premises and Equipment, Net...........................     18,680     15,613     16,365     15,358     13,430
Other Assets...............................................     16,215     11,797     13,507     11,562     11,573
Allowance for Loan Losses..................................     (4,804)    (3,743)    (4,158)    (3,663)    (3,206)
                                                             ---------  ---------  ---------  ---------  ---------
  Total....................................................  $ 655,639  $ 529,942  $ 577,939  $ 504,203  $ 448,091
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
LIABILITIES
Demand Deposits
  Commercial and Individual................................  $ 111,171  $  92,612  $  96,773  $  91,039  $  81,021
  Public Funds.............................................      5,393      3,208      7,069      2,768      2,689
                                                             ---------  ---------  ---------  ---------  ---------
    Total Demand Deposits..................................    116,564     95,820    103,842     93,807     83,710
                                                             ---------  ---------  ---------  ---------  ---------
Savings
  Commercial and Individual................................     36,872     28,018     30,748     29,791     27,978
  Public Funds.............................................        481     --            612     --         --
Money Market Checking and Savings
  Commercial and Individual................................    107,433    101,856    101,881    109,689    105,646
  Public Funds.............................................     28,337     29,531     27,131     23,876      9,476
Time Deposits
  Commercial and Individual................................    285,402    193,461    232,966    172,175    163,896
  Public Funds.............................................     11,332     19,402     16,201     19,710     14,912
                                                             ---------  ---------  ---------  ---------  ---------
    Total Interest-Bearing Deposits........................    469,857    372,268    409,539    355,241    321,908
                                                             ---------  ---------  ---------  ---------  ---------
Total Deposits.............................................    586,421    468,088    513,381    449,048    405,618
Federal Funds Purchased and Securities Sold Under
 Repurchase Agreements.....................................        685      1,348      1,093        651         20
Short-Term Borrowings......................................     --            429        232        436        804
Note Payable...............................................     --         --         --            265      1,873
Other Liabilities..........................................      4,375      3,168      3,835      2,896      2,552
SHAREHOLDERS' EQUITY.......................................     64,158     56,909     59,398     50,907     37,224
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $ 655,639  $ 529,942  $ 577,939  $ 504,203  $ 448,091
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

CASH AND DUE FROM BANKS

    Texas State Bank, through its nine banking locations, offers a broad range of commercial banking services to individuals and businesses in its service area. Texas State Bank also acts as a correspondent to a number of banks in its service area, providing check clearing, wire transfer, federal funds transactions, loan participations, data processing and other correspondent services. The amount of cash and due from banks held on any one day is significantly influenced by temporary changes in cash items in process of collection. At March 31, 1996, cash and due from banks was $31.5 million, $5.8 million more than at March 31, 1995. At December 31, 1995, cash and due from banks was $30.9 million, $9.5 million less than at December 31, 1994.

INVESTMENT SECURITIES

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 established standards of financial accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities. At acquisition, the Bank is required to classify debt and equity securities into one of three categories:
Held to Maturity, Trading or Available for Sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as Held to Maturity and measured at amortized cost in the consolidated balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as Trading and measured at fair value in the consolidated balance sheet with unrealized holding gains and losses included in earnings. Investments not classified as either Held to Maturity or Trading are classified as Available for Sale and measured at fair value in the consolidated balance sheet with unrealized holding gains and losses reported in a separate component of shareholders' equity until realized.

    Effective December 31, 1993, the Company adopted Statement 115, which caused various investment securities to be reclassified from Held to Maturity to Available for Sale. All treasury and agency bonds with a maturity of two years or less from December 31, 1993, all floating rate bonds and two small equity securities were reclassified to Available for Sale. During 1994, management continued classifying bonds purchased with a final maturity of two years or less as Available for Sale. During 1995, management has classified bonds purchased with a final maturity of three years or less as Available for Sale. All other bonds have been classified as Held to Maturity. Future purchases of investment securities will be classified as Available for Sale or Held to Maturity at time of purchase as determined by the investment committee.

    On October 18, 1995, the FASB decided to grant to all entities a one-time opportunity during the period from approximately the middle of November to December 31, 1995, to reconsider their intent and ability to hold securities accounted for as Held to Maturity under Statement 115. This opportunity allowed entities to transfer securities from the Held to Maturity category to Available for Sale or Trading without calling into question their intent to hold other debt securities to maturity. On December 31, 1995, the Bank transferred approximately $1.5 million in Held to Maturity securities to the Available for Sale category resulting in no change to shareholders' equity per share. As a result of this transfer, all Other Securities are classified as Available for Sale.

    At March 31, 1996 and 1995 and at December 31, 1995, 1994 and 1993, no securities were classified as Trading.

    The following table presents estimated market value of Securities Available for Sale at March 31, 1996 and 1995:

                                                                                        % CHANGE FROM
                      SECURITIES AVAILABLE FOR SALE                          1996        PRIOR YEAR        1995
- -------------------------------------------------------------------------  ---------  -----------------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.................................................  $   3,958          (82.3)%    $  22,363
U.S. Government Agency Securities........................................     52,027          132.8         22,350
Mortgage-Backed Security.................................................     --             (100.0)           498
Other Securities.........................................................      1,468          *                 17
                                                                           ---------         ------      ---------
  Total..................................................................  $  57,453           27.0%     $  45,228
                                                                           ---------         ------      ---------
                                                                           ---------         ------      ---------

- ------------------------------
* Not meaningful.

    The following table presents estimated market value of Securities Available for Sale at December 31, 1995, 1994 and 1993:

                                                         % CHANGE FROM                 % CHANGE FROM
       SECURITIES AVAILABLE FOR SALE           1995        PRIOR YEAR       1994        PRIOR YEAR        1993
- -------------------------------------------  ---------  ----------------  ---------  -----------------  ---------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities...................  $   6,012          (77.8)%   $  27,132          (55.3)%    $  60,654
U.S. Government Agency Securities..........     55,668          104.9        27,167           11.9         24,277
Mortgage-Backed Security...................     --             (100.0)          498           (2.4)           510
Other Securities...........................      1,470         *                 17           54.5             11
                                             ---------        -------     ---------          -----      ---------
  Total....................................  $  63,150           15.2%    $  54,814          (35.9)%    $  85,452
                                             ---------        -------     ---------          -----      ---------
                                             ---------        -------     ---------          -----      ---------

- ------------------------------
* Not meaningful.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of the Securities Available for Sale at March 31, 1996:

                                                     AMORTIZED COST(1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS       COST(1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $  --       $   3,957    $  --        $  --        $   3,957    $   3,958
U.S. Government Agency
 Securities.............................     20,659      31,326       --           --           51,985       52,027
Other Securities........................     --          --               75        1,396        1,471        1,468
                                          ---------  -----------       -----   -----------  -----------  -----------
  Total.................................  $  20,659   $  35,283    $      75    $   1,396    $  57,413    $  57,453
                                          ---------  -----------       -----   -----------  -----------  -----------
                                          ---------  -----------       -----   -----------  -----------  -----------

        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................     --    %       5.62%      --    %      --    %        5.62%
U.S. Government Agency Securities.......       6.13        6.33       --           --             6.25
Other Securities........................     --          --             6.00         5.93         5.93
  Total.................................       6.13        6.25         6.00         5.93         6.20
                                          ---------  -----------       -----   -----------  -----------
                                          ---------  -----------       -----   -----------  -----------

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of the Securities Available for Sale at December 31, 1995:

                                                     AMORTIZED COST(1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS       COST(1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $   4,001   $   1,999    $  --        $  --        $   6,000    $   6,012
U.S. Government Agency
 Securities.............................     20,182      35,320       --           --           55,502       55,668
Other Securities........................     --          --               75        1,396        1,471        1,470
                                          ---------  -----------  -----------  -----------  -----------  -----------
  Total.................................  $  24,183   $  37,319    $      75    $   1,396    $  62,973    $  63,150
                                          ---------  -----------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------  -----------

        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................       5.13%       6.07%      --    %      --    %        5.45%
U.S. Government Agency Securities.......       6.32        6.15       --           --             6.21
Other Securities........................     --          --             6.10         5.93         5.94
  Total.................................       6.13        6.15         6.10         5.93         6.13
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

    The following table presents amortized cost of Securities Held to Maturity at March 31, 1996 and 1995:

                                                                                        % CHANGE FROM
                       SECURITIES HELD TO MATURITY                           1996        PRIOR YEAR        1995
- -------------------------------------------------------------------------  ---------  -----------------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.................................................  $  24,427          (16.2)%    $  29,151
U.S. Government Agency Securities........................................     26,194          (27.2)        35,966
States and Political Subdivisions Securities.............................      5,292           (5.0)         5,570
Other Securities.........................................................     --             (100.0)         1,275
                                                                           ---------         ------      ---------
  Total..................................................................  $  55,913          (22.3)%    $  71,962
                                                                           ---------         ------      ---------
                                                                           ---------         ------      ---------

    The following table presents amortized cost of Securities Held to Maturity at December 31, 1995, 1994 and 1993:

                                                          % CHANGE FROM                 % CHANGE FROM
        SECURITIES HELD TO MATURITY            1995        PRIOR YEAR        1994        PRIOR YEAR        1993
- -------------------------------------------  ---------  -----------------  ---------  -----------------  ---------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities...................  $  28,787           (1.7)%    $  29,270            9.4%     $  26,757
U.S. Government Agency Securities..........     34,230           (4.8)        35,973          299.2          9,011
States and Political Subdivisions
 Securities................................      5,474           (4.6)         5,736           10.1          5,208
Mortgage-Backed Security...................     --             --             --             (100.0)            77
Other Securities...........................     --             (100.0)         1,035         --              1,035
                                             ---------         ------      ---------         ------      ---------
  Total....................................  $  68,491           (4.9)%    $  72,014           71.1%     $  42,088
                                             ---------         ------      ---------         ------      ---------
                                             ---------         ------      ---------         ------      ---------

    Total investments in states and political subdivisions represent investments in entities within the State of Texas. No single issuer accounted for as much as 10.0% of total shareholders' equity at December 31, 1995. Of the obligations of states and political subdivisions held by the Company at December 31, 1995, 88.1% were rated A or better by Moody's Investor Services, Inc.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at March 31, 1996:

                                                               AMORTIZED COST(1) MATURING
                                                    ------------------------------------------------
                                                                AFTER ONE    AFTER FIVE                            ESTIMATED
                                                    ONE YEAR     THROUGH       THROUGH     AFTER TEN   AMORTIZED    MARKET
           SECURITIES HELD TO MATURITY              OR LESS    FIVE YEARS     TEN YEARS      YEARS      COST(1)      VALUE
- --------------------------------------------------  --------   -----------   -----------   ---------   ---------   ---------
                                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury Securities..........................  $ 18,403     $ 6,024       $--           $--        $24,427     $24,412
U.S. Government Agency
 Securities.......................................     4,999      19,978        1,217        --          26,194      26,192
States and Political Subdivisions Securities......       425       2,880        1,887          100        5,292       5,537
                                                    --------   -----------   -----------   ---------   ---------   ---------
  Total...........................................  $ 23,827     $28,882       $3,104        $ 100      $55,913     $56,141
                                                    --------   -----------   -----------   ---------   ---------   ---------
                                                    --------   -----------   -----------   ---------   ---------   ---------

             WEIGHTED AVERAGE YIELDS
            (TAXABLE-EQUIVALENT BASIS)
- --------------------------------------------------
U.S. Treasury Securities..........................      6.43%       6.47%       --   %       --   %        6.44%
U.S. Government Agency
 Securities.......................................      5.17        6.47         8.22        --            6.30
States and Political Subdivisions Securities......      9.03        9.14         8.07         9.57         8.76
  Total...........................................      6.21        6.74         8.13         9.57         6.60
                                                    --------   -----------   -----------   ---------   ---------
                                                    --------   -----------   -----------   ---------   ---------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at December 31, 1995:

                                                               AMORTIZED COST(1) MATURING
                                                    ------------------------------------------------
                                                                AFTER ONE    AFTER FIVE                            ESTIMATED
                                                    ONE YEAR     THROUGH       THROUGH     AFTER TEN   AMORTIZED    MARKET
           SECURITIES HELD TO MATURITY              OR LESS    FIVE YEARS     TEN YEARS      YEARS      COST(1)      VALUE
- --------------------------------------------------  --------   -----------   -----------   ---------   ---------   ---------
                                                                             (DOLLARS IN THOUSANDS)
U.S. Treasury Securities..........................  $ 18,412     $10,375       $--           $--        $28,787     $28,776
U.S. Government Agency
 Securities.......................................     6,995      26,016        1,219        --          34,230      34,425
States and Political Subdivisions Securities......       425       2,818        2,034          197        5,474       5,761
                                                    --------   -----------   -----------   ---------   ---------   ---------
  Total...........................................  $ 25,832     $39,209       $3,253        $ 197      $68,491     $68,962
                                                    --------   -----------   -----------   ---------   ---------   ---------
                                                    --------   -----------   -----------   ---------   ---------   ---------

             WEIGHTED AVERAGE YIELDS
            (TAXABLE-EQUIVALENT BASIS)
- --------------------------------------------------
U.S. Treasury Securities..........................      4.34%       5.62%       --   %       --   %        4.80%
U.S. Government Agency
 Securities.......................................      5.37        6.45         7.57        --            6.27
States and Political Subdivisions Securities......      9.57        8.63         8.32         9.98         8.63
  Total...........................................      4.70        6.38         8.04         9.98         5.84
                                                    --------   -----------   -----------   ---------   ---------
                                                    --------   -----------   -----------   ---------   ---------

- ---------
  (1) Amortized cost for Securities Held to Maturity is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

LOANS

    The Company  manages  its  credit  risk  by  establishing  and  implementing strategies and guidelines appropriate to the characteristics of borrowers, industries, geographic locations and products. Diversification of risk within each of these areas is a primary objective. Policies and procedures are developed to ensure that loan commitments conform to current strategies and guidelines. Management continues to refine the Company's credit policies and procedures to address the risks in the current and prospective environment and to reflect management's current strategic focus. The credit process is controlled with continuous credit review and analysis, and by review by internal and external auditors and regulatory authorities. The Company's loans are widely diversified by borrower and industry group.

    The Company has collateral management policies in place so that collateral lending of all types is approached, to the extent possible, on a basis consistent with safe and sound standards. Valuation analysis is utilized to take into consideration the potentially adverse economic conditions under which liquidation could occur. Collateral accepted against the commercial loan portfolio includes accounts receivable and inventory, marketable securities, equipment and agricultural products. Autos, deeds of trust, life insurance and marketable securities are accepted as collateral for the installment loan portfolio.

    Management of the Company believes that the Company has benefitted from increased loan demand due to passage of NAFTA and the strong population growth in the Rio Grande Valley. More recently, the devaluation of the Mexican peso relative to the U.S. dollar has reduced retail sales to residents of Mexico. However, the effects of NAFTA and the devaluation have also increased cross-border trade and industrial development including activity at twin manufacturing plants located on each side of the border (referred to as maquiladoras) which benefit the Rio Grande Valley economy. Management believes the current Mexican financial problems will not have a material adverse effect on the Company's growth and earnings prospects.

    Total loans at March 31, 1996 of $467.1 million increased $112.6 million or 31.8% compared to March 31, 1995 level of $354.4 million and increased $16.2 million or 3.6% compared to December 31, 1995 level of $450.9 million. The increase in total loans at March 31, 1996 compared to total loans at

March 31, 1995 is primarily attributable to the RGC/Roma Branch Acquisitions, funding a large leveraged employee stock ownership trust loan and management's efforts to improve the earnings mix of earning assets by increasing loan volume.

    Total loans of $450.9 million for the year ended December 31, 1995 increased $110.9 million or 32.6% compared to the year ended December 31, 1994 levels of $339.9 million and increased $49.4 million or 17.0% for the year ended December 31, 1994 compared to levels of $290.5 million at December 31, 1993. The increase in total loans for the year ended December 31, 1995 is primarily attributable to the RGC/Roma Branch Acquisitions, funding a large leveraged employee stock ownership trust loan (hereafter described) and management's efforts to improve the earnings mix of earning assets by increasing loan volume. The increase in Commercial loans in general, and Commercial-Tax Exempt loans in particular, for the year ended December 31, 1995 was primarily attributable to the funding of a $34.0 million employee stock ownership trust loan which is collateralized by stock and assets of the employer and approximately $27.5 million of cash and cash equivalent assets. Excluding this loan, Total Commercial Loans at December 31, 1995 represented an increase of $10.6 million, or 10.4%, compared to levels at December 31, 1994, and Total Loans at December 31, 1995 represented an increase of $76.9 million, or 22.6%, compared to levels at December 31, 1994. A substantial portion of the increase in loans classified as Real Estate-Commercial Mortgage loans consists of loans secured by real estate and other assets to commercial customers. The increase in total loans for the year ended December 31, 1992 is primarily due to the acquisition of Mid Valley Bank. The following table presents the composition of the loan portfolio at March 31, 1996 and 1995, and at the end of each of the last five years:

                                           MARCH 31,                            DECEMBER 31,
                                      --------------------  -----------------------------------------------------
     LOAN PORTFOLIO COMPOSITION         1996       1995       1995       1994       1993       1992       1991
- ------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Commercial..........................  $ 116,816  $ 106,655  $ 112,042  $ 101,866  $  91,697  $  87,240  $  63,638
Commercial-Tax Exempt...............     34,401     --         34,419     --         --         --         --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Commercial Loans............    151,217    106,655    146,461    101,866     91,697     87,240     63,638
Agricultural........................     28,447     19,982     25,097     17,199     13,829     14,789     10,357
Real Estate
  Construction......................     28,682     20,720     29,967     18,809     11,846      9,534      5,886
  Commercial Mortgage...............    136,057    113,120    129,953    113,677     98,635     69,407     42,853
  Agricultural Mortgage.............     17,785     12,277     17,057     10,263      5,153      7,547      5,847
  1-4 Family Mortgage...............     61,704     49,524     59,052     47,425     42,647     40,403     32,159
Consumer............................     43,167     32,132     43,267     30,700     26,693     23,198     19,113
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Loans.......................  $ 467,059  $ 354,410  $ 450,854  $ 339,939  $ 290,500  $ 252,118  $ 179,853
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The contractual maturity schedule of the loan portfolio at March 31, 1996 is presented in the following table:

                                                                                 LOAN MATURITIES
                                                                                  MARCH 31, 1996
                                                                --------------------------------------------------
                                                                                AFTER
                                                                    ONE       ONE YEAR
                                                                   YEAR        THROUGH       AFTER
                                                                  OR LESS    FIVE YEARS   FIVE YEARS      TOTAL
                                                                -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS)
Commercial....................................................  $    64,927  $    47,044   $   4,845   $   116,816
Commercial Tax Exempt.........................................        5,233       19,971       9,197        34,401
Agricultural..................................................       25,752        2,695      --            28,447
Real Estate
  Construction................................................       24,844        3,838      --            28,682
  Commercial Mortgage.........................................       28,880       88,709      18,468       136,057
  Agricultural Mortgage.......................................        3,470       11,742       2,573        17,785
  1-4 Family Mortgage.........................................       14,793       44,366       2,545        61,704
Consumer......................................................       18,885       24,043         239        43,167
                                                                -----------  -----------  -----------  -----------
    Total.....................................................  $   186,784  $   242,408   $  37,867   $   467,059
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Variable-Rate Loans...........................................  $   117,182  $   126,828   $  35,402   $   279,412
Fixed-Rate Loans..............................................       69,602      115,580       2,465       187,647
                                                                -----------  -----------  -----------  -----------
    Total.....................................................  $   186,784  $   242,408   $  37,867   $   467,059
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

    The contractual maturity schedule of the loan portfolio at December 31, 1995 is presented in the following table:

                                                                                 LOAN MATURITIES
                                                                                DECEMBER 31, 1995
                                                                --------------------------------------------------
                                                                                AFTER
                                                                    ONE       ONE YEAR
                                                                   YEAR        THROUGH       AFTER
                                                                  OR LESS    FIVE YEARS   FIVE YEARS      TOTAL
                                                                -----------  -----------  -----------  -----------
                                                                                  (IN THOUSANDS)
Commercial....................................................  $    61,134  $    45,748   $   5,160   $   112,042
Commercial Tax Exempt.........................................        4,411       18,851      11,157        34,419
Agricultural..................................................       22,449        2,648      --            25,097
Real Estate
  Construction................................................       21,786        8,181      --            29,967
  Commercial Mortgage.........................................       28,613       85,681      15,659       129,953
  Agricultural Mortgage.......................................        3,647       10,989       2,421        17,057
  1-4 Family Mortgage.........................................       14,489       42,114       2,449        59,052
Consumer......................................................       19,928       23,070         269        43,267
                                                                -----------  -----------  -----------  -----------
    Total.....................................................  $   176,457  $   237,282   $  37,115   $   450,854
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Variable-Rate Loans...........................................  $   105,864  $   126,965   $  34,354   $   267,183
Fixed-Rate Loans..............................................       70,593      110,317       2,761       183,671
                                                                -----------  -----------  -----------  -----------
    Total.....................................................  $   176,457  $   237,282   $  37,115   $   450,854
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

    As shown in the preceding tables, loans maturing within one year totaled $186.8 million at March 31, 1996, and $176.5 million at year-end 1995. The Company's policy on maturity extensions and rollovers is based on management's assessment of individual loans. Approvals for the extension or renewal of loans without reduction of principal for more than one twelve-month period are generally avoided, unless the loans are fully secured or are revolving lines subject to annual analysis and renewal.

NONPERFORMING ASSETS

    The Bank has several procedures in place to assist in maintaining the overall quality of its loan portfolio. The Bank has established underwriting guidelines to be followed by its officers and monitors its delinquency levels for any negative or adverse trends, particularly with respect to credits which have total exposures of $10,000 or more.

    Nonperforming assets consist of nonaccrual loans, loans for which the interest rate has been renegotiated below originally contracted rates and real estate or other assets that have been acquired in partial or full satisfaction of loan obligations. At March 31, 1996, eight loan relationships in excess of $100,000 totaling $2.1 million accounted for 74.8% of the total nonaccrual loans. These eight nonaccrual credits are secured primarily by real estate, and management believes that it is unlikely that any material loss will be incurred on disposition of the collateral. The remaining nonaccrual loans at March 31, 1996 represent loans of less than $100,000 each.

    The Company's policy generally is to place a loan on nonaccrual status when payment of principal or interest is contractually past due 90 days, or earlier when concern exists as to the ultimate collection of principal and interest. At the time a loan is placed on nonaccrual status, interest previously accrued but uncollected is reversed and charged against current income.

    Loans which are contractually 90 days or more past due, which are both well secured or guaranteed by financially responsible third parties and in the process of collection, generally are not placed on nonaccrual status. The amount of such loans past due 90 days or more at March 31, 1996 of $533,000 reflects an increase of $227,000 or 74.2% compared to the March 31, 1995 level of $306,000. The amount of such accruing loans 90 days or more past due for the years ended December 31, 1995, 1994 and 1993 totaled $642,000, $226,000 and $439,000, respectively. The increase in accruing loans 90 days or more past due at December 31, 1995 as compared to December 31, 1994 is partly attributable to two credits over $100,000 included in the category, both of which are in the process of collection.

    Nonperforming assets at March 31, 1996 of $4.3 million increased $859,000 or 24.8% compared to March 31, 1995 of $3.5 million and represent 0.7% of total assets. The increase in nonperforming assets at March 31, 1996 compared to March 31, 1995 is primarily attributable to one large credit of approximately $403,000 which is in the process of collection.

    Nonperforming assets of  $3.6 million  at December 31,  1995 decreased  $1.2 million or 25.5% compared to December 31, 1994 levels of $4.8 million and decreased $138,000 or 2.9% for the year ended December 31, 1994 compared to December 31, 1993 levels of $5.0 million. Management actively seeks buyers for all Other Real Estate. See "Noninterest Expense" above. The ratio of nonperforming assets plus accruing loans 90 days or more past due as a percent of total loans and other nonperforming assets at December 31, 1995 decreased to 0.9% from 1.5% at December 31, 1994 due primarily to the reduction in other nonperforming assets and the addition of $43.7 million of performing loans from the RGC/Roma Branch Acquisitions.

    Management is not aware of any borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially.

    Effective January 1, 1995, the Company adopted Statement 114 and the amendment thereof, Statement 118. Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan.
Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans. See "Texas Regional Bancshares, Inc. Management's Discussion and Analysis of Financial Position and Results of Operations-- Analysis of Results of Operations -- Provision for Loan Losses."

    At March 31, 1996, the Company had a $2.5 million recorded investment in impaired loans for which there was a related allowance for loan losses of $244,000. At March 31, 1996, the Company had a $368,000 investment in impaired loans for which there was no related allowance for loan losses. The average level of impaired loans during the three months ended March 31, 1996 was $2.9 million. The Company recorded interest income of $77,000 on its impaired loans during the three months ended March 31, 1996.

    At December 31, 1995, the Company had a $2.0 million recorded investment in impaired loans for which there was a related allowance for loan losses of $172,000. At December 31, 1995, there were no impaired loans for which there was no related allowance for loan losses. The average level of impaired loans during the year ended December 31, 1995 was $1.9 million. The Company recorded interest income of $91,000 on its impaired loans during the year ended December 31, 1995.

    An analysis of the components of nonperforming assets for the three months ended March 31, 1996 and 1995, and the last five years is presented in the following table:

                                                          MARCH 31,                            DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
               NONPERFORMING ASSETS                    1996       1995       1995       1994       1993       1992       1991
- ---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Nonaccrual Loans...................................  $   2,855  $   1,753  $   2,092  $   2,435  $   2,305  $   1,060  $   3,441
Renegotiated Loans.................................          5         11          6         13         47         76        355
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Nonperforming Loans..............................      2,860      1,764      2,098      2,448      2,352      1,136      3,796
Other Nonperforming Assets (Primarily Other Real
 Estate)...........................................      1,463      1,700      1,489      2,364      2,598      4,790      4,056
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Nonperforming Assets.......................      4,323      3,464      3,587      4,812      4,950      5,926      7,852
Accruing Loans 90 Days or More Past Due............        533        306        642        226        439        474         21
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Nonperforming Assets and Accruing Loans 90
    Days or More Past Due..........................  $   4,856  $   3,770  $   4,229  $   5,038  $   5,389  $   6,400  $   7,873
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Nonperforming Loans as a % of Total Loans..........       0.61%      0.50%      0.47%      0.72%      0.81%      0.45%      2.11%
Nonperforming Assets as a % of Total Loans and
 Other Nonperforming Assets........................       0.92       0.97       0.79       1.41       1.69       2.31       4.27
Nonperforming Assets as a % of Total Assets........       0.66       0.64       0.55       0.90       1.05       1.43       2.64
Nonperforming Assets Plus Accruing Loans 90 Days or
 More Past Due as a % of Total Loans And Other
 Nonperforming Assets..............................       1.04       1.06       0.94       1.47       1.84       2.49       4.28
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Interest income that would have been recorded for the year ended December 31, 1995 on nonaccrual and renegotiated loans had such loans performed in accordance with their original contractual terms and been outstanding throughout the year ended December 31, 1995, or since origination, if held for only part of that year, was approximately $247,000. For the year ended December 31, 1995, the amount of interest income actually recorded on nonaccrual and restructured loans was approximately $176,000.

    Management regularly reviews and monitors the loan portfolio to identify borrowers experiencing financial difficulties. Management believes that, at March 31, 1996 and at December 31, 1995, all such loans had been identified and included in the nonaccrual, restructured or 90 days past due loan totals reflected in the table above. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status.

ALLOWANCE FOR LOAN LOSSES

    Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. In assessing the adequacy of the allowance, management reviews the size, quality and risks of loans in the portfolio and considers factors such as specific known risks, past experience, the status and amount of nonperforming assets and economic conditions. A specific percentage is allocated to total loans in good standing and additional amounts are added for individual loans considered to have specific loss potential. Loans identified as losses are charged off. In addition, the loan review committee of the Bank reviews the assessments of management in determining the adequacy of the Bank's allowance for loan losses. Based on total allocations, the provision is recorded to maintain the allowance at a level deemed appropriate by management. While management uses available information to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary. The allowance for loan losses at March 31, 1996 of $4.9 million increased $895,000 or 22.4% compared to the March 31, 1995 balance of $4.0 million and increased $348,000 or 7.7% compared to the December 31, 1995 balance of $4.5 million. The allowance for loan losses at March 31, 1996 is 1.05% of loans outstanding, net of unearned discount. Management believes that the allowance for loan losses at March 31, 1996, adequately reflects the risks in the loan portfolio. The allowance for loan losses at December 31, 1995 was $4.5 million, which represents an increase of $1.0 million or 29.3% as compared to the allowance for loan losses at December 31, 1994. Management believes that the allowance for loan losses at December 31, 1995 adequately reflects the risks in the loan portfolio. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

    The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 1996 and 1995, and for the last five years:

                                                        THREE MONTHS ENDED
                                                            MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                       --------------------  ------------------------------------------------------
          ALLOWANCE FOR LOAN LOSS ACTIVITY               1996       1995       1995       1994       1993       1992        1991
- -----------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                                                  (DOLLARS IN THOUSANDS)
Balance at Beginning of Period.......................  $   4,542  $   3,511  $   3,511  $   3,435  $   2,929  $   2,547  $   2,988
Balance from Acquisitions............................     --         --            450     --         --            626      --
Provision for Loan Losses............................        461        366      1,685      1,085        392        220        310
Charge-Offs
  Commercial.........................................         60         64        813        169         64        229        483
  Agricultural.......................................     --         --            416        781     --             64        103
  Real Estate........................................          4         49        111        153         89        490        211
  Consumer...........................................        106         30        300        132         93         84        124
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total Charge-Offs................................        170        143      1,640      1,235        246        867        921
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
Recoveries
  Commercial.........................................         33        248        401        163        113        233         67
  Agricultural.......................................     --              1         66          4         13         41      --
  Real Estate........................................          7     --              4         10        128         51         29
  Consumer...........................................         17         12         65         49        106         78         74
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total Recoveries.................................         57        261        536        226        360        403        170
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net Charge-Offs (Recoveries).........................        113       (118)     1,104      1,009       (114)       464        751
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
Balance at End of Period.............................  $   4,890  $   3,995  $   4,542  $   3,511  $   3,435  $   2,929  $   2,547
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
Ratio of Allowance for Loan Losses to Loans
 Outstanding, Net of Unearned Discount...............       1.05%      1.13%      1.01%      1.03%      1.18%      1.16%      1.42%
Ratio of Allowance for Loan Losses to Nonperforming
 Assets..............................................     113.12     115.33     126.62      72.96      69.39      49.43      32.44
Ratio of Net Charge-Offs to Average Total Loans
 Outstanding, Net of Unearned Discount...............       0.10      (0.03)      0.30       0.33      (0.04)      0.21       0.45
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ----------

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the end of each of the three months ended March 31, 1996 and 1995 is presented in the table below:

                                                                          ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                                           MARCH 31,
                                                                    --------------------------------------------------------
                                                                               1996                         1995
                                                                    ---------------------------  ---------------------------
                                                                                   % OF LOANS                   % OF LOANS
                                                                                    IN EACH                      IN EACH
                                                                                    CATEGORY                     CATEGORY
                                                                                    TO TOTAL                     TO TOTAL
                                                                      AMOUNT         LOANS         AMOUNT         LOANS
                                                                    -----------  --------------  -----------  --------------
                                                                                     (DOLLARS IN THOUSANDS)
Commercial........................................................   $   1,044          32.4%     $   1,101          30.1%
Agricultural......................................................         317           6.1            381           5.6
Real Estate.......................................................       2,495          52.3          1,902          55.2
Consumer..........................................................         300           9.2            216           9.1
Unallocated.......................................................         734         --               395         --
                                                                    -----------        -----     -----------        -----
  Total...........................................................   $   4,890         100.0%     $   3,995         100.0%
                                                                    -----------        -----     -----------        -----
                                                                    -----------        -----     -----------        -----

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the end of each of the last five years is presented in the table below:

                                                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                   DECEMBER 31,
                ------------------------------------------------------------------------------------------------------------------
                           1995                         1994                         1993                         1992
                ---------------------------  ---------------------------  ---------------------------  ---------------------------
                               % OF LOANS                   % OF LOANS                   % OF LOANS                   % OF LOANS
                                IN EACH                      IN EACH                      IN EACH                      IN EACH
                                CATEGORY                     CATEGORY                     CATEGORY                     CATEGORY
                                TO TOTAL                     TO TOTAL                     TO TOTAL                     TO TOTAL
                  AMOUNT         LOANS         AMOUNT         LOANS         AMOUNT         LOANS         AMOUNT         LOANS
                -----------  --------------  -----------  --------------  -----------  --------------  -----------  --------------
                                                              (DOLLARS IN THOUSANDS)
Commercial....   $     965          32.5%     $   1,057          30.0%     $   1,348          31.6%     $   1,096          34.6%
Agricultural...        304           5.6            478           5.1            138           4.7            148           5.9
Real Estate...       2,401          52.3          1,644          55.9          1,705          54.5          1,380          50.3
Consumer......         296           9.6            257           9.0            215           9.2            254           9.2
Unallocated...         576         --                75         --                29         --                51         --
                -----------        -----     -----------        -----     -----------        -----     -----------        -----
  Total.......   $   4,542         100.0%     $   3,511         100.0%     $   3,435         100.0%     $   2,929         100.0%
                -----------        -----     -----------        -----     -----------        -----     -----------        -----
                -----------        -----     -----------        -----     -----------        -----     -----------        -----


                           1991
                ---------------------------
                               % OF LOANS
                                IN EACH
                                CATEGORY
                                TO TOTAL
                  AMOUNT         LOANS
                -----------  --------------

Commercial....   $     787          35.4%
Agricultural..         104           5.7
Real Estate...       1,346          48.3
Consumer......         209          10.6
Unallocated...         101         --
                -----------        -----
  Total.......   $   2,547         100.0%
                -----------        -----
                -----------        -----

PREMISES AND EQUIPMENT

    Premises and equipment of $19.0 million at March 31, 1996 increased $3.3 million or 21.4% compared to $15.6 million at March 31, 1995. The net increase for the twelve months ended March 31, 1996 was primarily attributable to the $1.8 million in fixed assets acquired in the RGC/Roma Branch Acquisitions, $1.2 million of building and equipment costs for the New Weslaco Banking Location and $673,000 for new equipment and software for the data processing center. Premises and equipment increased $590,000 or 3.2% for March 31, 1996 compared to $18.4 million at December 31, 1995. The net increases for the three months ended March 31, 1996 was primarily attributable to $393,000 of building and equipment cost for the New Weslaco Banking Location.

    Premises and equipment of $18.4 million at December 31, 1995 increased $3.1 million or 20.3% compared to $15.3 million at December 31, 1994 in addition to a net increase of $480,000 or 3.2% for December 31, 1994 compared to $14.8 million at December 31, 1993. The net increase for the year ended December 31, 1995 is primarily attributable to the $1.8 million in fixed assets acquired in the RGC/ Roma Branch Acquisitions, $1.3 million of land, building and equipment costs for the New Weslaco Banking Location and $1.0 million for new equipment and software for the data processing center.

INTANGIBLES

    Intangibles of $5.6 million at March 31, 1996 increased $3.7 million or 190.1% compared to $1.9 million at March 31, 1995 and decreased $123,000 or 2.2% for March 31, 1996 compared to $5.7 million at December 31, 1995. The net increase for the three months ended March 31, 1996 compared to three months ended March 31, 1995 is attributable to the goodwill recorded as a result of the RGC/Roma Branch Acquisitions. Intangibles of $5.7 million at December 31, 1995 increased $3.7 million or 188.1% compared to $2.0 million at December 31, 1994 and decreased $224,000 or 10.1% for December 31, 1994 compared to $2.2 million at December 31, 1993. The net increase for the year ended December 31, 1995 is attributable to the goodwill recorded as a result of the RGC/Roma Branch Acquisitions.

DEPOSITS

    Total deposits at March 31, 1996 of $586.0 million increased $110.0 million or 23.1% compared to the March 31, 1995 level of $476.0 million and increased $6.3 million or 1.1% compared to December 31, 1995 levels of $579.7 million. The increase in total deposits from March 31, 1995 to March 31, 1996 is primarily attributable to the RGC/Roma Branch Acquisitions. The $6.3 million or 1.1% increase for total deposits at March 31, 1996 compared to total deposits at December 31, 1995 is comparable to the $3.9 million or 0.8% increase for total deposits at March 31, 1995 compared to total deposits at December 31, 1994.

    Total deposits of $579.7 million at December 31, 1995 increased $107.6 million or 22.8% compared to December 31, 1994 level of $472.1 million and total deposits of $472.1 million for the year ended December 31, 1994 increased $42.6 million or 9.9% compared to December 31, 1993 levels of $429.5 million. The increase in total deposits at December 31, 1995 compared to December 31, 1994 is primarily attributable to the RGC/Roma Branch Acquisitions. Total noninterest-bearing deposits of $120.4 million for the year ended December 31, 1995 represented an increase of $20.8 million or 20.8% compared to the year ended December 31, 1994 and $10.2 million or 11.5% for the year ended December 31, 1994 compared to the year ended December 31, 1993. Total public funds deposits (consisting of Public Funds Demand Deposits, Public Funds Money Market Checking and Savings and Public Funds Time Deposits) of $39.3 million for the year ended December 31, 1995 decreased $16.3 million or 29.3% compared to December 31, 1994 levels of $55.6 million. The decline in public funds is primarily due to the loss of a large public fund to a competitor as a result of a competitive bid in September 1995. The Bank actively seeks consumer and commercial deposits, including deposits from correspondent banks and public funds deposits. The following table presents the composition of total deposits at the end of three months ended March 31, 1996 and 1995 and at the end of the last three years:

                                                    MARCH 31,                                  DECEMBER 31,
                                       -----------------------------------  ---------------------------------------------------
                                                  % CHANGE FROM                        % CHANGE FROM             % CHANGE FROM
           TOTAL DEPOSITS                1996      PRIOR YEAR      1995       1995      PRIOR YEAR      1994       PRIOR YEAR
- -------------------------------------  ---------  -------------  ---------  ---------  -------------  ---------  --------------
                                                                        (DOLLARS IN THOUSANDS)
Demand Deposits
  Commercial and Individual..........  $ 113,072        19.4%    $  94,735  $ 113,345        16.1%    $  97,597         11.5%
  Public Funds.......................      7,015       163.6         2,661      7,069       245.5         2,046          9.4
                                       ---------       -----     ---------  ---------       -----     ---------          ---
    Total Demand Deposits............    120,087        23.3        97,396    120,414        20.8        99,643         11.5
                                       ---------       -----     ---------  ---------       -----     ---------          ---
Interest-Bearing Deposits
  Savings
    Commercial and Individual........     38,427        39.6        27,520     35,521        23.8        28,689         (4.6)
    Public Funds.....................        423        *           --            612        *           --            *
  Money Market Checking and Savings
    Commercial and Individual........    106,861         9.3        97,728    105,409        (0.6)      106,062          6.3
    Public Funds.....................     20,361       (14.8)       23,886     22,278       (35.8)       34,688          7.6
  Time Deposits
    Commercial and Individual........    287,827        36.3       211,123    285,545        55.0       184,177         14.1
    Public Funds.....................     12,008       (34.5)       18,332      9,952       (47.2)       18,849         13.7
                                       ---------       -----     ---------  ---------       -----     ---------          ---
  Total Interest-Bearing Deposits....    465,907        23.1       378,589    459,317        23.3       372,465          9.5
                                       ---------       -----     ---------  ---------       -----     ---------          ---
    Total Deposits...................  $ 585,994        23.1%    $ 475,985  $ 579,731        22.8%    $ 472,108          9.9%
                                       ---------       -----     ---------  ---------       -----     ---------          ---
                                       ---------       -----     ---------  ---------       -----     ---------          ---
Weighted Average Rate on
  Interest-Bearing Deposits..........       4.52%                     4.04%      4.39%                     3.27%
                                       ---------                 ---------  ---------                 ---------
                                       ---------                 ---------  ---------                 ---------


           TOTAL DEPOSITS                1993
- -------------------------------------  ---------

Demand Deposits
  Commercial and Individual..........  $  87,533
  Public Funds.......................      1,871
                                       ---------
    Total Demand Deposits............     89,404
                                       ---------
Interest-Bearing Deposits
  Savings
    Commercial and Individual........     30,061
    Public Funds.....................     --
  Money Market Checking and Savings
    Commercial and Individual........     99,785
    Public Funds.....................     32,232
  Time Deposits
    Commercial and Individual........    161,464
    Public Funds.....................     16,575
                                       ---------
  Total Interest-Bearing Deposits....    340,117
                                       ---------
    Total Deposits...................  $ 429,521
                                       ---------
                                       ---------
Weighted Average Rate on
  Interest-Bearing Deposits..........       3.21%
                                       ---------
                                       ---------

- ------------------------------
* Not meaningful.

    Time deposits of $100,000 or more are solicited from markets served by the Bank and are not sought through brokered sources. Time deposits continue to be a significant source of funds. Texas State Bank does not solicit brokered deposits. The following table presents the maturities of time deposits of $100,000 or more at March 31, 1996 and 1995, and at December 31, 1995 and 1994:

                                                                        MARCH 31,              DECEMBER 31,
                                                                  ----------------------  ----------------------
        MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE              1996        1995        1995        1994
- ----------------------------------------------------------------  -----------  ---------  -----------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Three Months or Less............................................  $    37,263  $  36,277  $    47,925  $  35,964
After Three through Six Months..................................       26,693     19,334       20,184     25,338
After Six through Twelve Months.................................       28,111      6,723       21,152     14,422
After Twelve Months.............................................       40,803     33,847       37,129     15,357
                                                                  -----------  ---------  -----------  ---------
  Total.........................................................  $   132,870  $  96,181  $   126,390  $  91,081
                                                                  -----------  ---------  -----------  ---------
                                                                  -----------  ---------  -----------  ---------
Weighted Average Rate on Time Deposits of $100,000 or More......         5.53%      5.52%        5.54%      4.06%
                                                                  -----------  ---------  -----------  ---------
                                                                  -----------  ---------  -----------  ---------

    Mexico is a part of the trade territory of the Company and foreign deposits from Mexican sources have traditionally been a source of funding. In December 1994, the Mexican government announced a 15% devaluation of the Mexican peso relative to the United States dollar, and the Mexican peso has since continued to decline relative to the dollar. The Company does not anticipate any negative impact on foreign deposits due to these recent devaluations of the peso. The increase in foreign deposits is primarily attributable to Mexican deposits obtained with the RGC/Roma Branch Acquisitions. The following table presents foreign deposits, primarily from Mexican sources, at March 31, 1996 and 1995, and at December 31, 1995 and 1994:

                                                                          MARCH 31,            DECEMBER 31,
                                                                     --------------------  --------------------
                         FOREIGN DEPOSITS                              1996       1995       1995       1994
- -------------------------------------------------------------------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Demand Deposits....................................................  $   1,773  $   1,063  $   2,287  $   1,589
                                                                     ---------  ---------  ---------  ---------
Interest-Bearing Deposits
  Savings..........................................................      2,193      1,316      2,174      1,336
  Money Market Checking and Savings................................      8,313      5,638      9,178      6,577
  Time Deposits Under $100,000.....................................     19,883     11,586     19,376     11,544
  Time Deposits of $100,000 or more................................     27,454     16,552     26,471     14,778
                                                                     ---------  ---------  ---------  ---------
    Total Interest-Bearing Deposits................................     57,843     35,092     57,199     34,235
                                                                     ---------  ---------  ---------  ---------
    Total Foreign Deposits.........................................  $  59,616  $  36,155  $  59,486  $  35,824
                                                                     ---------  ---------  ---------  ---------
Percentage of Total Deposits.......................................       10.2%       7.6%      10.3%       7.6%
                                                                     ---------  ---------  ---------  ---------
Weighted Average Rate on Foreign Deposits..........................       4.73%      4.44%      4.78%      3.55%
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

LIQUIDITY

    Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excessive liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew and acquire additional deposit liabilities is a major source of liquidity. The Company's principal sources of funds are primarily within the local markets of the Bank and consist of deposits, interest and principal payments on loans and investment securities, sales of loans and investment securities and borrowings. See previous discussion regarding the maturity dates for "Loans," "Investment Securities" and "Deposits."

    Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government-backed securities. At March 31, 1996, the Company's liquidity ratio, defined as cash, U.S. Government-backed securities and federal funds sold as a percentage of deposits, was 25.8% compared to 32.4% at March 31, 1995 and compared to 27.5% at December 31, 1995. At December 31, 1995, the Company's liquidity ratio was 27.5% compared to 34.2% at December 31, 1994 and compared to 36.0% at December 31, 1993. In each case, the Company's liquidity ratio has declined as a result of management's efforts to improve the Company's earnings mix by increasing loan volume.

    Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing and noninterest-bearing deposit accounts in the Company's trade area. The Company does not have or nor does it solicit brokered deposits. Federal funds purchased and short-term borrowings are additional sources of liquidity. These sources of liquidity are short-term in nature and are used, as necessary, to fund asset growth and meet short-term liquidity needs.

    For the three months ended March 31, 1996, liquidity was enhanced primarily by net cash provided by operating activities of $4.1 million, investing activities of $641,000 and financing activities of $5.5 million. The increase in net cash provided by financing activities was primarily attributable to the $6.3 million net increase in deposits. As a result, net cash and cash equivalents at March 31, 1996 of $44.7 million increased $10.2 million or 29.6% compared to net cash and cash equivalents at December 31, 1995 of $34.5 million.

    During 1995, funds for $79.4 million of investment purchases and $69.5 million of net loan growth came from various sources, including a net increase in deposits of $27.9 million, $12.6 million in proceeds from sale of investment securities, $62.5 million in proceeds from maturing investment securities and $8.7 million of net income.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the FRB and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically undercapitalized." The classifications are generally determined by applicable ratios of the institution, including Tier I capital to risk-weighted assets, total capital to risk-weighted assets and leverage ratios. Based on Texas State Bank's capital ratios at December 31, 1995, Texas State Bank was classified as "well capitalized" under the applicable regulations. As a result, the Company does not believe that the prompt corrective action regulations have any material effect on the activities or operations of the Company or Texas State Bank.

    The principal sources of liquidity for the Company during 1995 were the proceeds from the 1994 sale of 1.0 million shares of Common Stock and interest income of $338,000 from the Bank. The funds received were used primarily to pay common stock dividends and other expenses.

    The Company is dependent on dividend and interest income from the Bank and the sale of stock for its liquidity. Applicable FRB regulations provide that bank holding companies are permitted by regulatory authorities to pay cash dividends on their common or preferred stock if consolidated earnings and consolidated capital are within regulatory guidelines and the Bank is classified as "well capitalized" for purposes of FDICIA. See "Business -- Regulation and Supervision" and "Business -- Capital Resources."

    The funds management policy of the Company and the Bank is to maintain a reasonably balanced position of rate sensitive assets and liabilities to avoid adverse changes in net interest income. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of interest-earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period ("GAP"). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

    Rate sensitive assets maturing within one year exceeded rate sensitive liabilities with comparable maturities at March 31, 1996 by $27.0 million. Management monitors the rate sensitivity GAP on a regular basis and takes steps when appropriate to improve the sensitivity. The ratio of cumulative rate sensitivity GAP to total assets at a period of twelve months or less was 4.11%.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at March 31, 1996:

                                                                    MARCH 31, 1996
                                      --------------------------------------------------------------------------
                                                                  7-12         1-5         OVER
 INTEREST RATE SENSITIVITY ANALYSIS   1-3 MONTHS   4-6 MONTHS    MONTHS       YEARS       5 YEARS       TOTAL
- ------------------------------------  -----------  ----------  ----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Loans...............................  $   304,374  $   17,145  $   27,455  $   115,620  $     2,465  $   467,059
Investment Securities
  Available for Sale................        1,986       2,988      15,710       35,301        1,468       57,453
  Held to Maturity..................       14,214       2,073       7,540       28,882        3,204       55,913
Federal Funds Sold..................       13,200      --          --          --           --            13,200
                                      -----------  ----------  ----------  -----------  -----------  -----------
    Total Interest-Earning Assets...      333,774      22,206      50,705      179,803        7,137      593,625
                                      -----------  ----------  ----------  -----------  -----------  -----------
Savings.............................       38,850      --          --          --           --            38,850
Money Market Checking and Savings
 Accounts...........................      127,222      --          --          --           --           127,222
Time Deposits.......................       81,229      58,995      72,804       84,551        2,256      299,835
Federal Funds Purchased and
 Securities Sold Under Repurchase
 Agreements.........................          600      --          --          --           --               600
                                      -----------  ----------  ----------  -----------  -----------  -----------
    Total Interest-Bearing
      Liabilities...................      247,901      58,995      72,804       84,551        2,256      466,507
                                      -----------  ----------  ----------  -----------  -----------  -----------
Rate Sensitivity GAP (1)............  $    85,873  $  (36,789) $  (22,099) $    95,252  $     4,881  $   127,118
                                      -----------  ----------  ----------  -----------  -----------  -----------
                                      -----------  ----------  ----------  -----------  -----------  -----------
Cumulative Rate Sensitivity
 GAP................................  $    85,873  $   49,084  $   26,985  $   122,237  $   127,118
                                      -----------  ----------  ----------  -----------  -----------
                                      -----------  ----------  ----------  -----------  -----------
Ratio of Cumulative Rate Sensitivity
 GAP to Total Assets................        13.09%       7.48%       4.11%
                                      -----------  ----------  ----------
                                      -----------  ----------  ----------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to
 Cumulative Rate Sensitive
 Interest-Bearing Liabilities.......       1.35:1      1.16:1      1.07:1
                                      -----------  ----------  ----------
                                      -----------  ----------  ----------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

    Rate sensitive assets maturing within one year exceeded rate sensitive liabilities with comparable maturities at December 31, 1995 by $22.3 million. Management monitors the rate sensitivity GAP on a regular basis and takes steps when appropriate to improve the sensitivity. The ratio of cumulative rate sensitivity GAP to total assets at a period of twelve months or less was 3.45%.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at December 31, 1995:

                                                                   DECEMBER 31, 1995
                                       -------------------------------------------------------------------------
                                                                  7-12         1-5         OVER
 INTEREST RATE SENSITIVITY ANALYSIS    1-3 MONTHS   4-6 MONTHS   MONTHS       YEARS       5 YEARS       TOTAL
- -------------------------------------  -----------  ----------  ---------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Loans................................  $   295,292  $   16,196  $  26,288  $   110,317  $     2,761  $   450,854
Investment Securities
  Available for Sale.................        9,456       1,001     17,721       33,502        1,470       63,150
  Held to Maturity...................        4,445      16,248      5,139       39,209        3,450       68,491
Federal Funds Sold...................        3,600      --         --          --           --             3,600
                                       -----------  ----------  ---------  -----------  -----------  -----------
    Total Interest-Earning Assets....      312,793      33,445     49,148      183,028        7,681      586,095
                                       -----------  ----------  ---------  -----------  -----------  -----------
Savings..............................       36,133      --         --          --           --            36,133
Money Market Checking and Savings
 Accounts............................      127,687      --         --          --           --           127,687
Time Deposits........................      108,738      48,270     51,501       84,945        2,043      295,497
Federal Funds Purchased and
 Securities Sold Under Repurchase
 Agreements..........................          757      --         --          --           --               757
                                       -----------  ----------  ---------  -----------  -----------  -----------
    Total Interest-Bearing
      Liabilities....................      273,315      48,270     51,501       84,945        2,043      460,074
                                       -----------  ----------  ---------  -----------  -----------  -----------
Rate Sensitivity GAP (1).............  $    39,478  $  (14,825) $  (2,353) $    98,083  $     5,638  $   126,021
                                       -----------  ----------  ---------  -----------  -----------  -----------
                                       -----------  ----------  ---------  -----------  -----------  -----------
Cumulative Rate Sensitivity
 GAP.................................  $    39,478  $   24,653  $  22,300  $   120,383  $   126,021
                                       -----------  ----------  ---------  -----------  -----------
                                       -----------  ----------  ---------  -----------  -----------
Ratio of Cumulative Rate Sensitivity
 GAP to Total Assets.................         6.10%       3.81%      3.45%
                                       -----------  ----------  ---------
                                       -----------  ----------  ---------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to
 Cumulative Rate Sensitive
 Interest-Bearing Liabilities........       1.14:1      1.08:1     1.06:1
                                       -----------  ----------  ---------
                                       -----------  ----------  ---------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

EFFECTS OF INFLATION

    Financial institutions are impacted differently by inflation than are industrial companies. While industrial and manufacturing companies generally have significant investments in inventories and fixed assets, financial institutions ordinarily do not have such investments. As a result, financial institutions are generally in a better position than industrial companies to respond to inflationary trends by monitoring the spread between interest costs and interest income yields through adjustments of maturities and interest rates of assets and liabilities. In addition, inflation tends to increase demand for loans from financial institutions as industrial companies attempt to maintain a constant level of goods in inventory and assets. As consumers of goods and services, financial institutions are affected by inflation as prices increase, causing an increase in costs of salaries, employee benefits, occupancy expense and similar items.

CAPITAL RESOURCES

    Shareholders' equity at March 31, 1996 of $64.6 million increased $7.2 million or 12.6% compared to the March 31, 1995 level of $57.3 million and increased $1.8 million or 2.9% compared to the December 31, 1995 level of $62.7 million. The increase was attributable to earnings reduced primarily by dividends paid on Class A Voting Common Stock.

    Shareholders' equity of $62.7 million for the year ended December 31, 1995 reflects a net increase of approximately $7.0 million or 12.5% compared to shareholders' equity of $55.7 million for the year ended December 31, 1994. This net increase was primarily attributable to earnings for 1995. The net increase in shareholders' equity reflects dividends paid on Common Stock of $2.5 million which included $620,000 declared December 12, 1995 and paid on January 16, 1996.

    On March 21, 1994, the Board of Directors of the Company adopted a resolution calling for redemption on April 22, 1994 of all issued and outstanding preferred stock, including the Company's First Series Convertible Preferred Stock, Series 1990 Convertible Preferred Stock and Series 1991 Convertible Preferred Stock (herein collectively called the "Preferred Stock") at a redemption price of $104 per share plus all accrued and unpaid dividends through the date fixed for redemption. The Preferred Stock was convertible into
13.2 shares of Common Stock for each share of Preferred Stock held.

    Effective April 22, 1994, 356 shares of Preferred Stock were redeemed and 74,172 shares of Preferred Stock were converted into 979,009 shares of Common Stock.

    The risk-based capital standards as established by the FRB apply to Texas Regional and Texas State Bank. The numerator of the risk-based capital ratio for bank holding companies includes Tier I capital, consisting of common shareholders' equity and qualifying cumulative and noncumulative perpetual preferred stock; and Tier II capital, consisting of other preferred stock, reserve for possible loan losses and certain subordinated and term-debt securities. Beginning on December 31, 1993, goodwill is deducted from Tier I capital. At no time is Tier II capital allowed to exceed Tier I capital in the calculation of total capital. The denominator or asset portion of the risk-based capital ratio aggregates generic classes of balance sheet and off-balance sheet exposures, each weighted by one of four factors, ranging from 0% to 100%, based on the relative risk of the exposure class.

    Ratio targets are set for both Tier I and total capital (Tier I plus Tier II capital). The minimum level of Tier I capital to total assets is 4.0% and the minimum total capital ratio is 8.0%. The FRB has guidelines for a leverage ratio that is designed as an additional evaluation of capital adequacy of banks and bank holding companies. The leverage ratio is defined to be the company's Tier I capital divided by its quarterly average total assets less goodwill and other intangible assets. An insured depository institution is "well capitalized" for purposes of the FDICIA if its Total Risk-Based Capital Ratio is equal to or greater than 10.0%, and Tier I Risk-Based Capital Ratio is equal to or greater than 6.0%, and Tier I Leverage Capital Ratio is equal to or greater than 5.0%. The Company's Tier I Risk-Based Capital Ratio was approximately 11.66% and 14.59% at March 31, 1996 and 1995, respectively. The Company's Total Risk-Based Capital Ratio was approximately 12.63% and 15.63% at March 31, 1996 and 1995, respectively. The Company's Tier I Leverage Capital Ratio was 9.07% and 10.56% at March 31, 1996 and 1995, respectively. The Company's Tier I Risk-Based Capital Ratio was approximately 11.70% and 14.71% at December 31, 1995 and 1994, respectively. The Company's Total Risk-Based Capital Ratio was approximately 12.64% and 15.67% at December 31, 1995 and 1994, respectively. The Company's Tier I Leverage Capital Ratio was 8.96% and 10.37%, at December 31, 1995 and
1994, respectively. Based on capital ratios, the Company is within the definition of "well capitalized" for FRB purposes at March 31, 1996 and December 31, 1995.

    The following table presents the Company's risk-based capital calculation:

                                                                       MARCH 31,                DECEMBER 31,
                                                                ------------------------  ------------------------
                      RISK-BASED CAPITAL                           1996         1995         1995         1994
- --------------------------------------------------------------  -----------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Total Shareholders' Equity, before unrealized gains or losses
 on Securities Available for Sale.............................  $    64,537  $    57,686  $    62,603  $    56,318
Less -- Goodwill and Other Deductions.........................        5,588        1,926        5,711        1,982
                                                                -----------  -----------  -----------  -----------
Total Tier I Capital..........................................       58,949       55,760       56,892       54,336
Total Tier II Capital.........................................        4,890        3,995        4,542        3,511
                                                                -----------  -----------  -----------  -----------
Total Qualifying Capital......................................  $    63,839  $    59,755  $    61,434  $    57,847
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Risk Adjusted Assets (Including Off-Balance Sheet Exposure)...  $   505,383  $   382,290  $   486,111  $   369,273
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Tier I Risk-Based Capital Ratio...............................        11.66%       14.59%       11.70%       14.71%
Total Risk-Based Capital Ratio................................        12.63        15.63        12.64        15.67
Leverage Capital Ratio........................................         9.07        10.56         8.96        10.37
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

CURRENT ACCOUNTING ISSUES

    Effective January 1, 1995, the Company adopted Statement 114 and the amendment thereof, Statement 118. Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan.
Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans.

    Loans which were restructured prior to the adoption of Statement 114 and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured subsequent to the adoption of Statement 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

    For loans covered by Statement 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual status or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectability of principal.

    In management's opinion, the adoption of Statement 114 and Statement 118 did not have a material effect on the Company's results of operations.

    In October 1995, FASB issued Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation". Statement 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Statement 123 encourages entities to adopt a "fair value" based method of accounting for stock-based compensation plans which requires an estimate of the fair value of stock options or other equity instruments to which employees become entitled when they have rendered requisite service or satisfied other conditions necessary to earn the right to benefit from the instruments. Compensation cost is then determined based on the fair value estimate and is recognized over the service period, which is usually the vesting period. Statement 123 also requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

    The accounting requirements of Statement 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. In management's opinion, implementation of Statement 123 has not had and is not anticipated to have a material effect on the Company's consolidated financial statements.

QUARTER RESULTS

    Net income for the three months ended March 31, 1996 was $2.6 million or $0.41 per share, reflecting a net increase of $567,000 or $0.09 per share, compared to net income of $2.0 million or $0.32 per share for the three months ended March 31, 1995 and reflected a net increase of $134,000 or $0.02 per share compared to net income of $2.4 million or $0.39 per share for the three months ended December 31, 1995. Earnings performance for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 reflected gains in net interest income and an increase in noninterest income, partially offset by an increase in noninterest expense. Earnings performance for the three months ended March 31, 1996 compared to the three months ended December 31, 1995 reflected gains in net interest income and an increase in noninterest income reduced by an increase in noninterest expense.

    The fourth quarter net income for 1995 of $2.4 million or $0.39 per share reflected an increase of $139,000 or 6.1% compared to $2.3 million or $0.37 per share for the fourth quarter of 1994. Earnings performance for the fourth quarter of 1995 as compared to the fourth quarter of 1994 reflects increases in net interest income, noninterest income and noninterest expense. The following table presents a summary of operations for the last six quarters:

                                                        1996                             1995                            1994
                                                     -----------  --------------------------------------------------  -----------
       CONDENSED QUARTERLY INCOME STATEMENTS            FIRST       FOURTH        THIRD       SECOND        FIRST       FOURTH
             TAXABLE-EQUIVALENT BASIS                  QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
- ---------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income....................................   $  13,176    $  12,804    $  11,904    $  10,880    $  10,218    $   9,629
Interest Expense...................................       5,281        5,171        4,857        4,295        3,729        3,340
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Net Interest Income................................       7,895        7,633        7,047        6,585        6,489        6,289
Provision for Loan Losses..........................         461          625          372          322          366          455
Noninterest Income.................................       1,946        1,729        1,623        1,576        1,590        1,514
Noninterest Expense................................       5,314        5,035        4,694        4,654        4,594        3,787
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Income Before Taxable-Equivalent Adjustment and
 Income Tax........................................       4,066        3,702        3,604        3,185        3,119        3,561
Taxable-Equivalent Adjustment......................         206          105           35           35           39           34
Applicable Income Tax Expense......................       1,306        1,177        1,292        1,109        1,093        1,246
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Net Income                                            $   2,554    $   2,420    $   2,277    $   2,041    $   1,987    $   2,281
                                                     -----------  -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Net Income Per Common Share
  Primary..........................................   $    0.41    $    0.39    $    0.37    $    0.33    $    0.32    $    0.37
  Fully Diluted....................................        0.41         0.39         0.36         0.33         0.32         0.37
                                                     -----------  -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------  -----------

    Taxable-equivalent net interest income was $7.9 million for the three months ended March 31, 1996, reflected an increase of $1.4 million or 21.7% compared to taxable-equivalent net interest income for the three months ended March 31, 1995 of $6.5 million. The interest rate margin of 5.38% for the three months ended March 31, 1996 reflects a decrease of 16 basis points compared to 5.54% for the three months ended March 31, 1995. The increase in net interest income for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 was primarily attributable to the increase in the volume of interest-earning assets exceeding the increase in volume of interest-bearing liabilities and the change in the mix of earnings assets. The increase in net interest income for the three months ended March 31, 1996 compared to three months ended December 31, 1995 was primarily attributable to the change in the mix of interest-earning assets. The average loan balance for the three months ended March 31, 1996 of $457.4 million increased $44.6 million or 10.8% compared to the average loan balance for the three months ended December 31, 1995. The increase in the average balance of loans outstanding improved earnings. Total Interest-Earning Assets for the three months ended March 31, 1996 of $590.5 million increased $16.4 million or 2.9% compared to the average Total Interest-Earning Assets for the three months ended December 31, 1995.

    Net interest income of $7.6 million for the fourth quarter of 1995 increased $1.3 million or 21.4% compared to $6.3 million for the fourth quarter of 1994, reflecting the increased volume of earning assets and net increase in yield for the year ended December 31, 1995. Average earning assets of $574.0 million for the fourth quarter of 1995 increased $104.4 million or 22.2% compared to $469.6 million for the fourth quarter of 1994. The fourth quarter of 1995 interest margin was 5.28% compared to 5.31% for the fourth quarter of 1994 and 5.15% in the third quarter of 1995.

    The provision for loan losses for the three months ended March 31, 1996 of $461,000 reflects an increase of $95,000 or 26.0% compared to $366,000 for the three months ended March 31, 1995 and was primarily attributable to loan growth.

    The provision for loan losses charged against earnings in the fourth quarter of 1995 was $625,000 compared to $455,000 for the fourth quarter of 1994, reflecting an increase of $170,000 or 37.4%. The provision for loan losses in the fourth quarter of 1995 was primarily attributable to loan growth.

    Noninterest income for the three months ended March 31, 1996 of $1.9 million increased $356,000 or 22.4% compared to $1.6 million for the three months ended March 31, 1995 and increased $217,000 or 12.6% compared to $1.7 million for the three months ended December 31, 1995. The increase in Noninterest income for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 is primarily attributable to the increased fee income from Total Service Charges, Trust Service Fees and Data Processing Service Fees. The increase in Total Service Charges was impacted by an increase in activity levels and additional volume. The increase in Trust Service Fees for the three months ended March 31, 1996 compared to three months ended March 31, 1995 is attributable to increases in both the number of trust accounts and the book value of assets managed. The book value of assets managed at March 31, 1996 and 1995 was $257.2 million and $205.0 million, respectively. Assets held by the trust department of the Bank in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated balance sheets. The increase in Data Processing Service Fees for the three months ended March 31, 1996 compared to three months ended March 31, 1995 is attributable to an increased volume of business.

    Noninterest income of $1.7 million for the fourth quarter of 1995 increased $215,000 or 14.2% compared to $1.5 million for the fourth quarter of 1994, primarily due to an increased volume of business and as a result of the RGC/Roma Branch Acquisitions. All components of noninterest income reflect increases for fourth quarter of 1995 compared to fourth quarter of 1994 except Other Service Charges and Investment Securities Gains (Losses). The decline in Other Service Charges is primarily attributable to a decline in foreign currency exchange fees. Investment Securities Gains (Losses) of ($98,000) for the fourth quarter of 1995 compared to Investment Securities Gains (Losses) of $8,000 for the fourth quarter of 1994.

    Noninterest expense for the three months ended March 31, 1996 of $5.3 million increased $720,000 or 15.7% compared to the three months ended March 31, 1995 of $4.6 million and increased $279,000 or 5.5% compared to the three months ended December 31, 1995 of $5.0 million. The increase for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 and the three months ended December 31, 1995 was primarily attributable to the increased volume of business conducted by the Company. Personnel expense of $2.7 million for the three months ended March 31, 1996 increased $479,000 or 21.2% compared to the three months ended March 31, 1995 and $178,000 or 7.0% compared to the three months ended December 31, 1995. Personnel expense increased for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 primarily due to staffing increases, including the staff acquired as a result of the RGC/Roma Branch Acquisitions, staff for the New Weslaco Banking Location and increases in payroll taxes, medical insurance premiums and pension expenses for all employees. The Personnel expense increase for the three months ended March 31, 1996 compared to the three months ended December 31, 1995, was primarily due to staffing increases, including staffing increases associated with the Company's New Weslaco Banking Location. The New Weslaco Banking Location opened in February 1996. Net Occupancy expense of $317,000 for the three months ended March 31, 1996 increased $64,000 or 25.3% compared to $253,000 for the three months ended March 31, 1995 and $38,000 or 13.6% compared to $279,000 for the three months ended December 31, 1995. The Net Occupancy expense increase for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 is primarily due to the occupancy expenses associated with the RGC/Roma Branch Acquisitions. Equipment expenses of $643,000 for the three months ended March 31, 1996 increased $212,000 or 49.2% compared to $431,000 for the three months ended March 31, 1995 and $79,000 or 14.0% compared to the three months ended December 31, 1995. The Equipment expense increase for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 is primarily due to expenses associated with the RGC/Roma Branch Acquisitions and the New Weslaco Banking Location.

    Noninterest expense of $5.0 million for the fourth quarter of 1995 increased $1.2 million or 33.0% compared to $3.8 million for the fourth quarter of 1994. The increase in noninterest expense is primarily attributable to Other Losses of $239,000 for the fourth quarter of 1995 reflecting a net increase of $738,000 compared to a net gain of $499,000 for the fourth quarter of 1994. The net gain for the fourth quarter of 1994 was primarily attributable to a benefit of $553,000 from the reversal of a second quarter 1994 accrual. The reversal of the accrual resulted from the settlement of a lawsuit in the last quarter of 1994.

                                    BUSINESS

GENERAL

    Texas Regional, a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, was incorporated in 1983. Texas Regional commenced operations as a bank holding company with the acquisition of Texas State Bank, McAllen, Texas, and Harlingen State Bank, Harlingen, Texas ("Harlingen State Bank") in May 1984. In March 1992, the Company acquired Mid Valley Bank, Weslaco, Texas ("Mid Valley Bank") and merged Harlingen State Bank and Mid Valley Bank into Texas State Bank. In 1995, Texas State Bank acquired the Rio Grande City and Roma branches of First National Bank of South Texas (the "RGC/Roma Branch Acquisitions"). Texas State Bank, which is the Company's sole subsidiary, operates nine banking locations in the Rio Grande
Valley: four banking locations in McAllen (including its main office), two banking locations in Weslaco, and one banking location each in Harlingen, Rio Grande City and Roma. At March 31, 1996, Texas Regional had consolidated total assets of $655.9 million, loans outstanding (net of unearned discount) of $467.1 million, total deposits of $586.0 million, and shareholders' equity of $64.6 million. At December 31, 1995, Texas Regional had consolidated total assets of $646.8 million, loans outstanding (net of unearned discount) of $450.9 million, total deposits of $579.7 million, and shareholders' equity of $62.7 million.

    Upon consummation of the Mergers, Texas State Bank will have 15 full service banking locations. In addition to the banking locations listed in the preceding paragraph, Texas State Bank will add one banking location in McAllen, three in Mission and one each in Penitas and Hidalgo. Assuming the Mergers and this offering had been consummated at March 31, 1996, the Bank would have had pro forma consolidated assets of $1.170 billion, loans outstanding (net of unearned discounts) of $709.6 million, total deposits of $1.049 billion, and total shareholders' equity of $107.1 million. Assuming the Mergers and this offering had been consummated at December 31, 1995, the Bank would have had pro forma consolidated assets of $1.143 billion, loans outstanding (net of unearned discounts) of $685.3 million, total deposits of $1.024 billion, and total shareholders' equity of $105.3 million.

    The business strategy of Texas Regional is for the Bank to provide its customers with the financial sophistication and breadth of products of a regional bank, while retaining the local appeal and level of service of a community bank. The Board of Directors and senior management of the Company have maintained the Company's community orientation by tailoring products and services to meet community and customer needs. Management believes that the Company is well positioned in its market due to its responsive customer service, the strong community involvement of Texas State Bank management and employees, recent trends in the Texas banking environment in general and the economy of the Rio Grande Valley in particular. Management's strategy is to provide a business culture in which individual customers and small and medium sized businesses are accorded the highest priority in all aspects of the Company's operations. Management believes that individualized customer service will allow the Company to increase its market share in lending volume and deposits. As part of its operating and growth strategies, the Company is working to continue to attract business from, and provide service to, small and medium sized businesses, and expand operations in the Rio Grande Valley. Management believes that the Mergers are consistent with this strategy.

    By maximizing personal knowledge of and contact with customers and endeavoring to understand the needs and preferences of its customers, the Company is working to maintain and further enhance its reputation of providing excellent customer service, allowing it to achieve its growth and earnings goals. The Company has developed an organizational structure that allows it to make credit and other banking decisions rapidly. Management believes that this structure, when compared to competing financial institutions, enables the Company to provide a higher degree of service and increased flexibility to creditworthy customers.

    The Bank continues to focus on small and medium sized businesses and individual customers as its principal market, and seeks to provide services to its customers across all product lines. Many financial institutions in the Rio Grande Valley have become part of much larger state-wide or national organizations. Management believes that the acquiring institutions in many cases have shifted decision making and operations out of the Rio Grande Valley, and therefore have decreased the level of personal service that the Company seeks to provide to small and medium sized businesses that are the core of the Company's existing business and marketing efforts. The Company intends to continue to target its marketing efforts to those businesses and individuals who prefer the personalized customer service emphasized by the Company.

    Bank management and other employees participate actively in a wide variety of civic and community activities and organizations, including local chambers of commerce, industrial foundations and charitable and civic activities such as educational institutions, health care organizations and the McAllen Affordable Housing Corporation. Management has also been actively involved in organizations to promote border trade and economic development. The Company believes that these activities assist the Bank through increased visibility and through development and maintenance of customer relationships.

    For its business customers, Texas State Bank offers checking facilities, certificates of deposit, short term loans for working capital purposes, construction financing, mortgage loans, term loans for fixed asset and expansion needs, and other commercial loans. The services provided for individuals by Texas State Bank include checking accounts, savings accounts, certificates of deposit, individual retirement accounts and consumer loan programs, including installment loans for home repair and for purchases of consumer goods, including automobiles, trucks and boats, and mortgage loans. Texas State Bank also provides travelers checks, money orders and safe deposit facilities, and offers trust services. While First State Bank and Border Bank provide similar services and products for their customers, the products and services offered at these locations will be expanded to include all products and services offered by Texas State Bank.

    Texas State Bank has also expanded the services which it provides to third party correspondent banks. The Texas State Bank data processing center, for example, presently serves three banks in addition to providing data processing services for all Texas State Bank banking locations. It is expected that, following consummation of the Mergers and a conversion in fall 1996, data processing for the bank facilities formerly operated as First State Bank and Border Bank facilities will be performed by the Texas State Bank data processing facility.

    The Company has expanded its market area and increased its market share through both internal growth and through acquisitions. In August 1995, the Company completed the RGC/Roma Branch Acquisitions. In that transaction, which was accounted for as a purchase, Texas State Bank acquired substantially all of the fixed assets associated with the Rio Grande City and Roma, Texas banking locations acquired, certain loans coded to the banking locations, and certain other assets, in consideration of the assumption of certain deposit accounts coded to the banking locations. The RGC/Roma Branch Acquisitions increased loans and deposits of the Company by $43.7 million and $79.7 million, respectively, at the time of the acquisition. In addition to the pending Mergers, management believes there may be additional opportunities to expand by acquiring financial institutions or by acquiring assets and deposits that will allow the Company to enter adjacent markets or further increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets in circumstances in which management believes that its managerial, operational and capital resources will enhance the performance of acquired institutions. Except for the Merger Agreements, there are currently no agreements or understandings related to any acquisition.

MARKET REGIONS

    Texas Regional's operations are located in the Rio Grande Valley, which consists of Cameron, Hidalgo, Willacy and Starr Counties. Cameron, Hidalgo and Starr Counties are each directly adjacent to the Rio Grande River, which forms part of the border between the United States and Mexico. Texas State Bank's banking locations are located in Hidalgo County (McAllen and Weslaco), Cameron County (Harlingen), and Starr County (Rio Grande City and Roma). The offices of First State Bank and Border Bank are all located in Hidalgo County.

    The ability of Texas Regional to continue its rate of growth and profitability is closely linked to the economy of the Rio Grande Valley. The economy of the Rio Grande Valley is based principally on retailing (including trade with Mexico), government, agriculture, tourism, manufacturing, health care and education. A large number of retirees spend all or part of the year in the Rio Grande Valley. Many twin manufacturing plants, or "maquiladoras", are located in the Rio Grande Valley or in cities located across the border in Mexico, such as Reynosa and Matamoros.

    The City of McAllen, which is the location of the Company's headquarters, serves as the center of a 150 mile retail market area. A large part of this trade area is composed of the Mexican states of Nuevo Leon and Tamaulipas, which had estimated populations of 3.1 million and 2.2 million, respectively, in 1990. The major industrial and commercial center of northern Mexico, the City of Monterrey in the Mexican state of Nuevo Leon, is located approximately 150 miles southwest of McAllen. Among the largest cities in the Mexican state of Tamaulipas are Reynosa, located ten miles south of McAllen and estimated to have a population in excess of 700,000 persons, and Ciudad Victoria, which is located 200 miles south of McAllen. The Rio Grande Valley market includes a U.S. population of approximately 800,000, a population which increased 128.0% (or 3.5% annually) between 1970 and 1994. The market area served by Texas State Bank has been recognized as among the fastest growing areas in the nation. The McAllen-Edinburg-Mission area has a projected population growth rate of 23.8% between 1994 and 2000, and the Brownsville-Harlingen area has a projected population growth rate of 16.0% during that same period.

    The Rio Grande Valley has also experienced significant recent growth in the retail and construction industries. Retail sales in the Rio Grande Valley totaled approximately $5.9 billion in 1994, representing an annual compound growth rate of 7.9% since 1984. With respect to new construction activity, building permits in the Rio Grande Valley have grown 89.8% between 1989 and 1994, representing an annual compound growth rate of 13.7%.

LENDING ACTIVITIES

    The primary source of income generated by Texas State Bank is the interest earned from its loan and investment portfolios. Texas State Bank maintains diversification when considering investments and the granting of loan requests. Emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities include commercial loans, agricultural loans, consumer loans and real estate loans. Commercial loans and agricultural loans are originated primarily for working capital funding. Consumer loans include those for the purchase of automobiles, mobile homes, home improvements and investments. Real estate loans include the origination of loans for commercial property acquisition or remodeling, and also include conventional mortgages for the purchase of single-family houses or lots. A substantial proportion of the properties collateralizing Texas State Bank's mortgage portfolio is located in the Company's primary market area.

    During 1995, Frank A. Kavanagh, President of Texas State Bank's Weslaco banking location, was appointed the Chief Lending Officer of Texas State Bank. During 1995, Texas State Bank also further standardized documentation requirements and centralized loan controls and supervision. Texas State Bank management continues to seek to preserve and enhance the quality of the Bank's loan portfolio.

    At March 31, 1996, Texas Regional's total loan portfolio (net of unearned discount) was $467.1 million representing 79.7% and 71.2% of its total deposits and total assets, respectively, at that date. Total loans increased $112.6 million, or 31.8%, during the twelve month period from March 31, 1995 levels of $354.4 million. At December 31, 1995, Texas Regional's total loan portfolio (net of unearned discount) was $450.9 million, representing 77.8% and 69.7% of its total deposits and total assets, respectively, at that date. Total loans increased $110.9 million, or 32.6%, during 1995 from December 31, 1994 levels of $339.9 million. In each case, a significant portion of this increase was attributable to the RGC/Roma Branch Acquisitions. The Company's legal lending limit to any one borrower was $11.5 million at December 31, 1995. However, the legal lending limit does not include the portion of a loan collateralized by cash or cash equivalents and government guaranties. All current loans fall well below applicable legal lending limits. Texas Regional's lending policy generally limits loans to one borrower to $8.0 million, with exceptions allowed for selected customers. An example of an exception is a $34.0 million loan made during 1995 to fund a leveraged employee stock ownership trust, which was secured by, among other assets, cash and cash equivalents of $27.5 million. See "Texas Regional Bancshares, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Analysis of Financial Condition--Loans."

    Assuming consummation of the Mergers, on a pro forma basis at March 31, 1996, Texas Regional's total loan portfolio (net of unearned discount) would have been $709.6 million and its legal lending limit would have been $21.5 million. Assuming consummation of the Mergers, on a pro forma basis at December 31, 1995, Texas Regional's total loan portfolio (net of unearned discount) would have been $685.3 million and its legal lending limit would have been $21.5 million.

    At March 31, 1996, First State Bank and Border Bank had $16.4 million of loans secured by non-U.S. collateral, primarily real estate and other assets in Mexico. At December 31, 1995, First State Bank and Border Bank had $13.0 million of loans secured by non-U.S. collateral, primarily real estate and other assets in Mexico. Management of Texas Regional currently intends to maintain the portfolio of such loans but does not intend to significantly expand the volume of such loans.

    The following table summarizes the loan portfolio of the Company by loan category and amount at March 31, 1996 and on a pro forma basis at March 31, 1996, assuming that the Mergers had been consummated at March 31, 1996:

                                                                            ACTUAL                  PRO FORMA
                                                                    -----------------------  -----------------------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial........................................................  $   151,217       32.4%  $   228,499       32.2%
                                                                    -----------      -----   -----------      -----
Agricultural......................................................       28,447        6.1        38,238        5.4
                                                                    -----------      -----   -----------      -----
Real Estate
  Construction....................................................       28,682        6.2        46,570        6.6
  Commerical Mortgage.............................................      136,057       29.1       203,622       28.7
  Agricultural Mortgage...........................................       17,785        3.8        28,719        4.0
  1-4 Family Mortgage.............................................       61,704       13.2       100,121       14.1
                                                                    -----------      -----   -----------      -----
    Total Real Estate.............................................      244,228       52.3       379,032       53.4
                                                                    -----------      -----   -----------      -----
Consumer..........................................................       43,167        9.2        63,795        9.0
                                                                    -----------      -----   -----------      -----
    Total.........................................................  $   467,059      100.0%  $   709,564      100.0%
                                                                    -----------      -----   -----------      -----
                                                                    -----------      -----   -----------      -----

    The following table summarizes the loan portfolio of the Company by loan category and amount at December 31, 1995 and on a pro forma basis at December 31, 1995, assuming that the Mergers had been consummated at December 31, 1995:

                                                                            ACTUAL                  PRO FORMA
                                                                    -----------------------  -----------------------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial........................................................  $   146,461       32.5%  $   215,279       31.4%
                                                                    -----------      -----   -----------      -----
Agricultural......................................................       25,097        5.6        33,991        5.0
                                                                    -----------      -----   -----------      -----
Real Estate
  Construction....................................................       29,967        6.6        54,667        7.9
  Commerical Mortgage.............................................      129,953       28.8       190,293       27.8
  Agricultural Mortgage...........................................       17,057        3.8        27,861        4.1
  1-4 Family Mortgage.............................................       59,052       13.1        98,480       14.4
                                                                    -----------      -----   -----------      -----
    Total Real Estate.............................................      236,029       52.3       371,301       54.2
                                                                    -----------      -----   -----------      -----
Consumer..........................................................       43,267        9.6        64,715        9.4
                                                                    -----------      -----   -----------      -----
    Total.........................................................  $   450,854      100.0%  $   685,286      100.0%
                                                                    -----------      -----   -----------      -----
                                                                    -----------      -----   -----------      -----

COMMERCIAL LENDING

    Commercial loans at March 31, 1996 of $151.2 million increased $44.6 million or 41.8% compared to March 31, 1995 level of $106.7 million and increased $4.8 million or 3.2% compared to December 31, 1995 level of $146.5 million. The increase in commercial loans at March 31, 1996 compared to commercial loans at March 31, 1995 is primarily attributable to the RGC/Roma Branch Acquisitions, funding a $34.0 million leveraged employee stock ownership trust loan and management's efforts to improve the earnings mix of earning assets by increasing loan volume. At December 31, 1995, the Company had $146.5 million of commercial loans outstanding, representing 32.5% of its total loans. Commercial loan balances increased $44.6 million, or 43.8%, during 1995 from December 31, 1994 level of $101.9 million. The increase in commercial loans for the year ended December 31, 1995 was primarily attributable to the funding of a $34.0 million leveraged employee stock ownership trust loan which is collateralized by stock and assets of the employer and approximately $27.5 million of cash and cash equivalent assets. Excluding this loan, commercial loans at December 31, 1995 represented an increase of $10.6 million, or 10.4%, compared to level at December 31, 1994. On a pro forma basis at March 31, 1996, the Company would have had $228.5 million of commercial loans outstanding, representing 32.2% of total loans at March 31, 1996. On a pro forma basis at December 31, 1995, the Company would have had $215.3 million of commercial loans outstanding, representing 31.4% of total loans at December 31, 1995.

    Texas State Bank offers a variety of commercial loan services including term loans, lines of credit, and equipment financing. A broad range of short-to-medium term commercial loans, both collateralized and uncollateralized, is made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

    Generally, Texas State Bank's commercial loans are underwritten in the Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, Texas State Bank takes as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

    Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of its business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds or collateral value available to support the repayment of commercial loans may deteriorate over time, cannot be appraised with precision, and may fluctuate based on the success of the business.

AGRICULTURAL LOANS

    At March 31, 1996, the Company had $28.4 million of agricultural loans outstanding, representing 6.1% of its total loans. Agricultural loan balances increased $8.5 million, or 42.4%, during the twelve month period from March 31, 1995 level of $20.0 million. On a pro forma basis at March 31, 1996, the Company would have had $38.2 million of agricultural loans outstanding, representing 5.4% of total loans. At December 31, 1995, the Company had $25.1 million of agricultural loans outstanding, representing 5.6% of its total loans. Agricultural loan balances increased $7.9 million, or 45.9%, during 1995 from December 31, 1994 level of $17.2 million. On a pro forma basis at December 31, 1995, the Company would have had $34.0 million of agricultural loans outstanding, representing 5.0% of total loans.

REAL ESTATE LOANS


    At March 31, 1996, the Company had $244.2 million of real estate loans outstanding. Real estate loan balances increased $48.6 million, or 24.8% during the twelve month period from March 31, 1995 level of $195.6 million. Real estate loans represented 52.3% and 55.2% of total loans outstanding at March 31, 1996 and 1995, respectively. On a pro forma basis at March 31, 1996, the Company would have had

$379.0 million of real estate loans outstanding, or 53.4% of total loans. At December 31, 1995, the Company had $236.0 million of real estate loans outstanding. Real estate loan balances increased $45.9 million, or 24.1% during 1995 from December 31, 1994 level of $190.2 million. Real estate loans represented 52.3% and 55.9% of total loans outstanding at December 31, 1995 and 1994, respectively. On a pro forma basis at December 31, 1995, the Company would have had $371.3 million of real estate loans outstanding, or 54.2% of total loans.

    A substantial portion of the Bank's real estate mortgage loans are secured by non-farm, non-residential properties, which are loans to commercial customers for purposes of providing working capital. In addition, some of the Bank's real estate mortgage loans have been made to finance or refinance the acquisition and holding of commercial real estate. The Bank offers a variety of mortgage loan products which generally are (i) amortized over five to 15 years, (ii) payable in monthly installments of principal and interest, and (iii) due and payable in full within three to five years.

    Finally, a small portion of the Bank's lending activity has consisted of the origination of single-family residential mortgage loans collateralized by owner-occupied property located in the Bank's primary market area. The Bank intends to pursue increased originations of single-family residential mortgage loans with respect to its existing customer base. Loans collateralized by single family residential real estate generally have been originated in amounts of no more than 85% of appraised value. The Bank requires mortgage title insurance and hazard insurance in the amount of the loan. Although the contractual loan payment periods for single family residential real estate loans are generally amortized over five to 20 years, they are payable in monthly installments of principal and interest and are typically due and payable in full within three to five years. At March 31, 1996 and December 31, 1995, approximately $13.0 million of the single family residential mortgage loans at First State Bank and Border Bank consisted of loans to low and moderate income borrowers. The characteristics of these loans may contribute to a higher level of delinquencies. Management believes that this component of the pro forma portfolio will not have an adverse impact on the financial performance of the Company.

CONSUMER LOANS

    At March 31, 1996, the Company had $43.2 million of consumer loans outstanding, representing 9.2% of its total loans. Aggregate consumer loan balances increased $11.0 million, or 34.3%, during the twelve month period from March 31, 1995 level of $32.1 million. On a pro forma basis at March 31, 1996, the Company would have had $63.8 million of consumer loans outstanding, or 9.0% of its total loans. At December 31, 1995, the Company had $43.3 million of consumer loans outstanding, representing 9.6% of its total loans. Aggregate consumer loan balances increased $12.6 million, or 40.9%, during 1995 from December 31, 1994 level of $30.7 million. On a pro forma basis at December 31, 1995, the Company would have had $64.7 million of consumer loans outstanding, or 9.4% of its total loans.

    Consumer loans made by the Bank have included automobile loans, recreational vehicle loans, boat loans, second mortgage loans, home improvement loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 60 months and vary based upon the nature of collateral and size of loan.

    Consumer loans are attractive to the Bank because they typically have a short term and carry higher interest rates than those charged on other types of loans. Installment loans, however, do pose additional risks of collectability when compared to traditional types of loans granted by commercial banks, such as residential mortgage loans. In many instances, the Bank is required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower's ability to repay is of primary importance in the underwriting of consumer loans.

INVESTMENTS

    At March 31, 1996 the Company had federal funds sold of $13.2 million and investment securities of $113.4 million, including $57.5 million classified as Available for Sale and $55.9 million classified as Held to Maturity. At December 31, 1995 the Company had federal funds sold of $3.6 million and investment securities of $131.6 million, including $63.1 million classified as Available for Sale and $68.5 million classified as Held to Maturity. Investments are managed to maintain adequate sources of liquidity and diversification and to generate acceptable levels of tax-equivalent yield.

    On a pro forma basis at March 31, 1996, after giving effect to the Mergers and this offering at March 31, 1996, the Company would have had federal funds sold of $24.8 million and investment securities of $310.7 million, including $83.7 million classified as Available for Sale and $227.0 million classified as Held to Maturity. On a pro forma basis at December 31, 1995, after giving effect to the Mergers and this offering at December 31, 1995, the Company would have had federal funds sold of $4.9 million and investment securities of $328.1 million, including $65.9 million classified as Available for Sale and $262.2 million classified as Held to Maturity. The pro forma adjustments include assumptions regarding the use of sources of liquidity including federal funds sold and sales of certain investment securities to fund a portion of the purchase price. See "Texas Regional Bancshares, Inc. Pro Forma Combined Condensed Financial Information." Management believes that sources of liquidity will be adequate to fund the required portion of consideration in the Mergers but will decide on specific securities to be sold, if necessary, based on market conditions at the time of Closing.

    The following table summarizes the investment portfolio of the Company by investment category and amount at March 31, 1996 and on a pro forma basis at March 31, 1996, assuming that the Mergers had been consummated at March 31, 1996:

                                                                         ACTUAL                        PRO FORMA
                                                              -----------------------------  -----------------------------
                                                              AVAILABLE   HELD TO            AVAILABLE   HELD TO
                        INVESTMENTS                           FOR SALE    MATURITY   TOTAL   FOR SALE    MATURITY   TOTAL
- ------------------------------------------------------------  ---------   --------   ------  ---------   --------   ------
                                                                                     (IN MILLIONS)
Federal Funds Sold..........................................    $ N/A      $ N/A     $ 13.2    $ N/A      $  N/A    $ 24.8
Investment Securities.......................................
  U.S. Treasury.............................................      4.0       24.4       28.4     10.4        31.4      41.8
  U.S. Government Agency....................................     52.0       26.2       78.2     71.8       131.3     203.1
  Mortgage-Backed Securities................................    --          --         --      --            0.1       0.1
  State and Political Subdivision Securities................    --           5.3        5.3    --           61.7      61.7
  Other.....................................................      1.5       --          1.5      1.5         2.5       4.0
                                                              ---------   --------   ------  ---------   --------   ------
Total.......................................................    $57.5      $55.9     $126.6    $83.7      $227.0    $335.5
                                                              ---------   --------   ------  ---------   --------   ------
                                                              ---------   --------   ------  ---------   --------   ------

    The following table summarizes the investment portfolio of the Company by investment category and amount at December 31, 1995 and on a pro forma basis at December 31, 1995, assuming that the Mergers had been consummated at December 31, 1995:

                                                                         ACTUAL                        PRO FORMA
                                                              -----------------------------  -----------------------------
                                                              AVAILABLE   HELD TO            AVAILABLE   HELD TO
                        INVESTMENTS                           FOR SALE    MATURITY   TOTAL   FOR SALE    MATURITY   TOTAL
- ------------------------------------------------------------  ---------   --------   ------  ---------   --------   ------
                                                                                     (IN MILLIONS)
Federal Funds Sold..........................................    $ N/A      $ N/A     $  3.6    $ N/A      $  N/A    $  4.9
Investment Securities.......................................
  U.S. Treasury.............................................      6.0       28.8       34.8      8.0        35.9      43.9
  U.S. Government Agency....................................     55.6       34.2       89.8     56.4       156.8     213.2
  Mortgage-Backed Securities................................    --          --         --      --            0.1       0.1
  State and Political Subdivision Securities................    --           5.5        5.5    --           66.8      66.8
  Other.....................................................      1.5       --          1.5      1.5         2.6       4.1
                                                              ---------   --------   ------  ---------   --------   ------
Total.......................................................    $63.1      $68.5     $135.2    $65.9      $262.2    $333.0
                                                              ---------   --------   ------  ---------   --------   ------
                                                              ---------   --------   ------  ---------   --------   ------

    As a part of the Company's purchase accounting adjustments, the Company will review investment securities acquired in the Mergers for reclassification as Available for Sale or Held to Maturity.

DEPOSITS

    The Company has a stable noninterest-bearing source of funds as reflected in the ratio of average demand deposits to average total deposits for the three months ended March 31, 1996 and 1995 of 20.5% and 20.5%, respectively, and for the years ended December 31, 1995 and 1994 of 20.2% and 20.9%, respectively. Deposits provide funding for the Company's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

    Texas State Bank's deposits at March 31, 1996 were $586.0 million, reflecting an increase of $110.0 million, or 23.1% during the twelve month period from March 31, 1995 level of $476.0 million. Texas State Bank's deposits at December 31, 1995 were $579.7 million, an increase of $107.6 million, or 22.8% during 1995 from December 31, 1994 level of $472.1 million. A portion of this increase was attributable to the RGC/Roma Branch Acquisitions. Deposits currently consist primarily of core deposits from the Rio Grande Valley and surrounding areas. Texas State Bank does not have any "brokered deposits", defined as deposits which, to the knowledge of management of Texas Regional, have been placed with the Bank by a person who acts as a broker in placing such deposits on behalf of others. On a pro forma basis at March 31, 1996, the Bank's deposits would have been $1.049 billion, and on a pro forma basis at December 31, 1995, the Bank's deposits would have been $1.024 billion.

    At March 31, 1996, certificates of deposit held by Texas State Bank in excess of $100,000 were $132.9 million, or 22.7% of total deposits. On a pro forma basis at March 31, 1996, certificates of deposit held by the Bank in excess of $100,000 would have been $293.7 million, or 28.0% of total deposits.

    Texas State Bank acts as local depository for a number of local governmental entities in its market area, including the City of McAllen, the South Texas Community College District, the City of Weslaco, the Weslaco Independent School District, the City of Rio Grande City, the City of Roma and Starr County. Local government deposits are subject to competitive bid and in many cases must be secured by government securities. Total deposits by or on behalf of governmental entities at March 31, 1996, aggregated approximately $39.8 million, or 6.8% of total deposits. On a pro forma basis at March 31, 1996, the Bank's total deposits by or on behalf of government entities would have been $149.2 million, or 14.2% of total deposits.

    As with loan transactions, Texas State Bank has developed deposit relations with depositors who are Mexican residents. At March 31, 1996, $56.6 million, or 9.7% of the Bank's total demand and time deposits were deposited primarily by or on behalf of residents of Mexico. On a pro forma basis at March 31, 1996, $147.0 million, or 14.0% of the Bank's total demand and time deposits, would have been deposited primarily by or on behalf of residents of Mexico. As with loan transactions, management believes that Texas State Bank's percentage of deposits by or on behalf of residents of Mexico, and the percentage of deposits on a pro forma basis at March 31, 1996, on behalf of residents of Mexico, are somewhat less than that of banks of comparable size located in the Rio Grande Valley.

COMPETITION

    The banking industry in the market area served by Texas State Bank is highly competitive. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. A substantial number of the commercial banks in the Rio Grande Valley are branches of much larger organizations affiliated with national, regional or state-wide banking companies, and as a result of those affiliations have greater resources than Texas Regional or Texas State Bank. However, as an independent community bank headquartered in Texas State Bank's primary market area, management of the Company believes that Texas State Bank's community commitment and involvement in its primary market area, as well as its commitment to quality and personalized banking services, are factors that contribute to the Company's competitiveness.

PERSONNEL

    At March 31, 1996, Texas Regional employed 351 full-time equivalent employees, and on a pro forma basis at March 31, 1996, would have employed 494 full-time equivalent employees. Substantially all of the present First State Bank and Border Bank officers and employees are expected to be employed by Texas State Bank. The Company's employees are not unionized, and management believes employee relations to be favorable.

PROPERTIES

    Texas State Bank targets commercial customers by offering a broad range of commercial banking services through a total of nine full service banking locations in the Rio Grande Valley, as follows:

                                                                               NET BOOK VALUE
                                                                                OF PREMISES
                                                                               AND EQUIPMENT
                                                                    ------------------------------------
BANKING LOCATION                                     DATE OPENED    MARCH 31, 1996    DECEMBER 31, 1995
- -------------------------------------------------  ---------------  ---------------  -------------------
                                                                               (IN THOUSANDS)
3900 North Tenth Street                                  1981(1)       $   3,084          $   3,262
McAllen, Texas
Kerria Plaza                                             1985(1)           2,896              3,162
3700 North Tenth Street
Suite 301
McAllen, Texas
2250 Nolana                                              1985(1)             975                981
McAllen, Texas
521 North 77 Sunshine Strip                              1974(1)             878                901
Harlingen, Texas
500 South Missouri                                       1960(1)           1,973              2,056
Weslaco, Texas
900 E. Jackson                                           1994(1)           3,181              3,255
McAllen, Texas
2009 West Expressway 83                                  1996(1)           1,681              1,292
Weslaco, Texas
100 N. Britton Avenue                                    1995(2)           1,706              1,655
Rio Grande City, Texas
1004 East Highway 83                                     1995(2)             115                119
                                                                         -------            -------
                                                                         -------            -------
Roma, Texas

- ---------
  (1) Represents the date the facility opened for business as a commercial bank.

  (2) Represents the date the facility was acquired by Texas State Bank from a third party.

    All of Texas Regional's banking locations are owned by Texas Regional, except for the Company's Roma banking location. The banking locations include extensive drive-through facilities at the main bank location in McAllen, at the Harlingen location, and at the new south McAllen banking location. The Kerria Plaza banking location and the main office of Texas Regional are located within the Kerria Plaza Building. While the Texas Regional banking facilities are considered adequate for Texas State Bank's present operations, management believes that it will be desirable in the future to consider the establishment of additional banking locations in Edinburg, Harlingen and Brownsville, and to consider development or acquisition of a substantial facility in McAllen.

    Upon consummation of the Mergers, Texas State Bank will acquire the following additional banking locations:

                                                                               NET BOOK VALUE
                                                                                OF PREMISES
                                                                               AND EQUIPMENT
                                                                    ------------------------------------
BANKING LOCATION                                   DATE OPENED (1)  MARCH 31, 1996    DECEMBER 31, 1995
- -------------------------------------------------  ---------------  ---------------  -------------------
                                                                               (IN THOUSANDS)
900 Conway                                               1909          $   2,672          $   2,726
Mission, Texas
Kika de la Garza and Tom Landry                          1981                306                307
Mission, Texas
West Highway 83 and Tom Gill Road                        1993                692                673
Penitas, Texas
Sharyland Road and FM 495                                1986                699                707
Mission, Texas
2101 South 10th Street                                   1989                996              1,009
McAllen, Texas
Bridge & Esperanza                                       1968              3,075              3,297
                                                                         -------            -------
                                                                         -------            -------
Hidalgo, Texas

- ------------
  (1) Represents the date the facility opened for business as a commercial bank.

REGULATION AND SUPERVISION

    In addition to the generally applicable state and federal laws governing businesses and employers, the Company and Texas State Bank are further extensively regulated by special federal and state laws applicable only to financial institutions and their parent companies. Virtually all aspects of the Company's operations are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth In Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair
Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of shareholders of the Company. To the extent the following material describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation.

    REGULATION OF THE COMPANY

    Texas Regional is a bank holding company within the meaning of the Bank Holding Company Act of 1956 ("BHCA"), as amended, and therefore is subject to regulation and supervision by the FRB. In addition, the Company is required to file reports with and to furnish such other information as the FRB may require pursuant to the BHCA, and to subject itself to examination by the FRB. The FRB has the authority to issue bank holding companies orders to cease and desist from unsound practices and violations of conditions imposed by, or violation of agreements with, the FRB. The FRB is also empowered to assess civil penalties against companies or individuals who violate the BHCA or orders or regulations thereunder in amounts up to $1.0 million per day, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company. Certain violations may also result in criminal penalties. The FRB and the FDIC, as appropriate, are authorized to exercise comparable authority, under the Federal Deposit Insurance Act (the "FDI Act") and other statutes, with respect to subsidiary banks.

    The FRB takes the position that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's position that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine has become known as the "source of strength" doctrine. Although the United States Court of Appeals for the Fifth Circuit found the FRB's source of strength doctrine invalid in 1990, stating that the FRB had no authority to assert the doctrine under the BHCA, the decision was reversed by the United States Supreme Court on procedural grounds. Changes in the FDI Act made by the FDICIA now require an undercapitalized institution to submit to the FRB a capital restoration plan with a guaranty by each company having control of the bank of the bank's compliance with the plan.

    The BHCA and the Change in Bank Control Act, together with regulations promulgated by the FRB, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as the Company, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

    As a bank holding company, the Company is required to obtain approval prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership or control of shares of a bank or bank holding company if, after the acquisition, the Company would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

    The Company is also prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary bank, except that it may engage in and may own shares of companies engaged in certain activities found by the FRB to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the FRB considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse affects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. In considering any application for approval of an acquisition or merger, the FRB is also required to consider the financial and managerial resources of the companies and the banks concerned, as well as the applicant's record of compliance with the Community Reinvestment Act (the "CRA"). The CRA generally requires a financial institution to take affirmative action to ascertain and meet the credit needs of its entire community, including low and moderate income neighborhoods.

    The BHCA generally imposes certain limitations on extensions of credit and other transactions by and between banks that are members of the Federal Reserve System and other banks and non-bank companies in the same holding company. Under the BHCA and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

    The Company, as an affiliate of the Bank, is subject to certain restrictions regarding transactions between a bank and companies with which it is affiliated. These provisions limit extensions of credit (including guarantees of loans) by the Bank to affiliates, investments in the stock or other securities of the Company by the Bank, and the nature and amount of collateral that the Bank may accept from any affiliate to secure loans extended to the affiliate.

    REGULATION OF THE BANK

    Texas State Bank is a Texas state-chartered bank subject to regulation by the Banking Department. Texas State Bank, the deposits of which are insured by the Bank Insurance Fund (the "BIF") of the FDIC, is also a member of the Federal Reserve System, and therefore the FRB is the primary federal regulator for Texas State Bank.

    The requirements and restrictions applicable to Texas State Bank under laws of the United States and the State of Texas include (i) the requirement that reserves be maintained, (ii) restrictions on the nature and amount of loans which can be made, (iii) restrictions on the business activities in which the Bank may engage, (iv) restrictions on the payment of dividends to shareholders, and (v) the maintenance of minimum capital requirements.

    Texas Regional is dependent upon dividends received from Texas State Bank for discharge of Texas Regional's obligations and for payment of dividends to the Company's shareholders. However, the application of minimum capital requirements and other rules and regulations applicable to Texas State Bank restrict dividend payments by Texas State Bank. The Banking Department and the FRB can each further limit payment of dividends if the regulatory authority finds that the payment of dividends would constitute an unsafe or unsound practice. In addition, Texas law requires that, before declaring a dividend, not less than 10% of the net profits of a bank earned since the last dividend was declared be transferred to a "certified surplus" account. Except to absorb losses in excess of undivided profits and uncertified surplus, such certified surplus may not be reduced without the prior written consent of the Banking Commissioner. However, state banks are not required to transfer any amount that would increase the certified surplus account to more than the capital of the bank. See "Texas Regional Bancshares, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Interest rate limitations for Texas State Bank are primarily governed by the laws of the State of Texas. The maximum annual interest rate that may be charged on most loans made by Texas State Bank is based on doubling the average auction rate, to the nearest 0.25%, for United States Treasury Bills, as computed by the Office of Consumer Credit Commissioner of the State of Texas. However, the maximum rate does not decline below 18% or rise above 24% (except for loans in excess of $250,000 that are made for business, commercial, investment or other similar purposes (excluding agricultural loans), in which case the maximum annual rate may not rise above 28%, rather than 24%). On fixed rate closed-end loans, the maximum non-usurious rate is to be determined at the time the rate is contracted, while on floating rate and open-end loans (such as credit cards), the rate varies over the term of the indebtedness. State usury laws (but not late charge limitations) have been preempted by federal law for loans secured by a first lien on residential real property.

    Banks are affected by the credit policies of other monetary authorities, including the FRB, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

    FDICIA

    FDICIA requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the FRB and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically undercapitalized". Under these regulations, which became effective December 19, 1992, an institution is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is considered adequately capitalized if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio of 4.0% or greater and a leverage capital ratio of 3.0% or greater (if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of a well capitalized institution. An institution is considered undercapitalized if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A significantly undercapitalized institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A critically undercapitalized institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

    The FRB is authorized by the legislation to take various enforcement actions against any significantly undercapitalized institution and any undercapitalized institution that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the appropriate agency. These powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring a new election of directors, and requiring the dismissal of directors and officers. These restrictions, either individually or in aggregate, could if imposed have a significantly adverse impact on the operations of the Bank.

    With certain exceptions, an institution will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause the institution to become undercapitalized. Furthermore, undercapitalized institutions will be required to file capital restoration plans with the appropriate federal regulator. Pursuant to FDICIA, undercapitalized institutions also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The FRB also may, among other things, require an undercapitalized institution to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances to divest itself of any subsidiary.

    Critically undercapitalized institutions may be subject to more extensive control and supervision and the FRB may prohibit any critically undercapitalized institution from, among other things, entering into any material transaction not in the ordinary course of business, amending its charter or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of an institution becoming critically undercapitalized, the FRB must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued operation.

    Based on Texas State Bank's capital ratios at March 31, 1996 and December 31, 1995, Texas State Bank was classified as "well capitalized" under the applicable regulations. On a pro forma basis at March 31, 1996 and December 31, 1995, Texas State Bank would also have been "well capitalized" under applicable regulations. As a result, the Company does not believe that FDICIA's prompt corrective action regulations will have any material effect on the activities or operations of Texas State Bank.

    FDICIA also requires the FDIC to establish a schedule to increase (over a period of not more than 15 years) the reserve ratio of the BIF, which insures deposits of Texas State Bank, to 1.25% of insured deposits, and impose higher deposit insurance premiums on BIF members, if necessary, to achieve that ratio. FDICIA also requires a risk-based assessment system for deposit insurance premiums commencing January 1, 1994. Since BIF reached its designated reserve ratio in mid-1995, the FDIC adjusted the BIF assessments, so that the assessment rate now in effect ranges from a minimum of zero to a maximum of $0.27 per $100 of deposits. Institutions whose assessment rate would be zero are required to pay a statutory minimum semiannual assessment of $1,000. Based on the risk category applicable to Texas State Bank, the premium paid by Texas State Bank is presently $2,000 per annum.

    FDICIA contains numerous other provisions, including accounting, auditing and reporting requirements, the termination (beginning in 1995) of the "too big to fail" doctrine except in special cases, regulatory standards in areas such as asset quality, earnings and compensation, and revised regulatory standards for the powers of state chartered banks, real estate lending, bank closures and capital adequacy.

    COMMUNITY REINVESTMENT ACT

    Under the CRA, a bank's applicable regulatory authority (the FDIC or the FRB) is required to assess the record of each financial institution which it regulates to determine if the institution meets the credit needs of its entire community, including low- and moderate-income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by such institution for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger, or the acquisition or shares of capital stock of another financial institution. The regulatory authority prepares a written evaluation of an institution's record of meeting the credit needs of its entire community and assigns a rating. The Bank received a "satisfactory" rating in its most recent CRA review. Both the United States Congress and the banking regulatory authorities have proposed substantial changes to the CRA and fair lending rules and regulations which, if enacted, could have a material adverse effect on the Company.

CAPITAL RESOURCES

    Capital management, which is a continuous process at Texas Regional and Texas State Bank, consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements of various banking regulators, such as the FRB, the Banking Department and the FDIC. At March 31, 1996 and December 31, 1995, Texas Regional and its subsidiaries were in compliance with minimum capital requirements of the respective regulatory agencies and are expected to remain in compliance in the future.

    The various federal bank regulatory agencies, including the FRB, have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

    The risk-based capital standards as established by the FRB apply to Texas Regional and Texas State Bank. The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings, and qualifying perpetual preferred stock, less deductions for goodwill and various other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and a limited amount of the general valuation allowance for loan losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."

    The FRB also has adopted guidelines which supplement the risk-based regulations to include a minimum leverage ratio of Tier I capital to average total consolidated assets ("Leverage ratio") of 3.0%. The FRB has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it has well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and is in general considered to be a strong banking organization, rated composite 1 under applicable federal guidelines, and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider a "tangible Tier I leverage ratio" in evaluation proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital, less deductions for intangibles otherwise includable in Tier I capital, to total tangible assets.

    Bank regulators continue to consider raising capital requirements applicable to banking organizations beyond current levels. However, the Company is unable to predict whether higher capital requirements will be imposed and, if so, at what levels and on what schedules, and therefore cannot predict what effect such higher requirements may have on the Company and the Bank.

    The following table presents an analysis of capital for Texas Regional and Texas State Bank at March 31, 1996 and March 31, 1995, and at the end of each of the last three years:

                                                                 MARCH 31,                      DECEMBER 31,
                                                          ------------------------  -------------------------------------
                  ANALYSIS OF CAPITAL                        1996         1995         1995         1994         1993
- --------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
TEXAS REGIONAL
Tier I Capital
    Common Stock........................................  $     6,196  $     6,193  $     6,196  $     6,193  $     4,186
    Capital surplus.....................................       29,239       29,204       29,239       29,204       12,802
    Retained earnings...................................       29,102       22,289       27,168       20,921       15,481
    Preferred Stock.....................................      --           --           --           --             7,335
    Less: Goodwill......................................       (5,588)      (1,926)      (5,711)      (1,982)      (2,205)
                                                          -----------  -----------  -----------  -----------  -----------
        Total Tier I capital............................       58,949       55,760       56,892       54,336       37,599
                                                          -----------  -----------  -----------  -----------  -----------
Tier II Capital
    Allowance for loan losses...........................        4,890        3,995        4,542        3,511        3,435
    Unrealized gains and losses.........................          N/A          N/A          N/A          N/A          179
                                                          -----------  -----------  -----------  -----------  -----------
    Total Tier II capital...............................        4,890        3,995        4,542        3,511        3,614
                                                          -----------  -----------  -----------  -----------  -----------
        Total risk-based capital........................  $    63,839  $    59,755  $    61,434  $    57,847  $    41,213
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Risk-weighted assets....................................  $   505,383  $   382,290  $   485,645  $   369,196  $   311,987
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Capital Ratios
    Tier I risk-based capital ratio.....................        11.66%       14.59%       11.71%       14.72%       12.05%
    Total risk-based capital ratio......................        12.63        15.63        12.65        15.67        13.21
    Leverage ratio (Tier I capital to average adjusted
      total assets).....................................         9.07        10.56         9.04        10.41         7.91
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------

                                                                 MARCH 31,                      DECEMBER 31,
                                                          ------------------------  -------------------------------------
                  ANALYSIS OF CAPITAL                        1996         1995         1995         1994         1993
- --------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
TEXAS STATE BANK
Tier I Capital
    Common Stock........................................  $    20,000  $    20,000  $    20,000  $    16,000  $    16,000
    Capital surplus.....................................       26,000       20,000       26,000       16,000       16,000
    Retained earnings...................................       14,588        9,252       11,997       15,288        8,591
    Less: Goodwill......................................       (5,518)      (1,854)      (5,641)      (1,909)      (2,130)
                                                          -----------  -----------  -----------  -----------  -----------
        Total Tier I capital............................       55,070       47,398       52,356       45,379       38,461
                                                          -----------  -----------  -----------  -----------  -----------
Tier II Capital
    Allowance for loan losses...........................        4,890        3,995        4,542        3,511        3,435
    Unrealized gains and losses.........................          N/A          N/A          N/A          N/A          179
                                                          -----------  -----------  -----------  -----------  -----------
        Total Tier II capital...........................        4,890        3,995        4,542        3,511        3,614
                                                          -----------  -----------  -----------  -----------  -----------
            Total risk-based capital....................  $    59,960  $    51,393  $    56,898  $    48,890  $    42,075
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Risk-weighted assets....................................  $   506,884  $   382,288  $   485,564  $   370,481  $   313,011
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Capital Ratios
    Tier I risk-based capital ratio.....................        10.86%       12.40%       10.78%       12.25%       12.29%
    Total risk-based capital ratio......................        11.83        13.44        11.72        13.20        13.44
    Leverage ratio (Tier I capital to average adjusted
      total assets).....................................         8.45         8.96         8.31         8.68         8.08
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------

    The following table presents an analysis of capital for Texas Regional and Texas State Bank on a pro forma basis at March 31, 1996 and December 31, 1995.

                  PRO FORMA ANALYSIS OF CAPITAL                    MARCH 31, 1996         DECEMBER 31, 1995
- -----------------------------------------------------------------  ---------------  -----------------------------
                                                                               (DOLLARS IN THOUSANDS)
PRO FORMA TEXAS REGIONAL(1)
Tier I Capital
  Common Stock...................................................    $     8,376             $     8,376
  Capital surplus................................................         69,592                  69,592
  Retained earnings..............................................         29,102                  27,168
  Preferred Stock................................................        --                      --
  Less: Goodwill.................................................        (25,275)                (27,312)
                                                                   ---------------            ----------
      Total Tier I capital.......................................         81,795                  77,824
                                                                   ---------------            ----------
Tier II Capital
  Allowance for loan losses......................................          9,999                   9,838
                                                                   ---------------            ----------
  Total Tier II capital..........................................          9,999                   9,838
                                                                   ---------------            ----------
      Total risk-based capital...................................    $    91,794             $    87,662
                                                                   ---------------            ----------
                                                                   ---------------            ----------
Risk-Weighted Assets.............................................    $   816,647             $   793,602
                                                                   ---------------            ----------
                                                                   ---------------            ----------
Capital Ratios
  Tier I risk-based capital ratio................................          10.02%                   9.81%
  Total risk-based capital ratio.................................          11.24                   11.05
  Leverage ratio (Tier I capital to average adjusted total
    assets)......................................................           7.39                    6.75
                                                                   ---------------            ----------
                                                                   ---------------            ----------

                  PRO FORMA ANALYSIS OF CAPITAL                    MARCH 31, 1996         DECEMBER 31, 1995
- -----------------------------------------------------------------  ---------------  -----------------------------
                                                                               (DOLLARS IN THOUSANDS)
PRO FORMA TEXAS STATE BANK(1)
Tier I Capital
  Common Stock...................................................    $    60,000             $    60,000
  Capital stock..................................................         26,000                  26,000
  Retained earnings..............................................         14,588                  11,997
  Less: Goodwill.................................................        (25,206)                (27,242)
                                                                   ---------------            ----------
      Total Tier I Capital.......................................         75,382                  70,755
                                                                   ---------------            ----------
Tier II Capital
  Allowance for loan losses......................................          9,999                   9,838
                                                                   ---------------            ----------
      Total Tier II Capital......................................          9,999                   9,838
                                                                   ---------------            ----------
        Total risk-based capital.................................    $    85,381             $    80,593
                                                                   ---------------            ----------
                                                                   ---------------            ----------
Risk-Weighted Assets.............................................    $   812,258             $   784,694
                                                                   ---------------            ----------
                                                                   ---------------            ----------
Capital Ratios
  Tier I risk-based capital ratio................................           9.28%                   9.02%
  Total risk-based capital ratio.................................          10.51                   10.27
  Leverage ratio (Tier I capital to average adjusted total
    assets)......................................................           6.80                    6.13
                                                                   ---------------            ----------
                                                                   ---------------            ----------

- ---------

(1) On a pro forma basis at March 31, 1996 and December 31, 1995, and assuming completion of the Mergers and completion of the offering of Common Stock as described in this Prospectus at a price of $21.00 per share, net of estimated underwriting discounts, commissions and expenses of the offering of $3,247,000.

LEGAL PROCEEDINGS

    Texas State Bank is involved in routine litigation in the normal course of its business, which in the opinion of management of Texas Regional will not have a material adverse effect on the financial condition or results of operations of Texas Regional.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors is composed of eight persons elected at each annual meeting of Texas Regional's shareholders to hold office for one year or until their respective successors are elected and qualified. Officers of Texas Regional are elected annually by the Company's Board of Directors at its first meeting after each annual meeting of shareholders, to hold office until their respective successors are elected and qualified. Officers may be removed by the Company's Board of Directors.

    The following table is a listing of all of the directors of the Company. Each director is also a director of Texas State Bank.

                                                                                                                DIRECTOR
                 NAME                        AGE                       PRINCIPAL OCCUPATION                       SINCE
- ---------------------------------------      ---      -------------------------------------------------------  -----------
Morris Atlas(1)........................          69   Managing Partner, Atlas & Hall, L.L.P. (law firm in
                                                       McAllen, Texas)                                               1994
Frank N. Boggus(2).....................          67   Chairman of the Board of Boggus Motor Company (retail
                                                       auto dealer in McAllen and Harlingen)                         1983
Robert G. Farris(3)....................          65   President of Valley Transit Company, Inc. (regional bus
                                                       company)                                                      1983
Joe M. Kilgore(4)......................          77   Partner, McGinnis, Lochridge & Kilgore, L.L.P. (law
                                                       firm in Austin, Texas)                                        1983
C. Kenneth Landrum, M.D.(5)............          66   Retired                                                        1994
Glen E. Roney(6).......................          65   Chairman of the Board and Chief Executive Officer of
                                                       the Company and Texas State Bank                              1985
Julie G. Uhlhorn.......................          65   Chairman of the Board, Rio Grande Equipment Company,
                                                       Inc. (farming and real estate management company)             1983
Paul G. Veale, Sr. ....................          74   Investments                                                    1985
Jack Whetsel(7)........................          75   Investments                                                    1985

- ---------
  (1) Serves on the Stock Option and Compensation Committee of the Company, and serves as a Trustee of the Texas Regional Bancshares, Inc., Employee Stock Ownership Trust (the "KSOP Trust").

  (2) Serves on the Audit and Stock Option and Compensation Committees of the Company, and serves as a Trustee of the KSOP Trust.

  (3) Serves on the Stock Option and Compensation Committee of the Company.

  (4) Serves on the Audit and Stock Option and Compensation Committees of the Company, and serves as a Trustee of the KSOP Trust.

  (5) Serves on the Audit and Stock Option and Compensation Committees of the Company.

  (6) Serves as a Trustee of the KSOP Trust.

  (7) Serves on the Stock Option and Compensation Committee of the Company.

    Each of the foregoing persons has been engaged in the principal occupation indicated for the past five years, except that Mr. Whetsel's principal occupation was Chairman of the Board of Broadway Hardware, Inc. (a retail hardware, electronics and home improvements store located in McAllen) prior to his retirement in 1993, and Dr. Landrum's principal occupation was as a medical doctor practicing with Landrum-Chester OB-GYN Associates prior to his retirement in 1994.

    The Company has the following advisory directors: Paul S. Moxley, President of Texas State Bank; Danny L. Buttery, President of Texas State Bank's Harlingen banking location; and Frank A. Kavanagh, Senior Executive Vice President and Chief Lending Officer of the Company.

    The Company pays directors and advisory directors $700 for each Texas Regional Board of Directors meeting, and reimburses all directors for out-of-pocket expenses incurred in attending meetings. In addition, during 1995, the Company paid each non-management director a bonus of $2,000 for service as a director of the Company and Texas State Bank.

    Each director of the Company's subsidiary, Texas State Bank (which includes each director of Texas Regional), receives $600 for each Texas State Bank Board of Directors meeting. Non-management directors, during 1995 also received bonuses aggregating $2,500 for service as a director of the Bank.

    Mr. Roney has been Chairman of the Board and Chief Executive Officer of the Company since joining the Company in 1985. In addition to his director compensation, Mr. Roney receives compensation as an executive officer of the Company and Texas State Bank, as indicated below. See "Executive Compensation."

    Mr. Kilgore is a director of other publicly-held corporations. He serves as a director of Reno Air, Inc. (a regional airline based in Reno, Nevada) and of Photo Control, Inc. (a supplier of photographic equipment).

    The following table is a listing of all executive and other senior officers of the Company.

                                                                                                                  OFFICER
             NAME                    AGE           PRINCIPAL OCCUPATION           POSITION WITH THE COMPANY        SINCE
- -------------------------------      ---      -------------------------------  -------------------------------  -----------
Glen E. Roney..................          65   Chief Executive Officer of the   Chairman of the Board,                 1985
                                               Company                          President and Chief Executive
                                                                                Officer
George R. Carruthers...........          45   Chief Financial Officer of the   Executive Vice President and           1985
                                               Company                          Chief Financial Officer
Nancy F. Schultz...............          55   Senior Vice President of the     Senior Vice President and              1985
                                               Company                          Secretary-Treasurer

    The Texas State Bank Board of Directors consists of all voting members of the Board of Directors of the Company and the following additional persons: Maj. Gen. Walter H. Baxter, III, USAF (Retired), Robert F. Boggus (Boggus Motor Sales), Douglas G. Bready (Texas State Bank), Danny L. Buttery (Texas State
Bank), Antonio Falcon, M.D. (Medical Doctor), Robert R. Farris (Valley Transit Company), Frank A. Kavanagh (Texas State Bank), Jan M. Klinck (Klinck Drug Stores, Inc.), Roel Martinez (Pharmacist and Rancher), Paul S. Moxley (Texas State Bank), F. Neal Runnels (Valley Beverage, Inc.), James D. Russell (Russell Plantation) and Tudor G. Uhlhorn (Rio Grande Equipment Company). The following persons serve as advisory directors of Texas State Bank: Jack Abbott (Arroyo Farms and The Harlingen Gin Company), Joseph S. Bailes, M.D. (Oncologist, Valley Oncology Group), Maj. Gen. George S. Bowman, Jr., USMC (Ret.) (Investments), Vidala Gonzalez (Gonzalez Mercantile, Inc.), H.P. Guerra, III (attorney), Herman
A.  Henry (Agriculture), Jose A.  Hinojosa (Certified Public Accountant), Archie
L. Jenkines,  D.D.S.  (Retired),  Clarence L.  Johnstone  (Retired),  Marion  R.
Lawler,   Jr.,  M.D.  (Partner,  Cardiovascular   Associates),  Fred  S.  Mattar
(Merchant), W. A. McBride (Cicero Smith Lumber Company), William D. Parish (Retired), Fernando Pena (Pena Brothers Investments), Robert A. Peterson (Starr Produce Company), Dorothy Schmidt (Personal Financial Consultant), Sam F. Vale (Starr-Camargo Bridge Company), and Kenneth Weaver (Investments). Each advisory director receives $400 for each Texas State Bank Advisory Directors meeting attended.

    The Bank has the following senior executive officers:

                                                                             POSITION WITH                         OFFICER
                  NAME                         AGE                         TEXAS STATE BANK                         SINCE
- -----------------------------------------      ---      -------------------------------------------------------  -----------
Glen E. Roney............................          65   Chairman of the Board, Chief Executive Officer and             1985
                                                         Trust Officer
Paul S. Moxley...........................          51   President and Secretary                                        1986
Danny L. Buttery.........................          49   President -- Harlingen banking location                        1985
Frank A. Kavanagh........................          49   Senior Executive Vice President and Chief Lending              1992
                                                         Officer
George R. Carruthers.....................          45   Executive Vice President and Chief Financial Officer           1985
Douglas G. Bready........................          40   Executive Vice President                                       1985
Craig K. Lewis...........................          41   Executive Vice President and Chief Operations Officer          1992
Robert C. Norman.........................          32   Executive Vice President                                       1992
Craig A. Swann...........................          41   Executive Vice President and Director of Management            1994
                                                         Information Systems
Larry C. Gonzalez........................          34   Executive Vice President                                       1995

    See "Proposed Mergers" regarding additional officers of Texas State Bank as a result of the consummation of the Mergers.

    Each of the executive officers listed above has been employed as a member of senior management of the Company or its subsidiary for the past five years, except:

    Frank Kavanagh served as president of Mid Valley Bank from August 1988 until its merger with Texas State Bank in 1992;

    Craig Lewis was a Senior Vice President with NationsBank of Texas N.A. (and its predecessors State National Bank in Robstown and NBC-South Texas) from 1984 until joining Texas State Bank in 1992;

    Robert Norman was an officer of Mid Valley Bank from 1982 until its merger with Texas State Bank in 1992;

    Craig A. Swann was Branch Sales Manager for the Financial Services Division of Unisys Corporation from 1977 until joining Texas State Bank in 1994; and

    Larry C. Gonzalez who was Executive Vice President in charge of the Rio Grande City and Roma banking locations of First National Bank of South Texas from June 1992 until joining Texas State Bank upon the RGC/Roma Branch Acquisitions in 1995. Prior to June 1992, Mr. Gonzalez was a national bank examiner with the Office of the Comptroller of the Currency.

    There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer; however, Glen E. Roney, the Chief Executive Officer of the Company and Texas State Bank and Chairman of the Board of Directors of the Company and Texas State Bank is the father-in-law of Douglas G. Bready, a Director and Executive Vice President of Texas State Bank; Tudor G. Uhlhorn, a Director of Texas State Bank, is the son of Julie G. Uhlhorn, a member of the Board of Directors of the Company and Texas State Bank; Robert R. Farris, a Director of Texas State Bank, is the son of Robert G. Farris, a member of the Board of Directors of the Company and Texas State Bank; and Robert F. Boggus, a Director of Texas State Bank, is the son of Frank N. Boggus, a Director of the Company and Texas State Bank.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the year ended December 31, 1995 exceeded $100,000. Except for directors fees paid by Texas Regional and included in the Salary column, all executive compensation as reflected in the following table is paid by Texas State Bank.

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                 ---------------
                                                                                     AWARDS
                                                    ANNUAL COMPENSATION          ---------------
                 NAME AND                   -----------------------------------      OPTIONS          ALL OTHER
            PRINCIPAL POSITION                YEAR     SALARY (1)      BONUS          /SARS        COMPENSATION (2)
- ------------------------------------------  ---------  -----------  -----------  ---------------  ------------------
Glen E. Roney.............................       1995  $   406,273  $   175,000         65,000        $   99,430
  Chairman of the Board and                      1994      385,505       85,000        135,050            99,430
  Chief Executive Officer of the Company         1993      357,742      100,000        --                139,264
  and the Bank
Paul S. Moxley............................       1995      154,001       28,000          4,000            13,014
  President                                      1994      143,403       18,000          5,270            12,790
  Texas State Bank                               1993      134,440       23,200        --                 16,150
Danny L. Buttery..........................       1995      152,448       23,000          4,000            12,000
  President of the Bank's                        1994      143,236       18,000          5,270            12,000
  Harlingen banking location                     1993      134,367       23,200        --                 15,284
Frank A. Kavanagh.........................       1995      154,408       25,000          4,000            13,500
  Senior Executive Vice President                1994      146,464       18,000          5,270             9,345
  and Chief Lending Officer                      1993      139,518       23,200        --                 17,576
Douglas G. Bready.........................       1995       99,170       20,000          3,500            10,429
  Executive Vice President of the                1994       92,900       13,500          3,162             9,345
  Bank                                           1993       86,546       17,200        --                 11,407

- ---------
  (1) The amounts indicated include wages, automobile allowances and director fees.

  (2) The  amounts  in  this  column represent  the  amount  of  the Company's optional and matching contribution for each listed executive officer under the KSOP. In addition, with regard to Mr. Roney, the amount indicated includes $87,000, $87,000 and $116,000 accrued during 1995, 1994 and 1993, respectively, pursuant to the Deferred Compensation Plan adopted by the Company for the benefit of Glen Roney, described below. The compensation upon which the KSOP contributions were determined does not differ substantially from that set forth under the annual compensation table, except for the 1993 contribution on behalf of Mr. Roney, which was limited to the maximum allowable under the KSOP, and the 1994 and 1995 contributions for Mr. Roney, Mr. Moxley, Mr. Buttery and Mr. Kavanagh, which were limited to the maximum allowable under the KSOP.

    The   following  table  sets  forth  certain  information  concerning  stock options/SARs granted during 1995 to the executive officers named above:

                                                      OPTIONS GRANTED IN LAST FISCAL YEAR
                               ----------------------------------------------------------------------------------
                                                  INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                               --------------------------------------------------------      VALUE AT ASSUMED
                                                PERCENT OF                                   ANNUAL RATES OF
                                 NUMBER OF    TOTAL OPTIONS/                                   STOCK PRICE
                                SECURITIES         SARS                                      APPRECIATION FOR
                                UNDERLYING      GRANTED TO     EXERCISE OR                     OPTION TERM
                               OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION   ------------------------
NAME                              GRANTED       FISCAL YEAR      ($/SH)        DATE         5%($)       10%($)
- -----------------------------  -------------  ---------------  -----------  -----------  -----------  -----------
Glen E. Roney................       65,000          72.22%      $   17.25      7/01/02   $   422,653  $   974,363
Paul S. Moxley...............        4,000           4.44           17.25      7/01/02        26,009       59,961
Danny L. Buttery.............        4,000           4.44           17.25      7/01/02        26,009       59,961
Frank A. Kavanagh............        4,000           4.44           17.25      7/01/02        26,009       59,961
Douglas G. Bready............        3,500           3.89           17.25      7/01/02        22,758       52,466

    The following table sets forth certain information regarding aggregate options outstanding and held by the persons named above.

                                                           AGGREGATE OPTION EXERCISES IN
                                                   LAST FISCAL AND FISCAL YEAR-END OPTION VALUE
                           ---------------------------------------------------------------------------------------------
                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING            IN-THE-MONEY OPTIONS/ SARS
                                             VALUE REALIZED     UNEXERCISED OPTIONS/SARS
                                            (MARKET PRICE AT       AT FISCAL YEAR-END          AT FISCAL YEAR-END (1)
                           SHARES ACQUIRED    EXERCISE LESS    ---------------------------  ----------------------------
          NAME               ON EXERCISE     EXERCISE PRICE)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  ---------------  -----------------  -----------  --------------  -----------  ---------------
Glen E. Roney............        --             $  --             135,050         65,000     $ 709,013      $  --
Paul S. Moxley...........        --                --               5,270          4,000        27,668         --
Danny L. Buttery.........        --                --               5,270          4,000        27,668         --
Frank A. Kavanagh........        --                --               5,270          4,000        27,668         --
Douglas G. Bready........        --                --               3,162          3,500        16,601         --

- ------------
  (1) Calculated on the basis of the closing sale price per share for the Common Stock of $17.25 as reported by the Nasdaq National Market System for December 31, 1995.

    The Company has three stock option plans. A fourth plan, the Company's employee stock bonus plan, was terminated during January 1996. Texas Regional's Board of Directors has the authority to grant options to purchase up to an aggregate of 262,988 shares of Common Stock under the terms of the present stock option plans, in each case at the then present fair market value of the Common Stock. One of these plans, the Texas Regional Bancshares, Inc. 1995 Nonstatutory Stock Option Plan, was adopted in 1995 and is expected to be considered and voted upon by the shareholders of the Company at the 1996 annual meeting of the shareholders. As of the date of this Prospectus, options for the purchase of an aggregate of 262,988 shares of Common Stock have been granted under the plans, including the options included in the tables above, with the result that the Company's Board of Directors does not have the authority to grant any additional options to purchase Common Stock pursuant to the stock option plans, except to the extent that any outstanding options in the future lapse or otherwise terminate unexercised.

    In December 1993, the Company adopted a Deferred Compensation Plan (the "Deferred Compensation Plan") for the benefit of Mr. Roney, which provides for payments to be made to Mr. Roney (or in the event of his death during the period, to his designated beneficiary or his estate) in the amount of $100,000 per year commencing October 29, 2002, and continuing for fourteen years thereafter. The obligation to make such payments requires Mr. Roney to continue to be employed by the Company until October 29, 2002, unless his compensation is reduced from that paid in 1993, his duties are materially changed, his employment is terminated due to his disability or death, or he is discharged without cause. If Mr. Roney dies prior to October 29, 2002, the payments would commence immediately and be paid to his designated beneficiary, or his estate. At December 31, 1995, the Company had funded, pursuant to the Trust under Glen
E. Roney Deferred Compensation Plan, an aggregate of $291,000. The Trust was set up for the purpose of payment of the deferred compensation benefit. The Company incurred expenses of approximately $87,000 during each of the years ended December 31, 1995 and 1994, with respect to the Deferred Compensation Plan. See "Business -- Personnel." In January 1996, the Company's Board of Directors amended the Deferred Compensation Plan and Trust to change the identity of the Trustee and to make other changes designed to assist in obtaining a favorable determination letter from the Internal Revenue Service as to the status of the Deferred Compensation Plan for federal income tax purposes.

    First State Bank has three separate deferred compensation plans for the benefit of three First State Bank employees, and Border Bank has a deferred compensation plan for the benefit of one Border Bank employee. The plans each provide for retirement benefits to be paid to the specified employee, a designated beneficiary or the employee's estate. One plan commenced payments to a retired employee of approximately $13,000 per year on January 4, 1988, continuing annually thereafter until June 2003. A second plan provides for payments of approximately $13,300 per year to commence in April 1990, and continuing until June 2005; however, the employee elected to receive a lesser amount payable over a longer period of time. The third plan, covering Elliott Bottom, provides for retirement benefit payment of

$50,000 per year commencing in March 1999 and continuing annually thereafter for 20 years. A fourth plan commenced payments to a retired employee of approximately $1,112.50 per month in March 1995, and provides for monthly payments thereafter for 180 months. First State Bank and Border Bank own and are beneficiaries of life insurance policies on the employees covered under the deferred compensation plans, with face values in amounts approximately equal to the total benefits paid or payable under the plans. Upon consummation of the Mergers, Texas State Bank will become obligated to make payments under the plans, and will own and become the beneficiary of the related life insurance policies.

    Beginning in 1991, the Bank established a discretionary incentive bonus pool for the benefit of employees and directors of the Bank. Contributions are made to the discretionary bonus pool based on projected year-end return on assets earned by the Bank, calculated as follows: in the event that the year-end return on average assets of the Bank, prior to any amount attributable to the discretionary bonus ("ROA") for the year is in excess of 1.00%, 2% of net income for the year is contributed; in the event that the ROA for the year exceeds 1.05%, in addition to the base contribution, 5% of net income in excess of 1.00% ROA is contributed; if the ROA for the year exceeds 1.10%, an additional contribution is made in the amount of 10% of net income in excess of 1.05% ROA. For each 0.05% increase in ROA, the proportion of the excess net income contributed is increased by 5% of net income, up to an ROA of 1.25%. A total of 25% of any amount of net income in excess of 1.25% ROA is contributed to the pool. Amounts are paid out of the discretionary bonus pool to individual employees and directors of the Bank as determined by the Stock Option and Compensation Committee. An aggregate of $574,000 was awarded to employees of the Bank out of the discretionary bonus pool during 1995, and $43,000 was awarded to directors of the Bank that are not employees of the Bank. An aggregate of $375,000 was awarded to employees and $43,000 to non-employee directors out of the discretionary bonus pool during 1994.

EMPLOYEE STOCK OWNERSHIP PLAN

    In 1990, Texas Regional adopted the KSOP. Since adoption of the KSOP, Texas Regional has made contributions to the KSOP, on behalf of employees of the Company, in the aggregate amount of $2.8 million, and employees have in addition made salary deferral contributions to the KSOP in the aggregate amount of $512,000 through December 31, 1995. All Texas Regional contributions are used to purchase Common Stock, and employees have the option to direct that salary deferral contributions (and certain applicable target benefit plan rollover contributions) be invested either in a money market fund or in Common Stock. The aggregate number of shares of Common Stock held pursuant to the KSOP as of December 31, 1995, was 302,007 (about 4.9% of total outstanding shares of Common Stock). All assets in the KSOP, including Common Stock held pursuant to the KSOP, are held by the KSOP Trust, which holds the shares of stock on behalf of the employee participants in the KSOP.

    Trustees of the KSOP Trust, who are selected by, and all of whom are directors of Texas Regional, are Morris Atlas, Frank N. Boggus, Joe M. Kilgore and Glen E. Roney. Employees are entitled to direct the voting of any shares allocated to their employee accounts, and the trustees of the KSOP Trust direct the voting of any unallocated shares held by the KSOP Trust. At March 31, 1996, there were 2,944 unallocated shares held by the KSOP Trust. At December 31, 1995, there were no unallocated shares held by the KSOP Trust. During 1996, management of Texas Regional anticipates recommending to the Board of Directors of Texas Regional certain amendments to the KSOP to make available to plan participants more diverse investment options.

CERTAIN TRANSACTIONS

    Texas State Bank has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of Texas Regional. Loans by Texas State Bank to executive officers and directors of Texas State Bank and Texas Regional, in the aggregate, amounted to $3.4 million at March 31, 1996, or 0.7% of total loans outstanding and 5.3% of the shareholders' equity of the Bank and in the aggregate, amounted to $4.0 million at December 31, 1995, or 0.9% of total loans outstanding and 6.3% of the shareholders' equity of the Bank. All loan transactions with officers and directors of Texas Regional and Texas State Bank, and their related and affiliated parties, have been on substantially the same terms as those prevailing for comparable transactions with other loan customers of the Bank, and have not included more than the normal risk of collectibility associated with Texas State Bank's other banking transactions or other unfavorable features.

    Prior to 1993, the Company leased office facilities from Kerria Plaza, Ltd., a real estate limited partnership in which Mr. James W. Collins, former Director and former Secretary-Treasurer of the Company, is general partner and certain principals of the Company own an interest. Management of the Company believes that the terms of the leases were comparable to terms of leases between the partnership and third parties. Persons having a direct or indirect interest in Kerria Plaza, Ltd., their relationship to the Company and their interest in Kerria Plaza, Ltd., were: James W. Collins, individually and as Trustee for Carvan, Vanco and KVTC Trusts (of which Mr. Collins is not a beneficiary, but of which his spouse and children are beneficiaries), owned a 27% interest in Kerria Plaza, Ltd.; Glen E. Roney, Chairman of the Board and Chief Executive Officer of the Company, owned an 11% interest in Kerria Plaza, Ltd.; Frank N. Boggus, former President and a present Director of the Company, owned a 4% interest in Kerria Plaza, Ltd.; and Robert G. Farris, a Director of the Company, owned a 2% interest in Kerria Plaza, Ltd.

    Kerria Plaza, Ltd. purchased the Kerria Plaza building in 1984. In June 1992, the directors of Texas State Bank obtained an appraisal from an independent third party appraiser indicating that the market value of Kerria Plaza office building was $2.5 million. In January 1993, Texas State Bank purchased the Kerria Plaza office building from Kerria Plaza, Ltd. for the appraised value of $2.5 million.

    Mr. Collins is Chairman of the Board of Rioco Corporation, a real estate brokerage and property management company. During 1995 and 1994, Rioco Corporation received from Texas State Bank leasing commissions totaling $1,237 and $1,260, respectively, resulting from leases of office space in Kerria Plaza. Rioco Corporation continues to manage the Kerria Plaza building for Texas State Bank under a property management agreement which management of the Company believes is on terms comparable to terms available from other property management companies operating in the area, which management agreement, among other things, provides for payment of management and accounting fees at a minimum of $2,900 per month and payment of leasing commissions in the event of the lease of office space in the building to third party tenants.

    Texas State Bank, along with other banks in the Rio Grande Valley, sells credit life insurance for Texas State Life Insurance Company. Texas State Life Insurance Company is owned 50% by Mr. Roney and 50% by Mr. Collins. Commission fee income received by Texas State Bank from Texas State Life Insurance Company totaled $82,475 for the year ended December 31, 1995.

    Mr. Joe M. Kilgore, a Director of the Company, is a partner in the law firm of McGinnis, Lochridge & Kilgore, L.L.P. His firm received fees for legal services rendered to the Company and its subsidiary during 1995, but the amount of fees received did not exceed either 5% of his firm's gross revenues for 1995 or 5% of Texas Regional's total operating expenses for the year ended 1995.

    Mr. Morris Atlas, a Director of the Company, is a partner in the law firm of Atlas & Hall, L.L.P. His firm received fees for legal services rendered to the Company and its subsidiary during 1995, but the amount of fees received did not exceed either 5% of his firm's gross revenues for 1995 or 5% of Texas Regional's total operating expenses for the year ended 1995.

    During 1995, Texas State Bank purchased a tract of real estate from Scott & White Memorial Hospital and Scott, Sherwood & Brindley Foundation ("Scott & White"), a Texas non-profit corporation, for $227,000. Texas State Bank intends to hold the property for possible future development as a banking location. Mr. Roney and Mr. Kilgore each serve as members of the Board of Directors of Scott & White.

                       PRINCIPAL HOLDERS OF CAPITAL STOCK

    The following table sets forth at March 31, 1996 the beneficial ownership of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, each director and executive officer of the Company, and all executive officers and directors as a group. The number of shares beneficially owned by each person as indicated in the table is determined under rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the indicated shareholders have sole voting and investment power over the number of shares shown. The information is based on data furnished by the respective persons named.

NAME OF BENEFICIAL OWNER                                                                      NUMBER(1)       %
- -------------------------------------------------------------------------------------------  -----------  ---------
Morris Atlas(2)............................................................................       70,779       1.14
Frank N. Boggus(3).........................................................................      136,026       2.20
Douglas G. Bready(4).......................................................................       16,321       0.26
Danny L. Buttery(5)........................................................................       18,168       0.29
George R. Carruthers(6)....................................................................       12,652       0.20
James W. Collins(7)........................................................................      665,239      10.74
  Individually and as Trustee of Vanco, Carvan, KVTC, Cook Memorial and
      Vannie Cook Trusts
  P.O. Box 1239
  McAllen, Texas 78502
Robert G. Farris(8)........................................................................        4,977       0.08
Frank A. Kavanagh(9).......................................................................       10,808       0.17
Joe M. Kilgore(10).........................................................................      187,700       3.03
C. Kenneth Landrum, M.D.(11)...............................................................       73,928       1.19
Paul S. Moxley(12).........................................................................       21,467       0.35
Glen E. Roney(13)..........................................................................      769,971      12.16
  3700 North 10th, #301
  McAllen, Texas 78501
Julie G. Uhlhorn(14).......................................................................       77,828       1.26
Paul G. Veale, Sr.(15).....................................................................       60,908       0.98
Wanger Asset Management, L.P., of which Wanger Asset Management, Ltd., is the general
  partner, of which Ralph Wanger is the principal shareholder..............................      411,600       6.64
  227 West Monroe Street, Suite 3000
  Chicago, Illinois 60606
Jack Whetsel(16)...........................................................................      211,839       3.42
All Directors and Executive Officers as a group (14 persons) (17)..........................    1,552,433      24.44

- ------------
  (1) Included in the total indicated for each of Messrs. Atlas, Boggus, Kilgore and Roney are 2,944 shares which are unallocated shares held by the KSOP Plan. Messrs. Atlas, Boggus, Kilgore and Roney are the Trustees for the KSOP Plan. The KSOP Plan gives the Trustees the right to vote shares not allocated to participant's accounts. Each participant is entitled to direct the trustees as to the exercise of any voting rights attributable to shares of Company stock allocated to his account. In the event voting instructions are not received from participants, the KSOP Plan provides that the Trustees shall not vote those shares. Each Director disclaims beneficial ownership of the 2,944 unallocated shares, except that Mr. Roney does not disclaim beneficial ownership of those shares later allocated to his account as an employee of the Company in accordance with the KSOP Plan.

  (2) The total includes 2,000 shares held by Mr. Atlas' wife. In addition, included in this total are 2,944 shares with respect to which Mr. Atlas holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Atlas disclaims any beneficial ownership in such KSOP shares.

  (3) The total includes 95,364 shares owned by five companies controlled by Mr. Boggus. In addition, included in this total are 2,944 shares with respect to which Mr. Boggus holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Boggus disclaims any beneficial ownership in such KSOP shares.

  (4) The total includes 3,601 shares held by Mr. Bready's wife, 985 shares held by an independent trustee for Mr. and Mrs. Bready's individual retirement accounts, 8,573 shares allocated to Mr. Bready's account as a participant in the

      KSOP and 3,162 shares Mr. Bready has the right to acquire within 60 days through the exercise of options. Not included in the total are 3,500 shares which represent options granted in 1995 and not exercisable within 60 days. See "Management--Executive Compensation."

  (5) The total includes 12,898 shares allocated to Mr. Buttery's account as a participant in the KSOP and 5,270 shares Mr. Buttery has the right to acquire within 60 days through the exercise of options. Not included in the total are 4,000 shares which represent options granted in 1995 and not exercisable within 60 days. See "Management -- Executive Compensation."

  (6) The total includes 9,160 shares allocated to Mr. Carruthers' account as a participant in the KSOP and 3,162 shares Mr. Carruthers has the right to acquire within 60 days through the exercise of options. Not included in the total are 3,500 shares which represent options granted in 1995 and not exercisable within 60 days.

  (7) The total includes 20,204 shares owned by a company controlled by Mr. Collins, 8,023 shares held by an independent trustee for Mr. and Mrs. Collins' individual retirement accounts and a money purchase pension plan, 4,854 shares owned by a company controlled 50% by Mr. Collins and 50% by Mr. Roney, 593,600 shares held by trusts for the benefit of Mr. Collins' wife, children and others, and 6,122 shares held by various family members who have given Mr. Collins power of attorney to act on their behalf.

  (8) The total includes 2,384 shares held by Mr. Farris' wife. Mr. Farris disclaims beneficial ownership of his wife's shares.

  (9) The total includes 5,538 shares allocated to Mr. Kavanagh's account as a participant in the KSOP and 5,270 shares Mr. Kavanagh has the right to acquire within 60 days through the exercise of options. Not included in the total are 4,000 which represent options granted in 1995 and not exercisable within 60 days. See "Management--Executive Compensation."

  (10)The total includes 8,333 shares held by Mr. Kilgore's wife, 1,156 shares held by Mr. Kilgore as custodian for his grandchildren and 34,511 shares held by an independent trustee for Mr. Kilgore's individual retirement account. In addition, included in this total are 2,944 shares with respect to which Mr. Kilgore holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Kilgore disclaims any beneficial ownership in such KSOP shares.

  (11)The total includes 14,258 shares held by a trust for the benefit of Dr. Landrum, 6,172 shares held by a trust for Dr. Landrum's pension plan and 53,498 shares held in a trust for the benefit of Dr. Landrum's wife. Dr. Landrum disclaims beneficial ownership of his wife's shares.

  (12)The total includes 406 shares held by Mr. Moxley's wife, 14,209 shares allocated to Mr. Moxley's account as a participant in the KSOP and 5,270 shares Mr. Moxley has the right to acquire within 60 days through the exercise of options. Not included in the total are 4,000 which represent options granted in 1995 and not exercisable within 60 days. See "Management--Executive Compensation."

  (13)The total includes 16,166 shares held by Mr. Roney's wife, 5,202 shares held by Mr. Roney's wife as trustee, 31,383 shares held by a trust for the benefit of Mr. Roney's wife, 76,704 shares held by trusts at Texas State Bank for which Mr. Roney and Mr. Whetsel serve as trustees along with other individuals who are not directors of the Company but in which they have no interest as beneficiaries, 4,854 shares owned by a company controlled 50% by Mr. Roney and 50% by Mr. Collins and 42,202 shares allocated to Mr. Roney's account as a participant in the KSOP. Included in this total are 135,050 shares Mr. Roney has the right to acquire within 60 days through the exercise of options. In addition, included in this total are 2,944 shares with respect to which Mr. Roney holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Roney disclaims any beneficial ownership in such KSOP shares, except that Mr. Roney does not disclaim beneficial ownership of those shares later allocated to his account as an employee of the Company in accordance with the KSOP Plan. Not included in the total are 65,000 shares which represent options granted in 1995 and not exercisable within 60 days. See "Management--Executive Compensation."

  (14)The  total  includes  27,016  shares  which  represent  Mrs.   Uhlhorn's
      beneficial interests in a trust and 26,854 shares held by a partnership owned 30% by Mrs. Uhlhorn.

  (15)The shares indicated are owned by a limited partnership controlled by Mr. Veale.

  (16)The total includes 108,087 shares held by trusts at Texas State Bank for which Mr. Whetsel and Mr. Roney serve as trustees along with other individuals who are not directors of the Company but in which they have no interest as beneficiaries and 103,752 shares held in a trust for the benefit of Mr. Whetsel.

  (17)The total includes 1,130,592 shares as to which directors and executive officers have sole voting power; 421,841 shares as to which directors and executive officers have shared voting power; 1,038,382 shares as to which directors and executive officers have sole investment power; and 514,051 shares as to which directors and executive officers have shared investment power. The total also includes 156,129 shares which officers have the right to acquire within 60 days upon exercise of stock options.

                              SELLING SHAREHOLDER

    Of the shares offered pursuant to this Prospectus, 2,180,000 shares are being offered by the Company and 20,000 shares are being offered by the Selling Shareholder. The following table includes the name of the Selling Shareholder, the amount of Common Stock held by the Selling Shareholder prior to the offering, the amount of Common Stock to be offered for the account of the Selling Shareholder in this offering, and the amount and percentage of Common Stock to be owned by the Selling Shareholder after completion of the offering.

                                                                                                  COMMON STOCK HELD
                                                                                                    FOLLOWING THIS
                                                                                COMMON STOCK           OFFERING
                                                               COMMON STOCK    OFFERED IN THIS  ----------------------
NAME                                                          PRESENTLY HELD      OFFERING        AMOUNT         %
- ------------------------------------------------------------  ---------------  ---------------  -----------  ---------
Lindberg Limited Partnership(1).............................        60,908           20,000         40,908        0.49%

- ------------
  (1) The general partner of Lindberg Limited Partnership is Veale Family Management Trust, trustees of which are Paul G. Veale and his wife, Florence Veale. Mr. and Mrs. Veale are also individually limited partners of the Lindberg Limited Partnership. Mr. Veale is a Director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Texas Regional is authorized to issue 20,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock with such preferences, limitations and relative rights as may be determined by the Board of Directors of the Company. Prior to April 1991, the Company had authority to issue Class B Non-Voting Common Stock as well. The Class B Non-Voting Common class was created to provide a mechanism for equalizing consideration to shareholders at the time of acquisition of Texas State Bank and Harlingen State Bank in 1983. All outstanding shares of Class B Non-Voting Common Stock were converted into Class A Voting Common shares in April 1991, and the class of shares referred to as Class B Non-Voting Common Stock was eliminated. As used herein, the term "Common Stock" refers to the Company's Class A Voting Common Stock.

COMMON STOCK

    As of the date hereof, Texas Regional has issued and outstanding an aggregate of 6,196,791 shares of Common Stock and an aggregate of 262,988 shares of Common Stock are reserved for issuance pursuant to options previously granted by the Company. The only class of shares which Texas Regional has issued and outstanding is the Common Stock. The shares of First Series Convertible Preferred Stock, Series 1990 Convertible Preferred Stock and Series 1991 Convertible Preferred Stock outstanding prior to 1994 have been converted into Common Stock or redeemed by the Company. The Common Stock has a par value of $1.00 per share. Holders of Common Stock do not have preemptive rights for the acquisition of additional capital stock of the Company. Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to shareholders, including election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to purchasers of Common Stock in the offering described in this Prospectus will bear legends describing the fact that the Texas Regional Articles of Incorporation (the "Articles of Incorporation") deny preemptive rights and do not allow cumulative voting in the election of directors.

    Holders of Common Stock are entitled to dividends as and when declared by the Board of Directors of Texas Regional out of legally available funds. See "Price Range of Common Stock and Dividend Policy."

PREFERRED STOCK

    The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, $1.00 par value per share. The Company does not have any shares of preferred stock outstanding as of the date of this Prospectus and does not presently have plans to issue any shares of preferred stock. The Company's Board of Directors is authorized by the Articles of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Company's Board of Directors has the power to fix the various terms with respect to each such series, including voting powers, designations, preferences, dividend rates, conversion and exchange, redemption provisions, the amount holders are entitled to receive upon any liquidation, dissolution, or winding up of the Company, and voting rights to which the holders of Preferred Stock would be entitled.

TRANSFER AGENT

    The transfer agent for the Common Stock is Texas Regional Bancshares, Inc., Kerria Plaza, Suite 301, 3700 North Tenth Street, McAllen, Texas 78501, Attention Ann M. Sefcik, Controller.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After completion of this offering, the Company will have outstanding 8,706,791 shares of Common Stock (assuming election by the Underwriters to purchase shares subject to the Underwriters' over-allotment option). Of these shares, the 2,510,000 shares of Common Stock sold in this offering (including such over-allotment shares) will be freely tradable without restriction or limitation under the Securities Act except to the extent such shares are subject to the agreement with the Underwriters described below, and except for any shares purchased by "affiliates" of the Company, as that term is defined in the Securities Act. In addition, an aggregate of 4,811,531 shares presently outstanding are also not restricted and, under certain conditions, may be freely tradable without restriction or limitation under the Securities Act. The remaining 1,385,260 shares are "restricted" shares within the meaning of Rule 144 adopted under the Securities Act ("Rule 144"). Restricted shares outstanding on the date hereof owned by "affiliates" may only be sold if they are registered under the Securities Act or unless an exemption from registration, such as that provided by Rule 144, is available.

    The Company, its executive officers, its directors and the Selling Shareholder have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or any other disposition of), any shares of Common Stock or any securities convertible into or exchangeable, or exercisable for, shares of Common Stock for a period of 120 days after the date of the Underwriting Agreement without the prior written consent of the Underwriters (the "Lockup"). Following the Lockup, these shares will be eligible for sale in the public market, subject to the conditions and restrictions of Rules 144 and Rule 144A also adopted under the Securities Act ("Rule 144A"), as hereinafter described. See "Underwriting."

    No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market after the lapse of the restrictions described above could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future at a time and price which it deems appropriate.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least a two-year period (as computed under Rule 144) is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 87,000 shares after giving effect to this offering, assuming the Underwriters exercise the available over-allotment option in full) and (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market System during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned Restricted Shares for at least a three-year period (as computed under Rule 144), would be entitled to sell shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Restricted Shares and options to purchase Common Stock sold by the Company to, among others, its employees, officers and directors pursuant to written compensation plans or contracts and in reliance on Rule 701 under the Securities Act, may be resold in reliance on Rule 144 by such persons who are not affiliates subject only to the provisions of Rule 144 regarding manner of sale, and by such persons who are affiliates without complying with Rule 144's holding period requirements. Rule 144A permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and First Southwest Company, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                                        NUMBER OF
                                             UNDERWRITER                                                 SHARES
- -----------------------------------------------------------------------------------------------------  -----------
Alex. Brown & Sons Incorporated......................................................................
First Southwest Company..............................................................................

                                                                                                       -----------
Total................................................................................................    2,200,000
                                                                                                       -----------
                                                                                                       -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the shares of the Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such  price less a concession  not in excess  of $        per
share.  The Underwriters may  allow, and such dealers  may reallow, a concession
not in excess of $        per share to certain  other dealers. After the  public
offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 330,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,200,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,200,000 shares are being offered.

    The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company and its executive officers, directors and the Selling Shareholder, holding in the aggregate 1,541,389 shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any of such Common Stock (except for shares of Common Stock offered hereby and other than shares offered pursuant to the KSOP or other employee benefit plans) for a period of 120 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. See "Shares Eligible for Future Sale."

    Texas State Bank, both in its corporate capacity and on behalf of trust clients, maintains a substantial portfolio of investment securities. First Southwest Company, as a securities broker, has sold securities to Texas State Bank, and First Southwest Company has received compensation for its services as securities broker. First Southwest Company has also been engaged to provide an opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the Mergers, for a total consideration of $125,000.

                                 LEGAL MATTERS

    McGinnis, Lochridge & Kilgore, Austin, Texas, will render an opinion to Texas Regional with respect to the legality of the securities being registered, and provides general legal services to Texas Regional. Joe M. Kilgore, a partner in the firm, serves as a director of Texas Regional and Texas State Bank, and beneficially owns 184,756 shares (2.98%) of the Common Stock.

    Certain legal matters will be passed upon for the Underwriters by Jones, Day, Reavis & Pogue, Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements of Texas Regional Bancshares, Inc. at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included herein and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing. The financial statements of First State Bank and Border Bank at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included herein and elsewhere in the Registration Statement have also been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

            INDEX TO FINANCIAL STATEMENTS AND FINANCIAL INFORMATION
                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY
                          FIRST STATE BANK & TRUST CO.
                                THE BORDER BANK

                                                                                                             PAGE
                                                                                                           ---------
TEXAS REGIONAL BANCSHARES, INC.
  Consolidated Balance Sheets (Unaudited) at March 31, 1996 and 1995 and December 31, 1995...............        F-2
  Consolidated Statements of Income (Unaudited) for the Year Ended December 31, 1995 and the Three Months
    Ended March 31, 1996 and 1995........................................................................        F-3
  Consolidated Statements of Changes in Shareholders' Equity (Unaudited) for the Three Months Ended March
    31, 1996.............................................................................................        F-4
  Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 1996 and 1995...        F-5
  Notes to Unaudited Consolidated Financial Statements...................................................        F-6
  Independent Auditors' Report...........................................................................       F-12
  Consolidated Balance Sheets at December 31, 1995 and 1994..............................................       F-13
  Consolidated Statements of Income for the Years Ended December 31, 1995, 1994 and 1993.................       F-14
  Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1995, 1994
    and 1993.............................................................................................       F-15
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993.............       F-16
  Notes to Consolidated Financial Statements.............................................................       F-17

FIRST STATE BANK & TRUST CO.
  Selected Financial Information.........................................................................       F-42
  Management's Discussion and Analysis of Financial Condition and Results of Operations..................       F-43
  Balance Sheet (Unaudited) at March 31, 1996............................................................       F-69
  Statements of Earnings (Unaudited) for the Three Months Ended March 31, 1996 and 1995..................       F-70
  Statements of Changes in Stockholders' Equity (Unaudited) for the Year Ended December 31, 1995 and the
    Three Months Ended March 31, 1996....................................................................       F-71
  Statements of Cash Flow (Unaudited) for the Three Months Ended March 31, 1996 and 1995.................       F-72
  Notes to Unaudited Financial Statements................................................................       F-73
  Independent Auditors' Report...........................................................................       F-74
  Balance Sheets at December 31, 1995 and 1994...........................................................       F-75
  Statements of Earnings for the Years Ended December 31, 1995, 1994 and 1993............................       F-76
  Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1995, 1994 and 1993.....       F-77
  Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993..........................       F-78
  Notes to Financial Statements..........................................................................       F-79

THE BORDER BANK
  Selected Financial Information.........................................................................       F-88
  Management's Discussion and Analysis of Financial Condition and Results of Operations..................       F-89
  Balance Sheet (Unaudited) at March 31, 1996............................................................      F-113
  Statements of Earnings (Unaudited) for the Three Months Ended March 31, 1996 and 1995..................      F-114
  Statements of Changes in Stockholders' Equity (Unaudited) for the Year Ended December 31, 1995 and the
    Three Months Ended March 31, 1996....................................................................      F-115
  Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 1996 and 1995................      F-116
  Notes to Unaudited Financial Statements................................................................      F-117
  Independent Auditors' Report...........................................................................      F-118
  Balance Sheets at December 31, 1995 and 1994...........................................................      F-119
  Statements of Earnings for the Years Ended December 31, 1995, 1994 and 1993............................      F-120
  Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1995, 1994 and 1993.....      F-121
  Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993..........................      F-122
  Notes to Financial Statements..........................................................................      F-123

Texas Regional Bancshares, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                        March 31,        December 31,
                                                                   --------------------  -------------
(Dollars in Thousands)                                               1996       1995         1995
- ------------------------------------------------------------------------------------------------------
Assets
  Cash and Due From Banks                                          $  31,547  $  25,792    $  30,933
  Federal Funds Sold                                                  13,200     18,000        3,600
- ------------------------------------------------------------------------------------------------------
    Total Cash and Cash Equivalents                                   44,747     43,792       34,533
  Securities Available for Sale                                       57,453     45,228       63,150
  Securities Held to Maturity (Estimated Market Value of $56,081
    and $70,978 at March 31, 1996 and 1995, respectively, and
    $68,962 at December 31, 1995)                                     55,913     71,962       68,491
  Loans, Net of Unearned Discount of $1,263 and $724 at March 31,
    1996 and 1995, respectively and $1,272 at December 31, 1995      467,059    354,410      450,854
  Less Allowance for Loan Losses                                      (4,890)    (3,995)      (4,542)
- ------------------------------------------------------------------------------------------------------
  Net Loans                                                          462,169    350,415      446,312
  Premises and Equipment, Net                                         18,964     15,627       18,374
  Accrued Interest Receivable                                          6,724      5,386        6,319
  Other Real Estate                                                    1,353      1,680        1,273
  Intangibles                                                          5,588      1,926        5,711
    Other Assets                                                       2,975      2,989        2,606
- ------------------------------------------------------------------------------------------------------
    Total Assets                                                   $ 655,886  $ 539,005    $ 646,769
- ------------------------------------------------------------------------------------------------------
Liabilities
  Deposits
    Demand                                                         $ 120,087  $  97,396    $ 120,414
    Savings                                                           38,850     27,520       36,133
    Money Market Checking and Savings                                127,222    121,614      127,687
    Time Deposits                                                    299,835    229,455      295,497
- ------------------------------------------------------------------------------------------------------
      Total Deposits                                                 585,994    475,985      579,731
  Federal Funds Purchased and Securities Sold Under Repurchase
    Agreements                                                           600      1,153          757
  Short-Term Borrowings                                                   --        429           --
  Accounts Payable and Accrued Liabilities                             4,729      4,097        3,561
- ------------------------------------------------------------------------------------------------------
    Total Liabilities                                                591,323    481,664      584,049
- ------------------------------------------------------------------------------------------------------
Commitment and Contingencies
Shareholders' Equity
  Preferred Stock; $1.00 par value, 10,000,000 Shares Authorized;
    None Issued and Outstanding                                           --         --           --
  Common Stock -- Class A; $1.00 par value, 20,000,000 Shares
    Authorized; Issued and Outstanding, 6,196,791 at March 31,
    1996 and 6,193,629 Shares at March 31, 1995 and 6,196,791 at
    December 31, 1995, respectively (Note 2)                           6,196      6,193        6,196
  Paid-In Capital                                                     29,239     29,204       29,239
  Retained Earnings                                                   29,102     22,289       27,168
  Unrealized Gain (Loss) on Securities Available for Sale                 26       (345)         117
- ------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                        64,563     57,341       62,720
- ------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                     $ 655,886  $ 539,005    $ 646,769
- ------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Texas Regional Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                                     Three Months Ended
                                                                                         March 31,
                                                                                    --------------------
(Dollars in Thousands, Except Per Share Data)                                         1996       1995
- --------------------------------------------------------------------------------------------------------
Interest Income
  Loans, Including Fees                                                             $  11,011  $   8,444
  Investment Securities
    Taxable                                                                             1,718      1,517
    Tax-Exempt                                                                             71         74
  Federal Funds Sold                                                                      170        144
- --------------------------------------------------------------------------------------------------------
      Total Interest Income                                                            12,970     10,179
- --------------------------------------------------------------------------------------------------------
Interest Expense
  Deposits                                                                              5,275      3,707
  Federal Funds Purchased and Securities Sold Under Repurchase Agreements                   6         14
  Short-Term Borrowing                                                                     --          8
- --------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                            5,281      3,729
- --------------------------------------------------------------------------------------------------------
Net Interest Income                                                                     7,689      6,450
Provision for Loan Losses                                                                 461        366
- --------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision for Loan Losses                               7,228      6,084
- --------------------------------------------------------------------------------------------------------
Noninterest Income
  Service Charges on Deposit Accounts                                                     939        781
  Other Service Charges                                                                   236        273
  Trust Service Fees                                                                      366        287
  Net Investment Security Gains (Losses)                                                    1        (13)
  Data Processing Service Fees                                                            220         73
  Other Operating Income                                                                  184        189
- --------------------------------------------------------------------------------------------------------
      Total Noninterest Income                                                          1,946      1,590
- --------------------------------------------------------------------------------------------------------
Noninterest Expense
  Salaries and Employee Benefits                                                        2,737      2,258
  Net Occupancy Expense                                                                   317        253
  Equipment Expense                                                                       643        431
  Other Real Estate (Income) Expense, Net                                                 (10)        32
  Other Noninterest Expense                                                             1,627      1,620
- --------------------------------------------------------------------------------------------------------
      Total Noninterest Expense                                                         5,314      4,594
- --------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                                                        3,860      3,080
Income Tax Expense                                                                      1,306      1,093
- --------------------------------------------------------------------------------------------------------
Net Income                                                                          $   2,554  $   1,987
- --------------------------------------------------------------------------------------------------------
Primary Earnings Per Common Share (Note 2)
  Net Income                                                                        $    0.41  $    0.32
  Weighted Average Number of Common Shares Outstanding (In Thousands)                   6,290      6,194
- --------------------------------------------------------------------------------------------------------
Fully Diluted Earnings Per Common Share (Note 2)
  Net Income                                                                        $    0.41  $    0.32
  Weighted Average Number of Common Shares Outstanding (In Thousands)                   6,295      6,201
- --------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Texas Regional Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED) For the Year Ended December 31, 1995
And the Three Months Ended March 31, 1996

                                                                                   Unrealized Gain
                                                Class A                                (Loss)
                                                Voting                              on Securities       Total
                                  Preferred     Common      Paid-in    Retained       Available     Shareholders'
(Dollars in Thousands)              Stock        Stock      Capital    Earnings       for Sale         Equity
- -----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994        $      --    $   6,193   $  29,204   $  20,921      $    (587)      $  55,731
Exercise of stock options,
 3,162 shares of Class A Voting
 Common Stock                            --            3          35          --             --              38
Change in Unrealized Gain
 (Loss) on Securities Available
 for Sale                                --           --          --          --            704             704
Class A Voting Common Stock
 Cash Dividends                          --           --          --      (2,478)            --          (2,478)
Net Income for the Year Ended
 December 31, 1995                       --           --          --       8,725             --           8,725
- -----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995               --        6,196      29,239      27,168            117          62,720
Change in Unrealized Gain
 (Loss) on Securities Available
 for Sale                                --           --          --          --            (91)            (91)
Class A Voting Common Stock
 Cash Dividends                          --           --          --        (620)            --            (620)
Net Income for the Three Months
 Ended March 31, 1996                    --           --          --       2,554             --           2,554
- -----------------------------------------------------------------------------------------------------------------
Balance, March 31, 1996           $      --    $   6,196   $  29,239   $  29,102      $      26       $  64,563
- -----------------------------------------------------------------------------------------------------------------

Texas Regional Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Three Months Ended March 31, 1996 and 1995

(Dollars in Thousands)                                                                 1996       1995
- ------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                                      $   2,554  $   1,987
  Adjustments to Reconcile Net Income to Net Cash Provided by Operating
    Activities
    Depreciation, Amortization and Accretion, Net                                       555        469
    Provision for Loan Losses                                                           461        366
    Loss on Sale of Other Real Estate                                                    --         81
    (Gain) Loss on Sale of Securities Available for Sale                                 (1)        13
    Loss on Sale of Fixed Assets                                                          2         --
    (Gain) Loss on Sale of Other Assets                                                   9         (2)
    Increase in Accrued Interest Receivable and Other Assets                           (707)    (1,121)
    Increase in Accounts Payable and Accrued Liabilities                              1,214      1,432
- ------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                             4,087      3,225
- ------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Proceeds from Sales of Securities Available for Sale                                7,497      8,957
  Proceeds from Maturing Securities Available for Sale                                   --      1,000
  Proceeds from Maturing Securities Held to Maturity                                 13,500        160
  Purchases of Securities Available for Sale                                         (1,956)        --
  Purchases of Securities Held to Maturity                                           (1,001)      (240)
  Proceeds from Sale of Loans                                                         3,254         91
  Purchases of Loans                                                                 (1,488)       (23)
  Loan Originations and Advances                                                    (18,271)   (14,744)
  Recoveries of Charged-Off Loans                                                        57        261
  Proceeds from Sale of Fixed Assets                                                      2         --
  Proceeds from Sale of Other Assets                                                     99          7
  Proceeds from Sale of Other Real Estate                                                48        639
  Purchases of Premises and Equipment                                                (1,100)      (704)
- ------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used In) Investing Activities                                     641     (4,596)
- ------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net Increase (Decrease) in Demand Deposits, Money Market Checking
    and Savings Accounts                                                              1,925    (22,552)
  Net Increase in Time Deposits                                                       4,338     26,429
  Net Increase (Decrease) in Securities Sold Under Repurchase Agreements               (157)         4
  Cash Dividends Paid on Class A Voting Common Stock (Note 4)                          (620)      (495)
- ------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                             5,486      3,386
- ------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                                10,214      2,015
Cash and Cash Equivalents at Beginning of Year                                       34,533     41,777
- ------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Quarter                                       $  44,747  $  43,792
- ------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
  Interest Paid                                                                   $   5,366  $   3,536
  Income Taxes Paid                                                                      43         --
Supplemental Schedule of Noncash Investing and Financing Activities
  Foreclosure and Repossession in Partial Satisfaction of Loans Receivable        $     130  $      62
  Loan Originated to Facilitate Sale of Other Real Estate                               N/A        N/A
- ------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

Texas Regional Bancshares, Inc. and Subsidiary
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the unaudited consolidated financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature. The unaudited consolidated financial statements include Texas Regional Bancshares, Inc. and its subsidiary (the "Company"). Intercompany balances and transactions have been eliminated.

NOTE 2 -- EARNINGS PER COMMON SHARE COMPUTATIONS

Earnings per common share computations include the effects of common stock equivalents applicable to the stock option contracts.

NOTE 3 -- INCOME TAX

Deferred income tax assets and liabilities are computed for differences between the financial statements and the tax basis of assets and liabilities that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

NOTE 4 -- COMMON STOCK

On March 12, 1996, the Board of Directors approved a $0.10 per share cash dividend for shareholders of record on April 8, 1996 and payable on April 15, 1996.

NOTE 5 -- ACQUISITION ACTIVITY

On January 10, 1996, the Company announced agreements have been signed under which Texas State Bank, the principal operating subsidiary of Texas Regional Bancshares, Inc., will acquire through merger First State Bank & Trust Co., Mission, Texas, and The Border Bank, Hidalgo, Texas (the "Mergers"). The agreements have been approved by the appropriate Boards of Directors of Texas Regional Bancshares, Inc., Texas State Bank, First State Bank & Trust Co. and The Border Bank. Under the terms of the agreements, Texas State Bank will acquire First State Bank & Trust Co. for a total cash consideration of $79.0 million and will acquire The Border Bank for a total cash consideration of $20.5 million.

The following Pro Forma Combined Condensed Balance Sheet was based on the assumption that the Mergers had been consummated on March 31, 1996. The Mergers will be accounted for using the purchase method of accounting.

The Mergers are subject to completion of satisfactory due diligence by Texas Regional Bancshares, Inc. and must be approved by the shareholders of First State Bank & Trust Co. and The Border Bank. The Mergers have been approved by the appropriate regulators. Closing is also contingent upon Texas Regional Bancshares, Inc. having successfully raised $40.0 million of additional capital to partially fund these transactions on terms and conditions acceptable to Texas Regional Bancshares, Inc.

During August 1995, the Bank acquired two branch bank locations, one in Rio Grande City, Texas, and the other in Roma, Texas (the "RGC/Roma Branch Acquisitions"). The transaction included the purchase of $43.7 million in loans and the assumption of approximately $79.7 million in deposit liabilities of these branches. Investment securities were not acquired. Purchase accounting adjustments for the purchase of loans and the assumption of deposit liabilities of the RGC/Roma Branch Acquisitions were immaterial. This transaction was accounted for as a purchase.

The Company's Consolidated Balance Sheet at December 31, 1995 reflected the assets and liabilities of the RGC/ Roma Branch Acquisitions. The results of operations of the RGC/Roma Branch Acquisitions were included in the Company's Consolidated Financial Statements from the date of acquisition.

The following Unaudited Pro Forma Combined Condensed Statements of Income for the three months ended March 31, 1996 and for the year ended December 31, 1995, assumes the Mergers and the RGC/Roma Branch Acquisitions occurred January 1, 1995. Intangibles arising from the Mergers and RGC/Roma Branch Acquisitions are approximately $19.7 million and $4.1 million, respectively. The pro forma adjustments reflect the amortization of the Core Deposit premium over a 10-year period, the Fixed Maturity Deposit premium over a 3-year period and the Goodwill intangible over a 15-year period, the reduced interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers at an average federal funds sold rate of 5.11% for the three months ended March 31, 1996 and 5.92% for the year ended December 31, 1995, respectively and the tax effect of the prior two transactions using an effective tax rate of 35% for 1996 and an effective tax rate of 34% for 1995. The pro forma results do not necessarily represent the actual results that would have occurred and should not be considered indicative of future results of operations.

Pro Forma Combined Condensed
Balance Sheet                                             First
March 31, 1996 (Unaudited)                     Texas      State     Border     Pro Forma   Pro Forma
(Dollars in Thousands)                       Regional     Bank       Bank     Adjustments   Balance
- -----------------------------------------------------------------------------------------------------
Assets
  Cash and Due From Banks                    $  31,547  $  14,335  $   6,088   $  42,533A  $   54,001
                                                                                    (502)B
                                                                                 (40,000)E
  Federal Funds Sold                            13,200     60,550     10,500     (59,500)E     24,750
- -----------------------------------------------------------------------------------------------------
    Total Cash and Cash Equivalents             44,747     74,885     16,588     (57,469)      78,751
  Securities Available for Sale                 57,453     20,920      5,281          --       83,654
  Securities Held to Maturity                   55,913    128,782     42,329          --      227,024
  Loans, Net of Unearned Discount              467,059    192,825     51,017      (1,337)F    709,564
  Less: Allowance for Loan Losses               (4,890)    (4,009)    (1,100)         --       (9,999)
- -----------------------------------------------------------------------------------------------------
    Net Loans                                  462,169    188,816     49,917      (1,337)     699,565
  Premises and Equipment, Net                   18,964      5,411      3,075       7,000C      34,450
  Accrued Interest Receivable                    6,724      6,563      1,979          --       15,266
  Other Real Estate                              1,353        275        238          --        1,866
  Goodwill                                       4,559         --         --      11,336E      15,895
  Core Deposit                                     960         --         --       8,351G       9,311
  Organization Cost                                 69         --         --          --           69
  Other Assets                                   2,975        429        538        (112)I      3,830
- -----------------------------------------------------------------------------------------------------
    Total Assets                             $ 655,886  $ 426,081  $ 119,945   $ (32,231)  $1,169,681
- -----------------------------------------------------------------------------------------------------
Liabilities
  Deposits
    Noninterest-Bearing                      $ 120,087  $  39,793  $   6,543   $    (502)B $  165,921
    Interest-Bearing                           465,907    321,621     95,669        (394)H    882,803
- -----------------------------------------------------------------------------------------------------
      Total Deposits                           585,994    361,414    102,212        (896)   1,048,724
  Federal Funds Purchased and Securities
    Sold Under Repurchase Agreements               600         --         --          --          600
  Other Borrowings                                  --      1,139         --          --        1,139
  Accounts Payable and Accrued Liabilities       4,729      1,894        568       5,043D      12,122
                                                                                    (112)I
- -----------------------------------------------------------------------------------------------------
    Total Liabilities                          591,323    364,447    102,780       4,035    1,062,585
- -----------------------------------------------------------------------------------------------------
Shareholders' Equity
  Preferred Stock                                   --         --         --          --           --
  Common Stock                                   6,196      4,000      2,000       2,180A       8,376
                                                                                  (6,000)E
  Paid-In Capital                               29,239     21,000      9,000      40,353A      69,592
                                                                                 (30,000)E
  Retained Earnings                             29,102     36,682      6,170     (42,852)E     29,102
  Unrealized Gain (Loss) on Securities
    Available for Sale                              26        (48)        (5)         53E          26
- -----------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                  64,563     61,634     17,165     (36,266)     107,096
- -----------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders'
      Equity                                 $ 655,886  $ 426,081  $ 119,945   $ (32,231)  $1,169,681
- -----------------------------------------------------------------------------------------------------

Pro Forma Combined Condensed
Statement of Income
For the Three Months Ended
March 31, 1996 (Unaudited)                                       First
(Dollars in Thousands,                               Texas       State      Border       Pro Forma     Pro Forma
Except Per Share Data)                             Regional      Bank        Bank       Adjustments     Balance
- -----------------------------------------------------------------------------------------------------------------
Interest Income                                    $  12,970   $   8,192   $   2,341     $    (613)J   $  22,890
Interest Expense                                       5,281       3,283       1,138            33K        9,735
- -----------------------------------------------------------------------------------------------------------------
Net Interest Income                                    7,689       4,909       1,203          (646)       13,155
Provision for Loan Losses                                461         290          71            --           822
- -----------------------------------------------------------------------------------------------------------------
  Net Interest Income After Provision for Loan
    Losses                                             7,228       4,619       1,132          (646)       12,333
- -----------------------------------------------------------------------------------------------------------------
Noninterest Income
  Service Charges on Deposit Accounts                    939         246          67            --         1,252
  Other Service Charges                                  236          54          16            --           306
  Trust Service Fees                                     366          21          --            --           387
  Other Operating Income                                 405          17          11            --           433
- -----------------------------------------------------------------------------------------------------------------
    Total Noninterest Income                           1,946         338          94            --         2,378
- -----------------------------------------------------------------------------------------------------------------
Noninterest Expense
  Salaries and Employee Benefits                       2,737         682         248            --         3,667
  Net Occupancy Expense                                  317         134          55            59N          565
  Equipment Expense                                      643          85          28            --           756
  Other Noninterest Expense                            1,617         865         131           398M        3,011
- -----------------------------------------------------------------------------------------------------------------
    Total Noninterest Expense                          5,314       1,766         462           457         7,999
- -----------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                       3,860       3,191         764        (1,102)        6,713
Income Tax Expense                                     1,306         914         172          (253)N       2,139
- -----------------------------------------------------------------------------------------------------------------
Net Income                                         $   2,554   $   2,277   $     592     $    (849)    $   4,574
- -----------------------------------------------------------------------------------------------------------------
Primary Earnings Per Common Share
  Net Income                                       $    0.41                                           $    0.54
  Weighted Average Number of Common Shares
    Outstanding (In Thousands)                         6,290                                               8,470
- -----------------------------------------------------------------------------------------------------------------
Fully Diluted Earnings Per Common Share
  Net Income                                       $    0.41                                           $    0.54
  Weighted Average Number of Common Shares
    Outstanding (In Thousands)                         6,295                                               8,475
- -----------------------------------------------------------------------------------------------------------------

Pro Forma Combined Condensed
Statement of Income
For the Year Ended
December 31, 1995 (Unaudited)                                  First
(Dollars in Thousands,                Texas                    State     Border     Pro Forma   Pro Forma
Except Per Share Data)              Regional     Branches      Bank       Bank     Adjustments   Balance
- ----------------------------------------------------------------------------------------------------------
Interest Income                     $  43,505    $   6,337   $  32,472  $   9,016   $  (4,059)J $   87,271
Interest Expense                       17,041        2,817      13,103      4,415         131K      37,507
- ----------------------------------------------------------------------------------------------------------
Net Interest Income                    26,464        3,520      19,369      4,601      (4,190)      49,764
Provision for Loan Losses               1,666           19       2,425        485          --        4,595
- ----------------------------------------------------------------------------------------------------------
  Net Interest Income After
    Provision for Loan Losses          24,798        3,501      16,944      4,116      (4,190)      45,169
- ----------------------------------------------------------------------------------------------------------
Noninterest Income
  Service Charges on Deposit
    Accounts                            3,312          469       1,146        255          --        5,182
  Other Service Charges                   825           97         151         33          --        1,106
  Trust Service Fees                    1,256           --          24         --          --        1,280
  Other Operating Income                  926           24          81         28          --        1,059
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Income            6,319          590       1,402        316          --        8,627
- ----------------------------------------------------------------------------------------------------------
Noninterest Expense
  Salaries and Employee Benefits        9,247        1,334       2,824      1,056          --       14,461
  Net Occupancy Expense                 1,010          176         568        234         294L       2,282
  Equipment Expense                     1,959          217         341        148          --        2,665
  Other Noninterest Expense             5,631        1,281       2,531        729       2,189M      12,361
- ----------------------------------------------------------------------------------------------------------
    Total Noninterest Expense          17,847        3,008       6,264      2,167       2,483       31,769
- ----------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense       13,270        1,083      12,082      2,265      (6,673)      22,027
Income Tax Expense                      4,630          367       3,436        381      (2,105)N      6,709
- ----------------------------------------------------------------------------------------------------------
Net Income                          $   8,640    $     716   $   8,646  $   1,884   $  (4,568)  $   15,318
- ----------------------------------------------------------------------------------------------------------
Primary Earnings Per Common Share
  Net Income                        $    1.39                                                   $     1.82
  Weighted Average Number of
    Common Shares Outstanding
    (In Thousands)                      6,218                                                        8,398
- ----------------------------------------------------------------------------------------------------------
Fully Diluted Earnings Per Common
 Share
  Net Income                        $    1.39                                                   $     1.82
  Weighted Average Number of
    Common Shares Outstanding (In
    Thousands)                          6,227                                                        8,407
- ----------------------------------------------------------------------------------------------------------

    The unaudited pro forma combined condensed balance sheet combines the three entities at March 31, 1996. In combining the entities, the following adjustments were made:

(A) To record the proceeds of the $42.5 million net capital raised through the offering based on an assumed sale of 2,180,000 shares of Class A Voting Common Stock for a price of $21.00 per share, the closing price at April 19, 1996 net of underwriting discounts commissions and other estimated offering expenses.

(B) To record the elimination of intercompany demand deposit accounts.

(C) To record estimated $7.0 million increase in fair market value of fixed assets.

(D) To record estimated deferred federal income tax on the net fair market value increases.

(E) To record the payment of $99.5 million to the First State Bank and Border Bank shareholders for 100% of their outstanding stock, elimination of all First State Bank and Border Bank equity accounts and the recording of goodwill.

(F) To adjust loan carrying value to estimated fair value.

(G) To record estimated fair value of core deposits.

(H) To record estimated fair value of fixed maturity deposit premium.

(I) To reclassify deferred federal income taxes.

    The unaudited pro forma condensed statements of income combined the three entities for the three months ended March 31, 1996 and the year ended December 31, 1995. In combining the entities, the following adjustments were made:

(J) To record a reduction in interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers at an average federal funds sold rate of 5.11% for the three months ended March 31, 1996.

    To record a reduction in interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers and $4.25 million purchase price of the RGC/Roma Branch Acquisitions at an average federal funds sold rate of 5.92% for the year ended December 31, 1995.

(K) To amortize the fixed maturity deposit premium.

(L) To record depreciation on fair market value increases of depreciable fixed assets acquired in the Mergers.

(M) To record amortization of the goodwill and core deposit premium recorded in connection with the Mergers and the RGC/Roma Branch Acquisitions.

(N) To record the effect of the pro forma adjustments using an effective tax rate of 35% for the three months ended March 31, 1996 and an effective tax rate of 34% for the year ended December 31, 1995.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Texas Regional Bancshares, Inc.

    We have audited the accompanying consolidated balance sheets of Texas Regional Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Regional Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
January 26, 1996, except as to
note 16 which is dated
February 20, 1996

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Assets
    Cash and Due From Banks (Note 2)....................................................  $    30,933  $    40,477
    Federal Funds Sold..................................................................        3,600        1,300
                                                                                          -----------  -----------
        Total Cash and Cash Equivalents.................................................       34,533       41,777
    Securities Available for Sale (Notes 1 and 3).......................................       63,150       54,814
    Securities Held to Maturity (Estimated Market Value of $68,962 and $69,626 for 1995
      and 1994, Respectively) (Notes 1 and 3)...........................................       68,491       72,014
    Loans, Net of Unearned Discount of $1,272 in 1995 and $774 in 1994..................      450,854      339,939
    Less: Allowance for Loan Losses.....................................................       (4,542)      (3,511)
                                                                                          -----------  -----------
        Net Loans (Note 4)..............................................................      446,312      336,428
    Premises and Equipment, Net (Note 5)................................................       18,374       15,268
    Accrued Interest Receivable.........................................................        6,319        4,538
    Other Real Estate...................................................................        1,273        2,342
    Intangibles.........................................................................        5,711        1,982
    Other Assets........................................................................        2,606        2,671
                                                                                          -----------  -----------
        Total Assets....................................................................  $   646,769  $   531,834
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Liabilities
    Deposits
        Demand..........................................................................  $   120,414  $    99,643
        Savings.........................................................................       36,133       28,689
        Money Market Checking and Savings...............................................      127,687      140,750
        Time Deposits (Note 6)..........................................................      295,497      203,026
                                                                                          -----------  -----------
            Total Deposits..............................................................      579,731      472,108
    Federal Funds Purchased and Securities Sold Under Repurchase Agreements.............          757        1,149
    Short-Term Borrowings...............................................................      --               429
    Accounts Payable and Accrued Liabilities............................................        3,561        2,417
                                                                                          -----------  -----------
        Total Liabilities...............................................................      584,049      476,103
                                                                                          -----------  -----------
Commitments and Contingencies (Notes 11 and 12)
Shareholders' Equity
    Preferred Stock; $1.00 Par Value, 10,000,000 Shares Authorized; None Issued and
      Outstanding (Note 9)..............................................................      --           --
    Common Stock -- Class A; $1.00 Par Value, 20,000,000 Shares Authorized; Issued and
      Outstanding 6,196,791 Shares for 1995 and 6,193,629 for 1994 (Note 10)............        6,196        6,193
    Paid-In Capital.....................................................................       29,239       29,204
    Retained Earnings (Notes 9 and 12)..................................................       27,168       20,921
    Unrealized Gain (Loss) on Securities Available for Sale (Notes 1 and 3).............          117         (587)
                                                                                          -----------  -----------
        Total Shareholders' Equity......................................................       62,720       55,731
                                                                                          -----------  -----------
        Total Liabilities and Shareholders' Equity......................................  $   646,769  $   531,834
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                  1995       1994       1993
                                                                                                ---------  ---------  ---------
                                                                                                    (DOLLARS IN THOUSANDS,
                                                                                                    EXCEPT PER SHARE DATA)
Interest Income
    Loans, Including Fees.....................................................................  $  37,131  $  28,005  $  23,674
    Investment Securities
        Taxable...............................................................................      7,004      5,863      5,119
        Tax-Exempt............................................................................        285        244        275
    Federal Funds Sold........................................................................      1,172        519        623
                                                                                                ---------  ---------  ---------
            Total Interest Income.............................................................     45,592     34,631     29,691
                                                                                                ---------  ---------  ---------
Interest Expense
    Deposits..................................................................................     17,990     11,619     10,321
    Federal Funds Purchased and Securities Sold Under Repurchase Agreements...................         46         23          1
    Short-Term Borrowings.....................................................................         16         32         60
    Note Payable..............................................................................     --             16        112
                                                                                                ---------  ---------  ---------
            Total Interest Expense............................................................     18,052     11,690     10,494
                                                                                                ---------  ---------  ---------
Net Interest Income...........................................................................     27,540     22,941     19,197
Provision for Loan Losses (Note 4)............................................................      1,685      1,085        392
                                                                                                ---------  ---------  ---------
    Net Interest Income After Provision for Loan Losses.......................................     25,855     21,856     18,805
                                                                                                ---------  ---------  ---------
Noninterest Income
    Service Charges on Deposit Accounts.......................................................      3,472      3,035      2,718
    Other Service Charges.....................................................................        859        904        575
    Trust Service Fees........................................................................      1,256      1,161      1,087
    Net Investment Securities Gains (Losses)..................................................       (111)         8         33
    Data Processing Service Fees..............................................................        441        255        237
    Other Operating Income....................................................................        601        409        382
                                                                                                ---------  ---------  ---------
            Total Noninterest Income..........................................................      6,518      5,772      5,032
                                                                                                ---------  ---------  ---------
Noninterest Expense
    Salaries and Employee Benefits (Note 11)..................................................      9,563      8,015      7,798
    Net Occupancy Expense.....................................................................      1,069        961        820
    Equipment Expense.........................................................................      2,028      1,648      1,366
    Other Real Estate (Income) Expense, Net...................................................        107         75       (328)
    Other Noninterest Expense (Note 13).......................................................      6,210      5,808      4,857
                                                                                                ---------  ---------  ---------
            Total Noninterest Expense.........................................................     18,977     16,507     14,513
                                                                                                ---------  ---------  ---------
Income Before Income Tax Expense..............................................................     13,396     11,121      9,324
Income Tax Expense (Note 8)...................................................................      4,671      3,936      3,345
                                                                                                ---------  ---------  ---------
Income Before Cumulative Effect of Change in Accounting Principle.............................      8,725      7,185      5,979
Cumulative Effect of Change in Accounting Principle (Note 8)..................................     --         --             32
                                                                                                ---------  ---------  ---------
Net Income....................................................................................  $   8,725  $   7,185  $   6,011
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------
Primary Earnings Per Common Share
    Income Per Share Before Cumulative Effect of Change in Accounting Principle...............  $    1.40  $    1.19  $    1.30
    Cumulative Effect of Change in Accounting Principle.......................................     --         --           0.01
                                                                                                ---------  ---------  ---------
    Net Income................................................................................  $    1.40  $    1.19  $    1.31
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------
    Weighted Average Number of Common Shares Outstanding (In Thousands).......................      6,218      5,791      4,186
                                                                                                ---------  ---------  ---------
Fully Diluted Earnings Per Common Share
    Income Per Share Before Cumulative Effect of Change in Accounting Principle...............  $    1.40  $    1.16  $    1.15
    Cumulative Effect of Change in Accounting Principle.......................................     --         --           0.01
                                                                                                ---------  ---------  ---------
    Net Income................................................................................  $    1.40  $    1.16  $    1.16
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------
    Weighted Average Number of Common Shares Outstanding (In Thousands).......................      6,227      6,035      5,170
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                           UNREALIZED
                                                                                          GAIN (LOSS)
                                                        CLASS A                                ON
                                          CONVERTIBLE   VOTING                             SECURITIES       TOTAL
                                           PREFERRED    COMMON    PAID-IN     RETAINED     AVAILABLE     SHAREHOLDERS'
                                             STOCK       STOCK    CAPITAL     EARNINGS      FOR SALE        EQUITY
                                          -----------   -------   --------   ----------   ------------   ------------
                                                                    (DOLLARS IN THOUSANDS)
Balance, December 31, 1992..............  $    74       $3,489    $ 20,063   $   10,692    $ --            $34,318
Stock Split Effected as a 20.00% Stock
 Dividend...............................    --             697       --            (700)     --                 (3)
Preferred Stock Dividends...............    --            --         --            (522)     --               (522)
Change in Unrealized Gain (Loss) on
 Securities Available for Sale..........    --            --         --          --            179             179
Net Income..............................    --            --         --           6,011      --              6,011
                                            -----       -------   --------   ----------     ------       ------------
Balance, December 31, 1993..............       74        4,186      20,063       15,481        179          39,983
Conversion of 74,172 shares of Preferred
 Stock into 979,009 shares of Class A
 Voting Common Stock (Note 9)...........      (74)         979        (905)      --          --             --
Redemption of 356 shares of Preferred
 Stock at $104.00 per share (Note 9)....    --            --           (36)          (1)     --                (37)
Change in Unrealized Gain (Loss) on
 Securities Available for Sale..........    --            --         --          --           (766)           (766)
Sale of 1,028,291 shares of Class A
 Voting Common Stock....................    --           1,028      10,082       --          --             11,110
Preferred Stock Dividends...............    --            --         --            (258)     --               (258)
Class A Voting Common Stock Cash
 Dividends..............................    --            --         --          (1,486)     --             (1,486)
Net Income..............................    --            --         --           7,185      --              7,185
                                            -----       -------   --------   ----------     ------       ------------
Balance, December 31, 1994..............    --           6,193      29,204       20,921       (587)         55,731
Exercise of stock options, 3,162 shares
 of Class A Voting Common Stock.........    --               3          35       --          --                 38
Change in Unrealized Gain (Loss) on
 Securities Available for Sale..........    --            --         --          --            704             704
Class A Voting Common Stock Cash
 Dividends..............................    --            --         --          (2,478)     --             (2,478)
Net Income..............................    --            --         --           8,725      --              8,725
                                            -----       -------   --------   ----------     ------       ------------
Balance, December 31, 1995..............  $ --          $6,196    $ 29,239   $   27,168    $   117         $62,720
                                            -----       -------   --------   ----------     ------       ------------
                                            -----       -------   --------   ----------     ------       ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                  1995       1994       1993
                                                                                                ---------  ---------  ---------
                                                                                                    (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities
    Net Income................................................................................  $   8,725  $   7,185  $   6,011
    Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
        Depreciation, Amortization and Accretion, Net.........................................      2,013      2,089      1,381
        Provision for Loan Losses.............................................................      1,685      1,085        392
        Provision for Estimated Losses on Other Real Estate and Other Assets..................        119        112        358
        Gain on Sale of Securities Held for Sale..............................................     --         --            (33)
        (Gain) Loss on Sale of Securities Available for Sale..................................        111         (8)    --
        (Gain) Loss on Sale of Other Assets...................................................         (3)         4        (10)
        (Gain) Loss on Sale of Other Real Estate..............................................          3          2       (507)
        (Gain) Loss on Sale of Fixed Assets...................................................         14          8         (3)
        (Increase) Decrease in Deferred Income Taxes..........................................       (336)        60        430
        Increase in Accrued Interest Receivable and Other Assets..............................       (159)    (1,304)      (867)
        Increase in Accounts Payable and Accrued Liabilities..................................        613        135          9
                                                                                                ---------  ---------  ---------
Net Cash Provided by Operating Activities.....................................................     12,785      9,368      7,161
                                                                                                ---------  ---------  ---------
Cash Flows from Investing Activities
    Proceeds from Sales of Securities Held for Sale...........................................     --         --          5,629
    Proceeds from Sales of Securities Available for Sale......................................     12,610     12,404     --
    Proceeds from Maturing Securities Available for Sale......................................     45,000     51,600     --
    Proceeds from Maturing Securities Held to Maturity........................................     17,460        952     63,228
    Purchases of Securities Available for Sale................................................    (64,961)   (34,728)    --
    Purchases of Securities Held to Maturity..................................................    (14,390)   (31,442)   (96,068)
    Proceeds from Sale of Loans...............................................................      5,731      1,119        105
    Purchases of Loans........................................................................     (1,159)    (2,151)    (5,671)
    Loan Originations and Advances............................................................    (74,068)   (50,619)   (33,178)
    Recoveries of Charged-Off Loans...........................................................        536        226        360
    Proceeds from Sale of Fixed Assets........................................................          2     --              8
    Proceeds from Sale of Other Assets........................................................         25        116         60
    Proceeds from Sale of Other Real Estate...................................................      1,409        970      2,407
    Purchases of Premises and Equipment.......................................................     (3,597)    (1,862)    (6,027)
    Proceeds from the Acquisition of Two Branch Bank Locations, Net of Cash Acquired..........     30,606     --         --
                                                                                                ---------  ---------  ---------
Net Cash Used in Investing Activities.........................................................    (44,796)   (53,415)   (69,147)
                                                                                                ---------  ---------  ---------
Cash Flows from Financing Activities
    Net Increase (Decrease) in Demand Deposits, Money Market Checking and Savings Accounts....    (24,518)    17,600     45,621
    Net Increase in Time Deposits.............................................................     52,421     24,987      8,884
    Net Increase (Decrease) in Federal Funds Purchased and Securities Sold Under Repurchase
     Agreements...............................................................................       (392)     1,149     --
    Net Decrease in Short-Term Borrowings.....................................................       (429)       (60)      (319)
    Repayment of Note Payable.................................................................     --         (1,150)    (1,450)
    Proceeds from Sale of Class A Voting Common Stock.........................................         38     11,110     --
    Cash Dividends Paid on Fractional Common Shares...........................................     --         --             (3)
    Cash Dividends Paid on Preferred Stock....................................................     --           (258)      (522)
    Cash Dividends Paid on Class A Voting Common Stock........................................     (2,353)      (991)    --
    Redemption of Preferred Stock.............................................................     --            (37)    --
                                                                                                ---------  ---------  ---------
Net Cash Provided by Financing Activities.....................................................     24,767     52,350     52,211
                                                                                                ---------  ---------  ---------
Increase (Decrease) in Cash and Cash Equivalents..............................................     (7,244)     8,303     (9,775)
Cash and Cash Equivalents at Beginning of Year................................................     41,777     33,474     43,249
                                                                                                ---------  ---------  ---------
Cash and Cash Equivalents at End of Year......................................................  $  34,533  $  41,777  $  33,474
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------
Supplemental Disclosures of Cash Flow Information
    Interest Paid.............................................................................  $  17,248  $  11,518  $  10,562
    Income Taxes Paid.........................................................................      4,752      3,799      2,986
Supplemental Schedule of Noncash Investing and Financing Activities
    Cost of Securities Transferred to Available for Sale......................................      1,455        N/A     85,181
    Foreclosure and Repossession in Partial Satisfaction of Loans Receivable..................        679        977        451
    Loans Originated to Facilitate Sale of Other Real Estate..................................        N/A        N/A        N/A
    Stock Split Effected as a Stock Dividend (Note 10)........................................        N/A        N/A        697
    The Company Acquired Two Branch Bank Locations, One in Rio Grande City, Texas and the
     other in Roma, Texas during August 1995. Assets Acquired are as follows:
        Fair Value of Assets Acquired.........................................................     75,850        N/A        N/A
        Cash Paid for the Two Bank Branch Locations...........................................      4,250        N/A        N/A
        Liabilities Assumed...................................................................     80,100        N/A        N/A
                                                                                                ---------  ---------  ---------
                                                                                                ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The accounting and reporting policies of Texas Regional Bancshares, Inc. (the "Parent" or "Corporation") and subsidiary (collectively, the "Company") conform to generally accepted accounting principles and to prevailing practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    A summary of the more significant accounting policies follows:

FINANCIAL STATEMENT PRESENTATION

    The consolidated financial statements include the accounts of Texas Regional Bancshares, Inc. (the "Corporation") and its wholly owned subsidiary, Texas
State Bank (the "Bank"), collectively (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in the subsidiary are accounted for on the equity method in the Parent's financial statements.

TRUST ASSETS

    Assets held by the trust department of the subsidiary bank in fiduciary or agency capacities are not assets of Texas Regional Bancshares, Inc. or its subsidiary and are not included in the consolidated balance sheets.

INVESTMENT SECURITIES

    In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities." Statement 115 establishes standards of financial accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities. At acquisition, a bank is required to classify debt and equity securities into one of three categories: Held to Maturity, Trading or Available for Sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as Held to Maturity and measured at amortized cost in the balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as Trading and measured at fair value in the balance sheet with unrealized holding gains and losses included in net income. Investments not classified as Held to Maturity nor Trading are classified as Available for Sale and measured at fair value in the balance sheet with unrealized holding gains and losses reported in a separate component of shareholders' equity until realized.

    Effective December 31, 1993, the Company adopted Statement 115, which caused various investment securities to be reclassified from Held to Maturity to Available for Sale. All treasury and agency bonds with a maturity of two years or less from December 31, 1993, all floating rate bonds and two small equity securities were reclassified to Available for Sale. As a result, at December 31, 1993 the Company recorded an increase in shareholders' equity of $179,000, as unrealized holding gains. Future purchases of investment securities will be classified as Available for Sale or Held to Maturity at time of purchase as determined by the investment committee. At December 31, 1995 and 1994 no securities were classified as Trading.

    On October 18, 1995, the FASB decided to grant to all entities a one-time opportunity during the period from approximately mid November to December 31, 1995, to reconsider their intent and ability to hold securities accounted for as Held to Maturity under Statement 115. This allowed entities to transfer

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities from the Held to Maturity category to Available for Sale or trading without calling into question their intent to hold other debt securities to maturity. On December 31, 1995, the Bank transferred approximately $1.5 million in Held to Maturity securities to the Available for Sale category resulting in no change to stock equity per share. As a result of this transfer, all other securities are classified as Available for Sale.

LOANS

    Loans are  stated  at the  principal  amount outstanding,  net  of  unearned discount. Interest income on discounted loans is recognized on the sum-of-the-months-digits method which approximates the interest method, while interest income on other loans is calculated using applicable interest rates and the daily amount of outstanding principal.

LOAN FEES

    Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the loan yields.

NONPERFORMING ASSETS

    Nonperforming assets are comprised of (a) loans for which the accrual of interest has been discontinued, (b) loans for which the interest rate has been reduced to less than originally contracted rates due to a serious weakening in the borrower's financial condition and (c) other assets which consist of real estate and other property which have been acquired in lieu of loan balances due and which are awaiting disposition.

    A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, and the loan is not both well-secured and in the process of collection. A loan is also placed on nonaccrual status immediately if, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

    Real estate and other assets acquired in lieu of loan balances due are recorded at the lesser of cost basis or estimated fair value less estimated closing costs. Valuation losses are charged to the allowance for loan losses on foreclosure. Write-downs of real estate and other assets are charged to noninterest expense if the estimated fair value subsequently declines below its carrying value. Realized gains and losses on sales of other real estate are included in noninterest expense.

    Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan" and the amendment thereof, Statement of Financial Accounting Standards No. 118 ("Statement 118"), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan. Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans.

    Loans which were restructured prior to the adoption of Statement 114 and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) subsequent to the adoption of Statement 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

    For loans covered by this statement, the Company makes an assessment for impairment when and while such loans are on nonaccrual or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

    The adoption of Statement 114 and Statement 118 did not have a material effect on the Company's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established by a charge to operations (provision for loan losses). Actual loan losses or recoveries are charged or credited directly to this allowance. The provision for loan losses is based on management's estimate of the amount required to maintain an allowance adequate to absorb potential losses in the loan portfolio. While management uses available information to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, net of accumulated depreciation. Depreciable assets are depreciated over their estimated useful lives. For financial reporting, depreciation is computed using the straight-line method; in computing federal income tax, both the straight-line and accelerated methods are used. Maintenance and repairs which do not extend the life of premises and equipment are charged to noninterest expense.

INCOME TAX

    The Company files a consolidated federal income tax return. The Company establishes a deferred tax asset or liability for the recognition of future deductions or taxable amounts and operating loss and tax credit carry-forwards. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year.

EARNINGS PER SHARE COMPUTATIONS

    Primary earnings per share are computed by dividing net income less preferred stock dividends, if any, by the weighted average number of common stock and common stock equivalents outstanding during the period, retroactively adjusted for stock splits effected as a stock dividend. The convertible preferred stock did not satisfy the criteria for consideration as common stock equivalents.

    Fully diluted earnings per share is computed as if all convertible preferred stock had been converted to common stock.

CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(2)   RESERVE REQUIREMENTS
    Cash  of approximately $16.2 million and  $14.6 million at December 31, 1995
and  1994,   respectively,  was   maintained  to   satisfy  regulatory   reserve
requirements.

(3)   INVESTMENT SECURITIES
    The amortized cost and estimated market value of investments in Securities Available for Sale at December 31, 1995 and December 31, 1994 follows:

SECURITIES AVAILABLE FOR SALE

                                                               1995
                                          -----------------------------------------------
                                                        GROSS        GROSS      ESTIMATED
                                          AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                            COST        GAINS        LOSSES       VALUE
                                          ---------   ----------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................   $ 6,000     $     19       $ 7        $ 6,012
U.S. Government Agency Securities.......    55,502          205        39         55,668
Other Securities........................     1,471            2         3          1,470
                                          ---------       -----       ---       ---------
    Total...............................   $62,973     $    226       $49        $63,150
                                          ---------       -----       ---       ---------
                                          ---------       -----       ---       ---------

SECURITIES AVAILABLE FOR SALE

                                                               1994
                                          -----------------------------------------------
                                                        GROSS        GROSS      ESTIMATED
                                          AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                            COST        GAINS        LOSSES       VALUE
                                          ---------   ----------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................   $27,485       $  1         $354       $27,132
U.S. Government Agency Securities.......    27,707          1          541        27,167
Mortgage-Backed Security................       500      --               2           498
Other Securities........................        17      --           --               17
                                          ---------     -----        -----      ---------
    Total...............................   $55,709       $  2         $897       $54,814
                                          ---------     -----        -----      ---------
                                          ---------     -----        -----      ---------

    The amortized cost and estimated market value of investments in Securities Held to Maturity at December 31, 1995 and December 31, 1994 follows:

SECURITIES HELD TO MATURITY

                                                               1995
                                          -----------------------------------------------
                                                        GROSS        GROSS      ESTIMATED
                                          AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                            COST        GAINS        LOSSES       VALUE
                                          ---------   ----------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................   $28,787       $104         $115       $28,776
U.S. Government Agencies Securities.....    34,230        245           50        34,425
Obligations of States and Political
 Subdivisions Securities................     5,474        287        --            5,761
                                          ---------     -----        -----      ---------
    Total...............................   $68,491       $636         $165       $68,962
                                          ---------     -----        -----      ---------
                                          ---------     -----        -----      ---------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(3)   INVESTMENT SECURITIES (CONTINUED)
SECURITIES HELD TO MATURITY

                                                               1994
                                          -----------------------------------------------
                                                        GROSS        GROSS      ESTIMATED
                                          AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                            COST        GAINS        LOSSES       VALUE
                                          ---------   ----------   ----------   ---------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................   $29,270      $--          $ 1,244     $28,026
U.S. Government Agencies Securities.....    35,973          5          1,160      34,818
Obligations of States and Political
 Subdivisions Securities................     5,736        126            104       5,758
Other Securities........................     1,035      --                11       1,024
                                          ---------     -----      ----------   ---------
    Total...............................   $72,014      $ 131        $ 2,519     $69,626
                                          ---------     -----      ----------   ---------
                                          ---------     -----      ----------   ---------

    The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            SECURITIES
                                                        --------------------------------------------------
                                                           AVAILABLE FOR SALE         HELD TO MATURITY
                                                        ------------------------  ------------------------
                                                                      ESTIMATED                 ESTIMATED
                                                         AMORTIZED     MARKET      AMORTIZED     MARKET
                                                           COST         VALUE        COST         VALUE
                                                        -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Due in One Year or Less...............................   $  24,183    $  24,218    $  25,832    $  25,751
Due After One Year Through Five Years.................      37,319       37,462       39,209       39,599
Due After Five Years Through Ten Years................          75           74        3,253        3,394
Due After Ten Years...................................       1,396        1,396          197          218
                                                        -----------  -----------  -----------  -----------
    Total.............................................   $  62,973    $  63,150    $  68,491    $  68,962
                                                        -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------

    Proceeds from sales of Securities Available for Sale for the year ended December 31, 1995 were $12.6 million. Gross losses of $111,000 and no gross gains were realized on sales for the year ended December 31, 1995. Proceeds from sales of Securities Available for Sale for the year ended December 31, 1994 were $12.4 million. Cost was determined on a specific identification basis for determining realized gain or loss.

    Net unrealized holding gain of $117,000 and net unrealized holding loss of $587,000 at December 31, 1995 and 1994, respectively, on Securities Available for Sale are included as a separate component of shareholders' equity for each respective year.

    There were no sales from the Held to Maturity category in 1995 and 1994.

    Investment securities having a carrying value of $99.6 million at December 31, 1995 and $99.8 million at December 31, 1994 are pledged to secure public funds and trust assets on deposit and for other purposes required or permitted by law.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(4)   LOANS AND ALLOWANCE FOR LOAN LOSSES
    An analysis of loans at December 31, 1995 and December 31, 1994 follows:

                                                                                   1995         1994
                                                                                -----------  -----------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial....................................................................  $   146,461  $   101,866
Agricultural..................................................................       25,097       17,199
Real Estate
    Construction..............................................................       29,967       18,809
    Commercial Mortgage.......................................................      129,953      113,677
    Agricultural Mortgage.....................................................       17,057       10,263
    1-4 Family Mortgage.......................................................       59,052       47,425
Consumer......................................................................       43,267       30,700
                                                                                -----------  -----------
        Total.................................................................  $   450,854  $   339,939
                                                                                -----------  -----------
                                                                                -----------  -----------

    In the ordinary course of business, the Company's subsidiary bank made loans to its officers and directors, including entities related to those individuals. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. An analysis of these loans for the years ended December 31, 1995 and December 31, 1994 follows:

                                                                                      1995       1994
                                                                                    ---------  ---------
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
Balance at Beginning of Year......................................................  $   8,174  $  14,644
Additions.........................................................................      1,613      4,071
Reductions
    Collections...................................................................      3,083      4,702
    Changes to Unrelated Status...................................................      2,730      5,839
    Charge-Offs...................................................................     --         --
                                                                                    ---------  ---------
Balance at End of Year............................................................  $   3,974  $   8,174
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    A summary of the transactions in the allowance for loan losses for years ended December 31, 1995, 1994 and 1993 follows:

                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Balance at Beginning of Year.............................................  $   3,511  $   3,435  $   2,929
Balance of Purchased Branches............................................        450     --         --
Provision Charged to Expense.............................................      1,685      1,085        392
Recovery of Amounts Previously Charged to Allowance......................        536        226        360
Losses Charged to Allowance..............................................     (1,640)    (1,235)      (246)
                                                                           ---------  ---------  ---------
Balance at End of Year...................................................  $   4,542  $   3,511  $   3,435
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Nonaccrual loans and renegotiated loans were $2.1 million, $2.4 million and $2.4 million at December 31, 1995, 1994 and 1993, respectively. If interest on these nonaccrual and renegotiated loans had been accrued at the original contractual rates, interest income would have been increased by approximately $247,000, $476,000 and $149,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(4)   LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
    At December 31, 1995, the Company had a $2.0 million recorded investment in impaired loans for which there was a related allowance for loan losses of $172,000. At December 31, 1995, there were no impaired loans for which there was no related allowance for loan losses. The average level of impaired loans during the year ended December 31, 1995 was $1.9 million. The Company recorded interest income of $91,000 on its impaired loans during the year ended December 31, 1995.

(5)   PREMISES AND EQUIPMENT
    A summary of premises and equipment and related accumulated depreciation and amortization as of December 31, 1995 and December 31, 1994 follows:

                                                                     ESTIMATED
                                                                    USEFUL LIVES    1995       1994
                                                                    ------------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Land..............................................................                $   4,526  $   3,504
Buildings and Leasehold Improvements..............................    2-40 years     12,440     10,663
Furniture and Equipment...........................................    3-10 years      9,581      8,007
                                                                                  ---------  ---------
Subtotal..........................................................                   26,547     22,174
Less Accumulated Depreciation and Amortization....................                   (8,173)    (6,906)
                                                                                  ---------  ---------
    Total.........................................................                $  18,374  $  15,268
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    Depreciation and amortization expense for the years ended December 31, 1995, 1994 and 1993 was approximately $1.6 million, $1.3 million and $1.1 million, respectively.

(6)   TIME DEPOSITS
    Time deposits of $100,000 or more totaled $126.4 million and $91.1 million at December 31, 1995 and 1994, respectively. Interest expense for the years ended December 31, 1995, 1994 and 1993 on time deposits of $100,000 or more was approximately $5.7 million, $3.5 million and $2.8 million, respectively.

(7) FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS The following table summarizes selected information regarding federal funds purchased and securities sold under repurchase agreements as of and for the years ended December 31, 1995, 1994 and 1993:

                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Balance at End of Year...................................................  $     758  $   1,149  $  --
Rate on Balance at End of Year...........................................       3.60%      4.07%       N/A
Average Daily Balance....................................................  $   1,093  $     652  $       1
Average Interest Rate....................................................       4.20%      3.57%      4.94%
Maximum Month-End Balance................................................  $   1,349  $   2,550  $  --
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Securities sold under agreements to repurchase are comprised of customer deposit agreements with maturities ranging from overnight to six months. These obligations are not federally insured but are collateralized by a security interest in various investment securities. These pledged securities are segregated and maintained by a third party bank.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(8)   INCOME TAX
    The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Current Income Tax Expense
    Federal..............................................................  $   4,790  $   3,667  $   3,145
    State................................................................        217        207        149
                                                                           ---------  ---------  ---------
        Total Current Income Tax Expense.................................      5,007      3,874      3,294
                                                                           ---------  ---------  ---------
Deferred Income Tax Expense (Benefit)
    Federal..............................................................       (320)        57         29
    State................................................................        (16)         5         22
                                                                           ---------  ---------  ---------
        Total Deferred Income Tax Expense (Benefit)......................       (336)        62         51
                                                                           ---------  ---------  ---------
        Total Income Tax Expense.........................................  $   4,671  $   3,936  $   3,345
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Following is a reconciliation between the amount of reported income tax expense for the years ended December 31, 1995, 1994 and 1993 and the amount computed by multiplying the income before tax by the federal statutory tax rate:

                                                        1995           1994           1993
                                                    ------------   ------------   ------------
                                                    AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE
                                                    ------  ----   ------  ----   ------  ----
                                                              (DOLLARS IN THOUSANDS)
Tax at Statutory Rate.............................  $4,689   35%   $3,781   34%   $3,170   34%
(Reductions) Additions
    State Earned Surplus Tax, Net of Federal
      Income Tax Effect...........................    130     1      140     1      113     2
    Tax-Exempt Interest...........................   (152 )  (1)     (89 )  (1)    (100 )  (1)
    Other -- Net..................................      4   --       104     1      162     1
                                                    ------  ----   ------  ----   ------  ----
        Total Income Tax Expense..................  $4,671   35%   $3,936   35%   $3,345   36%
                                                    ------  ----   ------  ----   ------  ----
                                                    ------  ----   ------  ----   ------  ----

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes", which requires establishment of deferred tax liabilities and assets, as appropriate, for the recognition of future deductions or taxable amounts caused when the tax basis of an asset or liability differs from that reported in the financial statements. The cumulative effect of the accounting change on years prior to January 1, 1993, of $32,000 is included for the year ended December 31, 1993 as an increase to income.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(8)   INCOME TAX (CONTINUED)
    The net deferred tax liability included with accounts payable and accrued expenses in the accompanying consolidated balance sheets is comprised of the following deferred tax assets and liabilities as of December 31, 1995 and December 31, 1994.

                                                                                                 1995       1994
                                                                                               ---------  ---------
                                                                                                   (DOLLARS IN
                                                                                                    THOUSANDS)
Deferred Tax Liability
    Premises and Equipment...................................................................  $   1,071  $     925
    Intangibles..............................................................................        392        417
    Unrealized Gain on Securities Available for Sale.........................................         60     --
    Other....................................................................................        135        135
                                                                                               ---------  ---------
        Total Deferred Tax Liability.........................................................      1,658      1,477
                                                                                               ---------  ---------
Deferred Tax Asset
    Allowance for Loan Losses................................................................      1,034        637
    Other Real Estate........................................................................        237        227
    Unrealized Loss on Securities Available for Sale.........................................     --            302
    Other....................................................................................        208        158
                                                                                               ---------  ---------
Total Deferred Tax Assets Before Valuation Allowance.........................................      1,479      1,324
Valuation Allowance..........................................................................        (36)       (36)
                                                                                               ---------  ---------
Total Deferred Tax Assets less Valuation Allowance...........................................      1,443      1,288
                                                                                               ---------  ---------
        Net Deferred Tax Liability...........................................................  $     215  $     189
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    For the years ended December 31, 1995 and December 31, 1994, the deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes and the write-off of core deposits for book purposes. The deferred tax asset results from differences in the bad debts written-off for financial purposes and the amount allowed under tax law, and a difference in other real estate basis due to write-downs for financial statement purposes for both years ended December 31, 1995 and 1994, respectively.

    The valuation allowance was established to reduce the amount that will more likely than not be realized due to increased recoveries in allowance for loan losses.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(9)   PREFERRED STOCK
    The Corporation has 10,000,000 authorized shares of $1 par value Preferred Stock. The Articles of Incorporation of the Corporation grant discretion to the Board of Directors to establish series of Preferred Stock with such rights, preferences and limitations as may be determined by resolution of the Board. Series of Preferred Stock outstanding at December 31, 1995, 1994 and 1993 were as follows:

                                          FIRST    SERIES   SERIES     TOTAL
                                          SERIES    1990     1991    PREFERRED
                                          ------   ------   ------   ---------
                                                 (DOLLARS IN THOUSANDS)
Balance December 31, 1992...............   $ 10     $  1     $ 63      $ 74
                                          ------   ------   ------   ---------
Balance December 31, 1993...............     10        1       63        74
Conversion of 74,172 shares of Preferred
 Stock into 979,009 shares of Class A
 Voting Common Stock and redemption of
 356 shares of Preferred Stock for
 $37,000 cash...........................    (10)      (1)     (63)      (74)
                                          ------   ------   ------   ---------
Balance December 31, 1994...............   $--      $--      $--       $--
                                          ------   ------   ------   ---------
Balance December 31, 1995...............   $--      $--      $--       $--
                                          ------   ------   ------   ---------
                                          ------   ------   ------   ---------

    The Corporation's First Series Convertible Preferred Stock and Series 1990 Convertible Preferred Stock were issued in 1989 and 1990, respectively, for cash equal to the stated value of $100.00 per share. The Series 1991 Convertible Preferred Stock was issued in 1991 in connection with the Company's acquisition of Mid Valley Bank of Weslaco, Texas. The shares of First Series, Series 1990 and Series 1991 Preferred Stock ranked on a parity with each other, and superior to the Class A Voting Common Stock of the Corporation, as to dividends and liquidation preference. Shares of each series of Preferred Stock were convertible into shares of Class A Voting Common Stock of the Corporation.

    On March 21, 1994, the Board of Directors adopted a resolution calling for the redemption on April 22, 1994, of all issued and outstanding Preferred Stock at a redemption price of $104.00 per share plus all accrued and unpaid dividends through the date fixed for redemption. At that time, the Preferred Stock was convertible into 13.2 shares of Class A Voting Common Stock for each share of Preferred Stock held. Effective April 22, 1994, 356 shares of Preferred Stock were redeemed for cash and 74,172 shares of Preferred Stock were converted into 979,009 shares of Class A Voting Common Stock. As a result, as of December 31, 1994, there were no shares of Preferred Stock outstanding.

    Pursuant to the Texas Business Corporation Act, the Board of Directors of the Corporation has the authority to eliminate any series of shares which the Board has authority to establish, if there are no shares outstanding or held as treasury shares. Upon adoption of a resolution eliminating the series and all references to the series, the shares resume status as authorized but unissued shares of Preferred Stock for which the Board has the authority to determine the designations, preferences, limitations and relative rights.

    On February 14, 1995, the Board of Directors of the Corporation approved a resolution to eliminate the series of shares known as the First Series Convertible Preferred, the Series 1990 Convertible Preferred and the Series 1991 Convertible Preferred shares of the Corporation, and further provided for the elimination of all references thereto from the Articles of Incorporation. As a result of the elimination of the series of Preferred shares, the shares resume status as authorized but unissued shares of Preferred Stock for which the Board has the authority to determine the designations, preferences, limitations and relative rights.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(10)  COMMON STOCK
    On March 16, 1994, the Corporation completed a public offering of 1.2 million shares of the Corporation's Class A Voting Common Stock at an offering price of $12.00 per share, and contemporaneously listed the Common Stock for trading in the NASDAQ Stock Market's National Market System under the trading symbol "TRBS." In the offering, the Corporation sold one million newly issued shares and an aggregate of 200,000 shares were sold on behalf of certain selling shareholders of the Corporation. As a part of the offering, the Corporation granted the Underwriters an option, exercisable within 30 days following the date of the Underwriting Agreement, to purchase up to 180,000 additional shares of Corporation Class A Voting Common Stock solely to cover over-allotments. On April 15, 1994, the Underwriters exercised this option and purchased 28,291 additional shares of Class A Voting Common Stock.

    On May 11, 1993, the Board of Directors approved a 20% stock split effected as a stock dividend to Class A Voting Common Stock shareholders of record on May 11, 1993, with any fractional shares resulting from such stock split to be paid in cash based on a value of $10.00 per share.

(11)  EMPLOYEE BENEFITS
    In 1984, the Company adopted a target benefit pension plan covering substantially all of their employees. In December, 1990, the Company restated its target benefit pension plan as an Employee Stock Ownership Plan (with section 401(k) provisions) (the "KSOP"). The Company received a favorable determination letter on July 29, 1993, in which the Internal Revenue Service stated that the plan, as designed, was in compliance with the applicable requirements of the Internal Revenue Code. Employer contributions to the KSOP are discretionary, and as such, determined at the sole discretion of the Board of Directors. The KSOP covers employees who have completed twelve consecutive months of credited service, as defined in the plan, and attained age 21. A participant's account balance will be fully vested after six years of credited service. The purpose of the restatement is to permit employees to acquire an equity interest in the Company through the KSOP's purchase of common stock. Pension expense, which includes Employer matching as discussed below, for the years ended December 31, 1995, 1994 and 1993 was $526,000, $462,000, and
$570,000, respectively.

    A Participant of the KSOP may authorize the Company to contribute to the Trust on his behalf Salary Reduction Contributions. Such Salary Reduction Contributions shall be stated as a whole percentage and shall not be less than 1% or more than 15% of the Participant's compensation. The total amount of Salary Reduction Contributions for any Plan Year shall not exceed $7,000, multiplied by any cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code. Such contributions are matched at the discretion of the Board of Directors up to a maximum of 100% of the Participant's Salary Reduction Contribution and shall be based on a Participant's Salary Reduction Contribution of up to 4% of such Participant's compensation. The Participant's and Employer matching contributions are vested immediately.

    In March 1986, the shareholders of the Company approved three separate stock plans involving the Class A Voting Common Stock, providing for the issuance of up to 253,434 shares to certain key employees for their purchase and 10,000 shares as part of a bonus plan for employees of the Company. One option plan provides for sale of up to 126,717 shares to the chief executive officer at a price to be determined by a committee of directors on the date of grant; another provides for sale of up to 126,717 shares at fair market value at the date the options are granted to key employees of the Company, excluding the chief executive officer. The third plan provides for up to 10,000 shares to be distributed as employee bonuses without payment of consideration by the employees. The third plan was terminated effective January 9, 1996.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(11)  EMPLOYEE BENEFITS (CONTINUED)
    On May 10, 1994, options to acquire up to 126,717 Class A Voting Common shares at $12.00 per share were granted to Glen E. Roney, Chief Executive Officer and a member of the Board of Directors of Texas Regional, pursuant to the Texas Regional Bancshares, Inc. 1985 Non-Statutory Stock Option Plan exercisable commencing May 10, 1995. In addition, options to acquire up to 49,433 Class A Voting Common shares at $12.00 per share were granted to certain key employees of the Company pursuant to the Texas Regional Bancshares, Inc. Incentive Stock Option Plan exercisable commencing May 10, 1995 including options to acquire 8,333 shares granted to Glen E. Roney. The Incentive Stock Option Plan expired in September 1995. Any options outstanding under this Plan, at the time of its termination, remain in effect until the options shall have been exercised or the expiration date of the option, whichever is earlier. The options to acquire 49,433 Class A Voting Common Stock were awarded May 10, 1994, and expire on May 10, 2000. During 1995, options to acquire 3,162 Class A Voting Common Stock were exercised at a price of $12.00 per share.

    Effective December 12, 1995, the Company adopted the 1995 Nonstatutory Stock Option Plan of Texas Regional Bancshares, Inc. (the "Plan"), which provides for granting to key employees of the Company options to acquire up to an aggregate maximum of 90,000 shares of the Class A Voting Common Stock of the Corporation, subject to adjustment for stock dividends, stock splits and upon the occurrence of other events as specified in the Plan. The Board of Directors has recommended the Plan to the shareholders of the Corporation and has authorized and directed the officers of the Corporation to submit the Plan to the shareholders for approval at the next regular or special meeting of the shareholders of the Corporation. In addition, options to acquire up to 90,000 Class A Voting Common shares at $17.25 per share were granted to certain key employees of the Company pursuant to the Plan including options to acquire 65,000 shares granted to Glen
E. Roney. Options to purchase one-fourth of the shares as granted shall be exercisable commencing on the later of July 1, 1996, or the date of approval of the Plan by the shareholders of the Corporation, and (provided that the Plan has received the approval of the shareholders of the Corporation) options to purchase an additional one-fourth of the shares as granted pursuant to these resolutions shall be exercisable beginning July 1 of each year thereafter, and in each case options to purchase shares granted pursuant to these resolutions shall thereafter be exercisable at any time prior to July 1, 2002, subject to other provisions applicable to such options as specified in the Plan.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(11)  EMPLOYEE BENEFITS (CONTINUED)
    The following is a summary of option transactions for the years ended December 31, 1995, 1994 and 1993.

                                1985 Nonstatutory           1985 Incentive                                    1995 Nonstatutory
                                Stock Option Plan         Stock Option Plan             1985 Stock            Stock Option Plan
                                                                                        Bonus Plan
                             ------------------------  ------------------------  ------------------------  ------------------------
                                            Option                    Option                    Option                    Option
                               Options       Price       Options       Price       Options       Price       Options       Price
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992        --        $  --           --        $  --           --        $  --
  Granted                        --           --           --           --           --           --
  Exercised                      --           --           --           --           --           --
  Canceled                       --           --           --           --           --           --
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993        --           --           --           --           --           --
  Granted                       126,717        12.00       52,595        12.00       --           --
  Exercised                      --           --           --           --           --           --
  Canceled                       --           --            3,162        12.00       --           --
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994       126,717        12.00       49,433        12.00       --           --
  Granted                        --           --           --           --           --           --           90,000    $   17.25
  Exercised                      --           --            3,162        12.00       --           --           --           --
  Canceled                       --           --           --           --           --           --           --           --
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995       126,717    $   12.00       46,271    $   12.00       --        $  --           90,000    $   17.25
- -----------------------------------------------------------------------------------------------------------------------------------

    Effective as of December 14, 1993, the Company adopted a Deferred Compensation Plan for the benefit of Glen E. Roney. The Deferred Compensation Plan provides for a retirement benefit payable to Mr. Roney (or his designated beneficiary or his estate if Mr. Roney dies prior to payment of the full amount of deferred compensation) of $100,000 per year commencing October 29, 2002, and continuing annually thereafter for fourteen years. If Mr. Roney dies prior to commencement of the retirement benefit, payments would commence immediately and be paid to his designated beneficiary or his estate. The Company also adopted the Trust Under Glen E. Roney Deferred Compensation Plan, in the form prescribed by applicable regulations adopted by the Internal Revenue Service for nonqualified deferred compensation plans. Among other things, the Plan and Trust provide for an initial deposit into the Trust by the Company and subsequent deposits in the discretion of the Board of Directors, and further provide for full funding of the amount necessary to discharge the retirement benefit in the event of a change of control, as that term is defined in the Trust. The Company has incurred Deferred Compensation expense and has funded into the Trust $87,000, $87,000 and $116,000 respectively, for the years ended December 31, 1995, 1994 and 1993, respectively.

(12)  COMMITMENTS AND CONTINGENCIES
    In the normal course of business, the Company enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the consolidated balance sheets. These transactions are referred to as "off-balance sheet commitments." The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The Company attempts to minimize its exposure to loss under these commitments by subjecting them to the same credit approval and monitoring procedures as its other credit facilities.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(12)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Company's commitments to extend credit are contingent on customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for possible loan losses.

    Letters of credit are written for conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

    At December 31, 1995, the Company had outstanding commitments to extend credit of approximately $79.0 million which included standby letters of credit of approximately $2.6 million. Management does not anticipate any losses as a result of these commitments.

    Future minimum lease payments on operating leases as of December 31, 1995 are as follows:

                                          OFFICE    OFFICE
                                          SPACE    EQUIPMENT   TOTAL
                                          ------   ---------   -----
                                            (DOLLARS IN THOUSANDS)
1996....................................   $ 22       $16      $  38
1997....................................     22        16         38
1998....................................     22        17         39
1999....................................     20        17         37
2000....................................     15        17         32
                                          ------      ---      -----
    Total...............................   $101       $83      $ 184
                                          ------      ---      -----
                                          ------      ---      -----

    The Company is a defendant in various legal proceedings arising in connection with its ordinary course of business. In the opinion of management, the financial position of the Company will not be materially affected by the final outcome of these legal proceedings.

(13)  OTHER NONINTEREST EXPENSE
    Other noninterest expense for the years ended December 31, 1995, 1994 and 1993 consisted of the following:

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Advertising and Public Relations...................................................  $     772  $     693  $     394
Amortization of Intangibles........................................................        323        224        235
Data Processing and Check Clearing.................................................        491        360        304
Director Fees......................................................................        284        267        291
Franchise Tax......................................................................        198        159        145
Insurance..........................................................................        228        314        320
FDIC Insurance.....................................................................        540        973        831
Legal and Professional.............................................................        870      1,006        704
Stationery and Supplies............................................................        658        538        477
Telephone..........................................................................        250        202        195
Other Losses.......................................................................        624        177        117
Miscellaneous Expense..............................................................        972        895        844
                                                                                     ---------  ---------  ---------
    Total..........................................................................  $   6,210  $   5,808  $   4,857
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(14)  TEXAS REGIONAL BANCSHARES, INC. (PARENT ONLY)
     CONDENSED FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                                               1995       1994
                                                                                             ---------  ---------
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
Assets
    Cash in Subsidiary Bank................................................................  $      99  $     172
    Time Deposits in Subsidiary Bank.......................................................      4,979      9,225
                                                                                             ---------  ---------
        Total Cash and Cash Equivalents....................................................      5,078      9,397
    Investments in Consolidated Subsidiary.................................................     58,114     46,701
    Furniture and Equipment................................................................         80          4
    Other Assets...........................................................................        103        158
                                                                                             ---------  ---------
        Total Assets.......................................................................  $  63,375  $  56,260
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Liabilities
    Accounts Payable and Accrued Liabilities...............................................  $      35  $      34
    Dividends Payable......................................................................        620        495
                                                                                             ---------  ---------
        Total Liabilities..................................................................        655        529
Shareholders' Equity.......................................................................     62,720     55,731
                                                                                             ---------  ---------
        Total Liabilities and Shareholders' Equity.........................................  $  63,375  $  56,260
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(14)  TEXAS REGIONAL BANCSHARES, INC. (PARENT ONLY)
     CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Income
    Dividends Received from Subsidiary Bank........................................  $  --      $     456  $   2,382
    Interest Income................................................................        338        330          4
                                                                                     ---------  ---------  ---------
        Total Income...............................................................        338        786      2,386
                                                                                     ---------  ---------  ---------
Expense
    Interest on Note Payable.......................................................     --             16        112
    Salaries and Employee Benefits.................................................     --              7          1
    Occupancy Expense..............................................................          4          4          4
    Director Fees..................................................................        119         83         72
    Equipment Expense..............................................................          3          3          3
    Franchise Tax..................................................................         80         57         53
    Legal and Professional.........................................................         24         30         32
    Other..........................................................................         77         90         42
                                                                                     ---------  ---------  ---------
        Total Expense..............................................................        307        290        319
                                                                                     ---------  ---------  ---------
Income Before Income Tax Benefit and Equity in Undistributed Net Income of
 Subsidiary........................................................................         31        496      2,067
Income Tax (Benefit) Expense.......................................................         15          7       (123)
                                                                                     ---------  ---------  ---------
Income Before Equity in Undistributed Income of Subsidiary.........................         16        489      2,190
Equity in Undistributed Net Income of Subsidiary...................................      8,709      6,696      3,821
                                                                                     ---------  ---------  ---------
        Net Income.................................................................  $   8,725  $   7,185  $   6,011
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(14)  TEXAS REGIONAL BANCSHARES, INC. (PARENT ONLY)
     CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities
    Net Income..................................................................  $   8,725  $   7,185  $   6,011
    Adjustments to Reconcile Net Income to Net Cash Provided by Operating
      Activities
        Depreciation and Amortization...........................................          5          4          6
        Undistributed Net Income of Subsidiary..................................     (8,709)    (6,697)    (3,820)
        (Increase) Decrease in Other Assets.....................................         52        (85)        80
        Increase (Decrease) in Income Taxes Payable.............................         (1)        (3)         4
        Decrease in Deferred Income Taxes.......................................     --             (1)       (19)
        Increase (Decrease) in Accounts Payable and Accrued Liabilities.........          2         (6)       (21)
                                                                                  ---------  ---------  ---------
            Net Cash Provided by Operating Activities...........................         74        397      2,241
                                                                                  ---------  ---------  ---------
Cash Flows from Investing Activities
    Purchase of Equipment.......................................................        (78)        (3)    --
    Investment in Subsidiary....................................................     (2,000)    --         --
                                                                                  ---------  ---------  ---------
            Net Cash Used In Investing Activities...............................     (2,078)        (3)    --
                                                                                  ---------  ---------  ---------
Cash Flows from Financing Activities
    Repayment of Note Payable...................................................     --         (1,150)    (1,450)
    Proceeds from Issuance of Common Stock......................................         38     11,110     --
    Cash Dividends Paid on Fractional Shares....................................     --         --             (3)
    Cash Dividends Paid on Preferred Stock......................................     --           (258)      (522)
    Cash Dividends Paid on Common Stock.........................................     (2,353)      (991)    --
    Redemption of Preferred Stock...............................................     --            (37)    --
                                                                                  ---------  ---------  ---------
            Net Cash Provided by (Used in) Financing Activities.................     (2,315)     8,674     (1,975)
                                                                                  ---------  ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents............................     (4,319)     9,068        266
Cash and Cash Equivalents at Beginning of Year..................................      9,397        329         63
                                                                                  ---------  ---------  ---------
Cash and Cash Equivalents at End of Year........................................  $   5,078  $   9,397  $     329
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Supplemental Disclosures of Cash Flow Information
    Interest Paid...............................................................  $  --      $      25  $     132
    Income Taxes Paid...........................................................      4,752      3,799      2,986
Supplemental Schedule of Noncash Investing and Financing Activities
    Stock Split Effected as a Stock Dividend (Note 10)..........................        N/A        N/A        697
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

    The amount of retained earnings in the Bank at December 31, 1995 was $12.0 million. On December 31, 1995, the aggregate amount of dividends which legally could be paid to the Corporation without prior approval of various regulatory agencies was approximately $8.7 million.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 ("Statement 107"), "Disclosures about Fair Value Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

DEBT SECURITIES

    For securities held as investments, fair market value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for a similar security.

    Investments not classified as Held to Maturity or Trading are classified as Available for Sale and measured at fair value in the consolidated balance sheets with unrealized holding gains and losses reported as a separate component of shareholders' equity until realized.

    The following table presents the amortized cost and estimated fair value of securities classified as Available for Sale at December 31, 1995:

                                                                                  AMORTIZED    ESTIMATED
                                                                                    COST      FAIR VALUE
                                                                                 -----------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.......................................................   $   6,000    $   6,012
U.S. Government Agency Securities..............................................      55,502       55,668
Other Securities...............................................................       1,471        1,470
                                                                                 -----------  -----------
    Total......................................................................   $  62,973    $  63,150
                                                                                 -----------  -----------
                                                                                 -----------  -----------

    The following table presents the carrying value and estimated fair value of securities classified as Held to Maturity at December 31, 1995:

                                                                                  CARRYING    ESTIMATED
                                                                                   AMOUNT    FAIR VALUE
                                                                                  ---------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury Securities........................................................  $  28,787   $  28,776
U.S. Government Agency Securities...............................................     34,230      34,425
States and Political Subdivisions Securities....................................      5,474       5,761
                                                                                  ---------  -----------
    Total.......................................................................  $  68,491   $  68,962
                                                                                  ---------  -----------
                                                                                  ---------  -----------

LOANS

    The Company does not consider its loan portfolio to have the homogeneous categories of loans for which the fair value could be estimated by using quoted market prices for securities backed by similar loans. Therefore, the fair value of all loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents information for loans at or for the year ended December 31, 1995:

                                                                      CARRYING     AVERAGE    CALCULATED
                                                                       AMOUNT       YIELD     FAIR VALUE
                                                                     -----------  ----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Commercial and Agriculture
    Adjustable.....................................................  $   136,213       9.50%  $   137,308
    Fixed..........................................................       35,298       9.33        34,083
Real Estate
    Adjustable.....................................................      128,406      10.13       127,039
    Fixed..........................................................      106,791       9.89       106,483
Consumer...........................................................       44,146      10.61        43,929
                                                                     -----------              -----------
Total Loans, Net of Unearned Discount..............................      450,854       9.87       448,842
                                                                     -----------              -----------
Allowance for Loan Losses..........................................       (4,542)                 --
                                                                     -----------              -----------
Total Loans, Net...................................................  $   446,312              $   448,842
                                                                     -----------              -----------
                                                                     -----------              -----------

DEPOSIT LIABILITIES

    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The following table presents the carrying value and estimated fair value of deposit liabilities at December 31, 1995:

                                                                                 CARRYING     ESTIMATED
                                                                                  AMOUNT     FAIR VALUE
                                                                                -----------  -----------
                                                                                 (DOLLARS IN THOUSANDS)
Noninterest Bearing Demand Deposits...........................................  $   120,414  $   120,414
Savings.......................................................................       36,133       36,133
Money Market Checking and Savings Accounts....................................      127,687      127,687
Time Deposits.................................................................      295,497      297,200
                                                                                -----------  -----------
    Total Deposits............................................................  $   579,731  $   581,434
                                                                                -----------  -----------
                                                                                -----------  -----------

    The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company has not attempted to determine the amount of increase in net assets that would result from the benefit of considering the low-cost funding provided by deposit liabilities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN

    These financial instruments are not sold or traded, and estimated fair values are not readily available. The carrying amount of commitments to extend credit and standby letters of credit is the net unamortized deferred cost or income arising from these unrecognized financial instruments. The estimated fair value of these commitments is considered to be the carrying value. Financial guarantees written consist of obligations for credit cards issued to certain customers. Substantially all of the liability for financial guarantees written is collateralized by deposits pledged to the Company.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the contract amount, carrying amount and estimated fair value for commitments to extend credit, standby letters of credit and financial guarantees written at December 31, 1995:

                                                                       CONTRACT    CARRYING     ESTIMATED
                                                                        AMOUNT      AMOUNT     FAIR VALUE
                                                                       ---------  -----------  -----------
                                                                             (DOLLARS IN THOUSANDS)
Commitments to Extend Credit.........................................  $  75,930   $    (157)   $    (157)
Standby Letters of Credit............................................      2,611          10           10
Financial Guarantees Written.........................................        439      --           --
                                                                       ---------  -----------  -----------
                                                                       ---------  -----------  -----------

LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax liabilities, property, plant, equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(16)  ACQUISITION ACTIVITY
    On January 10, 1996, the Company announced definitive agreements have been signed under which Texas State Bank, the principal operating subsidiary of the Corporation, will acquire through merger the First State Bank & Trust Co., Mission, Texas, and The Border Bank, Hidalgo, Texas (the "Mergers"). The definitive agreements have been approved by the appropriate Boards of Directors of the Corporation, Texas State Bank, First State Bank & Trust Co. and The Border Bank. Under the terms of the definitive agreements, Texas State Bank will acquire First State Bank & Trust Co. for a total cash consideration of $79.0 million and will acquire The Border Bank for a total cash consideration of $20.5 million.

    The following pro forma combined condensed balance sheet was based on the assumption that the acquisition had been consummated on December 31, 1995. The Mergers will be accounted for using the purchase method of accounting.

    The Mergers are subject to completion of satisfactory due diligence by the Corporation and must be approved by the shareholders of First State Bank & Trust Co. and The Border Bank. The Mergers must also be approved by the appropriate regulators. Closing is also contingent upon the Corporation having successfully raised $40.0 million of additional capital to partially fund these transactions on terms and conditions acceptable to the Corporation.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(16)  ACQUISITION ACTIVITY (CONTINUED)
    During August 1995, the Bank acquired two branch bank locations, one in Rio Grande City, Texas, and the other in Roma, Texas (the "RGC/Roma Branch Acquisitions"). The transaction included the purchase of $43.7 million in loans and the assumption of approximately $79.7 million in deposit liabilities of these branches. Investment securities were not acquired. Purchase accounting adjustments for the purchase of loans and the assumption of deposit liabilities of the RGC/Roma Branch Acquisitions were immaterial. This transaction was accounted for as a purchase.

    The Company's consolidated balance sheets at December 31, 1995 reflected the assets and liabilities of the RGC/Roma Branch Acquisitions. The results of operations of the RGC/Roma Branch Acquisitions were included in the Company's consolidated financial statements of income from the date of acquisition.

    The following unaudited pro forma combined condensed statements of income for the years ended December 31, 1995 and 1994, assume the Mergers and the RGC/Roma Branch Acquisitions occurred January 1, 1994. Intangibles arising from the Mergers and RGC/Roma Branch Acquisitions are approximately $21.6 million and $4.1 million, respectively. The pro forma adjustments reflect the amortization of the core deposit premium over a 10-year period, the fixed maturity deposit premium over a 3-year period and the goodwill intangible over a 15-year period. The pro forma results do not necessarily represent the actual results that would have occurred and should not be considered indicative of future results of operations.

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(16)  ACQUISITION ACTIVITY (CONTINUED)
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                       FIRST
                                                          TEXAS        STATE     BORDER     PRO FORMA     PRO FORMA
                                                         REGIONAL      BANK       BANK     ADJUSTMENTS     BALANCE
                                                       ------------  ---------  ---------  ------------  -----------
                                                                              (IN THOUSANDS)
Assets
    Cash and Due From Banks..........................   $   30,933   $  16,270  $   3,982   $  42,533A    $  51,831
                                                                                              (41,172)F
                                                                                                 (715)B
    Federal Funds Sold...............................        3,600      23,350      8,750     (30,850)F       4,850
                                                       ------------  ---------  ---------  ------------  -----------
        Total Cash and Cash Equivalents..............       34,533      39,620     12,732     (30,204)       56,681
    Securities Available for Sale....................       63,150      23,478      6,779     (27,478)F      65,929
    Securities Held to Maturity......................       68,491     143,283     47,457       2,937C      262,168
    Loans, Net of Unearned Discount..................      450,854     188,424     47,345      (1,337)G     685,286
    Less: Allowance for Loan Losses..................       (4,542)     (4,196)    (1,100)      --           (9,838)
                                                       ------------  ---------  ---------  ------------  -----------
        Net Loans....................................      446,312     184,228     46,245      (1,337)      675,448
    Premises and Equipment, Net......................       18,374       5,487      3,297       7,000D       34,158
    Accrued Interest Receivable......................        6,319       7,172      2,242       --           15,733
    Other Real Estate................................        1,273         431        237       --            1,941
    Goodwill.........................................        4,641      --         --           7,250F       11,891
    Core Deposit.....................................        1,000      --         --          14,351H       15,351
    Organization Cost................................           70      --         --           --               70
    Other Assets.....................................        2,606         771        515        (137)J       3,755
                                                       ------------  ---------  ---------  ------------  -----------
            Total Assets.............................   $  646,769   $ 404,470  $ 119,504   $ (27,618)    $1,143,125
                                                       ------------  ---------  ---------  ------------  -----------
                                                       ------------  ---------  ---------  ------------  -----------
Liabilities
    Deposits
        Noninterest-Bearing..........................   $  120,414   $  39,810  $   7,137   $    (715)B   $ 166,646
        Interest-Bearing.............................      459,317     303,800     94,858        (394)I     857,581
                                                       ------------  ---------  ---------  ------------  -----------
            Total Deposits...........................      579,731     343,610    101,995      (1,109)    1,024,227
    Federal Funds Purchased and Securities Sold Under
      Repurchase Agreements..........................          757      --         --           --              757
    Other Borrowings.................................       --             157     --           --              157
    Accounts Payable and Accrued Liabilities.........        3,561       1,316        434        (137)J      12,731
                                                                                                7,557E
                                                       ------------  ---------  ---------  ------------  -----------
            Total Liabilities........................      584,049     345,083    102,429       6,311     1,037,872
                                                       ------------  ---------  ---------  ------------  -----------
Shareholders' Equity
    Preferred Stock..................................       --          --         --           --           --
    Common Stock.....................................        6,196       4,000      2,000       2,180A        8,376
                                                                                               (6,000)F
    Paid-In Capital..................................       29,239      21,000      9,000      40,353A       69,592
                                                                                              (30,000)F
    Retained Earnings................................       27,168      34,405      6,078     (40,483)F      27,168
    Unrealized Gain (Loss) on Securities Available
      for Sale.......................................          117         (18)        (3)         21F          117
                                                       ------------  ---------  ---------  ------------  -----------
            Total Shareholders' Equity...............       62,720      59,387     17,075     (33,929)      105,253
                                                       ------------  ---------  ---------  ------------  -----------
            Total Liabilities and Shareholders'
              Equity.................................   $  646,769   $ 404,470  $ 119,504   $ (27,618)    $1,143,125
                                                       ------------  ---------  ---------  ------------  -----------
                                                       ------------  ---------  ---------  ------------  -----------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(16)  ACQUISITION ACTIVITY (CONTINUED)
               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                    FIRST
                                                          TEXAS      RGC/ ROMA      STATE       BORDER       PRO FORMA
                                                        REGIONAL     BRANCHES       BANK         BANK       ADJUSTMENTS
                                                       -----------  -----------  -----------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income......................................   $  43,505    $   6,337    $  32,472    $   9,016     $  (4,059)K
Interest Expense.....................................      17,041        2,817       13,103        4,415           131L
                                                       -----------  -----------  -----------  -----------  -------------
Net Interest Income..................................      26,464        3,520       19,369        4,601        (4,190)
Provision for Loan Losses............................       1,666           19        2,425          485        --
                                                       -----------  -----------  -----------  -----------  -------------
    Net Interest Income After Provision for Loan
      Losses.........................................      24,798        3,501       16,944        4,116        (4,190)
                                                       -----------  -----------  -----------  -----------  -------------
Noninterest Income
    Service Charges on Deposit Accounts..............       3,312          469        1,146          255        --
    Other Service Charges............................         825           97          151           33        --
    Trust Service Fees...............................       1,256       --               24       --            --
    Other Operating Income...........................         926           24           81           28        --
                                                       -----------  -----------  -----------  -----------  -------------
        Total Noninterest Income.....................       6,319          590        1,402          316        --
                                                       -----------  -----------  -----------  -----------  -------------
Noninterest Expense
    Salaries and Employee Benefits...................       9,247        1,334        2,824        1,056        --
    Net Occupancy Expense............................       1,010          176          568          234           294M
    Equipment Expense................................       1,959          217          341          148        --
    Other Noninterest Expense........................       5,631        1,281        2,531          729         2,189N
                                                       -----------  -----------  -----------  -----------  -------------
        Total Noninterest Expense....................      17,847        3,008        6,264        2,167         2,483
                                                       -----------  -----------  -----------  -----------  -------------
Income Before Income Tax Expense.....................      13,270        1,083       12,082        2,265        (6,673)
Income Tax Expense...................................       4,630          367        3,436          381        (2,105)
                                                       -----------  -----------  -----------  -----------  -------------
Net Income...........................................   $   8,640    $     716    $   8,646    $   1,884     $  (4,568)
                                                       -----------  -----------  -----------  -----------  -------------
                                                       -----------  -----------  -----------  -----------  -------------
Primary Earnings Per Common Share
    Net Income.......................................   $    1.39
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       6,218
                                                       -----------
Fully Diluted Earnings Per Common Share
    Net Income.......................................   $    1.39
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       6,227
                                                       -----------
                                                       -----------


                                                        PRO FORMA
                                                         BALANCE
                                                       -----------

Interest Income......................................   $  87,271
Interest Expense.....................................      37,507
                                                       -----------
Net Interest Income..................................      49,764
Provision for Loan Losses............................       4,595
                                                       -----------
    Net Interest Income After Provision for Loan
      Losses.........................................      45,169
                                                       -----------
Noninterest Income
    Service Charges on Deposit Accounts..............       5,182
    Other Service Charges............................       1,106
    Trust Service Fees...............................       1,280
    Other Operating Income...........................       1,059
                                                       -----------
        Total Noninterest Income.....................       8,627
                                                       -----------
Noninterest Expense
    Salaries and Employee Benefits...................      14,461
    Net Occupancy Expense............................       2,282
    Equipment Expense................................       2,665
    Other Noninterest Expense........................      12,361
                                                       -----------
        Total Noninterest Expense....................      31,769
                                                       -----------
Income Before Income Tax Expense.....................      22,027
Income Tax Expense...................................       6,709
                                                       -----------
Net Income...........................................   $  15,318
                                                       -----------
                                                       -----------
Primary Earnings Per Common Share
    Net Income.......................................   $    1.82
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       8,398
                                                       -----------
Fully Diluted Earnings Per Common Share
    Net Income.......................................   $    1.82
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       8,407
                                                       -----------
                                                       -----------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(16)  ACQUISITION ACTIVITY (CONTINUED)
               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                    FIRST
                                                          TEXAS      RGC/ ROMA      STATE       BORDER       PRO FORMA
                                                        REGIONAL     BRANCHES       BANK         BANK       ADJUSTMENTS
                                                       -----------  -----------  -----------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income......................................   $  34,631    $   6,429    $  30,831    $   8,879     $  (3,202)K
Interest Expense.....................................      11,690        2,244       11,767        3,771           131L
                                                       -----------  -----------  -----------  -----------  -------------
Net Interest Income..................................      22,941        4,185       19,064        5,108        (3,333)
Provision for Loan Losses............................       1,085          218        2,189          397        --
                                                       -----------  -----------  -----------  -----------  -------------
    Net Interest Income After Provision for Loan
      Losses.........................................      21,856        3,967       16,875        4,711        (3,333)
                                                       -----------  -----------  -----------  -----------  -------------
Noninterest Income
    Service Charges on Deposit Accounts..............       3,035          555        1,078          238        --
    Other Service Charges............................         904          151          141           30        --
    Trust Service Fees...............................       1,161       --               37       --            --
    Other Operating Income...........................         672          (39)          45          135        --
                                                       -----------  -----------  -----------  -----------  -------------
        Total Noninterest Income.....................       5,772          667        1,301          403        --
                                                       -----------  -----------  -----------  -----------  -------------
Noninterest Expense
    Salaries and Employee Benefits...................       8,015        1,929        2,562        1,061        --
    Net Occupancy Expense............................         961          191          555          228           294M
    Equipment Expense................................       1,648          310          278          139        --
    Other Noninterest Expense........................       5,883        1,579        2,747          757         2,189N
                                                       -----------  -----------  -----------  -----------  -------------
        Total Noninterest Expense....................      16,507        4,009        6,142        2,185         2,483
                                                       -----------  -----------  -----------  -----------  -------------
Income Before Income Tax Expense.....................      11,121          625       12,034        2,929        (5,816)
Income Tax Expense...................................       3,936          198        3,192          604        (1,813)
                                                       -----------  -----------  -----------  -----------  -------------
Net Income...........................................   $   7,185    $     427    $   8,842    $   2,325     $  (4,003)
                                                       -----------  -----------  -----------  -----------  -------------
                                                       -----------  -----------  -----------  -----------  -------------
Primary Earnings Per Common Share
    Net Income.......................................   $    1.19
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       5,791
                                                       -----------
Fully Diluted Earnings Per Common Share
    Net Income.......................................   $    1.16
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       6,035
                                                       -----------
                                                       -----------


                                                        PRO FORMA
                                                         BALANCE
                                                       -----------

Interest Income......................................   $  77,568
Interest Expense.....................................      29,603
                                                       -----------
Net Interest Income..................................      47,965
Provision for Loan Losses............................       3,889
                                                       -----------
    Net Interest Income After Provision for Loan
      Losses.........................................      44,076
                                                       -----------
Noninterest Income
    Service Charges on Deposit Accounts..............       4,906
    Other Service Charges............................       1,226
    Trust Service Fees...............................       1,198
    Other Operating Income...........................         813
                                                       -----------
        Total Noninterest Income.....................       8,143
                                                       -----------
Noninterest Expense
    Salaries and Employee Benefits...................      13,567
    Net Occupancy Expense............................       2,229
    Equipment Expense................................       2,375
    Other Noninterest Expense........................      13,155
                                                       -----------
        Total Noninterest Expense....................      31,326
                                                       -----------
Income Before Income Tax Expense.....................      20,893
Income Tax Expense...................................       6,117
                                                       -----------
Net Income...........................................   $  14,776
                                                       -----------
                                                       -----------
Primary Earnings Per Common Share
    Net Income.......................................   $    1.82
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       7,971
                                                       -----------
Fully Diluted Earnings Per Common Share
    Net Income.......................................   $    1.80
    Weighted Average Number of Common Shares
      Outstanding (In Thousands).....................       8,215
                                                       -----------
                                                       -----------

                 TEXAS REGIONAL BANCSHARES, INC. AND SUBSIDIARY

(16)  ACQUISITION ACTIVITY (CONTINUED)
    The unaudited pro forma combined condensed balance sheet combines the three entities at December 31, 1995. In combining the entities, the following adjustments were made:

    (A) To record the estimated proceeds of the $42.5 million net capital raised through the offering based on an assumed sale by Texas Regional of 2,180,000 shares of Class A Voting Common Stock at a price of $21.00 per share, the closing price as of February 20, 1996 net of underwriting discounts, commissions and other estimated offering expenses.

    (B) To record the elimination of an intercompany demand deposit account.

    (C) To adjust securities purchased to fair value at December 31, 1995.

    (D) To record estimated $7.0 million increase in fair value of fixed assets.

    (E) To record estimated deferred federal income tax on the net fair value increases.

    (F) To record the payment of $99.5 million to the First State Bank and Border Bank shareholders for 100% of their outstanding stock, elimination of all the First State Bank and Border Bank equity accounts and the recording of goodwill.

    (G) To adjust loan carrying value to estimated fair value.

    (H) To record estimated fair value of core deposits.

    (I) To record estimated fair value of fixed maturity deposit premium.

    (J) To reclassify deferred federal income taxes.

    The unaudited pro forma combined condensed statements of income combine the three entities for the years ended December 31, 1995 and 1994. In combining the entities, the following adjustments were made:

    (K) To record a reduction in interest income on the $57.0 million net purchase price ($99.5 million less $42.5 million) of the Mergers and $4.25 million purchase price of the RGC/Roma Branch Acquisitions at the Company's average federal funds rate of 5.92% and 4.52% for the years ended December 31, 1995 and 1994, respectively and the tax effect of the prior two transactions using an effective tax rate of 34%.

    (L) To amortize the fixed maturity deposit premium.

    (M) To record depreciation on fair market value increases of depreciable fixed assets acquired in the Mergers.

    (N) To record amortization of the goodwill and core deposit premium recorded in connection with the Mergers and the RGC/Roma Branch Acquisitions.

                          FIRST STATE BANK & TRUST CO.
                         SELECTED FINANCIAL INFORMATION

    The selected financial information under the captions "Summary of Operations" and "Period-End Balance Sheet Data" below for, and as of, each of the years in the three year period ended December 31, 1995 has been derived from the financial statements of First State Bank & Trust Co. ("First State Bank"), which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements of First State Bank at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are included elsewhere in this Prospectus. The data presented for the three-month periods ended March 31, 1996 and 1995 are derived from unaudited interim financial statements of First State Bank and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

                                                         THREE MONTHS ENDED
                                                             MARCH 31,              YEARS ENDED DECEMBER 31,
                                                       ----------------------  ----------------------------------
                                                          1996        1995        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
    Interest Income..................................  $    8,192  $    8,085  $   32,472  $   30,831  $   31,623
    Interest Expense.................................       3,283       3,111      13,103      11,767      12,968
                                                       ----------  ----------  ----------  ----------  ----------
    Net Interest Income..............................       4,909       4,974      19,369      19,064      18,655
    Provision for Loan Losses........................         290          81       2,425       2,189       2,287
    Noninterest Income...............................         338         374       1,402       1,301       1,326
    Noninterest Expense..............................       1,766       1,471       6,264       6,142       7,335
                                                       ----------  ----------  ----------  ----------  ----------
    Income before Income Tax Expense.................       3,191       3,796      12,082      12,034      10,359
    Income Tax Expense...............................         914       1,087       3,436       3,192       2,260
                                                       ----------  ----------  ----------  ----------  ----------
    Net Income.......................................  $    2,277  $    2,709  $    8,646  $    8,842  $    8,099
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
PER SHARE DATA
    Net Income.......................................  $    11.39  $    13.54  $    43.23  $    44.21  $    40.49
    Book Value.......................................      308.17      275.53      296.94      276.32      249.59
    Cash Dividends Paid on Common Stock..............      --           15.00       25.00       15.00       10.00
    Average Shares Outstanding
      (in thousands).................................         200         200         200         200         200
PERIOD-END BALANCE SHEET DATA
    Total Assets.....................................  $  426,081  $  411,166  $  404,470  $  403,098  $  402,895
    Loans............................................     192,825     196,847     188,424     194,306     194,853
    Investment Securities............................     149,702     175,049     166,761     179,153     170,588
    Interest-Earning Assets..........................     403,077     387,996     378,535     375,659     377,247
    Deposits.........................................     361,414     353,582     343,610     345,680     350,243
    Stockholders' Equity.............................      61,634      55,105      59,387      55,264      49,918
PERFORMANCE RATIOS
    Return on Average Assets.........................        2.21%       2.69%       2.12%       2.15%       1.99%
    Return on Average Stockholders' Equity...........       15.13       20.27       15.28       17.13       17.20
    Net Interest Margin..............................        5.37        5.63        5.40        5.34        5.40
    Loan to Deposit Ratio............................       53.35       55.67       54.84       56.21       55.63
    Demand Deposit to Total Deposit Ratio............       11.01       13.18       11.59       10.84       10.28
ASSET QUALITY RATIOS
    Nonperforming Assets to Loans and Other
      Nonperforming Assets...........................        1.35%       1.58%       1.67%       1.62%       1.86%
    Net Charge-Offs to Average Loans.................        1.00        0.19        1.14        1.14        1.23
    Allowance for Loan Losses as a Percentage of:
      Loans..........................................        2.08        1.98        2.22        2.01        2.00
      Nonperforming Loans............................      172.13      151.83      154.04      152.81      134.26
      Nonperforming Assets...........................      153.96      124.78      133.00      124.13      107.55
CAPITAL RATIOS
    Period-End Stockholders' Equity to Total Assets..       14.47%      13.40%      14.68%      13.71%      12.39%
    Tier 1 Risk-Based Capital........................       17.51       17.52       18.47       17.99       15.22
    Total Risk-Based Capital.........................       18.65       18.75       19.78       19.26       16.74
    Leverage Capital Ratio...........................       14.88       13.60       14.88       13.98       12.49
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

                          FIRST STATE BANK & TRUST CO.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion provides additional information regarding the financial condition and the results of operations for First State Bank for the three months ended March 31, 1996 and 1995 and for each of the years ended December 31, 1995, 1994 and 1993. This discussion should be read in conjunction with the financial statements of First State Bank and the notes thereto appearing elsewhere in this prospectus.

SELECTED FINANCIAL INFORMATION

    Net income for the three months ended March 31, 1996 was $2.3 million or $11.39 per share compared to $2.7 million or $13.54 per share for the three months ended March 31, 1995. Earnings for the three months ended March 31, 1996 were below the same period of the prior year because of an increased provision for loan losses and other noninterest expenses.

    Net income for the year ended December 31, 1995 was $8.6 million, a decrease of 2.2% compared to net income of $8.8 million for the year ended December 31, 1994. The earnings per share of $43.23 for the year ended December 31, 1995 decreased $0.98 or 2.2% compared to earnings per share of $44.21 for the year ended December 31, 1994.

    Return on average assets for 1995 was 2.12%, compared to 2.15% for 1994 and 1.99% for 1993. Return on average stockholders' equity was 15.28% for 1995, compared to 17.13% for 1994 and 17.20% for 1993.

    Earnings performance for the year ended December 31, 1995 reflected a small increase in net interest income offset by an increase in provision for loan losses. The increase in net interest income for 1995 resulted primarily from higher interest rates.

                       ANALYSIS OF RESULTS OF OPERATIONS

NET INTEREST INCOME

    Taxable-equivalent net interest income was $5.2 million for the three months ended March 31, 1996, a decrease of $94 thousand or 1.8% compared to the three months ended March 31, 1995 of $5.3 million. The interest rate margin of 5.37% for the three months ended March 31, 1996 reflects a decrease of 26 basis points compared to 5.63% for the three months ended March 31, 1995. The decrease in net interest income for the three months ended March 31, 1996 compared to the three months ended March 31, 1995 was primarily attributable to changes in the mix of interest-earning assets and higher rates paid on interest-bearing deposits.

    Taxable-equivalent net interest income was $20.7 million for the year ended December 31, 1995, an increase of $101 thousand or 0.5% compared to the year ended December 31, 1994 and taxable-equivalent net interest income of $20.6 million for the year ended December 31, 1994 increased $204 thousand or 1.0% compared to the year ended December 31, 1993.

    The net yield on interest-earning assets, also referred to as interest rate margin, represents net interest income divided by average interest-earning assets. The net interest margin of 5.40% for the year ended December 31, 1995 increased 6 basis points compared to 5.34% for the year ended December 31, 1994. The net interest rate margin for the year ended December 31, 1994 reflects a decrease of 6 basis points from the 5.40% for the year ended December 31, 1993.

    Average interest-earnings assets declined $2.1 million or 0.6% to $383.1 million for the year ended December 31, 1995. Small declines in commercial and consumer loans and federal funds sold were partially offset by increases in real estate loans and investments. Average interest-earning assets increased $8.0 million or 2.1% to $385.3 million for the year ended December 31, 1994. The increase in average interest-earning assets for 1994 resulted primarily from increases in investment securities of $11.5 million and loans of $4.2 million offset by a decline in federal funds sold.

    Average interest-earning assets comprised 93.8% of average total assets in 1995, compared to 93.8% in 1994 and 92.9% in 1993.

    Average interest-bearing deposits declined $10.0 million or 3.1% to $308.6 million for the year ended December 31, 1995 compared to a decrease of $979 thousand or 0.3% to $318.5 million for the year ended December 31, 1994. These changes in the mix of interest-earning assets and interest-bearing deposits caused the ratio of interest-bearing deposits to interest-earning assets to decline to 80.5% in 1995, compared to 82.7% in 1994 and 84.7% in 1993.

    Average noninterest-bearing deposits increased $2.3 million or 6.0% to $40.2 million in 1995 compared to an increase of $1.1 million or 2.9% to $38.0 million in 1994. The ratio of average noninterest-bearing deposits to average total deposits was 11.5% for 1995, compared to 10.6% for 1994 and 10.3% for 1993.

    The following table presents for the three months ended March 31, 1996 and 1995, the total dollar amount of interest income from average interest-earning assets and resultant yields, reported on a taxable-equivalent basis, as well as the interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from weekly balances and the yields and costs are established by dividing income or expenses by the average balance of the asset or liability. Income and yield on interest-earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective income tax rate.

                                                                               QUARTERLY FINANCIAL SUMMARY
                                                                               THREE MONTHS ENDED MARCH 31,
                                                           --------------------------------------------------------------------
                                                                         1996                               1995
                                                           ---------------------------------  ---------------------------------
                                                            AVERAGE                 YIELD/     AVERAGE                 YIELD/
              TAXABLE-EQUIVALENT BASIS (1)                  BALANCE    INTEREST      RATE      BALANCE    INTEREST      RATE
- ---------------------------------------------------------  ---------  -----------  ---------  ---------  -----------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial...........................................  $  66,995   $   1,863       11.18% $  67,512   $   1,987       11.94%
    Real Estate..........................................    105,370       2,927       11.17    106,927       2,692       10.21
    Consumer.............................................     18,541         539       11.69     21,639         617       11.56
                                                           ---------  -----------             ---------  -----------
      Total Loans........................................    190,906       5,329       11.23    196,078       5,296       10.95
                                                           ---------  -----------             ---------  -----------
Investment Securities
  Taxable................................................    128,001       1,863        5.85    138,808       2,026        5.92
  Tax-exempt.............................................     33,668         825        9.86     37,133         944       10.31
                                                           ---------  -----------             ---------  -----------
      Total Investment
        Securities.......................................    161,669       2,688        6.69    175,941       2,970        6.85
                                                           ---------  -----------             ---------  -----------
Federal Funds Sold.......................................     37,283         474        5.11     10,131         147        5.88
                                                           ---------  -----------             ---------  -----------
    Total Interest-Earning
      Assets.............................................    389,858       8,491        8.76    382,150       8,413        8.93
                                                           ---------  -----------             ---------  -----------
Cash and Due from Banks..................................     15,442                             15,858
Premises and Equipment, Net..............................      5,404                              5,447
Other Assets.............................................      7,974                              8,258
  Less Allowance for Loan
    Losses...............................................     (4,181)                            (3,907)
                                                           ---------                          ---------
      Total Assets.......................................  $ 414,497                          $ 407,806
                                                           ---------                          ---------
                                                           ---------                          ---------
LIABILITIES
Interest-Bearing Liabilities
  Savings................................................  $  46,776         466        4.01  $  59,065         567        3.89
  Money Market and NOW...................................     99,278         681        2.76    104,756         672        2.60
  Time Deposits..........................................    164,690       2,127        5.19    149,521       1,861        5.05
                                                           ---------  -----------             ---------  -----------
      Total Savings and Time Deposits....................    310,744       3,274        4.24    313,342       3,100        4.01
                                                           ---------  -----------             ---------  -----------
  Federal Funds Purchased and Other Borrowings...........        856           9        4.23        694          11        6.43
                                                           ---------  -----------             ---------  -----------
      Total Interest-Bearing Liabilities.................    311,600       3,283        4.24    314,036       3,111        4.02
                                                           ---------  -----------             ---------  -----------
Demand Deposits..........................................     40,782                             38,123
Other Liabilities........................................      1,589                              1,433
                                                           ---------                          ---------
      Total Liabilities..................................    353,971                            353,592
                                                           ---------                          ---------
STOCKHOLDERS' EQUITY.....................................     60,526                             54,214
                                                           ---------                          ---------
      Total Liabilities and Stockholders' Equity.........  $ 414,497                          $ 407,806
                                                           ---------                          ---------
                                                           ---------                          ---------
Net Interest Income......................................              $   5,208                          $   5,302
                                                                      -----------                        -----------
                                                                      -----------                        -----------
Net Yield on Total Interest-Earning Assets...............                               5.37%                              5.63%
                                                                                   ---------                          ---------
                                                                                   ---------                          ---------

- ------------

(1) For analytical purposes, income from tax-exempt assets, primarily issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The following table presents for the last three calendar years the total dollar amount of interest income from average interest-earning assets and the resultant yields, reported on a taxable-equivalent basis, as well as the average interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from weekly balances and the yields and costs are established by dividing income or expense by the average balance of the asset or liability. Income and yield on interest-earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective federal income tax rate.

                                                                   THREE-YEAR FINANCIAL SUMMARY
                                                                     YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------------------
                                                1995                                 1994                           1993
                                 -----------------------------------  -----------------------------------  ----------------------
                                  AVERAGE                              AVERAGE                              AVERAGE
 TAXABLE-EQUIVALENT BASIS (1)     BALANCE    INTEREST    YIELD/ RATE   BALANCE    INTEREST    YIELD/ RATE   BALANCE    INTEREST
- -------------------------------  ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial.................  $  60,410   $   6,849        11.34%  $  63,494   $   7,076        11.14%  $  61,898   $   6,636
    Real Estate................    107,183      11,599        10.82     104,954      10,473         9.98     100,860      11,059
    Consumer...................     20,436       2,361        11.55      21,884       2,583        11.80      23,400       2,846
                                 ---------  -----------               ---------  -----------               ---------  -----------
      Total Loans..............    188,029      20,809        11.07     190,332      20,132        10.58     186,158      20,541
                                 ---------  -----------               ---------  -----------               ---------  -----------
Investment Securities
  Taxable......................    138,125       8,129         5.89     134,258       7,204         5.37     117,736       7,117
  Tax-exempt...................     35,905       3,632        10.12      38,657       4,159        10.76      43,717       4,818
                                 ---------  -----------               ---------  -----------               ---------  -----------
      Total Investment
        Securities.............    174,030      11,761         6.76     172,915      11,363         6.57     161,453      11,935
                                 ---------  -----------               ---------  -----------               ---------  -----------
Federal Funds Sold.............     21,079       1,217         5.77      22,018         855         3.88      29,606         871
                                 ---------  -----------               ---------  -----------               ---------  -----------
    Total Interest-Earning
      Assets...................    383,138      33,787         8.82     385,265      32,350         8.40     377,217      33,347
                                 ---------  -----------               ---------  -----------               ---------  -----------
Cash and Due from Banks........     15,274                               15,496                               19,072
Premises and Equipment, Net....      5,474                                5,492                                5,198
Other Assets...................      8,319                                8,540                                8,617
  Less Allowance for Loan
    Losses.....................     (3,911)                              (3,904)                              (3,905)
                                 ---------                            ---------                            ---------
      Total Assets.............  $ 408,294                            $ 410,889                            $ 406,199
                                 ---------                            ---------                            ---------
                                 ---------                            ---------                            ---------
LIABILITIES
Interest-Bearing Liabilities
  Savings......................  $  51,495       2,008         3.90   $  62,046       2,476         3.99   $  29,901       1,182
  Money Market and NOW.........     96,428       2,616         2.71     108,458       3,028         2.79     126,593       4,262
  Time Deposits................    160,629       8,436         5.25     148,041       6,235         4.21     163,030       7,503
                                 ---------  -----------               ---------  -----------               ---------  -----------
      Total Savings and Time
        Deposits...............    308,552      13,060         4.23     318,545      11,739         3.68     319,524      12,947
                                 ---------  -----------               ---------  -----------               ---------  -----------
  Federal Funds Purchased and
    Other Borrowings...........        837          43         5.14         767          28         3.65         820          21
                                 ---------  -----------               ---------  -----------               ---------  -----------
      Total Interest-Bearing
        Liabilities............    309,389      13,103         4.24     319,312      11,767         3.68     320,344      12,968
                                 ---------  -----------               ---------  -----------               ---------  -----------
Demand Deposits................     40,239                               37,958                               36,888
Other Liabilities..............      2,076                                2,001                                1,889
                                 ---------                            ---------                            ---------
      Total Liabilities........    351,704                              359,271                              359,121
                                 ---------                            ---------                            ---------
STOCKHOLDERS' EQUITY...........     56,590                               51,618                               47,078
                                 ---------                            ---------                            ---------
      Total Liabilities and
        Stockholders' Equity...  $ 408,294                            $ 410,889                            $ 406,199
                                 ---------                            ---------                            ---------
                                 ---------                            ---------                            ---------
Net Interest Income............              $  20,684                            $  20,583                            $  20,379
                                            -----------                          -----------                          -----------
                                            -----------                          -----------                          -----------
Net Yield on Total Interest-
 Earning Assets................                                5.40%                                5.34%
                                                              -----                                -----
                                                              -----                                -----


 TAXABLE-EQUIVALENT BASIS (1)    YIELD/ RATE
- -------------------------------  -----------

ASSETS
Interest-Earning Assets
  Loans
    Commercial.................       10.72%
    Real Estate................       10.96
    Consumer...................       12.16

      Total Loans..............       11.03

Investment Securities
  Taxable......................        6.04
  Tax-exempt...................       11.02

      Total Investment
        Securities.............        7.39

Federal Funds Sold.............        2.94

    Total Interest-Earning
      Assets...................        8.84

Cash and Due from Banks........
Premises and Equipment, Net....
Other Assets...................
  Less Allowance for Loan
    Losses.....................

      Total Assets.............

LIABILITIES
Interest-Bearing Liabilities
  Savings......................        3.95
  Money Market and NOW.........        3.37
  Time Deposits................        4.60

      Total Savings and Time
        Deposits...............        4.05

  Federal Funds Purchased and
    Other Borrowings...........        2.56

      Total Interest-Bearing
        Liabilities............        4.05

Demand Deposits................
Other Liabilities..............

      Total Liabilities........

STOCKHOLDERS' EQUITY...........

      Total Liabilities and
        Stockholders' Equity...

Net Interest Income............

Net Yield on Total Interest-
 Earning Assets................        5.40%
                                      -----
                                      -----

- ------------

(1) For analytical purposes, income from tax-exempt assets, primarily issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The following table presents the effects of changes in volume, rate and rate/volume on interest income and interest expense for major categories of interest-earning assets and interest-bearing liabilities. Nonaccrual loans are included in assets, thereby reducing yields (see "Nonperforming Assets"). The allocation of the rate/volume variance has been made pro-rata on the percentage that volume and rate variances produce in each category.

                          TAXABLE-EQUIVALENT BASIS(1)                                            DUE TO CHANGE IN
                       THREE MONTHS ENDED MARCH 31, 1996                            NET    -----------------------------
                                COMPARED TO 1995                                  CHANGE   VOLUME    RATE    RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------   -------  -----------
                                                                                              (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $   33   $(140)   $   180     $  (7)
  Investment Securities
    Taxable.....................................................................    (163 )  (158)        (7)        2
    Tax-Exempt..................................................................    (119 )   (88)       (33)        2
  Federal Funds Sold............................................................     327     394        (18)      (49)
                                                                                  -------  ------   -------     -----
      Total Interest Income.....................................................      78       8        122       (52)
                                                                                  -------  ------   -------     -----
Interest Expense
  Deposits......................................................................     174     (26)       204        (4)
  Other Borrowings..............................................................      (2 )     3         (4)       (1)
                                                                                  -------  ------   -------     -----
      Total Interest Expense....................................................     172     (23)       200        (5)
                                                                                  -------  ------   -------     -----
Net Interest Income Before Allocation Rate/Volume...............................     (94 )    31        (78)      (47)
                                                                                  -------  ------   -------     -----
Allocation of Rate/Volume.......................................................      --     (12)       (35)       47
                                                                                  -------  ------   -------     -----
Changes in Net Interest Income..................................................  $  (94 ) $  19    $  (113)    $  --
                                                                                  -------  ------   -------     -----
                                                                                  -------  ------   -------     -----

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

                          TAXABLE-EQUIVALENT BASIS(1)                                            DUE TO CHANGE IN
                          YEAR ENDED DECEMBER 31, 1995                              NET    -----------------------------
                                COMPARED TO 1994                                  CHANGE   VOLUME    RATE    RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------   -------  -----------
                                                                                              (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $   677  $(244)   $   921     $--
  Investment Securities
    Taxable.....................................................................      925    208        718        (1)
    Tax-Exempt..................................................................     (527)  (296)      (230)       (1)
  Federal Funds Sold............................................................      362    (36)       398     --
                                                                                  -------  ------   -------     -----
      Total Interest Income.....................................................    1,437   (368)     1,807        (2)
                                                                                  -------  ------   -------     -----
Interest Expense
  Deposits......................................................................    1,321   (368)     1,697        (8)
  Other Borrowings..............................................................       15      3         12     --
                                                                                  -------  ------   -------     -----
      Total Interest Expense....................................................    1,336   (365)     1,709        (8)
                                                                                  -------  ------   -------     -----
Net Interest Income Before Allocation Rate/Volume...............................      101     (3)        98         6
                                                                                  -------  ------   -------     -----
Allocation of Rate/Volume.......................................................    --      --            6        (6)
                                                                                  -------  ------   -------     -----
Changes in Net Interest Income..................................................  $   101  $  (3)   $   104     $--
                                                                                  -------  ------   -------     -----
                                                                                  -------  ------   -------     -----


                          TAXABLE-EQUIVALENT BASIS(1)                                            DUE TO CHANGE IN
                          YEAR ENDED DECEMBER 31, 1994                              NET    -----------------------------
                                COMPARED TO 1993                                  CHANGE   VOLUME    RATE    RATE/VOLUME
- --------------------------------------------------------------------------------  -------  ------   -------  -----------
                                                                                              (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $  (409) $ 460    $  (856)    $ (13)
  Investment Securities
    Taxable.....................................................................       87    998       (900)      (11)
    Tax-Exempt..................................................................     (659)  (558)      (101)    --
  Federal Funds Sold............................................................      (16)  (223)       207     --
                                                                                  -------  ------   -------     -----
      Total Interest Income.....................................................     (997)   677     (1,650)      (24)
                                                                                  -------  ------   -------     -----
Interest Expense
  Deposits......................................................................   (1,208)   (39)    (1,179)       10
  Other Borrowings..............................................................        7     (1)         8     --
                                                                                  -------  ------   -------     -----
      Total Interest Expense....................................................   (1,201)   (40)    (1,171)       10
                                                                                  -------  ------   -------     -----
Net Interest Income Before Allocation Rate/Volume...............................      204    717       (479)      (34)
                                                                                  -------  ------   -------     -----
Allocation of Rate/Volume.......................................................    --       (20)       (14)       34
                                                                                  -------  ------   -------     -----
Changes in Net Interest Income..................................................  $   204  $ 697    $  (493)    $--
                                                                                  -------  ------   -------     -----
                                                                                  -------  ------   -------     -----

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

NET YIELD ON EARNING ASSETS

    The following table presents net interest income, average earning assets and the net yield for the first quarter of 1996 and by quarter for the past three years. Income and yield on earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective federal income tax rate.

            NET YIELD ON               % CHANGE                                      QUARTER
           EARNING ASSETS                FROM                   --------------------------------------------------
      TAXABLE-EQUIVALENT BASIS        PRIOR YEAR      YEAR        FOURTH        THIRD       SECOND        FIRST
- ------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                 (DOLLARS IN THOUSANDS)
1996
Net Interest Income.................         1.3%*       5,208                                               5,208
Average Earning Assets..............         1.8       389,858                                             389,858
Net Yield...........................                      5.37                                                5.37%
1995
Net Interest Income.................         0.5%  $    20,684  $     5,065  $     4,833  $     5,484  $     5,302
Average Earning Assets..............        (0.6)      383,138      376,061      386,085      388,399      382,005
Net Yield...........................                      5.40%        5.34%        4.97%        5.66%        5.63%
1994
Net Interest Income.................         1.0%  $    20,583  $     4,842  $     5,029  $     5,149  $     5,563
Average Earning Assets..............         2.1       385,265      374,776      383,327      394,337      388,623
Net Yield...........................                      5.34%        5.13%        5.20%        5.24%        5.81%
1993
Net Interest Income.................        15.1%  $    20,379  $     5,359  $     4,788  $     5,237  $     4,995
Average Earning Assets..............        16.4       377,217      373,468      384,155      387,205      364,036
Net Yield...........................                      5.40%        5.69%        4.94%        5.42%        5.56%
                                      -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------

- ------------------------------
*Annualized.

PROVISION FOR LOAN LOSSES

    The provision for loan losses for the three months ended March 31, 1996 of $290 thousand reflects an increase of $209 thousand or 258.0% compared to $81 thousand for the three months ended March 31, 1995.

    The provision for loan losses for the year ended December 31, 1995 was $2.4 million an increase of $236 thousand or 10.8% from the year ended December 31, 1994. The provision for loan losses for the year ended December 31, 1994 of $2.2 million reflects a decrease of $98 thousand or 4.3% from the $2.3 million provision for loan losses for the year ended December 31,1993. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based upon such factors as historical experience, the volume and type of lending conducted by First State Bank, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to First State Bank's lending area, and other factors related to the collectibility of First State Bank's loan portfolio. See "Allowance for Loan Losses."

    In January 1995, First State Bank adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan" and the amendment thereof, Statement of Financial Accounting Standards No. 118 ("Statement 118"), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". In management's opinion, the adoption of Statement 114 and Statement 118 did not have a material effect on First State Bank's results of operations.

NONINTEREST INCOME

    Noninterest income for the three months ended March 31, 1996 of $338 thousand decreased $36 thousand or 9.6% compared to $374 thousand for the three months ended March 31, 1995.

    Noninterest income of $1.4 million for the year ended December 31, 1995 increased $101 thousand or 7.8% compared to the year ended December 31, 1994, and noninterest income of $1.3 million for the year ended December 31, 1994 decreased $25 thousand or 1.9% compared to $1.3 million for the year ended December 31, 1993.

    First State Bank offers trust services, but does not actively pursue this type of business. Trust service fees were $24 thousand, $37 thousand and $3 thousand for the years ended December 31, 1995, 1994 and 1993, respectively. The book value of assets managed at December 31, 1995 was approximately $11.5 million. Assets held by the trust department of First State Bank in fiduciary or agency capacities are not assets of First State Bank and are not included in the balance sheet.

    A detailed summary of noninterest income for the three months ended March 31, 1996 and 1995 and during the last three years is presented in the following table:

                                            THREE MONTHS ENDED MARCH 31,
                                                                                           YEARS ENDED DECEMBER 31,
                                         -----------------------------------  --------------------------------------------------
                                                    % CHANGE FROM                        % CHANGE FROM             % CHANGE FROM
          NONINTEREST INCOME               1996      PRIOR YEAR      1995       1995      PRIOR YEAR      1994      PRIOR YEAR
- ---------------------------------------  ---------  -------------  ---------  ---------  -------------  ---------  -------------
                                                                         (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts....  $     246        (13.7)%  $     285  $   1,146          6.3%   $   1,078          0.1%
Other Service Charges..................         54         (1.8)          55        151          7.1          141         64.0
                                         ---------        -----    ---------  ---------        -----    ---------        -----
  Total Service Charges................        300        (11.8)         340      1,297          6.4        1,219          4.8
Trust Service Fees.....................         21        *                2         24        (35.1)          37        *
Other Operating Income.................         17        (46.9)          32         81         80.0           45         71.7
                                         ---------        -----    ---------  ---------        -----    ---------        -----
  Total................................  $     338         (9.6)%  $     374  $   1,402          7.8%   $   1,301         (1.8)%
                                         ---------        -----    ---------  ---------        -----    ---------        -----
                                         ---------        -----    ---------  ---------        -----    ---------        -----


          NONINTEREST INCOME               1993
- ---------------------------------------  ---------

Service Charges on Deposit Accounts....  $   1,077
Other Service Charges..................         86
                                         ---------
  Total Service Charges................      1,163
Trust Service Fees.....................          3
Other Operating Income.................        159
                                         ---------
  Total................................  $   1,325
                                         ---------
                                         ---------

- ---------
  * Not meaningful.

NONINTEREST EXPENSE

    Noninterest expense  for the  three  months ended  March  31, 1996  of  $1.8 million increased $295 thousand or 20.1% compared to the three months ended March 31, 1995 or $1.5 million. The increase in noninterest expense for the three months ended March 31, 1996 resulted primarily from the cost to settle litigation and other costs associated with disposing of other real estate recorded in the three months ended March 31, 1996. These increases were offset, in part, by the decrease in FDIC insurance.

    Noninterest expense of $6.3 million for the year ended December 31, 1995 increased $122 thousand or 2.0% compared to the year ended December 31, 1994, and noninterest expense of $6.1 million for the year ended December 31,1994 decreased $1.2 million or 16.3% compared with $7.3 million for the year ended December 31, 1993.

    The largest category of noninterest expense, Total Salaries and Employee Benefits ("Personnel"), of $2.8 million for the year ended December 31, 1995 increased $262 thousand or 10.2% compared to year ended December 31, 1994 levels. Personnel expenses of $2.6 million for the year ended December 31, 1994 increased $224 thousand or 9.6% compared to year ended December 31, 1993 levels of $2.3 million. Personnel expense increased primarily due to an increase in compensation levels.

    Occupancy expense of $568 thousand for the year ended December 31, 1995 increased $13 thousand or 2.3% compared to the year ended December 31,1994, and occupancy expense of $555 thousand for the year ended December 31, 1994 decreased $85 thousand or 13.3% when compared to occupancy expense of $640 thousand for the year ended December 31, 1993.

    Equipment expense was $341 thousand, $278 thousand and $261 thousand for the years ended December 31, 1995, 1994 and 1993, respectively.

    Other noninterest expense of $2.4 million for the year ended December 31, 1995 decreased $114 thousand or 4.5% compared to the year ended December 31, 1994 and other noninterest expense of $2.5 million for the year ended December 31, 1994 decreased $1.5 million or 36.8% when compared with the $4.0 million for the year ended December 31, 1993. The increase in other noninterest expense in 1995 resulted from an increase in legal and professional, caused primarily from audit fees incurred in 1995, and increases in stationery, supplies and postage, all of which were offset by a reduction in FDIC insurance premiums. The principal factor attributable to the decrease in other noninterest expense for the year ended December 31, 1994 was a cost to settle litigation which was recorded in 1993 and is included in other losses in the detailed summary. In 1993, First State Bank settled a lender liability claim by a former borrower.

    A detailed summary of noninterest expense for the three months ended March 31, 1996 and 1995 and during the last three years is presented in the following table:

                                     THREE MONTHS ENDED MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
                                 -------------------------------------                     %                            %
                                             % CHANGE FROM                            CHANGE FROM                  CHANGE FROM
      NONINTEREST EXPENSE          1996       PRIOR YEAR       1995       1995        PRIOR YEAR        1994       PRIOR YEAR
- -------------------------------  ---------  ---------------  ---------  ---------  -----------------  ---------  ---------------
                                                                     (DOLLARS IN THOUSANDS)
Salaries and Wages.............  $     580           2.7%    $     565  $   2,390           11.9%     $   2,136          10.2%
Employee Benefits..............        102          (2.9)          105        434            1.9            426           6.8
                                 ---------        ------     ---------  ---------          -----      ---------         -----
    Total Salaries and Employee
      Benefits.................        682           1.8           670      2,824           10.2          2,562           9.6
                                 ---------        ------     ---------  ---------          -----      ---------         -----
Net Occupancy Expense..........        134        --               134        568            2.3            555         (13.3)
                                 ---------        ------     ---------  ---------          -----      ---------         -----
Equipment Expense..............         85          (8.6)           93        341           22.7            278           6.5
                                 ---------        ------     ---------  ---------          -----      ---------         -----
Other Real Estate (Income)
 Expense, Net..................         84         460.0            15         96          (51.5)           198         204.6
                                 ---------        ------     ---------  ---------          -----      ---------         -----
Other Noninterest Expense
  Advertising and Public
    Relations..................         48         (12.7)           55        202           (5.2)           213         (17.4)
  Data Processing and Check
    Clearing...................         66           1.5            65        372            2.5            363          30.1
  Director Fees................         14          (6.7)           15         62            1.6             61          (7.6)
  Franchise Tax................     --            --            --            131            3.1            127          49.4
  FDIC Insurance...............          1         (99.2)          128        397          (50.5)           802           4.0
  Legal and Professional.......        184          75.2           105        526           66.5            316         (33.2)
  Stationery and Supplies......         47         (24.2)           62        203           17.3            173           8.1
  Telephone....................         11          22.2             9         39            8.3             36          33.3
  Postage......................         32        --                32        138           30.2            106          (3.6)
  Other Losses.................        304         *                 1         83           53.7             54         (96.5)
  Other........................         74         (14.9)           87        282           (5.4)           298          21.1
                                 ---------        ------     ---------  ---------          -----      ---------         -----
    Total Other Noninterest
      Expense..................        781          39.7           559      2,435           (4.5)         2,549         (36.8)
                                 ---------        ------     ---------  ---------          -----      ---------         -----
    Total......................  $   1,766          20.1%    $   1,471  $   6,264            2.0%     $   6,142         (16.3)%
                                 ---------        ------     ---------  ---------          -----      ---------         -----
                                 ---------        ------     ---------  ---------          -----      ---------         -----


      NONINTEREST EXPENSE          1993
- -------------------------------  ---------

Salaries and Wages.............  $   1,939
Employee Benefits..............        399
                                 ---------
    Total Salaries and Employee
      Benefits.................      2,338
                                 ---------
Net Occupancy Expense..........        640
                                 ---------
Equipment Expense..............        261
                                 ---------
Other Real Estate (Income)
 Expense, Net..................         65
                                 ---------
Other Noninterest Expense
  Advertising and Public
    Relations..................        258
  Data Processing and Check
    Clearing...................        279
  Director Fees................         66
  Franchise Tax................         85
  FDIC Insurance...............        771
  Legal and Professional.......        473
  Stationery and Supplies......        160
  Telephone....................         27
  Postage......................        110
  Other Losses.................      1,556
  Other........................        246
                                 ---------
    Total Other Noninterest
      Expense..................      4,031
                                 ---------
    Total......................  $   7,335
                                 ---------
                                 ---------

- ------------------------------
* Not meaningful.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 106 ("Statement 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", which is effective for fiscal years beginning after December 15, 1992. Statement 106 requires companies that have postretirement benefit plans to accrue the estimated cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. First State Bank does not provide postretirement benefits other than nonqualified deferred compensation plans for the benefit of the President and two other former officers of First State Bank.

INCOME TAX

    Income tax expense amounted to $914 thousand for the three months ended March 31, 1996 compared to $1.1 million for the three months ended March 31, 1995. The decrease in income tax expense for the three months ended March 31, 1996 is due primarily to a decreased level of pretax income during the three months ended March 31, 1996.

    Income tax expense amounted to $3.4 million for the year ended December 31, 1995 compared to $3.2 million for the year ended December 31, 1994. Tax expense varies from one year to the next with changes in the level of income before taxes, changes in the amount of tax-exempt interest income, and the relationship of these changes to each other.

    First State Bank's effective tax rate for 1995 was 28.4% compared with 26.5% in 1994. Income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain investment securities and loans.

    Effective January 1, 1993, First State Bank adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes". Through December 31, 1992, First State Bank accounted for income taxes under Accounting Principles Board Opinion No. 11 ("APB 11"). Statement 109 has changed First State Bank's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the recognition of future deductions or taxable amounts. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year.

NET INCOME

    Net income was $8.6 million, $8.8 million, and $8.1 million for the years ended December 31, 1995, 1994, and 1993, respectively.

                        ANALYSIS OF FINANCIAL CONDITION

BALANCE SHEET COMPOSITION

    The average assets and liabilities of First State Bank have remained stable over the last three years. Average interest-earning assets of $383.1 million declined $2.1 million or 0.6% for the year ended December 31, 1995 compared to the year ended December 31, 1994. Average interest-earning assets of $385.3 million increased $8.0 million or 2.1% for the year ended December 31, 1994 compared to $377.2 million for the year ended December 31, 1993. Average loans to average interest-earning assets was 49.1% in 1995, compared to 49.4% in 1994 and 49.4% in 1993. Average investment securities amounted to $174.0 million, $172.9 million and $161.5 million in 1995, 1994 and 1993 respectively.

    Average interest-bearing deposits declined $10.0 million or 3.1% to $308.6 million for the year ended December 31, 1995 and declined $979 thousand or 0.3% to $318.5 million for the year ended December 31, 1994. The ratio of average demand deposits to average total deposits for the years ended December 31, 1995, 1994 and 1993 was 11.5%, 10.6%, and 10.3%, respectively.

    The following table presents First State Bank's average balance sheets for the three months ended March 31, 1996 and 1995, and during the last three years:

                                                  THREE MONTHS ENDED MARCH
                                                            31,                   YEARS ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
             AVERAGE BALANCE SHEETS                  1996         1995         1995         1994         1993
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
ASSETS
Loans...........................................  $   190,906  $   196,078  $   188,029  $   190,332  $   186,158
Investment Securities
  Taxable.......................................      128,001      138,808      138,125      134,258      117,736
  Tax-Exempt....................................       33,668       37,133       35,905       38,657       43,717
Federal Funds Sold..............................       37,283       10,131       21,079       22,018       29,606
                                                  -----------  -----------  -----------  -----------  -----------
    Total Interest-Earning Assets...............      389,858      382,150      383,138      385,265      377,217
Cash and Due From Banks.........................       15,442       15,858       15,274       15,496       19,072
Bank Premises and Equipment, Net................        5,404        5,447        5,474        5,492        5,198
Other Assets....................................        7,974        8,258        8,319        8,540        8,617
Allowance for Loan Losses.......................       (4,181)      (3,907)      (3,911)      (3,904)      (3,905)
                                                  -----------  -----------  -----------  -----------  -----------
    Total.......................................  $   414,497  $   407,806  $   408,294  $   410,889  $   406,199
                                                  -----------  -----------  -----------  -----------  -----------
LIABILITIES
Demand Deposits.................................  $    40,782  $    38,123  $    40,239  $    37,958  $    36,888
                                                  -----------  -----------  -----------  -----------  -----------
Savings.........................................       46,776       59,065       51,495       62,046       29,901
Money Market Checking and Savings...............       99,278      104,756       96,428      108,458      126,593
Time Deposits...................................      164,690      149,521      160,629      148,041      163,030
                                                  -----------  -----------  -----------  -----------  -----------
    Total Interest-Bearing Deposits.............      310,744      313,342      308,552      318,545      319,524
                                                  -----------  -----------  -----------  -----------  -----------
Total Deposits..................................      351,526      351,465      348,791      356,503      356,412
Short-Term Borrowings...........................          856          694          837          767          820
Other Liabilities...............................        1,589        1,433        2,076        2,001        1,889
STOCKHOLDERS' EQUITY............................       60,526       54,214       56,590       51,618       47,078
                                                  -----------  -----------  -----------  -----------  -----------
    Total.......................................  $   414,497  $   407,806  $   408,294  $   410,889  $   406,199
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

CASH AND DUE FROM BANKS

    First State Bank offers a broad range of commercial banking services to individuals and businesses. The amount of cash and due from banks held on any one day is significantly influenced by changes in cash items in the process of collection. At December 31, 1995, cash and due from banks was $16.3 million, $1.7 million less than at December 31, 1994.

INVESTMENT SECURITIES

    Investment securities consist of two categories: Available for Sale and Held to Maturity. Securities classified as Held to Maturity are those securities First State Bank has both the positive intent and ability to hold to maturity and are carried at amortized cost. Securities classified as Available for Sale are those securities which First State Bank intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value in the accompanying balance sheet. The percentage of the investment portfolio allocated to Available for Sale and Held to Maturity was 14.1% and 85.9%, respectively at December 31, 1995 compared with 18.5% and 81.5%, respectively at December 31, 1994.

    The following table presents the estimated market value of Securities Available for Sale at March 31, 1996 and 1995.

                                                                                           % CHANGE FROM
                        SECURITIES AVAILABLE FOR SALE                             1996      PRIOR YEAR      1995
- ------------------------------------------------------------------------------  ---------  -------------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities......................................................  $   4,426       (40.1)%   $   7,384
U.S. Government Agency Securities.............................................     16,494         0.0        16,488
                                                                                ---------       -----     ---------
  Total.......................................................................  $  20,920       (12.4)%   $  23,872
                                                                                ---------       -----     ---------
                                                                                ---------       -----     ---------

    The following table presents the estimated market value of Securities Available for Sale at December 31, 1995 and 1994. No securities were classified as Securities Available for Sale in years prior to 1994 as management of First State Bank adopted Statement 115 in January 1994.

                                                                                             % CHANGE
                                                                                            FROM PRIOR
                        SECURITIES AVAILABLE FOR SALE                             1995         YEAR        1994
- ------------------------------------------------------------------------------  ---------  ------------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury Securities......................................................  $   8,504        16.9%   $   7,274
U.S. Government Agency Securities.............................................     14,974       (42.1)      25,879
                                                                                ---------       -----    ---------
  Total.......................................................................  $  23,478       (29.2)%  $  33,153
                                                                                ---------       -----    ---------
                                                                                ---------       -----    ---------

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Available for Sale at March 31, 1996:

                                                    AMORTIZED COST (1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $   2,425   $   2,007    $  --        $  --        $   4,432    $   4,426
U.S. Government Agency
 Securities.............................     11,466       5,096       --           --           16,562       16,494
                                          ---------  -----------  -----------  -----------  -----------  -----------
  Total.................................  $  13,891   $   7,103    $  --        $  --        $  20,994    $  20,920
                                          ---------  -----------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................       4.90%       5.60%          --%          --%        5.22%
U.S. Government Agency
 Securities.............................       4.98        5.71       --           --             5.20
  Total.................................       4.97        5.68       --           --             5.21
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid less any remaining unamortized discount received.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Available for Sale at December 31, 1995:

                                                    AMORTIZED COST (1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $   6,497   $   2,007    $  --        $  --        $   8,504    $   8,504
U.S. Government Agency
 Securities.............................     10,470       4,531       --           --           15,001       14,974
                                          ---------  -----------  -----------  -----------  -----------  -----------
  Total.................................  $  16,967   $   6,538    $  --        $  --        $  23,505    $  23,478
                                          ---------  -----------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................       4.79%       5.58%      --           --             4.97%
U.S. Government Agency
 Securities.............................       4.87        6.22       --           --             5.28
  Total.................................       4.84        6.03       --           --             5.17
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid less any remaining unamortized discount received.

    The following table presents the amortized cost of Securities Held to Maturity at March 31, 1996 and 1995:

                                                                                       % CHANGE FROM
                     SECURITIES HELD TO MATURITY                           1996          PRIOR YEAR         1995
- ----------------------------------------------------------------------  -----------  ------------------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities..............................................  $     6,932           0.6 %      $     6,889
U.S. Government Agency Securities.....................................       82,705         (18.2)           101,078
States and Political Subdivisions Securities..........................       38,807          (9.6)            42,052
Mortgage-Backed Securities............................................          113         (15.0)               133
Other Securities......................................................        1,025          --                1,025
                                                                        -----------         -----        -----------
  Total...............................................................  $   128,782         (14.8)%      $   151,177
                                                                        -----------         -----        -----------
                                                                        -----------         -----        -----------

    The following table presents amortized cost of Securities Held to Maturity at December 31, 1995, 1994 and 1993:

                                                        % CHANGE FROM                   % CHANGE FROM
      SECURITIES HELD TO MATURITY           1995         PRIOR YEAR         1994         PRIOR YEAR         1993
- ---------------------------------------  -----------  -----------------  -----------  -----------------  -----------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities...............  $     6,921           0.6%      $     6,879         (59.4)%     $    16,931
U.S. Government Agency Securities......       96,074           1.0            95,139         (10.9)          106,739
States and Political Subdivisions
 Securities............................       39,145          (8.6)           42,814          (1.1)           43,297
Mortgage-Backed Securities.............          118         (17.5)              143         --              --
Other Securities.......................        1,025         --                1,025         (71.7)            3,621
                                         -----------         -----       -----------         -----       -----------
  Total................................  $   143,283          (1.9)%     $   146,000         (14.4)%     $   170,588
                                         -----------         -----       -----------         -----       -----------
                                         -----------         -----       -----------         -----       -----------

    Investments in entities within the State of Texas comprised 91.2% of the total investment in states and political subdivisions. No single issue accounted for as much as 10.0% of total stockholders' equity at December 31, 1995. Of the obligations of states and political subdivisions held by First State Bank at December 31, 1995, 52.5% were rated A or better by Moody's Investor Services, Inc.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at March 31, 1996:

                                                   AMORTIZED COST (1) MATURING
                                         ------------------------------------------------
                                                     AFTER ONE   AFTER FIVE                              ESTIMATED
                                         ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
      SECURITIES HELD TO MATURITY         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ---------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities...............  $   4,988   $   1,944    $  --        $  --       $     6,932  $     7,032
U.S. Government Agency Securities......     14,386      67,319        1,000       --            82,705       81,885
States and Political Subdivisions
 Securities............................      7,076      13,703       13,531        3,697        38,007       39,788
Mortgage-Backed Securities.............     --             113       --           --               113          115
Other Securities.......................     --           1,000       --               25         1,025          940
                                         ---------  -----------  -----------  -----------  -----------  -----------
  Total................................  $  26,450   $  84,079    $  14,531    $   3,722   $   128,782  $   129,760
                                         ---------  -----------  -----------  -----------  -----------  -----------
                                         ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
      (TAXABLE-EQUIVALENT BASIS)
- ---------------------------------------
U.S. Treasury Securities...............       7.75%       6.51%          --%          --%         7.40%
U.S. Government Agency Securities......       4.50        5.82         6.51       --              5.60
States and Political Subdivisions
 Securities............................       9.27       10.48         9.47         9.13          9.76
Mortgaged-Backed Securities............     --            8.50       --           --              8.50
Other Securities.......................     --          --           --             4.00          0.10
  Total................................       6.39        6.53         9.27         9.10          6.88
                                         ---------  -----------  -----------  -----------  -----------
                                         ---------  -----------  -----------  -----------  -----------

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at December 31, 1995:

                                                   AMORTIZED COST (1) MATURING
                                         ------------------------------------------------
                                                     AFTER ONE   AFTER FIVE                              ESTIMATED
                                         ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
      SECURITIES HELD TO MATURITY         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ---------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury Securities...............  $   4,483  $     2,438   $  --        $  --       $     6,921  $     7,070
U.S. Government Agency Securities......     11,701       82,381       1,992       --            96,074       95,490
States and Political Subdivisions
 Securities............................      5,267       16,246      13,203        4,429        39,145       41,377
Mortgage-Backed Securities.............     --              118      --           --               118          121
Other Securities.......................     --            1,000      --               25         1,025          940
                                         ---------  -----------  -----------  -----------  -----------  -----------
  Total................................  $  21,451  $   102,183   $  15,195    $   4,454   $   143,283  $   144,998
                                         ---------  -----------  -----------  -----------  -----------  -----------
                                         ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
      (TAXABLE-EQUIVALENT BASIS)
- ---------------------------------------
U.S. Treasury Securities...............       7.83%        6.60%     --    %      --    %         7.40%
U.S. Government Agency Securities......       4.05         5.83        6.48       --              5.63
States and Political Subdivisions
 Securities............................      10.06        10.03        9.61         9.08          9.78
Mortgaged-Backed Securities............     --             8.47      --           --              8.47
Other Securities.......................     --          --           --             4.00          4.00
  Total................................       6.32         6.46        9.20         9.05          6.81
                                         ---------  -----------  -----------  -----------  -----------
                                         ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Held to Maturity is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

    At December 31, 1995, U.S. Government Agency securities with a carrying value of approximately $11.4 million contained interest features which adjust according to various dual indices and/or which could adjust to zero. These features relate only to the interest payments and do not affect the principal amount due. At December 31, 1995, the weighted average coupon of these securities equalled 3.00%. One issue with a book value of $3.5 million has adjusted to zero percent and will mature in May 1996. The following table presents the maturities, amortized cost and estimated market value of such securities at December 31, 1995:

                                                      AMORTIZED COST (1) MATURING
                                           --------------------------------------------------
                                                         AFTER ONE   AFTER FIVE                              ESTIMATED
                                           ONE YEAR OR    THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
                                              LESS      FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Available for Sale.......................   $   3,500    $  --        $  --        $  --        $   3,500    $   3,448
Held to Maturity.........................       5,950        2,000       --           --            7,950        7,782
                                           -----------  -----------  -----------  -----------  -----------  -----------
  Total..................................   $   9,450    $   2,000    $  --        $  --        $  11,450    $  11,230
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Held to Maturity is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

LOANS

    First State Bank closely monitors the markets in which it conducts its lending. A certain degree of risk is inherent in the extension of credit. Management has instituted credit policies designed to monitor and control the level of losses and nonperforming assets. These policies require evaluation of new credit requests and continuing review of existing credits to identify, monitor and quantify any evidence of deterioration of quality or potential loss.

    First State Bank attempts to diversify risk with the objective of achieving optimum rates of return while minimizing losses for the benefit of stockholders and protection of depositors. Diversification of the loan portfolio by type of loan, industry concentration and type of borrower also tends to reduce risk by minimizing the adverse impact of any single event or set of occurrences.

    Total loans at December 31, 1995 decreased $5.9 million or 3.0% to $188.4 million compared to the year-end balance at December 31, 1994. Total loans at December 31, 1994 of $194.3 million decreased $547 thousand or 0.3% compared to the year-end balance of $194.9 million at December 31, 1993. The principal reason for the decrease in total loans at year-end 1995 was reductions in agricultural and agricultural mortgage loans outstanding.

    Real estate loans, including construction, commercial mortgage, agricultural mortgage and 1-4 family mortgage, continue to represent the largest component of First State Bank's loan portfolio. The percent of real estate loans to total loans was 56.2%, 53.2% and 53.0%, at December 31, 1995, 1994 and 1993,
respectively.

    The decline in agricultural and agricultural mortgage loans resulted primarily from reduced borrowing by certain customers and several large borrowers who discontinued farming and paid off their loans. This was offset by increases in other lines which are normally paid down at this time of the year. See "Nonperforming Assets."

    The following table presents the composition of the loan portfolio at March 31, 1996 and at the end of each of the last five years:

                                                                                 DECEMBER 31,
                                                 MARCH 31,   -----------------------------------------------------
          LOAN PORTFOLIO COMPOSITION               1996        1995       1994       1993       1992       1991
- ----------------------------------------------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Commercial....................................   $  57,904   $  52,390  $  54,550  $  54,758  $  57,822  $  50,655
Commercial-Tax Exempt.........................       2,001       2,044      2,353      1,969      1,954      1,570
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Total Commercial Loans......................      59,905      54,434     56,903     56,727     59,776     52,225
Agricultural..................................       9,791       8,893     12,183     11,539     15,082     14,913
Real Estate
  Construction................................      17,172      23,949     21,001     13,852     12,016     11,050
  Commercial Mortgage.........................      46,631      40,123     37,031     50,477     45,486     41,223
  Agricultural Mortgage.......................       9,150       9,673     11,356      8,788      9,989      7,960
  1-4 Family Mortgage.........................      31,765      32,221     34,072     30,058     28,774     29,922
Consumer......................................      18,411      19,131     21,760     23,412     21,872     19,997
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Total Loans.................................   $ 192,825   $ 188,424  $ 194,306  $ 194,853  $ 192,995  $ 177,290
                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                -----------  ---------  ---------  ---------  ---------  ---------

    The contractual maturity schedule of the loan portfolio at March 31, 1996 is presented in the following table:

                                                                                LOAN MATURITIES
                                                                                 MARCH 31, 1996
                                                              ----------------------------------------------------
                                                                         AFTER ONE YEAR
                                                              ONE YEAR       THROUGH      AFTER FIVE
                                                               OR LESS     FIVE YEARS        YEARS        TOTAL
                                                              ---------  ---------------  -----------  -----------
                                                                                 (IN THOUSANDS)
Commercial..................................................  $  42,922    $    16,099     $     884   $    59,905
Agricultural................................................      9,174            570            47         9,791
Real Estate.................................................     33,397         59,308        12,013       104,718
Consumer....................................................     12,021          6,296            94        18,411
                                                              ---------  ---------------  -----------  -----------
  Total.....................................................  $  97,514    $    82,273     $  13,038   $   192,825
                                                              ---------  ---------------  -----------  -----------
                                                              ---------  ---------------  -----------  -----------
Variable-Rate Loans.........................................  $  82,619    $    59,528     $   6,779   $   148,926
Fixed-Rate Loans............................................     14,895         22,745         6,259        43,899
                                                              ---------  ---------------  -----------  -----------
  Total.....................................................  $  97,514    $    82,273     $  13,038   $   192,825
                                                              ---------  ---------------  -----------  -----------
                                                              ---------  ---------------  -----------  -----------

    The contractual maturity schedule of the loan portfolio at December 31, 1995 is presented in the following table:

                                                                                LOAN MATURITIES
                                                                               DECEMBER 31, 1995
                                                              ----------------------------------------------------
                                                                         AFTER ONE YEAR
                                                              ONE YEAR       THROUGH      AFTER FIVE
                                                               OR LESS     FIVE YEARS        YEARS        TOTAL
                                                              ---------  ---------------  -----------  -----------
                                                                                 (IN THOUSANDS)
Commercial..................................................  $  37,448    $    16,073     $     913   $    54,434
Agricultural................................................      8,149            691            53         8,893
Real Estate.................................................     36,431         58,626        10,909       105,966
Consumer....................................................     12,615          6,403           113        19,131
                                                              ---------  ---------------  -----------  -----------
  Total.....................................................  $  94,643    $    81,793     $  11,988   $   188,424
                                                              ---------  ---------------  -----------  -----------
                                                              ---------  ---------------  -----------  -----------
Variable-Rate Loans.........................................  $  17,920    $    23,592     $   5,704   $    47,216
Fixed-Rate Loans............................................     76,723         58,201         6,284       141,208
                                                              ---------  ---------------  -----------  -----------
  Total.....................................................  $  94,643    $    81,793     $  11,988   $   188,424
                                                              ---------  ---------------  -----------  -----------
                                                              ---------  ---------------  -----------  -----------

    As shown in the preceding table, loans maturing within one year totaled $94.6 million or 50.2% of total loans at December 31, 1995. First State Bank may renew or extend a loan on maturity based on management's assessment of individual loans. Extension or renewal of loans without reduction of principal for more than one twelve-month period are generally avoided, unless loans are fully secured, or are revolving lines of credit subject to annual analysis and renewal.

NONPERFORMING ASSETS

    Nonperforming assets consist of nonaccrual loans, loans for which the interest rate has been renegotiated below originally contracted rates and real estate or other assets that have been acquired in partial or full satisfaction of loan obligations.

    First State Bank's policy generally is to place a loan on nonaccrual status when payment of principal or interest is contractually past due 90 days, or earlier when concern exists as to ultimate collection of principal and interest. At the time a loan is placed on nonaccrual status, interest previously accrued but uncollected is reversed and charged against current income. At March 31, 1996, three of the loan relationships on nonaccrual status totaling $2.0 million had balances in excess of $100 thousand. At December 31, 1995, three of the loans on nonaccrual status totaling approximately $1.8 million had balances in excess of $100 thousand.

    Loans which are contractually past due 90 days or more, which are both well secured or guaranteed by financially responsible third parties and in the process of collection, generally are not placed on nonaccrual status. The amount of such loans past due 90 days or more at March 31, 1996 and for the years ended December 31, 1995, 1994 and 1993 that are not classified as nonaccrual totaled $1.8 million, $4.9 million, $3.2 million and $3.4 million, respectively. Included in this classification at December 31, 1995 were agricultural loans of $2.4 million which represent carryovers from the 1995 crop year and for which borrowers are awaiting disaster payments and/or insurance proceeds.

    Nonperforming assets of $3.2 million at December 31, 1995 increased $1 thousand compared to December 31, 1994 levels of $3.2 million and decreased $475 thousand or 13.1% for the year ended December 31, 1994 compared to December 31, 1993 levels of $3.6 million.

    First State Bank's classification of nonperforming loans includes those loans for which management believes collection is doubtful. Management is not aware of any specific borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially.

    An analysis of the components of nonperforming assets at March 31, 1996 and at the end of each of the last five years is presented in the following table:

                                                                                            DECEMBER 31,
                                                            MARCH 31,   -----------------------------------------------------
                  NONPERFORMING ASSETS                        1996        1995       1994       1993       1992       1991
- ---------------------------------------------------------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Nonaccrual Loans.........................................   $   2,329   $   2,724  $   2,562  $   2,907  $     993  $   4,376
Renegotiated Loans.......................................      --          --         --         --         --         --
                                                           -----------  ---------  ---------  ---------  ---------  ---------
  Nonperforming Loans....................................       2,329       2,724      2,562      2,907        993      4,376
Other Nonperforming Assets (Primarily Other Real
 Estate).................................................         275         431        592        722        671      1,519
                                                           -----------  ---------  ---------  ---------  ---------  ---------
  Total Nonperforming Assets.............................       2,604       3,155      3,154      3,629      1,664      5,895
Accruing Loans 90 Days or More Past Due..................       1,767       4,859      3,173      3,439      3,351      3,890
                                                           -----------  ---------  ---------  ---------  ---------  ---------
  Total Nonperforming Assets and Accruing Loans 90 Days
    or More Past Due.....................................   $   4,371   $   8,014  $   6,327  $   7,068  $   5,015  $   9,785
                                                           -----------  ---------  ---------  ---------  ---------  ---------
                                                           -----------  ---------  ---------  ---------  ---------  ---------
Nonperforming Loans as a % of Total Loans................        1.21%       1.45%      1.32%      1.49%      0.51%      2.47%
Nonperforming Assets as a % of Total Loans and Other
 Nonperforming Assets....................................        1.35        1.67       1.62       1.86       0.86       3.30
Nonperforming Assets as a % of Total Assets..............        0.61        0.78       0.78       0.90       0.44       1.84
Nonperforming Assets Plus Accruing Loans 90 Days or More
 Past Due as a % of Total Loans and Other Nonperforming
 Assets..................................................        2.26        4.24       3.25       3.61       2.59       5.47
                                                           -----------  ---------  ---------  ---------  ---------  ---------
                                                           -----------  ---------  ---------  ---------  ---------  ---------

    Interest income that would have been recorded for the years ended December 31, 1995, 1994 and 1993 on nonaccrual loans had such loans performed in accordance with their original contract terms was approximately $531 thousand, $820 thousand and $232 thousand, respectively.

ALLOWANCE FOR LOAN LOSSES

    Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. In assessing the adequacy of the allowance, management reviews the size, quality and risks of loans in the portfolio and considers factors such as specific known risks, past experience, the status and amount of nonperforming assets and economic conditions. A specific percentage is allocated to total loans in good standing and additional amounts are added for individual loans considered to have specific loss potential. Loans identified as losses are charged off. Based on total allocations, the provision is recorded to maintain the allowance at a level deemed appropriate by management. While management uses available information to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary. The allowance for loan losses at December 31, 1995 was $4.2 million, which represents an increase of $281 thousand or 7.2% as compared to the allowance for loan losses at December 31, 1994. Management believes that the allowance for loan losses at December 31, 1995 adequately reflects the risks in the loan portfolio. However, various regulatory agencies, as an integral part of their examination process, periodically review First State Bank's allowance for loan losses. Such agencies may require First State Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

    As a result of criticisms reflected in the October 4, 1993 Report of Examination by the Texas Department of Banking, a Memorandum of Understanding (the "Memorandum") was entered into between the Board of Directors of First State Bank and the Banking Commissioner of Texas on December 14, 1993. The Memorandum required that First State Bank, among other provisions, increase Board of Directors supervision over loan activities, revise the existing loan policy, increase the allowance for loan losses and reduce criticized assets. Additionally, First State Bank's Board of Directors is required to submit to the Commissioner and Regional Director of the FDIC a written report of the actions taken to comply with the Memorandum. Management has made efforts to comply with the requirements of the Memorandum.

    The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 1996 and 1995, and for the last five years:

                                                 THREE MONTHS ENDED
                                                     MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                --------------------  -----------------------------------------------------
       ALLOWANCE FOR LOAN LOSS ACTIVITY           1996       1995       1995       1994       1993       1992       1991
- ----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Balance at Beginning of Period................  $   4,196  $   3,915  $   3,915  $   3,903  $   3,903  $   3,905  $   3,503
Provision for Loan Losses.....................        290         81      2,425      2,189      2,287      5,179      4,015
Charge-Offs
  Commercial..................................         11         37        184        213        265      1,036      3,021
  Agricultural................................     --         --            173     --             18        790     --
  Real Estate.................................        396          9      1,518      1,405      1,397      3,042         90
  Consumer....................................        167         68        390        704        720        388        602
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Charge-Offs.........................        574        114      2,265      2,322      2,400      5,256      3,713
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Recoveries
  Commercial..................................          2          5         32         45         33          9         37
  Agricultural................................         49     --         --         --             10          4     --
  Real Estate.................................         15          1         10         11          4         25         15
  Consumer....................................         31         14         79         89         66         37         48
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Recoveries..........................         97         20        121        145        113         75        100
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Charge-Offs (Recoveries)..................        477         94      2,144      2,177      2,287      5,181      3,613
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at End of Period......................  $   4,009  $   3,902  $   4,196  $   3,915  $   3,903  $   3,903  $   3,905
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Allowance for Loan Losses to Loans
 Outstanding, Net of Unearned Discount........       2.08%      1.98%      2.22%      2.01%      2.00%      2.02%      2.20%
Ratio of Allowance for Loan Losses to
 Nonperforming Assets.........................     153.96     124.78     133.00     124.13     107.55     234.56      66.24
Ratio of Net Charge-Offs to Average Total
 Loans Outstanding, Net of Unearned
 Discount.....................................       1.00       0.19       1.14       1.14       1.23       2.82       2.16
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at March 31, 1996 is presented in the table below:

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                            MARCH 31,
                                                                                              1996
                                                                                    -------------------------
                                                                                                     % OF
                                                                                                    LOANS
                                                                                                   IN EACH
                                                                                                   CATEGORY
                                                                                                   TO TOTAL
                                                                                      AMOUNT        LOANS
                                                                                    -----------  ------------
Commercial........................................................................   $     702         31.1%
Agricultural......................................................................         118          5.1
Real Estate.......................................................................       1,548         54.3
Consumer..........................................................................         166          9.5
Unallocated.......................................................................       1,475        --
                                                                                    -----------       -----
    Total.........................................................................   $   4,009        100.0%
                                                                                    -----------       -----
                                                                                    -----------       -----

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the end of each of the last five years is presented in the table below:

                                                         ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                         DECEMBER 31,
                          ----------------------------------------------------------------------------------------------------------
                                    1995                       1994                       1993                       1992
                          -------------------------  -------------------------  -------------------------  -------------------------
                                           % OF                       % OF                       % OF                       % OF
                                          LOANS                      LOANS                      LOANS                      LOANS
                                         IN EACH                    IN EACH                    IN EACH                    IN EACH
                                         CATEGORY                   CATEGORY                   CATEGORY                   CATEGORY
                                         TO TOTAL                   TO TOTAL                   TO TOTAL                   TO TOTAL
                            AMOUNT        LOANS        AMOUNT        LOANS        AMOUNT        LOANS        AMOUNT        LOANS
                          -----------  ------------  -----------  ------------  -----------  ------------  -----------  ------------
                                                                    (DOLLARS IN THOUSANDS)
Commercial..............   $     645         28.9%    $     741         29.3%    $     717         29.1%    $     698         31.0%
Agricultural............         279          4.7           108          6.3           107          5.9           142          7.8
Real Estate.............       1,469         56.2         1,855         53.2         2,325         53.0         1,713         49.9
Consumer................         254         10.2           278         11.2           328         12.0           354         11.3
Unallocated.............       1,549        --              933        --              426        --              996        --
                          -----------       -----    -----------       -----    -----------       -----    -----------       -----
    Total...............   $   4,196        100.0%    $   3,915        100.0%    $   3,903        100.0%    $   3,903        100.0%
                          -----------       -----    -----------       -----    -----------       -----    -----------       -----
                          -----------       -----    -----------       -----    -----------       -----    -----------       -----


                                    1991
                          -------------------------
                                           % OF
                                          LOANS
                                         IN EACH
                                         CATEGORY
                                         TO TOTAL
                            AMOUNT        LOANS
                          -----------  ------------

Commercial..............   $   1,420         29.4%
Agricultural............         127          8.4
Real Estate.............       1,617         50.9
Consumer................         400         11.3
Unallocated.............         341        --
                          -----------       -----
    Total...............   $   3,905        100.0%
                          -----------       -----
                          -----------       -----

PREMISES AND EQUIPMENT

    Bank premises and equipment of $5.5 million at December 31, 1995 increased $37 thousand or 0.7% compared to $5.4 million at December 31, 1994. The net increase for the year ended December 31, 1995 is primarily attributable to the completion of a branch facility of First State Bank begun in 1994.

DEPOSITS

    Total deposits of $343.6 million at December 31, 1995 decreased $2.1 million or 0.6% compared to December 31, 1994 levels and total deposits of $345.7 million at the December 31, 1994 decreased $4.6 million or 1.3% compared to December 31, 1993 levels of $350.2 million. Total public funds (including public funds demand deposits, public funds money market and NOW account and public funds time deposits) were $79.2 million, $66.2 million, and $61.7 million. First State Bank actively seeks consumer and commercial deposits. The following table presents the composition of total deposits at March 31, 1996 and at the end of the last three years:

                                                                                           DECEMBER 31,
                                                                 ----------------------------------------------------------------
                                                     MARCH 31,               % CHANGE FROM              % CHANGE FROM
                  TOTAL DEPOSITS                        1996        1995      PRIOR YEAR       1994      PRIOR YEAR       1993
- ---------------------------------------------------  ----------  ----------  -------------  ----------  -------------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Demand Deposits
  Commercial and Individual........................  $  38,864   $  39,238          6.9%    $  36,707          5.1%    $  34,934
  Public Funds.....................................        929         573        (26.1)          775        (29.3)        1,096
                                                     ----------  ----------       -----     ----------       -----     ----------
    Total Demand Deposits..........................     39,793      39,811          6.2        37,482          4.0        36,030
                                                     ----------  ----------       -----     ----------       -----     ----------
Interest-Bearing Deposits
  Savings..........................................     46,037      46,623        (26.4)       63,322         36.4        46,422
  Money Market Checking and Savings
    Commercial and Individual......................     67,472      68,407        (13.6)       79,137        (18.3)       96,821
    Public Funds...................................     33,319      36,041         15.8        31,116         15.3        26,993
  Time Deposits
    Commercial and Individual......................    109,901     110,126          9.8       100,277         (9.2)      110,376
    Public Funds...................................     64,892      42,602         24.0        34,346          2.2        33,601
                                                     ----------  ----------       -----     ----------       -----     ----------
    Total Interest-Bearing Deposits................    321,621     303,799         (1.4)      308,198         (1.9)      314,213
                                                     ----------  ----------       -----     ----------       -----     ----------
      Total Deposits...............................  $ 361,414   $ 343,610         (0.6)%   $ 345,680         (1.3)%   $ 350,243
                                                     ----------  ----------       -----     ----------       -----     ----------
                                                     ----------  ----------       -----     ----------       -----     ----------
Weighted Average Rate on Interest-Bearing
 Deposits..........................................       4.11%       4.05%                      3.77%                      3.60%
                                                     ----------  ----------                 ----------                 ----------
                                                     ----------  ----------                 ----------                 ----------

    Time deposits of $100,000 or more are solicited from markets served by First State Bank and are not sought through brokered sources. Time deposits continue to be a significant source of funds.

    The following table presents the maturities of time deposits of $100,000 or more at March 31, 1996 and at December 31, 1995 and 1994:

                                                                                                 DECEMBER 31,
                                                                                 MARCH 31,   --------------------
               MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE                     1996        1995       1994
- ------------------------------------------------------------------------------  -----------  ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Three Months or Less..........................................................  $    79,982  $  59,695  $  57,110
After Three through Six Months................................................       20,856     22,434     17,152
After Six through Twelve Months...............................................       13,970     11,212      8,929
After Twelve Months...........................................................        1,537      1,116        653
                                                                                -----------  ---------  ---------
    Total.....................................................................  $   116,345  $  94,457  $  83,844
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------
Weighted Average Rate on Time Deposits of $100,000 or More....................         5.30%      5.37%      4.81%
                                                                                -----------  ---------  ---------
                                                                                -----------  ---------  ---------

    Mexico is a part of the trade territory of First State Bank and foreign deposits from Mexican sources have traditionally been a source of funding. Although First State Bank experienced a short term negative impact on its Mexican deposits due to the recent devaluation of the peso, First State Bank's Mexican deposit levels have since recovered.

    The following table presents foreign deposits, primarily from Mexican sources, at March 31, 1996 and December 31, 1995:

                                                                                        MARCH 31,    DECEMBER 31,
                                  FOREIGN DEPOSITS                                        1996           1995
- -------------------------------------------------------------------------------------  -----------  --------------
                                                                                         (DOLLARS IN THOUSANDS)
Demand Deposits......................................................................   $     391     $      674
                                                                                       -----------  --------------
Interest-Bearing Deposits
  Savings............................................................................         962          1,267
  Money Market Checking and Savings..................................................       5,809          5,106
  Time Deposits Under $100,000.......................................................      12,759          3,261
  Time Deposits of $100,000 or More..................................................       3,345         13,587
                                                                                       -----------  --------------
    Total Interest-Bearing Deposits..................................................      22,875         23,221
                                                                                       -----------  --------------
    Total Foreign Deposits...........................................................   $  23,266     $   23,895
                                                                                       -----------  --------------
                                                                                       -----------  --------------
Percentage of Total Deposits.........................................................         6.4%           7.0%
                                                                                       -----------  --------------
                                                                                       -----------  --------------
Weighted Average Rate on Foreign Deposits............................................        4.50%          4.80%
                                                                                       -----------  --------------
                                                                                       -----------  --------------

LIQUIDITY

    Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excessive liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew or acquire additional deposit liabilities is a major source of liquidity. First State Bank's principal sources of funds are primarily within the local markets of First State Bank and consist of deposits, interest and principal payments on loans and investment securities.

    Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government-backed securities. At December 31, 1995, First State Bank's liquidity ratio, defined as cash, U.S. Government-backed securities, and federal funds sold as a percentage of deposits was 48.1% compared to 45.2% at December 31, 1994.

    Liability   liquidity  is  provided  by  access  to  core  funding  sources, principally various customers' interest-bearing and noninterest-bearing deposit accounts in the First State Bank's trade area.

    During 1995, funds for $34.3 million of investment purchases and the $2.1 million net decrease in deposits came from various sources, including $3.4 million net repayments on loans, $47.8 million proceeds from maturing or called securities and $8.6 million of net income.

    The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically capitalized." The classifications are generally determined by applicable ratios of the institution, including Tier I capital to risk-weighted assets, total capital to risk-weighted assets and leverage ratios. Based on First State Bank's capital ratios at December 31, 1995, First State Bank was classified as "well capitalized" under the applicable regulations. As a result, First State Bank does not believe that the prompt corrective action regulations have any material effect on its activities or operations.

    The funds management policy of First State Bank is to maintain a liability sensitive position. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of interest-earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period ("GAP"). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

    Rate sensitive liabilities maturing within one year exceeded rate sensitive assets with comparable maturities at December 31, 1995 by $83.3 million.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at March 31, 1996:

                                                                   MARCH 31, 1996
                                    -----------------------------------------------------------------------------
                                        1-3           4-6           7-12          1-5        OVER
INTEREST RATE SENSITIVITY ANALYSIS     MONTHS        MONTHS        MONTHS        YEARS      5 YEARS      TOTAL
- ----------------------------------  ------------  ------------  ------------  -----------  ---------  -----------
                                                               (DOLLARS IN THOUSANDS)
Loans.............................  $     37,296  $     32,933  $     27,285  $    82,273  $  13,038  $   192,825
Investment Securities
  Available for Sale..............           999         3,474         9,381        7,066     --           20,920
  Held to Maturity................         4,309        11,874        10,267       84,079     18,253      128,782
Federal Funds Sold................        60,550       --            --           --          --           60,550
                                    ------------  ------------  ------------  -----------  ---------  -----------
    Total Interest-Earning
      Assets......................       103,154        48,281        46,933      173,418     31,291      403,077
                                    ------------  ------------  ------------  -----------  ---------  -----------
Savings...........................        46,037       --            --           --          --           46,037
Money Market Checking and Savings
 Accounts.........................       100,791       --            --           --          --          100,791
Time Deposits.....................        96,269        34,914        33,249       10,361     --          174,793
Other Borrowings..................         1,139       --            --           --          --            1,139
                                    ------------  ------------  ------------  -----------  ---------  -----------
    Total Interest-Bearing
      Liabilities.................       244,236        34,914        33,249       10,361     --          322,760
                                    ------------  ------------  ------------  -----------  ---------  -----------
Rate Sensitivity GAP (1)..........  $   (141,082) $     13,367  $     13,684  $   163,057  $  31,291  $    80,317
                                    ------------  ------------  ------------  -----------  ---------  -----------
                                    ------------  ------------  ------------  -----------  ---------  -----------
Cumulative Rate Sensitivity
 GAP..............................  $   (141,082) $   (127,715) $   (114,031) $    49,026  $  80,317
                                    ------------  ------------  ------------  -----------  ---------
                                    ------------  ------------  ------------  -----------  ---------
Ratio of Cumulative Rate
 Sensitivity GAP to Total
 Assets...........................        (33.11)%       (29.97)%       (26.76)%
                                    ------------  ------------  ------------
                                    ------------  ------------  ------------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to
 Cumulative Rate Sensitive
 Interest-Bearing Liabilities.....        0.42:1        0.54:1        0.63:1
                                    ------------  ------------  ------------
                                    ------------  ------------  ------------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at December 31, 1995:

                                                                  DECEMBER 31, 1995
                                     ---------------------------------------------------------------------------
                                         1-3           4-6          7-12         1-5        OVER
INTEREST RATE SENSITIVITY ANALYSIS      MONTHS        MONTHS       MONTHS       YEARS      5 YEARS      TOTAL
- -----------------------------------  ------------  ------------  ----------  -----------  ---------  -----------
                                                               (DOLLARS IN THOUSANDS)
Loans..............................  $     73,015  $     19,222  $   31,702  $    58,201  $   6,284  $   188,424
Investment Securities
  Available for Sale...............         8,962         1,499       6,932        6,085     --           23,478
  Held to Maturity.................        23,359         4,278      17,763       78,260     19,623      143,283
Federal Funds Sold.................        23,350       --           --          --          --           23,350
                                     ------------  ------------  ----------  -----------  ---------  -----------
    Total Interest-Earning
      Assets.......................       128,686        24,999      56,397      142,546     25,907      378,535
                                     ------------  ------------  ----------  -----------  ---------  -----------
Savings............................        46,623       --           --          --          --           46,623
Money Market Checking and Savings
 Accounts..........................       104,448       --           --          --          --          104,448
Time Deposits......................        78,974        36,017      27,155       10,580     --          152,726
Other Borrowings...................           157       --           --          --          --              157
                                     ------------  ------------  ----------  -----------  ---------  -----------
    Total Interest-Bearing
      Liabilities..................       230,202        36,017      27,155       10,580     --          303,954
                                     ------------  ------------  ----------  -----------  ---------  -----------
Rate Sensitivity GAP (1)...........  $   (101,516) $    (11,018) $   29,242  $   131,966  $  25,907  $    74,581
                                     ------------  ------------  ----------  -----------  ---------  -----------
                                     ------------  ------------  ----------  -----------  ---------  -----------
Cumulative Rate Sensitivity
 GAP...............................  $   (101,516) $   (112,534) $  (83,292) $    48,674  $  74,581
                                     ------------  ------------  ----------  -----------  ---------
                                     ------------  ------------  ----------  -----------  ---------
Ratio of Cumulative Rate
 Sensitivity GAP to Total Assets...        (25.10)%       (27.82)%     (20.59)%
                                     ------------  ------------  ----------
                                     ------------  ------------  ----------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to
 Cumulative Rate Sensitive
 Interest-Bearing Liabilities......        0.56:1        0.58:1      0.72:1
                                     ------------  ------------  ----------
                                     ------------  ------------  ----------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

EFFECTS OF INFLATION

    Financial institutions are impacted differently by inflation than are industrial companies. While industrial and manufacturing companies generally have significant investments in inventories and fixed assets, financial institutions ordinarily do not have such investments. As a result, financial institutions are generally in a better position than industrial companies to respond to inflationary trends by monitoring the spread between interest costs and yields through adjustments to maturities and interest rates of assets and liabilities. In addition, inflation tends to increase demand for loans from financial institutions as industrial companies attempt to maintain a constant level of goods in inventory and assets. As consumers of goods and services, financial institutions are affected by inflation as prices increase, causing an increase in costs of salaries, employee benefits, occupancy expense and similar items.

CAPITAL RESOURCES

    Stockholders' equity of $59.4 million at December 31, 1995 reflects a net increase of $4.1 million or 7.5% compared to stockholders' equity of $55.3 million at December 31,1994. This net increase was primarily attributable to earnings for 1995 of $8.6 million. The net increase in stockholders' equity reflects dividends paid on common stock of $5.0 million in 1995.

    The risk-based capital standards as established by the FDIC apply to First State Bank. The numerator of the risk-based capital ratio for banks includes Tier I capital, consisting of common stockholders' equity and qualifying cumulative and noncumulative perpetual preferred stock; and Tier II capital, consisting of other preferred stock, reserve for possible loan losses and certain subordinated and term-debt securities. Beginning on December 31, 1993, goodwill is deducted from Tier I capital. At no time is Tier II capital allowed to exceed Tier I capital in the calculation of total capital. The denominator or asset portion of the risk-based capital ratio aggregates generic classes of balance sheet and off-balance sheet exposures, each weighted by one of four factors, ranging from 0% to 100%, based on the relative risk of the exposure class.

    Ratio targets are set for both Tier I and Total Capital (Tier I plus Tier II capital). The minimum level of Tier I capital to total assets is 4.0% and the minimum Total Capital ratio is 8.0%. The FDIC has guidelines for a leverage capital ratio that is an additional evaluation of capital adequacy of banks. The leverage ratio is defined to be First State Bank's Tier I capital divided by its risk adjusted total assets. An insured depository institution is "well capitalized" for purposes of FDICIA if its Total Risk-Based Capital Ratio is equal to or greater than 10.0%, and Tier I Risk-Based Capital Ratio is equal to or grater than 6.0%, and Tier I Leverage Capital Ratio is equal to or greater than 5.0%. Based on capital ratios, First State Bank is within the definition of "well capitalized" for FDIC purposes at December 31, 1995.

    First State Bank's Tier I Risk-Based Capital Ratio was approximately 18.47% and 17.99% at December 31, 1995 and 1994, respectively. First State Bank's Total Risk-Based Capital Ratio was approximately 19.78% and 19.26% at December 31, 1995 and 1994, respectively. First State Bank's Tier I Leverage Capital Ratio was approximately 14.88% and 13.98% at December 31, 1995 and 1994, respectively.

    The   following  table  presents  First   State  Bank's  risk-based  capital
calculation:

                                                                 MARCH 31,                    DECEMBER 31,
                                                        ----------------------------  ----------------------------
                  RISK-BASED CAPITAL                        1996           1995           1995           1994
- ------------------------------------------------------  -------------  -------------  -------------  -------------
                                                                          (DOLLARS IN THOUSANDS)
Total Stockholders' Equity, before unrealized gains or
 losses on Securities Available
 for Sale.............................................  $     61,683   $     55,469   $     59,405   $     55,760
Less-Goodwill and Other Deductions....................       --             --             --             --
                                                        -------------  -------------  -------------  -------------
Total Tier I Capital..................................        61,683         55,469         59,405         55,760
Total Tier II Capital.................................         4,009          3,902          4,196          3,915
                                                        -------------  -------------  -------------  -------------
Total Qualifying Capital..............................  $     65,692   $     59,371   $     63,601   $     59,675
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Risk Adjusted Assets (Including Off-Balance Sheet
 Exposure)............................................  $    352,261   $    316,689   $    321,575   $    309,874
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Tier I Risk-Based Capital Ratio.......................         17.51%         17.52%         18.47%         17.99%
Total Risk-Based Capital Ratio........................         18.65          18.75          19.78          19.26
Leverage Capital Ratio................................         14.88          13.60          14.88          13.98
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

CURRENT ACCOUNTING ISSUES

    Effective January 1, 1995, First State Bank adopted Statement 114 and the amendment thereof, Statement 118. Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan.
Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans.

    Loans which were restructured prior to the adoption of Statement 114 and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured subsequent to the adoption of Statement 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

    For loans covered by Statement 114, First State Bank makes an assessment for impairment when and while such loans are on nonaccrual status or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by First State Bank using discounted cash flows, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

    In management's opinion, the adoption of Statement 114 and Statement 118 did not have a material effect on First State Bank's results of operations.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation." Statement 123 establishes financial accounting and reporting standards for stock-based employee compensation plans.

    Statement 123 encourages entities to adopt a "fair value" based method of accounting for stock-based compensation plans which requires an estimate of the fair value of stock options or other equity instruments which employees become entitled to when they have rendered requisite service or satisfied other conditions necessary to earn the right to benefit from the instruments.
Compensation cost is then determined based on the fair value estimate and is recognized over the service period, which is usually the vesting period. Statement 123 also requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

    The accounting requirements of Statement 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. In management's opinion, implementation of Statement 123 should have no material effect on First State Bank's financial statements.

QUARTER RESULTS

    The following table presents a summary of operations for the last six quarters:

                                                       1996                        1995                       1994
                                                     ---------  ------------------------------------------  ---------
       CONDENSED QUARTERLY INCOME STATEMENTS           FIRST     FOURTH      THIRD     SECOND      FIRST     FOURTH
             TAXABLE-EQUIVALENT BASIS                 QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
- ---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income....................................  $   8,491  $   8,284  $   8,197  $   8,893  $   8,413  $   7,714
Interest Expense...................................      3,283      3,219      3,364      3,409      3,111      2,873
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Interest Income................................      5,208      5,065      4,833      5,484      5,302      4,841
Provision for Loan Losses..........................        290      1,625        583        136         81      1,359
Noninterest Income.................................        338         77        552        385        388        190
Noninterest Expense................................      1,766      1,656      1,506      1,629      1,473      1,516
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Income Before Taxable-Equivalent Adjustment and
 Income Tax........................................      3,490      1,861      3,296      4,104      4,136      2,156
Taxable-Equivalent Adjustment......................        299        308        330        335        341        340
Applicable Income Tax Expense......................        914        483        800      1,067      1,087        423
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Income.........................................  $   2,277  $   1,070  $   2,166  $   2,702  $   2,708  $   1,393
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Income Per Common Share........................  $   11.39  $    5.35  $   10.83  $   13.51  $   13.54  $    6.97
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------

                          FIRST STATE BANK & TRUST CO.

                           BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1996

Assets
    Cash and due from banks..................................................  $  14,335,422
    Federal funds sold.......................................................     60,550,000
                                                                               -------------
                Total cash and cash equivalents..............................     74,885,422
                                                                               -------------
    Investment securities available for sale.................................     20,920,054
    Investment securities held to maturity...................................    128,781,737
    Loans, net of unearned discount..........................................    192,824,586
    Less allowance for loan losses...........................................      4,009,016
                                                                               -------------
                Net loans....................................................    188,815,570
                                                                               -------------
    Bank premises and equipment, net of accumulated depreciation and
      amortization...........................................................      5,411,277
    Accrued interest receivable..............................................      6,563,448
    Other real estate owned..................................................        274,671
    Other assets.............................................................        429,204
                                                                               -------------
                                                                               $ 426,081,383
                                                                               -------------
                                                                               -------------

Liabilities and Stockholders' Equity
    Liabilities:
        Deposits:
            Noninterest-bearing..............................................  $  39,792,897
            Interest-bearing.................................................    321,621,137
                                                                               -------------
                Total deposits...............................................    361,414,034
                                                                               -------------
        Other borrowings.....................................................      1,139,246
        Accrued interest payable.............................................        799,546
        Deferred compensation payable........................................        537,430
        Other liabilities....................................................        545,816
        Deferred federal income taxes........................................         11,120
                                                                               -------------
                Total liabilities............................................    364,447,192
                                                                               -------------
    Stockholders' equity:
        Common stock, $20 par value, 200,000 shares authorized, issued and
          outstanding........................................................      4,000,000
        Certified surplus....................................................     21,000,000
        Undivided profits....................................................     36,682,686
        Unrealized loss on securities available for sale.....................        (48,495)
                                                                               -------------
                Total stockholders' equity...................................     61,634,191
    Commitments and contingent liabilities
                                                                               -------------
                                                                               $ 426,081,383
                                                                               -------------
                                                                               -------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                       STATEMENTS OF EARNINGS (UNAUDITED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
Interest Income:
    Loans...........................................................................  $   5,310,738  $   5,289,270
    Investment securities...........................................................      2,407,453      2,649,503
    Federal funds sold..............................................................        473,995        146,531
                                                                                      -------------  -------------
        Total interest income.......................................................      8,192,186      8,085,304
                                                                                      -------------  -------------
Interest expense:
    Savings, NOW and money market deposits..........................................      1,146,759      1,238,248
    Time deposits...................................................................      2,127,051      1,861,286
    Other borrowings................................................................          9,164         11,379
                                                                                      -------------  -------------
        Total interest expense......................................................      3,282,974      3,110,913
                                                                                      -------------  -------------
        Net interest income.........................................................      4,909,212      4,974,391
Provision for loan losses...........................................................        290,000         81,000
                                                                                      -------------  -------------
        Net interest income after provision for loan losses.........................      4,619,212      4,893,391
                                                                                      -------------  -------------
Noninterest income:
    Service charges on deposit accounts.............................................        246,142        284,605
    Other service charges and fees..................................................         75,052         57,232
    Other...........................................................................         17,210         31,843
                                                                                      -------------  -------------
        Total noninterest income....................................................        338,404        373,680
                                                                                      -------------  -------------
Noninterest expense:
    Salaries and employee benefits..................................................        681,735        670,089
    Net occupancy expense...........................................................        134,427        134,246
    Equipment expense...............................................................         85,268         93,108
    Legal and professional fees.....................................................        183,725        104,993
    Data processing fees............................................................         66,060         65,400
    Other real estate and repossessed asset expense, net............................         84,155         14,800
    FDIC assessment.................................................................            500        127,948
    Other...........................................................................        530,417        260,197
                                                                                      -------------  -------------
        Total noninterest expense...................................................      1,766,287      1,470,781
                                                                                      -------------  -------------
        Income before income tax expense............................................      3,191,329      3,796,290
Income tax expense..................................................................        914,000      1,087,502
                                                                                      -------------  -------------
        Net income..................................................................  $   2,277,329  $   2,708,788
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income per share................................................................  $       11.39  $       13.54
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

 FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                   UNREALIZED
                                                                                   GAIN (LOSS)
                                                                                  ON SECURITIES      TOTAL
                                              COMMON     CERTIFIED    UNDIVIDED   AVAILABLE FOR  STOCKHOLDERS'
                                              STOCK       SURPLUS      PROFITS        SALE           EQUITY
                                            ----------  -----------  -----------  -------------  --------------
Balance at December 31, 1994..............  $4,000,000  $21,000,000  $30,759,829   $  (496,235)   $ 55,263,594
Cash dividends on common stock............          --           --   (5,000,000)           --      (5,000,000)
Changes in unrealized gain (loss) on
 securities available for sale............          --           --           --       478,527         478,527
Net income for the year ended December 31,
 1995.....................................          --           --    8,645,528            --       8,645,528
                                            ----------  -----------  -----------  -------------  --------------
Balance at December 31, 1995..............   4,000,000   21,000,000   34,405,357       (17,978)     59,387,379
Changes in unrealized gain (loss) on
 securities available for sale............          --           --           --       (30,517)        (30,517)
Net income for the three months ended
 March 31, 1996...........................          --           --    2,277,329            --       2,277,329
                                            ----------  -----------  -----------  -------------  --------------
Balance at March 31, 1996.................  $4,000,000  $21,000,000  $36,682,686   $   (48,495)   $ 61,634,191
                                            ----------  -----------  -----------  -------------  --------------
                                            ----------  -----------  -----------  -------------  --------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                      STATEMENTS OF CASH FLOW (UNAUDITED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
Cash flows from operating activities:
    Net income.....................................................................  $   2,277,329  $   2,708,788
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of bank premises and equipment...............        100,127         91,727
        Net discount accretion on investment securities............................       (166,615)       (80,061)
        Provision for loan losses..................................................        290,000         81,000
        Losses on sales of other real estate owned.................................         84,155         14,800
        (Increase) decrease in accrued interest receivable, federal income tax
          refundable and other assets..............................................        965,863       (855,104)
        Increase in accrued interest payable and other liabilities.................        578,761      1,008,527
                                                                                     -------------  -------------
            Total adjustments......................................................      1,852,291        260,889
                                                                                     -------------  -------------
            Net cash provided by operating activities..............................      4,129,620      2,969,677
                                                                                     -------------  -------------
Cash flows from investing activities:
    Proceeds from investment security maturities and principal repayments..........      8,465,405     12,139,776
    Proceeds from called investment securities.....................................     16,705,000       --
    Purchases of investment securities.............................................     (7,991,089)    (7,753,943)
    Net increase in loans..........................................................     (4,907,971)    (2,767,838)
    Recoveries on loans charged off................................................         96,355         19,258
    Purchases of bank premises and equipment.......................................        (24,339)      (142,080)
    Proceeds from sales of other real estate owned.................................          6,652        132,840
                                                                                     -------------  -------------
            Net cash provided by investing activities..............................     12,350,013      1,628,013
                                                                                     -------------  -------------
Cash flows from financing activities:
    Increase in deposits...........................................................     17,803,612      7,901,961
    (Decrease) increase in other borrowings........................................        982,693       (683,958)
    Dividends paid on common stock.................................................       --           (3,000,000)
                                                                                     -------------  -------------
            Net cash provided by financing activities..............................     18,786,305      4,218,003
                                                                                     -------------  -------------
            Net increase in cash and cash equivalents..............................     35,265,938      8,815,693
Cash and cash equivalents at beginning of year.....................................     39,619,484     20,207,420
                                                                                     -------------  -------------
Cash and cash equivalents at end of year...........................................  $  74,885,422  $  29,023,113
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Supplemental disclosure of cash flow information:
    Interest paid..................................................................  $   3,202,080  $   3,071,712
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Supplemental schedule of noncash investing and financing activities;
    Foreclosure of assets in partial satisfaction of loans receivable..............  $      73,317  $     112,666
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1)   BASIS OF PRESENTATION
    The accompanying unaudited financial information does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.

(2)   INCOME TAX
    Deferred income tax assets and liabilities are computed for differences between the financial statements and the tax basis of assets and liabilities that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First State Bank & Trust Co.:

    We have audited the accompanying balance sheets of First State Bank & Trust Co. (the "Bank") as of December 31, 1995 and 1994, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First State Bank & Trust Co. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in note 1 to the financial statements, the Bank changed its method of accounting for investment securities in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
January 31, 1996

                          FIRST STATE BANK & TRUST CO.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                      1995              1994
                                                                                ----------------  ----------------
Assets
    Cash and due from banks (note 2)..........................................  $     16,269,484  $     18,007,420
    Federal funds sold........................................................        23,350,000         2,200,000
                                                                                ----------------  ----------------
                Total cash and cash equivalents...............................        39,619,484        20,207,420
                                                                                ----------------  ----------------
    Investment securities available for sale (note 3).........................        23,478,011        33,153,515
    Investment securities held to maturity (note 3)...........................       143,282,719       145,999,757
    Loans, net of unearned discount (note 4)..................................       188,424,300       194,305,658
    Less allowance for loan losses (note 5)...................................         4,196,028         3,914,948
                                                                                ----------------  ----------------
                Net loans.....................................................       184,228,272       190,390,710
                                                                                ----------------  ----------------
    Bank premises and equipment, net of accumulated depreciation and
      amortization (note 6)...................................................         5,487,065         5,449,897
    Accrued interest receivable...............................................         7,172,017         6,232,652
    Other real estate owned...................................................           431,160           591,781
    Other assets..............................................................           743,615           857,724
    Deferred federal income taxes (note 8)....................................            27,162           214,498
                                                                                ----------------  ----------------
                                                                                $    404,469,505  $    403,097,954
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
Liabilities and Stockholders' Equity
    Liabilities:
        Deposits:
            Noninterest-bearing...............................................  $     39,810,680  $     37,481,439
            Interest-bearing (note 7).........................................       303,799,742       308,198,878
                                                                                ----------------  ----------------
                Total deposits................................................       343,610,422       345,680,317
        Other borrowings......................................................           156,553         1,092,000
        Accrued interest payable..............................................           718,652           547,157
        Deferred compensation payable (note 9)................................           529,430           506,389
        Other liabilities.....................................................            67,069             8,497
                                                                                ----------------  ----------------
                Total liabilities.............................................       345,082,126       347,834,360
                                                                                ----------------  ----------------
    Stockholders' equity:
        Common stock, $20 par value, 200,000 shares authorized, issued and
          outstanding.........................................................         4,000,000         4,000,000
        Certified surplus.....................................................        21,000,000        21,000,000
        Undivided profits.....................................................        34,405,357        30,759,829
        Unrealized loss on securities available for sale (note 3).............           (17,978)         (496,235)
                                                                                ----------------  ----------------
                Total stockholders' equity....................................        59,387,379        55,263,594
    Commitments and contingent liabilities (notes 4 and 10)
                                                                                ----------------  ----------------
                                                                                $    404,469,505  $    403,097,954
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                             STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------
Interest income:
    Loans........................................................  $   20,728,570  $   20,026,524  $   20,454,890
    Investment securities........................................      10,526,478       9,949,080      10,297,111
    Federal funds sold...........................................       1,217,370         855,109         870,640
                                                                   --------------  --------------  --------------
        Total interest income....................................      32,472,418      30,830,713      31,622,641
                                                                   --------------  --------------  --------------
Interest expense:
    Savings, NOW and money market deposits.......................       4,623,914       5,503,762       5,443,720
    Time deposits................................................       8,436,377       6,235,155       7,502,979
    Other borrowings.............................................          42,689          27,874          21,444
                                                                   --------------  --------------  --------------
        Total interest expense...................................      13,102,980      11,766,791      12,968,143
                                                                   --------------  --------------  --------------
        Net interest income......................................      19,369,438      19,063,922      18,654,498
Provision for loan losses (note 5)...............................       2,425,323       2,188,960       2,287,000
                                                                   --------------  --------------  --------------
        Net interest income after provision for loan losses......      16,944,115      16,874,962      16,367,498
Noninterest income:
    Service charges on deposit accounts..........................       1,145,720       1,078,481       1,076,729
    Other service charges and fees...............................         151,991         141,083          85,742
    Other........................................................         104,403          81,598         163,325
                                                                   --------------  --------------  --------------
        Total noninterest income.................................       1,402,114       1,301,162       1,325,796
                                                                   --------------  --------------  --------------
Noninterest expense:
    Salaries and employee benefits...............................       2,823,641       2,562,973       2,338,022
    Net occupancy expense........................................         568,673         554,942         639,994
    Equipment expense............................................         340,948         278,082         260,962
    Legal and professional fees..................................         526,025         316,080         473,455
    Data processing fees.........................................         372,130         363,596         279,119
    Other real estate and repossessed asset expense, net.........          96,377         197,856          65,072
    FDIC assessment..............................................         397,282         801,740         770,595
    Other........................................................       1,139,267       1,067,232       2,507,707
                                                                   --------------  --------------  --------------
        Total noninterest expense................................       6,264,343       6,142,501       7,334,926
                                                                   --------------  --------------  --------------
        Income before income tax expense.........................      12,081,886      12,033,623      10,358,368
Income tax expense (note 8)......................................       3,436,358       3,191,573       2,260,025
                                                                   --------------  --------------  --------------
        Net income...............................................  $    8,645,528  $    8,842,050  $    8,098,343
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Net income per share.............................................  $        43.23  $        44.21  $        40.49
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                          UNREALIZED
                                                                                          GAIN (LOSS)
                                                                                         ON SECURITIES      TOTAL
                                                           CERTIFIED       UNDIVIDED     AVAILABLE FOR  STOCKHOLDERS'
                                          COMMON STOCK      SURPLUS         PROFITS          SALE           EQUITY
                                          -------------  --------------  --------------  -------------  --------------
Balance at December 31, 1992............  $   4,000,000  $   21,000,000  $   18,819,436   $   --        $   43,819,436
Cash dividends on common
 stock..................................       --              --            (2,000,000)      --            (2,000,000)
Net income for 1993.....................       --              --             8,098,343       --             8,098,343
                                          -------------  --------------  --------------  -------------  --------------
Balance at December 31, 1993............      4,000,000      21,000,000      24,917,779       --            49,917,779
Effect of change to adopt an accounting
 principle -- accounting for unrealized
 gain (loss) on securities available for
 sale (note 3)..........................       --              --              --             137,434          137,434
Cash dividends on common
 stock..................................       --              --            (3,000,000)      --            (3,000,000)
Change in unrealized gain (loss) on
 securities available for sale (note
 3).....................................       --              --              --            (633,669)        (633,669)
Net income for 1994.....................       --              --             8,842,050       --             8,842,050
                                          -------------  --------------  --------------  -------------  --------------
Balance at December 31, 1994............      4,000,000      21,000,000      30,759,829      (496,235)      55,263,594
Cash dividends on common
 stock..................................       --              --            (5,000,000)      --            (5,000,000)
Change in unrealized gain (loss) on
 securities available for sale (note
 3).....................................       --              --              --             478,257          478,257
Net income for 1995.....................       --              --             8,645,528       --             8,645,528
                                          -------------  --------------  --------------  -------------  --------------
Balance at December 31, 1995............  $   4,000,000  $   21,000,000  $   34,405,357   $   (17,978)  $   59,387,379
                                          -------------  --------------  --------------  -------------  --------------
                                          -------------  --------------  --------------  -------------  --------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                    1995              1994              1993
                                                              ----------------  ----------------  ----------------
Cash flows from operating activities:
    Net income..............................................  $      8,645,528  $      8,842,050  $      8,098,343
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization of bank premises and
          equipment.........................................           370,813           363,443           327,355
        Net discount accretion on investment securities.....          (428,999)         (138,022)          (22,619)
        Provision for loan losses...........................         2,425,323         2,188,960         2,287,000
        Losses on sales of other real estate owned..........            96,377           197,856            68,774
        (Increase) decrease in accrued interest receivable,
          federal income tax refundable and other assets....          (884,298)          788,385           294,713
        Increase (decrease) in accrued interest payable and
          other liabilities.................................           253,108           (13,207)         (294,201)
                                                              ----------------  ----------------  ----------------
            Total adjustments...............................         1,832,324         3,387,415         2,661,022
                                                              ----------------  ----------------  ----------------
            Net cash provided by operating activities.......        10,477,852        12,229,465        10,759,365
                                                              ----------------  ----------------  ----------------
Cash flows from investing activities:
    Proceeds from investment security maturities and
      principal repayments..................................        20,161,980        19,455,000        22,464,681
    Proceeds from called investment securities..............        27,685,000        15,066,415        13,736,583
    Purchase of investment securities.......................       (34,300,805)      (43,700,191)      (74,882,531)
    Net decrease (increase) in loans........................         3,260,671        (2,886,642)       (4,867,463)
    Recoveries on loans charged off.........................           120,104           143,405           114,571
    Purchases of bank premises and equipment................          (407,981)         (150,048)       (1,268,904)
    Proceeds from sales of other real estate owned..........           420,585         1,106,919           489,939
                                                              ----------------  ----------------  ----------------
            Net cash provided by (used in) investing
              activities....................................        16,939,554       (10,965,142)      (44,213,124)
                                                              ----------------  ----------------  ----------------
Cash flows from financing activities:
    (Decrease) increase in deposits.........................        (2,069,895)       (4,569,866)       17,679,043
    (Decrease) increase in other borrowings.................          (935,447)         (559,288)           76,333
    Dividends paid on common stock..........................        (5,000,000)       (3,000,000)       (2,000,000)
                                                              ----------------  ----------------  ----------------
            Net cash (used in) provided by financing
              activities....................................        (8,005,342)       (8,129,154)       15,755,376
                                                              ----------------  ----------------  ----------------
            Net increase (decrease) in cash and cash
              equivalents...................................        19,412,064        (6,864,831)      (17,698,383)
Cash and cash equivalents at beginning of year..............        20,207,420        27,072,251        44,770,634
                                                              ----------------  ----------------  ----------------
Cash and cash equivalents at end of year....................  $     39,619,484  $     20,207,420  $     27,072,251
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Supplemental disclosure of cash flow information:
    Interest paid...........................................  $     12,931,485  $     11,779,735  $     13,259,963
    Taxes paid..............................................         3,815,113         3,243,371         2,304,000
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Supplemental schedule of noncash investing and financing
 activities -- foreclosure of assets in partial satisfaction
 of loans receivable........................................  $        357,000  $      1,174,000  $        611,000
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

                See accompanying notes to financial statements.

                          FIRST STATE BANK & TRUST CO.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and due from banks and federal funds sold are considered to be cash equivalents. Federal funds sold generally have one-day maturities.

TRUST ASSETS

    Assets held by the trust department in fiduciary or agency capacities are not assets of the Bank and are not included in the balance sheets. Trust assets at December 31, 1995 and 1994 are approximately $11,542,000 and $11,400,000 respectively.

INVESTMENT SECURITIES

    In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities." Statement 115 establishes standards of financial accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities. At acquisition, a bank is required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the balance sheet with unrealized holding gains and losses included in earnings. Investments not classified as held to maturity nor trading are classified as available for sale and measured at fair value in the balance sheet with unrealized holding gains and losses, net of applicable income taxes, reported in a separate component of stockholders' equity until realized.

    Effective January 1, 1994, the Bank adopted Statement 115, which had no impact on the Bank's income statement as all securities were classified as either held to maturity or available for sale. Accounting for securities classified as held to maturity will continue on the basis of amortized cost. Securities classified as available for sale will be measured at market value with the net unrealized holding gains and losses reported in a separate component of stockholders' equity until realized. Purchases of investment securities are classified as available for sale or held to maturity at time of purchase as determined by management.

    Premiums and discounts are amortized and accreted using a method which approximates level yield. Gains and losses on available for sale investment securities sold are recognized in operations at the time of sale based on the specific identification method. Security purchases and sales are recorded on the trade date.

                          FIRST STATE BANK & TRUST CO.

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOANS

    Management continually reviews the loan portfolio to identify loans which, with respect to principal or interest, have or may become collection problems. A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, and the loan is not both well-secured and in the process of collection. A loan is also placed on nonaccrual status immediately if, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending on management's assessment of the ultimate collectibility of principal.

    Unearned interest on installment loans is recognized as income over the terms of the related loans on a basis which results in approximately level rates of return over the terms of the loans.

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan," which addresses the accounting by creditors for impairment of certain loans, as defined. In October 1994, Statement 114 was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosures." Implementation of these pronouncements in the first quarter of 1995 did not have a material effect on the Bank's financial statements.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established by a charge to operations as deemed necessary by management to maintain the allowance for loan losses at an amount considered adequate to absorb known or possible loan losses in the Bank's loan portfolio. The provision is determined based on management's evaluation of the loan portfolio, giving consideration to existing economic conditions, changes in the loan portfolio, historical loan loss factors and other relevant information. Management believes that the allowance for loan losses is adequate.

    Loans are charged against the allowance for loan losses when management believes the collection of principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are recorded at cost. Expenditures for improvements are capitalized. Repairs and maintenance which do not extend the life of bank premises and equipment are charged to expense as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Any gain or loss resulting from disposition of premises and equipment is reflected in earnings.

OTHER REAL ESTATE OWNED

    Other real estate owned is recorded at fair value at the date of foreclosure which is subsequently considered cost. At subsequent dates, other real estate is carried at the lower of fair value less estimated costs to sell or cost. Fair values are determined generally by reference to appraisals. Rental income earned and expenses incurred related to real estate owned are recognized during the period earned or incurred and are included in noninterest expense at their net amount.

FEDERAL INCOME TAXES

    Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities

                          FIRST STATE BANK & TRUST CO.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year.

(2)   RESERVE REQUIREMENTS
    The Bank is required to maintain certain daily reserve balances on hand or on deposit with the Federal Reserve Bank in accordance with Federal Reserve Board requirements. These deposits are noninterest bearing and not available for investment purposes. Cash and due from bank balances maintained in accordance with such requirements at December 31, 1995 was approximately $5,611,000.

(3)   INVESTMENT SECURITIES
    The amortized cost and estimated market value, which is the carrying value, of investment securities available for sale at December 31, 1995 and December 31, 1994 are as follows:

                                                                           1995
                                                 ---------------------------------------------------------
                                                                    GROSS        GROSS
                                                                 UNREALIZED    UNREALIZED     ESTIMATED
              AVAILABLE FOR SALE                 AMORTIZED COST     GAINS        LOSSES      MARKET VALUE
- -----------------------------------------------  --------------  -----------  ------------  --------------
U.S. treasuries................................  $    8,505,399   $   7,907   $     (9,156) $    8,504,150
U.S. government agencies.......................      14,999,852      43,818        (69,809)     14,973,861
                                                 --------------  -----------  ------------  --------------
                                                 $   23,505,251   $  51,725   $    (78,965) $   23,478,011
                                                 --------------  -----------  ------------  --------------
                                                 --------------  -----------  ------------  --------------


                                                                           1994
                                                 ---------------------------------------------------------
                                                                    GROSS        GROSS
                                                                 UNREALIZED    UNREALIZED     ESTIMATED
              AVAILABLE FOR SALE                 AMORTIZED COST     GAINS        LOSSES      MARKET VALUE
- -----------------------------------------------  --------------  -----------  ------------  --------------
U.S. treasuries................................  $    7,485,019   $  --       $   (210,769) $    7,274,250
U.S. government agencies.......................      26,420,372      33,482       (574,589)     25,879,265
                                                 --------------  -----------  ------------  --------------
                                                 $   33,905,391   $  33,482   $   (785,358) $   33,153,515
                                                 --------------  -----------  ------------  --------------
                                                 --------------  -----------  ------------  --------------

    At December 31, 1995 and 1994, the Bank has recorded net unrealized holding losses on securities available for sale, net of income tax, as a decrease in stockholders' equity of $17,978 and $496,235, respectively.

    The amortized cost, which is the carrying value, and estimated market value of investment securities held to maturity at December 31, 1995 and December 31, 1994 are as follows:

                                                                                                    1995
                                                                             ---------------------------------------------------
                                                                                             GROSS        GROSS
                                                                              AMORTIZED    UNREALIZED  UNREALIZED    ESTIMATED
                             HELD TO MATURITY                                    COST        GAINS       LOSSES     MARKET VALUE
                                                                             ------------  ----------  -----------  ------------
U.S. treasuries............................................................  $  6,921,316  $  148,684  $   --       $  7,070,000
U.S. government agencies...................................................    96,073,990     580,034   (1,163,653)   95,490,371
Mortgage-backed securities.................................................       117,931       3,131      --            121,062
Obligations of state and political subdivisions............................    39,144,482   2,273,531      (41,554)   41,376,459
Other......................................................................     1,025,000      --          (85,000)      940,000
                                                                             ------------  ----------  -----------  ------------
                                                                             $143,282,719  $3,005,380  $(1,290,207) $144,997,892
                                                                             ------------  ----------  -----------  ------------
                                                                             ------------  ----------  -----------  ------------

                                      F-81

                          FIRST STATE BANK & TRUST CO.

(3)   INVESTMENT SECURITIES (CONTINUED)

                                                                                                    1994
                                                                             ---------------------------------------------------
                                                                                             GROSS        GROSS
                                                                              AMORTIZED    UNREALIZED  UNREALIZED    ESTIMATED
                             HELD TO MATURITY                                    COST        GAINS       LOSSES     MARKET VALUE
                                                                             ------------  ----------  -----------  ------------
U.S. treasuries............................................................  $  6,878,988  $   14,614  $   (67,051) $  6,826,551
U.S. government agencies...................................................    95,138,721      46,299   (4,281,522)   90,903,498
Mortgage-backed securities.................................................       143,244         716      --            143,960
Obligations of state and political subdivisions............................    42,813,804   1,181,413     (794,410)   43,200,807
Other......................................................................     1,025,000      --         (145,000)      880,000
                                                                             ------------  ----------  -----------  ------------
                                                                             $145,999,757  $1,243,042  $(5,287,983) $141,954,816
                                                                             ------------  ----------  -----------  ------------
                                                                             ------------  ----------  -----------  ------------

    The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                        ESTIMATED MARKET
                         AVAILABLE FOR SALE                            AMORTIZED COST        VALUE
- --------------------------------------------------------------------  ----------------  ----------------
Due in one year or less.............................................  $     16,967,383  $     16,896,451
Due after one year through five years...............................         6,537,868         6,581,560
                                                                      ----------------  ----------------
                                                                      $     23,505,251  $     23,478,011
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------


                          HELD TO MATURITY
- --------------------------------------------------------------------
Due in one year or less.............................................  $     21,450,361  $     21,517,429
Due after one year through five years...............................       102,176,590       102,449,356
Due after five years through ten years..............................        15,109,876        16,169,479
Due after ten years.................................................         4,427,961         4,740,566
Mortgage-backed securities..........................................           117,931           121,062
                                                                      ----------------  ----------------
                                                                      $    143,282,719  $    144,997,892
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

    Included in held to maturity and available for sale securities at December 31, 1995 are approximately $7,950,000 and $3,447,000, respectively, of investment securities that pay interest based on a set coupon rate with a foreign exchange rate adjustment or based directly on a foreign index. The held to maturity securities have a market value of $7,681,000. All of the securities mature during 1996 and 1997, with the exception of one security maturing in the year 2000. The securities are paying interest at a rate of approximately 3.00%. One security of approximately $500,000 has an interest rate floor of 3.00%. The interest rate on the other securities could reset to zero. No loss of principal is anticipated by management on any of the aforementioned securities.

    There were no sales for the year ended December 31, 1995 and December 31, 1994 from either the available for sale or held to maturity categories.

    Securities  with  a   carrying  value  of   approximately  $88,016,000   and
$84,645,000   were  pledged  to  secure   public  deposits  of  $79,216,000  and
$66,238,000 at December 31, 1995 and 1994, respectively.

                          FIRST STATE BANK & TRUST CO.

(4)   LOANS

    Loans at December 31, 1995 and 1994 are as follows:

                                                                            1995              1994
                                                                      ----------------  ----------------
Commercial..........................................................  $     54,365,622  $     56,890,953
Real estate:
    Construction....................................................        23,949,363        21,001,841
    Commercial......................................................        40,123,334        37,030,742
    Agriculture.....................................................         9,673,106        11,356,403
    1-4 single family residential...................................        32,220,920        34,072,308
Agriculture.........................................................         8,892,678        12,182,994
Consumer............................................................        19,207,770        21,862,891
Overdraft and other.................................................            68,549            11,637
                                                                      ----------------  ----------------
                                                                           188,501,342       194,409,769
Less unearned discount..............................................           (77,042)         (104,111)
                                                                      ----------------  ----------------
                                                                      $    188,424,300  $    194,305,658
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

    The majority of the Bank's loans are to companies and individuals which are headquartered or are employed in the Rio Grande Valley, but may conduct business on a statewide, national, or international scale. Repayment of those loans may be dependent on the economy in the Rio Grande Valley which is impacted by the economic situation in Mexico and surrounding areas.

    All loans to officers, directors and stockholders of the Bank and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balance of total personal borrowings of executive officers and directors of the Bank at December 31, 1995 and 1994 were approximately $2,032,000 and $1,446,000, respectively.

    At December 31, 1995, the Bank had a $1,736,000 recorded investment in impaired loans, all of which are nonaccrual loans, for which there was a related allowance of $836,000. All loans considered impaired at December 31, 1995 had a related allowance for loan losses. The average level of impaired loans during the year ended December 31, 1995 was $2,536,000. The Bank recorded interest income of $41,500 on its impaired loans during the year ended December 31, 1995.

    Nonaccrual loans approximated $2,724,000 and $2,562,000 at December 31, 1995 and 1994, respectively. If interest on these loans had been accrued at the original contractual rates, interest income would have been increased by approximately $531,000, $820,000 and $232,000 for the years ended December 31, 1995, 1994 and 1993. There were no renegotiated loans outstanding at December 31, 1995, 1994 and 1993, respectively.

    In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

                          FIRST STATE BANK & TRUST CO.

(4)   LOANS (CONTINUED)
    Outstanding commitments and letters of credit at December 31, 1995 and 1994 are approximately as follows:

                                                                              1995            1994
                                                                         --------------  --------------
Commitments to extend credit...........................................  $   18,465,000  $   16,276,000
Letters of credit......................................................       3,916,000       3,932,000
                                                                         --------------  --------------
                                                                         --------------  --------------

(5)   ALLOWANCE FOR LOAN LOSSES
    A summary of the activity in the allowance for loan losses for the years ended December 31, 1995 and 1994 is as follows:

                                                                               1995            1994
                                                                          --------------  --------------
Balance at beginning of year............................................  $    3,914,948  $    3,903,420
Provision for loan losses...............................................       2,425,323       2,188,960
Loans charged off.......................................................      (2,264,347)     (2,320,837)
Recoveries..............................................................         120,104         143,405
                                                                          --------------  --------------
Balance at end of year..................................................  $    4,196,028  $    3,914,948
                                                                          --------------  --------------
                                                                          --------------  --------------

(6)   BANK PREMISES AND EQUIPMENT
    Bank premises and equipment and related accumulated depreciation and amortization at December 31, 1995 and 1994 are as follows:

                                                            ESTIMATED
                                                           USEFUL LIVES       1995            1994
                                                           ------------  --------------  --------------
Land.....................................................       --       $      636,397  $      636,397
Premises.................................................      40 years       5,085,032       4,896,758
Furniture, fixtures and equipment........................      10 years       2,930,492       2,759,784
Automobiles..............................................       3 years         147,605          98,605
                                                                         --------------  --------------
                                                                              8,799,526       8,391,544
Less accumulated depreciation and amortization...........                    (3,312,461)     (2,941,647)
                                                                         --------------  --------------
                                                                         $    5,487,065  $    5,449,897
                                                                         --------------  --------------
                                                                         --------------  --------------

    Depreciation expense was approximately $371,000, $360,000 and $327,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(7)   INTEREST-BEARING DEPOSITS
    Interest-bearing deposits at December 31, 1995 and 1994 are as follows:

                                                                            1995              1994
                                                                      ----------------  ----------------
Savings, money market and NOW accounts..............................  $    151,071,040  $    173,575,728
Certificates of deposit less than $100,000..........................        58,271,834        50,780,305
Certificates of deposit of $100,000 or more.........................        94,456,868        83,842,845
                                                                      ----------------  ----------------
                                                                      $    303,799,742  $    308,198,878
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

    Interest expense for certificates of deposit of $100,000 or more for the years ended December 31, 1995, 1994 and 1993 was approximately $5,544,000, $4,148,000 and $4,850,000, respectively.

                          FIRST STATE BANK & TRUST CO.

(8)   INCOME TAXES
    The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Federal:
    Current tax expense....................................  $   3,495,399  $   3,331,309  $   2,190,957
    Deferred tax (benefit) expense.........................        (59,041)      (139,736)        69,068
                                                             -------------  -------------  -------------
        Income tax expense.................................  $   3,436,358  $   3,191,573  $   2,260,025
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    The income tax expense for the years ended December 31, 1995, 1994 and 1993 differs from the amount computed by applying the federal income tax rate of 34% to income before income tax expense as follows:

                                                               1995            1994            1993
                                                           -------------  --------------  --------------
Computed "expected" tax expense..........................  $   4,107,841  $    4,091,432  $    3,521,845
Increase (reduction) in tax resulting from:
    Tax-exempt interest, net.............................       (799,767)     (1,002,634)     (1,092,876)
    Utilization of alternative minimum tax credit........       --              --              (229,267)
    Other, net...........................................        128,284         102,775          60,323
                                                           -------------  --------------  --------------
                                                           $   3,436,358  $    3,191,573  $    2,260,025
                                                           -------------  --------------  --------------
                                                           -------------  --------------  --------------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                                                   1995         1994
                                                                                -----------  -----------
Deferred tax assets:
    Allowance for loan losses.................................................  $   269,552  $   228,920
    Deferred compensation.....................................................      180,006      172,172
    Other real estate.........................................................        2,833        2,369
    Unrealized losses on investment securities................................        9,261      255,638
                                                                                -----------  -----------
                                                                                    461,652      659,099
                                                                                -----------  -----------
Deferred tax liabilities -- premises and equipment............................      434,490      444,601
                                                                                -----------  -----------
        Net deferred tax asset................................................  $    27,162  $   214,498
                                                                                -----------  -----------
                                                                                -----------  -----------

    Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(9)   EMPLOYEE BENEFITS
    The Bank has three separate deferred compensation plans for the benefit of certain Bank employees. The plans provide for retirement benefits to be paid to the specific employee (or a designated beneficiary or estate if death occurs prior to payment of the full amount of deferred compensation) on reaching age
65. One plan entered into on December 10, 1963, commenced payments of approximately $13,000 each year on January 4, 1988, continuing annually thereafter through June 2003. A second plan, entered into on September 1, 1979, provides for payments of approximately $13,000 each year which was scheduled to commence on April 1, 1990, continuing annually thereafter through June 2005; however, the employee elected to receive an amount less than that provided for in the plan over a longer period of time. The third plan provides for a retirement benefit payable of $50,000 per year commencing in March

                          FIRST STATE BANK & TRUST CO.

(9)   EMPLOYEE BENEFITS (CONTINUED)
1999 and continuing annually thereafter for 20 years. The amounts charged to compensation expense related to the deferred compensation plans for the years ended December 31, 1995, 1994 and 1993 were $15,300, $13,600 and $11,800, respectively.

    The Bank owns and is the beneficiary of three life insurance policies on the employees or former employees covered by the deferred compensation plans. The life insurance policy face values are amounts approximately equal to the total benefits paid under the plans.

(10)  CONTINGENT LIABILITIES
    The Bank is involved in certain claims and suits occurring in the ordinary course of business. Management believes that the probable resolution of such claims and suits will not have a material adverse affect on the financial condition of the Bank.

(11)  FAIR VALUE OF FINANCIAL INSTRUMENTS
    The estimated fair values at December 31, 1995 and methods and assumptions used to determine the estimated fair values are set forth below for the Bank's financial instruments:

                                                                        CARRYING OR
                                                                       NOTIONAL VALUE      FAIR VALUE
                                                                      ----------------  ----------------
Financial assets:
    Cash and due from banks.........................................  $     16,269,484  $     16,269,484
    Federal funds sold..............................................        23,350,000        23,350,000
    Investment securities...........................................       166,760,730       168,475,903
    Net loans.......................................................       184,228,272       184,165,336
Financial liabilities -- deposits...................................       343,610,422       343,872,059
Off-balance sheet instruments:
    Commitments to extend credit....................................        18,465,000        18,465,000
    Letters of credit...............................................         3,916,000         3,916,000
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

CASH AND DUE FROM BANKS

    Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

FEDERAL FUNDS SOLD

    Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

INVESTMENT SECURITIES

    The fair values of investment securities are estimated based on quoted market prices from investment dealers and companies.

NET LOANS

    The fair value of loans is estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type and the fair value of loans is estimated using current market rates for the type of loan.

DEPOSITS

    The fair value of deposits with short-term or no stated maturity, such as checking, savings, NOW accounts and money market accounts, is equal to the amounts payable at December 31, 1995. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                          FIRST STATE BANK & TRUST CO.

(11)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

    The fair value of commitments to extend credit and letters of credit are estimated using current interest rates and committed rates.

(12)  REGULATORY SUPERVISION
    As a result of criticisms reflected in the October 4, 1993 Report of Examination by the Texas Department of Banking, a Memorandum of Understanding (the "Memorandum") was entered into between the Board of Directors of the Bank and the Banking Commissioner of Texas on December 14, 1993. The Memorandum required that the Bank, among other provisions, increase Board of Director supervision over loan activities, revise the existing loan policy, increase the allowance for loan losses and reduce criticized assets. Additionally, the Bank's Board of Directors is required to submit to the Commissioner and Regional Director of the FDIC, a written report of the actions taken to comply with the Memorandum within fifteen days after the end of each calendar quarter. Failure to comply with the requirements of the Memorandum could subject the Bank to additional action by bank regulatory authorities. Management has made efforts to comply with the requirements of the Memorandum and believes such additional action will not be taken by regulatory authorities.

(13)  PENDING TRANSACTION
    On January 9, 1996, a definitive agreement was signed under which First State Bank & Trust Co. will be purchased by Texas State Bank, the principal operating subsidiary of Texas Regional Bancshares, Inc. The agreement has been approved by the Boards of Directors of First State Bank & Trust Co., Texas State Bank and Texas Regional Bancshares, Inc. The sale of the Bank is subject to approval by the appropriate regulatory agencies and contingent upon, among other things, Texas Regional Bancshares, Inc. having successfully raised additional capital to partially fund the transaction.

                                THE BORDER BANK

                         SELECTED FINANCIAL INFORMATION

    The selected financial information under the captions "Summary of Operations" and "Period-End Balance Sheet Data" below for, and as of, each of the years in the three-year period ended December 31, 1995 has been derived from the financial statements of The Border Bank ("Border Bank"), which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements of Border Bank at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are included elsewhere in this Prospectus. The data presented for the three month periods ended March 31, 1996 and 1995 are derived from unaudited interim financial statements of Border Bank and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,           YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1996       1995       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest Income..........................................  $   2,341  $   2,275  $   9,016  $   8,879  $   8,928
  Interest Expense.........................................      1,138      1,040      4,415      3,771      3,892
                                                             ---------  ---------  ---------  ---------  ---------
  Net Interest Income......................................      1,203      1,235      4,601      5,108      5,036
  Provision for Loan Losses................................         71         52        485        397        265
  Noninterest Income.......................................         94         75        316        403        286
  Noninterest Expense......................................        462        520      2,167      2,185      2,481
                                                             ---------  ---------  ---------  ---------  ---------
  Income before Income Tax Expense.........................        764        738      2,265      2,929      2,576
  Income Tax Expense.......................................        173        135        381        604        501
                                                             ---------  ---------  ---------  ---------  ---------
  Net Income...............................................  $     591  $     603  $   1,884  $   2,325  $   2,075
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
PER SHARE DATA
  Net Income...............................................  $    2.96  $    3.02  $    9.42  $   11.62  $   10.38
  Book Value...............................................      85.83      79.96      85.38      79.21      70.35
  Cash Dividends Paid on Common Stock......................       2.50       2.50       4.00       2.00       2.00
  Average Shares Outstanding (in thousands)................        200        200        200        200        200
PERIOD-END BALANCE SHEET DATA
  Total Assets.............................................  $ 119,945  $ 115,671  $ 119,505  $ 117,123  $ 114,874
  Loans....................................................     51,017     48,538     47,345     45,859     48,382
  Investment Securities....................................     47,610     56,224     54,236     58,720     54,438
  Interest-Earning Assets..................................    109,127    107,262    110,331    109,079    105,520
  Deposits.................................................    102,212     99,141    101,995    100,865    100,521
  Stockholders' Equity.....................................     17,165     15,992     17,075     15,842     14,070
PERFORMANCE RATIOS
  Return on Average Assets.................................       2.00%      2.12%      1.62%      1.98%      1.83%
  Return on Average Stockholders' Equity...................      13.88      15.66      11.50      15.73      15.79
  Net Interest Margin......................................       5.00       5.36       4.92       5.34       5.49
  Loan to Deposit Ratio....................................      49.91      48.96      46.42      45.47      48.13
  Demand Deposit to Total Deposit Ratio....................       6.40       7.80       7.00       6.95       6.79
ASSET QUALITY RATIOS
  Nonperforming Assets to Loans and Other Nonperforming
    Assets.................................................       0.76%      0.49%      0.91%      1.05%      1.64%
  Net Charge-Offs to Average Loans.........................       0.59       0.44       0.62       0.25       0.53
  Allowance for Loan Losses as a Percentage of:
    Loans..................................................       2.16       1.86       2.32       1.96       1.29
    Nonperforming Loans....................................     723.68          *     582.01     398.67     106.30
    Nonperforming Assets...................................     282.05     378.99     254.04     186.93      78.10
CAPITAL RATIOS
  Period-End Stockholders' Equity to Total Assets..........      14.31%     13.83%     14.29%     13.53%     12.25%
  Tier 1 Risk-Based Capital................................      17.08      18.10      18.12      18.01      15.89
  Total Risk-Based Capital.................................      18.17      19.11      19.29      19.02      16.59
  Leverage Capital Ratio...................................      14.41      13.98      14.51      13.58      12.20
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

- ------------------------------
*Not meaningful.

                                THE BORDER BANK
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion provides additional information regarding the financial condition and the results of operations for Border Bank for the three months ended March 31, 1996 and 1995 and for each of the years ended December 31, 1995, 1994 and 1993. This discussion should be read in conjunction with the financial statements of Border Bank and the notes thereto appearing elsewhere in this prospectus.

SELECTED FINANCIAL INFORMATION

    Net income for the three months ended March 31, 1996 was $591 thousand or $2.96 per share compared to $603 thousand or $3.02 per share for the three months ended March 31, 1995.

    Net income for the year ended December 31, 1995 was $1.9 million, a decrease of 19.0% compared to net income of $2.3 million for the year ended December 31, 1994. The earnings per share of $9.42 for the year ended December 31, 1995 decreased $2.20 or 18.9% compared to earnings per share of $11.62 for the year ended December 31, 1994.

    Return on average assets for 1995 was 1.62%, compared to 1.98% for 1994 and 1.83% for 1993. Return on average stockholders' equity was 11.50% for 1995, compared to 15.73% for 1994 and 15.79% for 1993.

    Earnings performance for the year ended December 31, 1995 reflected a decrease in net interest income, a decrease in noninterest income and an increase in provision for loan losses. The decrease in net interest income for 1995 resulted primarily from an increase in interest expense.

                       ANALYSIS OF RESULTS OF OPERATIONS

NET INTEREST INCOME

    Taxable-equivalent net interest income was $1.4 million for the three months ended March 31, 1996 and 1995. The interest rate margin of 5.00% for the three months ended March 31, 1996 reflects a decrease of 36 basis points compared to 5.36% for the three months ended March 31, 1995. The decrease in net interest income resulted primarily from increased volumes and rates on interest-bearing deposits offset by increased volumes of interest-earning assets.

    Taxable-equivalent net interest income was $5.2 million for the year ended December 31, 1995, a decrease of $529 thousand or 9.2% compared to the year ended December 31, 1994 and taxable-equivalent net interest income of $5.8 million for the year ended December 31, 1994 increased $52 thousand or 0.9% compared to the year ended December 31, 1993.

    The net yield on interest-earning assets, also referred to as interest rate margin, represents net interest income divided by average interest-earning assets. The net interest rate margin of 4.92% for the year ended December 31, 1995 decreased 42 basis points compared to 5.34% for the year ended December 31, 1994. The decrease in net interest rate margin is due primarily to higher rates paid on time deposits. The net interest rate margin for the year ended December 31, 1994 reflects a decrease of 15 basis points from the 5.49% for the year ended December 31, 1993.

    Average interest-earning assets declined $1.5 million or 1.4% to $106.5 million for the year ended December 31, 1995. The decrease in interest-earning assets was consistent for all categories of interest-earning assets, including loans, investment securities and federal funds sold. Average interest-earning assets increased $3.8 million or 3.7% to $108.0 million for the year ended December 31, 1994. The increase in average interest-earning assets for 1994 resulted primarily from an increase in investment securities of $5.8 million offset by declines in loans and federal funds sold.

    Average interest-earning assets comprised 91.6% of average total assets in 1995, compared to 92.0% in 1994 and 91.8% in 1993.

    Average interest-bearing deposits declined $3.0 million or 3.2% to $92.2 million for the year ended December 31, 1995 compared to an increase of $2.2 million or 2.4% to $95.3 million for the year ended

December 31, 1994. These changes in the mix of interest-earning assets and interest-bearing deposits caused the ratio of interest-bearing deposits to interest-earning assets to decline to 86.6% in 1995, compared to 88.2% in 1994 and 89.3% in 1993.

    Average noninterest-bearing deposits increased $180 thousand or 2.6% to $7.1 million in 1995 compared to an increase of $113 thousand or 1.7% to $6.9 million in 1994. The ratio of average noninterest-bearing deposits to average total deposits was 7.2% for 1995, compared to 6.8% for each of 1994 and 1993.

    The following table presents for the three months ended March 31, 1996 and 1995, the total dollar amount of interest income from average interest-earning assets and resultant yields, reported on a taxable-equivalent basis, as well as the interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from weekly balances and the yields and costs are established by dividing income or expense by the average balance of the asset or liability. Income and yield on interest-earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective income tax rate.

                                                                             QUARTERLY FINANCIAL SUMMARY
                                                                             THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------------------------------------------------
                                                                       1996                                1995
                                                        ----------------------------------  ----------------------------------
                                                          AVERAGE                 YIELD/      AVERAGE                 YIELD/
             TAXABLE-EQUIVALENT BASIS (1)                 BALANCE    INTEREST      RATE       BALANCE    INTEREST      RATE
- ------------------------------------------------------  -----------  ---------  ----------  -----------  ---------  ----------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial........................................  $    16,211  $     440      10.92%  $    17,531  $     481      11.13%
    Real Estate.......................................       30,081        857      11.46        26,085        756      11.75
    Consumer..........................................        2,277         82      14.48         3,038        120      16.02
                                                        -----------  ---------              -----------  ---------
      Total Loans.....................................       48,569      1,379      11.42        46,654      1,357      11.80
                                                        -----------  ---------              -----------  ---------
Investment Securities
  Taxable.............................................       33,339        546       6.59        37,879        557       5.96
  Tax-exempt..........................................       18,560        458       9.92        19,738        500      10.27
                                                        -----------  ---------              -----------  ---------
      Total Investment Securities.....................       51,889      1,004       7.78        57,617      1,057       7.44
                                                        -----------  ---------              -----------  ---------
Federal Funds Sold....................................        8,786        114       5.22         1,731         26       6.09
                                                        -----------  ---------              -----------  ---------
    Total Interest-Earning Assets.....................      109,254      2,497       9.19       106,002      2,440       9.34
                                                        -----------  ---------              -----------  ---------
Cash and Due from Banks...............................        4,831                               4,161
Premises and Equipment, Net...........................        3,117                               3,544
Other Assets..........................................        2,904                               2,373
  Less Allowance for Loan Losses......................         (959)                               (901)
                                                        -----------                         -----------
      Total Assets....................................  $   119,147                         $   115,179
                                                        -----------                         -----------
                                                        -----------                         -----------
LIABILITIES
Interest-Bearing Liabilities
  Savings.............................................  $    16,696        166       4.00   $    15,774        159       4.09
  Money Market Checking and Savings...................       12,413         96       3.11        12,394         83       2.72
  Time Deposits.......................................       65,533        876       5.38        63,887        798       5.07
                                                        -----------  ---------              -----------  ---------
      Total Savings and Time Deposits.................       94,642      1,138       4.84        92,055      1,040       4.58
                                                        -----------  ---------              -----------  ---------
Demand Deposits.......................................        6,912                               6,941
Other Liabilities.....................................          465                                 567
                                                        -----------                         -----------
      Total Liabilities...............................      102,019                              99,563
                                                        -----------                         -----------
STOCKHOLDERS' EQUITY..................................       17,128                              15,616
                                                        -----------                         -----------
      Total Liabilities and Stockholders' Equity......  $   119,147                         $   115,179
                                                        -----------                         -----------
                                                        -----------                         -----------
Net Interest Income...................................               $   1,359                           $   1,400
                                                                     ---------                           ---------
                                                                     ---------                           ---------
Net Yield on Total Interest-Earning Assets............                               5.00%                               5.36%
                                                                                    -----                               -----
                                                                                    -----                               -----

- ------------
  (1) For analytical purposes, income from tax-exempt assets, primarily issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The following table presents for the last three calendar years the total dollar amount of interest income from average interest-earning assets and the resultant yields, reported on a taxable-equivalent basis, as well as the average interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from weekly balances and the yields and costs are established by dividing income or expense by the average balance of the asset or liability. Income and yield on interest-earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective federal income tax rate.

                                                                      THREE-YEAR FINANCIAL SUMMARY
                                                                        YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------------------
                                                    1995                                1994                          1993
                                     ----------------------------------  ----------------------------------  ----------------------
                                      AVERAGE                  YIELD/     AVERAGE                  YIELD/     AVERAGE
   TAXABLE-EQUIVALENT BASIS (1)       BALANCE    INTEREST       RATE      BALANCE    INTEREST       RATE      BALANCE    INTEREST
- -----------------------------------  ---------  -----------  ----------  ---------  -----------  ----------  ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Interest-Earning Assets
  Loans
    Commercial.....................  $  16,289   $   1,765       10.84%  $  18,858   $   2,070       10.98%  $  17,074   $   1,794
    Real Estate....................     27,452       3,159       11.51      25,051       2,761       11.02      27,868       3,115
    Consumer.......................      2,748         402       14.63       3,229         497       15.39       3,131         502
                                     ---------  -----------              ---------  -----------              ---------  -----------
      Total Loans..................     46,489       5,326       11.46      47,138       5,328       11.30      48,073       5,411
                                     ---------  -----------              ---------  -----------              ---------  -----------
Investment Securities
  Taxable..........................     36,837       2,185        5.93      36,735       2,053        5.59      31,911       2,046
  Tax-exempt.......................     18,744       1,886       10.06      19,148       1,948       10.17      18,203       1,976
                                     ---------  -----------              ---------  -----------              ---------  -----------
      Total Investment
        Securities.................     55,581       4,071        7.32      55,883       4,001        7.16      50,114       4,022
                                     ---------  -----------              ---------  -----------              ---------  -----------
Federal Funds Sold.................      4,462         259        5.80       5,010         212        4.23       5,995         177
                                     ---------  -----------              ---------  -----------              ---------  -----------
    Total Interest-Earning
      Assets.......................    106,532       9,656        9.06     108,031       9,541        8.83     104,182       9,610
                                     ---------  -----------              ---------  -----------              ---------  -----------
Cash and Due from Banks............      4,568                               5,146                               5,473
Premises and Equipment, Net........      3,456                               2,841                               1,945
Other Assets.......................      2,644                               2,267                               2,451
  Less Allowance for Loan Losses...       (901)                               (829)                               (614)
                                     ---------                           ---------                           ---------
      Total Assets.................  $ 116,299                           $ 117,456                           $ 113,437
                                     ---------                           ---------                           ---------
                                     ---------                           ---------                           ---------
LIABILITIES
Interest-Bearing Liabilities
  Savings..........................  $  15,071         603        4.00   $  15,320         612        4.00   $  11,006         443
  Money Market Checking and
    Savings........................     11,843         344        2.90      14,158         395        2.79      14,994         530
  Time Deposits....................     65,335       3,468        5.31      65,801       2,764        4.20      67,069       2,919
                                     ---------  -----------              ---------  -----------              ---------  -----------
      Total Savings and Time
        Deposits...................     92,249       4,415        4.79      95,279       3,771        3.96      93,069       3,892
                                     ---------  -----------              ---------  -----------              ---------  -----------
Demand Deposits....................      7,119                               6,939                               6,826
Other Liabilities..................        548                                 459                                 398
                                     ---------                           ---------                           ---------
      Total Liabilities............     99,916                             102,677                             100,293
                                     ---------                           ---------                           ---------
STOCKHOLDERS' EQUITY...............     16,383                              14,779                              13,144
                                     ---------                           ---------                           ---------
      Total Liabilities and
        Stockholders' Equity.......  $ 116,299                           $ 117,456                           $ 113,437
                                     ---------                           ---------                           ---------
                                     ---------                           ---------                           ---------
Net Interest Income................              $   5,241                           $   5,770                           $   5,718
                                                -----------                         -----------                         -----------
                                                -----------                         -----------                         -----------
Net Yield on Total Interest-Earning
 Assets............................                               4.92%                               5.34%
                                                                 -----                               -----
                                                                 -----                               -----


                                       YIELD/
   TAXABLE-EQUIVALENT BASIS (1)         RATE
- -----------------------------------  ----------

ASSETS
Interest-Earning Assets
  Loans
    Commercial.....................      10.51%
    Real Estate....................      11.18
    Consumer.......................      16.03

      Total Loans..................      11.26

Investment Securities
  Taxable..........................       6.41
  Tax-exempt.......................      10.86

      Total Investment
        Securities.................       8.03

Federal Funds Sold.................       2.95

    Total Interest-Earning
      Assets.......................       9.22

Cash and Due from Banks............
Premises and Equipment, Net........
Other Assets.......................
  Less Allowance for Loan Losses...

      Total Assets.................

LIABILITIES
Interest-Bearing Liabilities
  Savings..........................       4.03
  Money Market Checking and
    Savings........................       3.53
  Time Deposits....................       4.35

      Total Savings and Time
        Deposits...................       4.18

Demand Deposits....................
Other Liabilities..................

      Total Liabilities............

STOCKHOLDERS' EQUITY...............

      Total Liabilities and
        Stockholders' Equity.......

Net Interest Income................

Net Yield on Total Interest-Earning
 Assets............................       5.49%
                                         -----
                                         -----

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

    The following table presents the effects of changes in volume, rate and rate/volume on interest income and interest expense for major categories of interest-earning assets and interest-bearing liabilities. Nonaccrual loans are included in assets, thereby reducing yields (see "Nonperforming Assets"). The allocation of the rate/volume variance has been made pro-rata on the percentage that volume and rate variances produce in each category.

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                          THREE MONTHS ENDED MARCH 31,                             NET     ---------------------------
                             1996 COMPARED TO 1995                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  ------   ------   -----  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $  22    $  56    $ (36)    $   2
  Investment Securities
    Taxable.....................................................................    (11)     (67)      64        (8)
    Tax-Exempt..................................................................    (42)     (30)     (13)        1
  Federal Funds Sold............................................................     88      106       (4)      (14)
                                                                                  ------   ------   -----     -----
      Total Interest Income.....................................................     57       65       11       (19)
                                                                                  ------   ------   -----     -----
Interest Expense - Deposits.....................................................     98       29       68         1
                                                                                  ------   ------   -----     -----
Net Interest Income Before Allocation Rate/Volume...............................    (41)      36      (57)      (20)
                                                                                  ------   ------   -----     -----
Allocation of Rate/Volume.......................................................   --         (7)     (13)       20
                                                                                  ------   ------   -----     -----
Changes in Net Interest Income..................................................  $ (41)   $  29    $ (70)    $--
                                                                                  ------   ------   -----     -----
                                                                                  ------   ------   -----     -----

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                            YEAR ENDED DECEMBER 31,                                NET     ---------------------------
                             1995 COMPARED TO 1994                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  ------   ------   -----  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $  (2)   $ (73)   $  74     $  (3)
  Investment Securities
    Taxable.....................................................................    132        6      125         1
    Tax-Exempt..................................................................    (62)     (41)     (21)    --
  Federal Funds Sold............................................................     47      (23)      70     --
                                                                                  ------   ------   -----     -----
      Total Interest Income.....................................................    115     (131)     248        (2)
                                                                                  ------   ------   -----     -----
Interest Expense - Deposits.....................................................    644     (120)     766        (2)
                                                                                  ------   ------   -----     -----
Net Interest Income Before Allocation Rate/Volume...............................   (529)     (11)    (518)    --
                                                                                  ------   ------   -----     -----
Allocation of Rate/Volume.......................................................   --       --       --       --
                                                                                  ------   ------   -----     -----
Changes in Net Interest Income..................................................  $(529)   $ (11)   $(518)    $--
                                                                                  ------   ------   -----     -----
                                                                                  ------   ------   -----     -----

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

                          TAXABLE-EQUIVALENT BASIS(1)                                           DUE TO CHANGE IN
                            YEAR ENDED DECEMBER 31,                                NET     ---------------------------
                             1994 COMPARED TO 1993                                CHANGE   VOLUME   RATE   RATE/VOLUME
- --------------------------------------------------------------------------------  ------   ------   -----  -----------
                                                                                             (IN THOUSANDS)
Interest Income
  Loans, Including Fees.........................................................  $ (83)   $(105)   $  19     $   3
  Investment Securities
    Taxable.....................................................................      7      309     (301)       (1)
    Tax-Exempt..................................................................    (28)     103     (132)        1
  Federal Funds Sold............................................................     35      (29)      64     --
                                                                                  ------   ------   -----     -----
      Total Interest Income.....................................................    (69)     278     (350)        3
                                                                                  ------   ------   -----     -----
Interest Expense - Deposits.....................................................   (121)      92     (210)       (3)
                                                                                  ------   ------   -----     -----
Net Interest Income Before Allocation Rate/Volume...............................     52      186     (140)        6
Allocation of Rate/Volume                                                          --          3        3        (6)
                                                                                  ------   ------   -----     -----
Changes in Net Interest Income..................................................  $  52    $ 189    $(137)    $--
                                                                                  ------   ------   -----     -----
                                                                                  ------   ------   -----     -----

- ---------
  (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

NET YIELD ON EARNING ASSETS

    The following table presents net interest income, average earning assets and the net yield by quarter for the three months ended March 31, 1996 and for each of the past three years. Income and yield on earning assets include amounts to convert tax-exempt income to a taxable-equivalent basis, assuming a 34% effective federal income tax rate.

           NET YIELD ON                % CHANGE                                            QUARTER
          EARNING ASSETS                 FROM                     ----------------------------------------------------------
     TAXABLE-EQUIVALENT BASIS         PRIOR YEAR       YEAR          FOURTH          THIRD         SECOND          FIRST
- -----------------------------------  ------------  -------------  -------------  -------------  -------------  -------------
                                                                     (DOLLARS IN THOUSANDS)
1996
Net Interest Income................         4.3%*  $      1,359                                                $      1,359
Average Earnings Assets............         2.6         109,254                                                     109,254
Net Yield..........................                        5.00%                                                       5.00
1995
Net Interest Income................        (9.2)%  $      5,241   $      1,253   $      1,262   $      1,326   $      1,400
Average Earning Assets.............        (1.4)        106,532        107,507        105,765        106,854        106,002
Net Yield..........................                        4.92%          4.62%          4.73%          4.98%          5.36%
1994
Net Interest Income................         0.9%   $      5,770   $      1,412   $      1,438   $      1,463   $      1,457
Average Earning Assets.............         3.6         108,031        108,540        109,808        107,981        105,794
Net Yield..........................                        5.34%          5.16%          5.20%          5.43%          5.58%
1993
Net Interest Income................        15.2%   $      5,718   $      1,432   $      1,414   $      1,472   $      1,400
Average Earning Assets.............        15.7         104,182        106,463        106,405        103,597        100,265
Net Yield..........................                        5.49%          5.34%          5.27%          5.70%          5.66%
                                          -----    -------------  -------------  -------------  -------------  -------------
                                          -----    -------------  -------------  -------------  -------------  -------------

- ------------------------------
*Annualized.

PROVISION FOR LOAN LOSSES

    The provision for loan losses for the three months ended March 31, 1996 of $71 thousand reflects an increase of $19 thousand or 36.5% compared to $52 thousand for the three months ended March 31, 1995.

    The provision for loan losses for the year ended December 31, 1995 was $485 thousand, an increase of $88 thousand or 22.2% from $397 thousand for the year ended December 31, 1994. The provision for loan losses for the year ended December 31, 1994 reflects an increase of $132 thousand or 49.8% from the $265 thousand provision for loan losses for the year ended December 31,1993. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based upon such factors as historical experience, the volume and type of lending conducted by Border Bank, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to Border Bank's lending area, and other factors related to the collectibility of Border Bank's loan portfolio. See "Allowance for Loan Losses."

    In January 1995, Border Bank adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan" and the amendment thereof, Statement of Financial Accounting Standards No. 118 ("Statement 118"), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". In management's opinion, the adoption of Statement 114 and Statement 118 did not have a material effect on Border Bank's results of operations.

NONINTEREST INCOME

    Noninterest income for the three months ended March 31, 1996 of $94 thousand increased $19 thousand or 25.3% compared to $75 thousand for the three months ended March 31, 1995.

    Noninterest income of $316 thousand for the year ended December 31, 1995 decreased $87 thousand or 21.6% compared to the year ended December 31, 1994, and noninterest income of $403 thousand for the year ended December 31, 1994 increased $117 thousand or 40.9% compared to $286 thousand for the year ended December 31, 1993. The principal factor affecting the level of noninterest income in 1994 was a reimbursement to Border Bank of $142 thousand by an insurance company in connection with the prior year settlement of a lawsuit (See "Noninterest Expense") which was partially offset by a payment by Border Bank of $48 thousand to resolve unrelated litigation.

    A detailed summary of noninterest income for the three months ended March 31, 1996 and 1995 and during the last three years is presented in the following table:

                                                 THREE MONTHS ENDED MARCH 31,
                                                                                                YEARS ENDED DECEMBER 31,
                                          -------------------------------------------  -------------------------------------------
                                                               %                                            %
                                                          CHANGE FROM                                  CHANGE FROM
           NONINTEREST INCOME                1996         PRIOR YEAR         1995         1995         PRIOR YEAR         1994
- ----------------------------------------     -----     -----------------     -----        -----     -----------------     -----
                                                                           (DOLLARS IN THOUSANDS)
Service Charges on Deposit Accounts.....   $      67            21.8%      $      55    $     255             7.1%      $     238
Other Service Charges...................          16            60.0              10           33            10.0              30
                                               -----           -----           -----        -----           -----           -----
    Total Service Charges...............          83            27.7              65          288             7.5             268
Other Operating Income..................          11            10.0              10           28           (79.2)            135
                                               -----           -----           -----        -----           -----           -----
    Total...............................   $      94            25.3%      $      75    $     316           (21.6)%     $     403
                                               -----           -----           -----        -----           -----           -----
                                               -----           -----           -----        -----           -----           -----


                                                 %
                                            CHANGE FROM
           NONINTEREST INCOME               PRIOR YEAR        1993
- ----------------------------------------  ---------------     -----

Service Charges on Deposit Accounts.....          27.3%     $     187
Other Service Charges...................         (21.1)            38
                                                 -----          -----
    Total Service Charges...............          19.1            225
Other Operating Income..................         121.3             61
                                                 -----          -----
    Total...............................          40.9%     $     286
                                                 -----          -----
                                                 -----          -----

NONINTEREST EXPENSE

    Noninterest expense of $2.2 million for the year ended December 31, 1995 decreased $18 thousand or 0.8% compared to the year ended December 31, 1994, and noninterest expense of $2.2 million for the year ended December 31,1994 decreased $296 thousand or 11.9% compared with $2.5 million for the year ended December 31, 1993.

    The largest category of noninterest expense, Total Salaries and Employee Benefits ("Personnel") of $1.1 million for the year ended December 31, 1995 decreased $5 thousand or 0.5% compared to year ended December 31, 1994 levels. Personnel expense of $1.1 million for the year ended December 31, 1994 increased $116 thousand or 12.3% compared to year ended December 31, 1993 levels of $945 thousand. Personnel expense increased for the year ended December 31, 1994 primarily due to an increase in compensation levels.

    Occupancy expense of $234 thousand for the year ended December 31, 1995 increased $6 thousand or 2.6% compared to the year ended December 31,1994, and occupancy expense of $228 thousand for the year ended December 31, 1994 increased $57 thousand or 33.3% when compared to occupancy expense of $171 thousand for the year ended December 31, 1993. The increases in 1995 and 1994 are primarily attributable to an expansion to Border Bank which began in 1994.

    Equipment expense was $148 thousand, $139 thousand and $144 thousand for the years ended December 31, 1995, 1994 and 1993, respectively.

    Other noninterest expense of $729 thousand for the year ended December 31, 1995 decreased $15 thousand or 2.0% compared to the year ended December 31, 1994 and other noninterest expense of $744 thousand for the year ended December 31, 1994 decreased $474 thousand or 38.9% when compared with the $1.2 million for the year ended December 31, 1993. The principal factor attributable to the decrease in other noninterest expense for the year ended December 31, 1994 was a cost to settle litigation which was recorded in 1993. In 1993, Border Bank settled a lender liability claim by a former borrower.

    The  increase  in  legal  and  professional  fees  in  1995  was   primarily
attributable to audit fees incurred in 1995.

    A detailed summary of noninterest expense for the three months ended March 31, 1996 and 1995 and during the last three years is presented in the following table:

                                        THREE MONTHS ENDED MARCH 31,
                                                                                          YEARS ENDED DECEMBER 31,
                                    -------------------------------------  ------------------------------------------------------
                                                      %                                      %                           %
                                                 CHANGE FROM                            CHANGE FROM                 CHANGE FROM
       NONINTEREST EXPENSE            1996      PRIOR PERIOD      1995       1995       PRIOR YEAR       1994       PRIOR YEAR
- ----------------------------------  ---------  ---------------  ---------  ---------  ---------------  ---------  ---------------
                                                                       (DOLLARS IN THOUSANDS)
Salaries and Wages................  $     213         (10.5)%   $     238  $     906           0.1%    $     905          14.3%
Employee Benefits.................         35          (5.4)           37        150           3.8           156           2.0
                                    ---------        ------     ---------  ---------        ------     ---------        ------
    Total Salaries and Employee
      Benefits....................        248          (9.8)          275      1,056          (0.5)        1,061          12.3
                                    ---------        ------     ---------  ---------        ------     ---------        ------
Net Occupancy Expense.............         55          12.2            49        234           2.6           228          33.3
                                    ---------        ------     ---------  ---------        ------     ---------        ------
Equipment Expense.................         28         (15.2)           33        148           6.5           139          (3.5)
                                    ---------        ------     ---------  ---------        ------     ---------        ------
Other Real Estate (Income)
 Expense, Net
  Expenses........................          1        --            --         --            --            --            (100.0)
  Write-Downs.....................     --            --            --         --            (100.0)           13        --
                                    ---------        ------     ---------  ---------        ------     ---------        ------
    Total Other Real Estate
      (Income) Expense, Net.......          1        --            --         --            (100.0)           13         333.3
                                    ---------        ------     ---------  ---------        ------     ---------        ------
Other Noninterest Expense
  Advertising and Public
    Relations.....................          6          50.0             4         31         (22.5)           40         185.7
  Data Processing and Check
    Clearing......................         31          19.2            26        106          19.1            89          20.3
  Director Fees...................         11         (15.4)           13         46          (4.2)           48          41.2
  Franchise Tax...................     --            --            --             38           8.5            35          66.7
  Insurance.......................          4         (42.9)            7         17          13.3            15         (34.8)
  FDIC Insurance..................     --            (100.0)           49        124         (45.9)          229          11.2
  Legal and Professional..........         20          81.8            11        215         138.9            90           3.4
  Stationery and Supplies.........         23          (4.2)           24         53         (38.4)           86          43.3
  Telephone.......................          7          40.0             5         25          25.0            20        --
  Other Losses....................          1        --            --         --            --            --            (100.0)
  Other...........................         27          12.5            24         74         (19.6)           92          22.7
                                    ---------        ------     ---------  ---------        ------     ---------        ------
    Total Other Noninterest
      Expense.....................        130         (20.2)          163        729          (2.0)          744         (38.9)
                                    ---------        ------     ---------  ---------        ------     ---------        ------
    Total.........................  $     462         (11.2)%   $     520  $   2,167          (0.8)%   $   2,185         (11.9)%
                                    ---------        ------     ---------  ---------        ------     ---------        ------
                                    ---------        ------     ---------  ---------        ------     ---------        ------


       NONINTEREST EXPENSE            1993
- ----------------------------------  ---------

Salaries and Wages................  $     792
Employee Benefits.................        153
                                    ---------
    Total Salaries and Employee
      Benefits....................        945
                                    ---------
Net Occupancy Expense.............        171
                                    ---------
Equipment Expense.................        144
                                    ---------
Other Real Estate (Income)
 Expense, Net
  Expenses........................          3
  Write-Downs.....................     --
                                    ---------
    Total Other Real Estate
      (Income) Expense, Net.......          3
                                    ---------
Other Noninterest Expense
  Advertising and Public
    Relations.....................         14
  Data Processing and Check
    Clearing......................         74
  Director Fees...................         34
  Franchise Tax...................         21
  Insurance.......................         23
  FDIC Insurance..................        206
  Legal and Professional..........         87
  Stationery and Supplies.........         60
  Telephone.......................         20
  Other Losses....................        604
  Other...........................         75
                                    ---------
    Total Other Noninterest
      Expense.....................      1,218
                                    ---------
    Total.........................  $   2,481
                                    ---------
                                    ---------

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 106 ("Statement 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", which is effective for fiscal years beginning after December 15, 1992. Statement 106 requires companies that have postretirement benefit plans to accrue the estimated cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. Border Bank does not provide postretirement benefits other than a nonqualified deferred compensation plan for the benefit of a former President.

INCOME TAX

    Income tax expense amounted to $172 thousand for the three months ended March 31, 1996 compared to $136 thousand for the three months ended March 31, 1995. The increase in income tax expense for the three months ended March 31, 1996 is due primarily to an increased level of pretax income and decreased level of tax-exempt interest.

    Income tax expense amounted to $381 thousand for the year ended December 31, 1995 compared to $604 thousand for the year ended December 31, 1994. Tax expense varies from one year to the next with changes in the level of income before taxes, changes in the amount of tax-exempt interest income, and the relationship of these changes to each other.

    Border Bank's effective tax rate for 1995 was 16.8% compared with 20.6% in 1994. Income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain investment securities.

    Effective January 1, 1993, Border Bank adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes". Through December 31, 1992, Border Bank accounted for income taxes under Accounting Principles Board Opinion No. 11 ("APB 11"). Statement 109 has changed Border Bank's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the recognition of future deductions or taxable amounts. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year.

NET INCOME

    Net income was $1.9 million, $2.3 million and $2.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                        ANALYSIS OF FINANCIAL CONDITION

BALANCE SHEET COMPOSITION

    The average assets and liabilities of Border Bank have remained stable over the last three years. Average interest-earning assets of $106.5 million declined $1.5 million or 1.4% for the year ended December 31, 1995 compared to the year ended December 31, 1994. Average interest-earning assets of $108.0 million increased $3.8 million or 3.7% for the year ended December 31, 1994 compared to $104.2 million for the year ended December 31, 1993. Average loans to average interest-earning assets was 43.6% in 1995 and 1994 compared to 46.1% in 1993. Average investment securities amounted to $55.6 million, $55.9 million and $50.1 million in 1995, 1994 and 1993, respectively.

    Average interest-bearing deposits declined $3.0 million or 3.2% to $92.2 million for the year ended December 31, 1995 after increasing $2.2 million or 2.4% to $95.3 million for the year ended December 31, 1994. The ratio of average demand deposits to average total deposits for the years ended December 31, 1995, 1994 and 1993 was 7.2%, 6.8%, and 6.8%, respectively.

    The following table presents Border Bank's average balance sheets during the three months ended March 31, 1996 and 1995 and the last three years:

                                                  THREE MONTHS ENDED MARCH
                                                            31,                   YEARS ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
             AVERAGE BALANCE SHEETS                  1996         1995         1995         1994         1993
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
ASSETS
Loans...........................................  $    48,569  $    46,654  $    46,489  $    47,138  $    48,073
Investment Securities
  Taxable.......................................       33,339       37,879       36,837       36,735       31,911
  Tax-Exempt....................................       18,560       19,738       18,744       19,148       18,203
Federal Funds Sold..............................        8,786        1,731        4,462        5,010        5,995
                                                  -----------  -----------  -----------  -----------  -----------
  Total Interest-Earning Assets.................      109,254      106,002      106,532      108,031      104,182
Cash and Due From Banks.........................        4,831        4,161        4,568        5,146        5,473
Bank Premises and Equipment, Net................        3,117        3,544        3,456        2,841        1,945
Other Assets....................................        2,904        2,373        2,644        2,267        2,451
Allowance for Loan Losses.......................         (959)        (901)        (901)        (829)        (614)
                                                  -----------  -----------  -----------  -----------  -----------
  Total.........................................  $   119,147  $   115,179  $   116,299  $   117,456  $   113,437
                                                  -----------  -----------  -----------  -----------  -----------
LIABILITIES
Demand Deposits.................................  $     6,912  $     6,941  $     7,119  $     6,939  $     6,826
                                                  -----------  -----------  -----------  -----------  -----------
Savings.........................................       16,696       15,774       15,071       15,320       11,006
Money Market Checking and Savings...............       12,413       12,394       11,843       14,158       14,994
Time Deposits...................................       65,533       63,887       65,335       65,801       67,069
                                                  -----------  -----------  -----------  -----------  -----------
  Total Interest-Bearing Deposits...............       94,642       92,055       92,249       95,279       93,069
                                                  -----------  -----------  -----------  -----------  -----------
Total Deposits..................................      101,554       98,996       99,368      102,218       99,895
Other Liabilities...............................          465          567          548          459          398
STOCKHOLDERS' EQUITY............................       17,128       15,616       16,383       14,779       13,144
                                                  -----------  -----------  -----------  -----------  -----------
  Total.........................................  $   119,147  $   115,179  $   116,299  $   117,456  $   113,437
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

CASH AND DUE FROM BANKS

    Border Bank offers a broad range of commercial banking services to individuals and businesses. The amount of cash and due from banks held on any one day is significantly influenced by changes in cash items in process of collection. At December 31, 1995, cash and due from banks was $4.0 million, $0.9 million more than at December 31, 1994.

INVESTMENT SECURITIES

    Investment securities consist of two categories: Available for Sale and Held to Maturity. Securities classified as Held to Maturity are those securities Border Bank has both the positive intent and ability to hold to maturity and are carried at amortized cost. Securities classified as Available for Sale are those securities which Border Bank intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value in the accompanying balance sheet. The percentage of the investment portfolio allocated to Available for Sale and Held to Maturity was 12.5% and 87.5%, respectively at December 31, 1995 compared with 14.9% and 85.1%, respectively at December 31, 1994.

    The following table presents the estimated market value of Securities Available for Sale at March 31, 1996 and 1995.

                                                                                              % CHANGE FROM
                          SECURITIES AVAILABLE FOR SALE                              1996      PRIOR YEAR      1995
- ---------------------------------------------------------------------------------  ---------  -------------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.........................................................  $   2,001         1.7 %   $   1,967
U.S. Government Agency Securities................................................      3,280       (24.3)        4,334
                                                                                   ---------       -----     ---------
  Total..........................................................................  $   5,281        (16.2)%  $   6,301
                                                                                   ---------        -----    ---------
                                                                                   ---------        -----    ---------

    The following table presents the estimated market value of Securities Available for Sale at December 31, 1995 and 1994. No securities were classified as Securities Available for Sale in years prior to 1994 as management of Border Bank adopted Statement 115 in January 1994:

                                                                                                % CHANGE
                                                                                               FROM PRIOR
                          SECURITIES AVAILABLE FOR SALE                              1995         YEAR        1994
- ---------------------------------------------------------------------------------  ---------  ------------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.........................................................  $   3,007        55.2%   $   1,937
U.S. Government Agency Securities................................................      3,772       (44.4)       6,788
                                                                                   ---------       -----    ---------
  Total..........................................................................  $   6,779        22.3%   $   8,725
                                                                                   ---------       -----    ---------
                                                                                   ---------       -----    ---------

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Available for Sale at March 31, 1996:

                                                    AMORTIZED COST (1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $     500   $   1,504    $  --        $  --        $   2,004    $   2,001
U.S. Government Agency
 Securities.............................      2,985         299       --           --            3,284        3,280
                                          ---------  -----------  -----------  -----------  -----------  -----------
  Total.................................  $   3,485   $   1,803    $  --        $  --        $   5,288    $   5,281
                                          ---------  -----------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................       4.46%       5.60%      --    %      --    %        5.32%
U.S. Government Agency
 Securities.............................       5.96        6.22       --           --             5.98
  Total.................................       5.74        5.70       --           --             5.73
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid less any remaining unamortized discount received.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Available for Sale at December 31, 1995:

                                                    AMORTIZED COST (1) MATURING
                                          ------------------------------------------------
                                                      AFTER ONE   AFTER FIVE                              ESTIMATED
                                          ONE YEAR     THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
     SECURITIES AVAILABLE FOR SALE         OR LESS   FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- ----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury Securities................  $   1,499   $   1,506    $  --        $  --        $   3,005    $   3,007
U.S. Government Agency
 Securities.............................      1,994       1,785       --           --            3,779        3,772
                                          ---------  -----------  -----------  -----------  -----------  -----------
  Total.................................  $   3,493   $   3,291    $  --        $  --        $   6,784    $   6,779
                                          ---------  -----------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------  -----------


        WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- ----------------------------------------
U.S. Treasury Securities................       5.13%       5.60%      --    %      --    %        5.37%
U.S. Government Agency
 Securities.............................       4.97        7.19       --           --             6.02
  Total.................................       5.04        6.46       --           --             5.73
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Available for Sale is stated at par plus any remaining unamortized premium paid less any remaining unamortized discount received.

    The following table presents the amortized cost of Securities Held to Maturity at March 31, 1996 and 1995:

                                                                                            % CHANGE
                                                                                           FROM PRIOR
                         SECURITIES HELD TO MATURITY                              1996        YEAR        1995
- ------------------------------------------------------------------------------  ---------  -----------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
U.S. Government Agency Securities.............................................  $  22,337       (23.3)% $  29,115
States and Political Subdivisions Securities..................................     18,414        (9.3 )    20,308
Other Securities..............................................................      1,577       215.4         500
                                                                                ---------  -----------  ---------
  Total.......................................................................  $  42,328       (15.2 )% $  49,923
                                                                                ---------  -----------  ---------
                                                                                ---------  -----------  ---------

    The following table presents the amortized cost of Securities Held to Maturity at December 31, 1995, 1994 and 1993:

                                                                                             % CHANGE
                                                                  % CHANGE FROM             FROM PRIOR
             SECURITIES HELD TO MATURITY                 1995      PRIOR YEAR      1994        YEAR        1993
- -----------------------------------------------------  ---------  -------------  ---------  -----------  ---------
                                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury Securities.............................  $  --           --    %   $  --         (100.0)%  $   3,497
U.S. Government Agency Securities....................     27,247         (1.6  )    27,689      (11.0  )    31,116
States and Political Subdivisions Securities.........     18,633         (7.9  )    20,233        4.7       19,326
Other Securities.....................................      1,577        (23.9  )     2,073      315.4          499
                                                       ---------        -----    ---------  -----------  ---------
  Total..............................................  $  47,457         (5.1  )% $  49,995      (8.2  )% $  54,438
                                                       ---------        -----    ---------  -----------  ---------
                                                       ---------        -----    ---------  -----------  ---------

    Investments in entities within the State of Texas comprised 92.6% of the total investment in states and political subdivisions. No single issue accounted for as much as 10.0% of total stockholders' equity at December 31, 1995. Of the obligations of states and political subdivisions held by Border Bank at December 31, 1995, 51.2% were rated A or better by Moody's Investor Services, Inc.

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at March 31, 1996:

                                                      AMORTIZED COST (1) MATURING
                                           --------------------------------------------------
                                                         AFTER ONE   AFTER FIVE                              ESTIMATED
                                           ONE YEAR OR    THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
       SECURITIES HELD TO MATURITY            LESS      FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- -----------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Government Agency
 Securities..............................   $   3,000    $  18,837    $     500    $  --        $  22,337    $  22,057
States and Political Subdivisions
 Securities..............................       1,578        6,089        7,933        2,814       18,414       19,394
Other Securities.........................      --            1,577       --           --            1,577        1,614
                                           -----------  -----------  -----------  -----------  -----------  -----------
  Total..................................   $   4,578    $  26,503    $   8,433    $   2,814    $  42,328    $  43,065
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------


         WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- -----------------------------------------
U.S. Government Agency
 Securities..............................        3.17%        5.74%        6.51%      --    %        5.41%
States and Political Subdivisions
 Securities..............................       11.24        10.94         9.22         8.73         9.89
Other Securities.........................      --             6.98       --           --             6.98
  Total..................................        5.95         7.01         9.06         8.73         7.42
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------

    The following table presents the maturities, amortized cost, estimated market value and weighted average yields of Securities Held to Maturity at December 31, 1995:

                                                      AMORTIZED COST (1) MATURING
                                           --------------------------------------------------
                                                         AFTER ONE   AFTER FIVE                              ESTIMATED
                                           ONE YEAR OR    THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
       SECURITIES HELD TO MATURITY            LESS      FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
- -----------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Government Agency
 Securities..............................   $   2,500    $  24,247    $     500    $  --        $  27,247    $  27,058
States and Political Subdivisions
 Securities..............................       1,054        6,694        7,176        3,709       18,633       19,895
Other Securities.........................      --            1,577       --           --            1,577        1,644
                                           -----------  -----------  -----------  -----------  -----------  -----------
  Total..................................   $   3,554    $  32,518    $   7,676    $   3,709    $  47,457    $  48,597
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------


         WEIGHTED AVERAGE YIELDS
       (TAXABLE-EQUIVALENT BASIS)
- -----------------------------------------
U.S. Government Agency
 Securities..............................        3.00%        5.85%        6.51%      --    %        5.60%
States and Political Subdivisions
 Securities..............................       10.24        11.12         9.30         8.73         9.89
Other Securities.........................      --             6.98       --           --             6.98
  Total..................................        5.15         6.99         9.12         8.73         7.33
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Held to Maturity is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

    At December 31, 1995, U.S. Government Agency securities with a carrying value of approximately $4.0 million contained interest features which adjust according to various dual indices and/or which could adjust to zero. These features relate only to the interest payments and do not affect the principal amount due. At December 31, 1995, the weighted average coupon of these securities equalled 2.76%.

One issue with a book value of $1.5 million has adjusted to zero percent and will mature in May 1996. The following table presents the maturities, amortized cost and estimated market value of such securities at December 31, 1995:

                                                      AMORTIZED COST (1) MATURING
                                           --------------------------------------------------
                                                         AFTER ONE   AFTER FIVE                              ESTIMATED
                                           ONE YEAR OR    THROUGH    THROUGH TEN   AFTER TEN    AMORTIZED     MARKET
                                              LESS      FIVE YEARS      YEARS        YEARS      COST (1)       VALUE
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Available for Sale.......................   $   1,000    $  --        $  --        $  --        $   1,000    $     987
Held to Maturity.........................       2,000        1,000       --           --            3,000        2,922
                                           -----------  -----------  -----------  -----------  -----------  -----------
  Total..................................   $   3,000    $   1,000    $  --        $  --        $   4,000    $   3,909
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------

- ---------
  (1) Amortized cost for Securities Held to Maturity is stated at par plus any remaining unamortized premium paid or less any remaining unamortized discount received.

LOANS

    Border Bank closely monitors the markets in which it conducts its lending. A certain degree of risk is inherent in the extension of credit. Management has instituted credit policies designed to monitor and control the level of losses and nonperforming assets. These policies require evaluation of new credit requests and continuing review of existing credits in order to identify, monitor and quantify any evidence of deterioration of quality or potential loss.

    Border Bank attempts to diversify risk with the objective of achieving optimum rates of return while minimizing losses for the benefit of stockholders and protection of depositors. Diversification of the loan portfolio by type of loan, industry concentration and type of borrower also tends to reduce risk by minimizing the adverse impact of any single event or set of occurrences.

    Total loans of $47.3 million for the year ended December 31, 1995 increased $1.5 million or 3.2% compared to the year ended December 31,1994 levels of $45.9 million and decreased $2.5 million or 5.2% for the year ended December 31,1994 compared to levels of $48.4 million at December 31, 1993. The increase in loans outstanding at December 31, 1995 compared to December 31, 1994 was the result of increases in real estate loans which were offset by small declines in commercial and consumer loans. The largest component of the portfolio continues to be commercial mortgages. At December 31, 1995, commercial mortgages totaled $20.2 million or 42.7% of the total loan portfolio. At December 31, 1994 commercial mortgages were $15.9 million or 34.7% of the total loan portfolio.

    Border Bank has made loans to individuals or companies that are residents of, or domiciled in, Mexico. Such loans may be secured or unsecured. Secured loans include loans secured by deposits in Border Bank, real estate loans secured by properties located within the United States and loans on real estate and equipment where the collateral is located in Mexico. Following is a summary of loans to individuals and companies that are residents of, or domiciled in, Mexico at March 31, 1996 and at the end of each of the last three years:

                                                                                          DECEMBER 31,
                                                                     MARCH 31,   -------------------------------
                                                                       1996        1995       1994       1993
                                                                    -----------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
Cash secured......................................................   $   3,485   $   3,715  $   3,084  $   6,890
Secured by U.S. real estate.......................................         863         867        979        741
Secured by assets located outside U.S.............................       6,525       5,935      6,609      3,493
Other.............................................................       1,968       1,309      1,506      1,312
                                                                    -----------  ---------  ---------  ---------
                                                                     $  12,841   $  11,826  $  12,178  $  12,436
                                                                    -----------  ---------  ---------  ---------
                                                                    -----------  ---------  ---------  ---------

    The following table presents the composition of the loan portfolio at March 31, 1996 and at the end of each of the last five years:

                                                                              DECEMBER 31,
                                              MARCH 31,   -----------------------------------------------------
        LOAN PORTFOLIO COMPOSITION              1996        1995       1994       1993       1992       1991
- -------------------------------------------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Commercial.................................   $  18,714   $  15,721  $  16,954  $  17,839  $  12,650  $  13,782
Agricultural...............................      --               1          2         54         16        120
Real estate
  Construction.............................         716         751        957      1,445        703        703
  Commercial Mortgage......................      20,934      20,217     15,903     15,430     16,880     14,663
  Agricultural Mortgage....................       1,784       1,131        629      1,543      1,827      2,026
  1-4 Family Mortgage......................       6,652       7,207      8,362      8,765      7,661      6,050
Consumer...................................       2,217       2,317      3,052      3,306      3,058      2,644
                                             -----------  ---------  ---------  ---------  ---------  ---------
  Total Loans..............................   $  51,017   $  47,345  $  45,859  $  48,382  $  42,795  $  39,988
                                             -----------  ---------  ---------  ---------  ---------  ---------
                                             -----------  ---------  ---------  ---------  ---------  ---------

    The contractual maturity schedule of the loan portfolio at March 31, 1996 is presented in the following table:

                                                                                 LOAN MATURITIES
                                                                                  MARCH 31, 1996
                                                                 ------------------------------------------------
                                                                    ONE     AFTER ONE YEAR     AFTER
                                                                   YEAR         THROUGH        FIVE
                                                                  OR LESS     FIVE YEARS       YEARS      TOTAL
                                                                 ---------  ---------------  ---------  ---------
                                                                                  (IN THOUSANDS)
Commercial.....................................................  $  15,548    $     3,086    $      80  $  18,714
Real Estate....................................................      9,364         19,129        1,593     30,086
Consumer.......................................................      1,457            760       --          2,217
                                                                 ---------  ---------------  ---------  ---------
  Total........................................................  $  26,369    $    22,975    $   1,673  $  51,017
                                                                 ---------  ---------------  ---------  ---------
                                                                 ---------  ---------------  ---------  ---------
Variable-Rate Loans............................................  $   7,204    $    11,691    $   1,095  $  19,990
Fixed-Rate Loans...............................................     19,165         11,284          578     31,027
                                                                 ---------  ---------------  ---------  ---------
  Total........................................................  $  26,369    $    22,975    $   1,673  $  51,017
                                                                 ---------  ---------------  ---------  ---------
                                                                 ---------  ---------------  ---------  ---------

    The contractual maturity schedule of the loan portfolio at December 31, 1995 is presented in the following table:

                                                                                 LOAN MATURITIES
                                                                                DECEMBER 31, 1995
                                                                 ------------------------------------------------
                                                                    ONE     AFTER ONE YEAR     AFTER
                                                                   YEAR         THROUGH        FIVE
                                                                  OR LESS     FIVE YEARS       YEARS      TOTAL
                                                                 ---------  ---------------  ---------  ---------
                                                                                  (IN THOUSANDS)
Commercial.....................................................  $  12,527    $     3,194    $  --      $  15,721
Agricultural...................................................          1        --            --              1
Real Estate....................................................     13,921         13,970        1,415     29,306
Consumer.......................................................      1,480            837       --          2,317
                                                                 ---------  ---------------  ---------  ---------
  Total........................................................  $  27,929    $    18,001    $   1,415  $  47,345
                                                                 ---------  ---------------  ---------  ---------
                                                                 ---------  ---------------  ---------  ---------
Variable-Rate Loans............................................  $  10,085    $     8,660    $     910  $  19,655
Fixed-Rate Loans...............................................     17,844          9,341          505     27,690
                                                                 ---------  ---------------  ---------  ---------
  Total........................................................  $  27,929    $    18,001    $   1,415  $  47,345
                                                                 ---------  ---------------  ---------  ---------
                                                                 ---------  ---------------  ---------  ---------

    As  shown in  the preceding  table, loans  maturing within  one year totaled
$27.9 million or 59.0% of total loans at December 31, 1995. Border Bank may renew or extend a loan upon maturity based on management's assessment of individual loans. Extension or renewal of loans without reduction of principal for more than one twelve-month period are generally avoided, unless loans are fully secured, or are revolving lines of credit subject to at least annual analysis and renewal.

NONPERFORMING ASSETS

    Nonperforming assets consist of nonaccrual loans, loans for which the interest rate has been renegotiated below originally contracted rates and real estate or other assets that have been acquired in partial or full satisfaction of loan obligations. At December 31, 1995, there were twelve loans totalling $189 thousand on nonaccrual status, none of which had a balance greater than $40 thousand.

    Border Bank's policy generally is to place a loan on nonaccrual status when payment of principal or interest is contractually past due 90 days, or earlier when concern exists as to ultimate collection of principal and interest. At the time a loan is placed on nonaccrual status, interest previously accrued but uncollected is reversed and charged against current income.

    Loans which are contractually past due 90 days or more, which are both well secured or guaranteed by financially responsible third parties and in the process of collection, generally are not placed on nonaccrual status. The amount of such loans past due 90 days or more for the years ended December 31,

1995, 1994 and 1993 that are not classified as nonaccrual totaled $1.1 million, $414 thousand, and $395 thousand, respectively. The increase for the year ended December 31, 1995 as compared to the year ended December 31, 1994 is partly attributable to two credits totaling $491 thousand included in that category, which are secured by real estate and in the process of collection.

    Nonperforming assets of $433 thousand at December 31, 1995 decreased $49 thousand or 10.2% compared to December 31, 1994 levels of $482 thousand and decreased $317 thousand or 39.7% for the year ended December 31, 1994 compared to December 31, 1993 levels of $799 thousand.

    Border Bank's classification of nonperforming loans includes those loans for which management believes collection is doubtful. Management is not aware of any specific borrower relationships that are not reported as nonperforming where management has serious doubts as to the ability of such borrowers to comply with the present loan repayment terms which would cause nonperforming assets to increase materially.

    An analysis of the components of nonperforming assets at March 31, 1996 and for the last five years is presented in the following table:

                                                                                            DECEMBER 31,
                                                        MARCH 31,    ----------------------------------------------------------
                NONPERFORMING ASSETS                       1996         1995        1994        1993        1992        1991
- -----------------------------------------------------  ------------  ----------  ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Nonaccrual Loans.....................................   $     152    $     189   $     226   $     587   $     790   $     844
Renegotiated Loans...................................       --           --          --          --          --          --
                                                       ------------  ----------      -----   ----------      -----   ----------
  Nonperforming Loans................................         152          189         226         587         790         844
Other Nonperforming Assets
 (Primarily Other Real Estate).......................         238          244         256         212          62         124
                                                       ------------  ----------      -----   ----------      -----   ----------
  Total Nonperforming Assets.........................         390          433         482         799         852         968
Accruing Loans 90 Days or More Past Due..............         442        1,085         414         395          35          49
                                                       ------------  ----------      -----   ----------      -----   ----------
  Total Nonperforming Assets and Accruing Loans 90
    Days or More Past Due............................   $     832    $   1,518   $     896   $   1,194   $     887   $   1,017
                                                       ------------  ----------      -----   ----------      -----   ----------
                                                       ------------  ----------      -----   ----------      -----   ----------
Nonperforming Loans as a % of Total Loans............        0.30%        0.40%       0.49%       1.21%       1.85%       2.11%
Nonperforming Assets as a % of Total Loans and Other
 Nonperforming Assets................................        0.76         0.91        1.05        1.64        2.00        2.41
Nonperforming Assets as a % of Total Assets..........        0.33         0.36        0.41        0.70        0.80        1.07
Nonperforming Assets Plus Accruing Loans
  90 Days or More Past Due as a % of Total Loans and
    Other Nonperforming Assets.......................        1.62         3.19        1.94        2.46        2.07        2.54
                                                       ------------  ----------      -----   ----------      -----   ----------
                                                       ------------  ----------      -----   ----------      -----   ----------

    Interest income that would have been recorded for the years ended December 31, 1995 and 1994 on nonaccrual loans had such loans performed in accordance with their original contract terms was approximately $2 thousand and $34 thousand, respectively.

ALLOWANCE FOR LOAN LOSSES

    Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. In assessing the adequacy of the allowance, management reviews the size, quality and risks of loans in the portfolio and considers factors such as specific known risks, past experience, the status and amount of nonperforming assets and economic conditions. A specific percentage is allocated to total loans in good standing and additional amounts are added for individual loans considered to have specific loss potential. Loans identified as losses are charged off. Based on total allocations, the provision is recorded to maintain the allowance at a level deemed appropriate by management. While management uses available information to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary. The allowance for loan losses at December 31, 1995 was $1.1 million, which represents an increase of $199 thousand or 22.1% as compared to the allowance for loan losses at December 31, 1994. Management believes that the allowance for loan losses at December 31, 1995 adequately reflects the risks in the loan portfolio. However, various regulatory agencies, as an integral part of their examination process, periodically review Border Bank's allowance for loan losses. Such agencies may require Border Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

    Management of Border Bank does not consider loans to residents of, and companies domiciled in, Mexico to present an unusual risk. Border Bank's net charge-offs from these loans has not been significant and it has not specifically allocated allowance for loan losses to these loans.

    As a result of criticisms reflected in the June 28, 1993 Report of Examination by the Texas Department of Banking, a Memorandum of Understanding (the "Memorandum") was entered into between the Board of Directors of Border Bank and the Banking Commissioner of Texas on October 8, 1993. The Memorandum required that Border Bank, among other provisions, increase Board of Directors supervision over loan activities, revise the existing loan policy, increase the allowance for loan losses and reduce criticized assets. Additionally, Border Bank's Board of Directors is required to submit to the Commissioner and Regional Director of the FDIC a written report of the actions taken to comply with the Memorandum. Management has made efforts to comply with the requirements of the Memorandum.

    The following table summarizes the activity in the allowance for loan losses for the three months ended March 31, 1996 and 1995 and the last five years:

                                                THREE MONTHS ENDED
                                                    MARCH 31,                      YEARS ENDED DECEMBER 31,
                                               --------------------  -----------------------------------------------------
      ALLOWANCE FOR LOAN LOSS ACTIVITY           1996       1995       1995       1994       1993       1992       1991
- ---------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Balance at Beginning of Period...............  $   1,100  $     901  $     901  $     624  $     612  $     500  $     490
Provision for Loan Losses....................         71         52        485        397        265        486        157
Charge-Offs
  Commercial.................................     --             15        135         40         38        206         48
  Real Estate................................     --                    --             10        222         71         60
  Consumer...................................         85         38        169         83         21         98         57
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Charge-Offs........................         85         53        304        133        281        375        165
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Recoveries
  Commercial.................................     --         --              6         11          7     --              7
  Real Estate................................     --         --         --         --             17     --         --
  Consumer...................................         14          2         12          2          4          1         11
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Recoveries.........................         14          2         18         13         28          1         18
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Charge-Offs (Recoveries).................         71         51        286        120        253        374        147
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at End of Period.....................  $   1,100  $     902  $   1,100  $     901  $     624  $     612  $     500
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Allowance for Loan Losses to Loans
 Outstanding, Net of Unearned Discount.......       2.16%      1.86%      2.32%      1.96%      1.29%      1.43%      1.25%
Ratio of Allowance for Loan Losses to
 Nonperforming Assets........................     282.05     378.99     254.04     186.93      78.10      74.83      51.65
Ratio of Net Charge-Offs to Average Total
 Loans Outstanding, Net of Unearned
 Discount....................................       0.59       0.44       0.62       0.25       0.53       0.86       0.45
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at March 31, 1996 is presented in the table below:

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                                             MARCH 31, 1996
                                                                                        -------------------------
                                                                                                         % OF
                                                                                                        LOANS
                                                                                                       IN EACH
                                                                                                     CATEGORY TO
                                                                                                        TOTAL
                                                                                          AMOUNT        LOANS
                                                                                        -----------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Commercial............................................................................   $     263         36.7%
Real Estate...........................................................................         154         59.0
Consumer..............................................................................          64          4.3
Unallocated...........................................................................         619        --
                                                                                        -----------       -----
    Total.............................................................................   $   1,100        100.0%
                                                                                        -----------       -----
                                                                                        -----------       -----

    The allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the end of each of the last five years is presented in the table below:

                                                    ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                    DECEMBER 31,
                     ----------------------------------------------------------------------------------------------------------
                               1995                       1994                       1993                       1992
                     -------------------------  -------------------------  -------------------------  -------------------------
                                      % OF                       % OF                       % OF                       % OF
                                     LOANS                      LOANS                      LOANS                      LOANS
                                    IN EACH                    IN EACH                    IN EACH                    IN EACH
                                  CATEGORY TO                CATEGORY TO                CATEGORY TO                CATEGORY TO
                                     TOTAL                      TOTAL                      TOTAL                      TOTAL
                       AMOUNT        LOANS        AMOUNT        LOANS        AMOUNT        LOANS        AMOUNT        LOANS
                     -----------  ------------  -----------  ------------  -----------  ------------  -----------  ------------
                                                               (DOLLARS IN THOUSANDS)
Commercial.........   $     147         33.2%    $      66         37.0%    $      52         36.9%    $      41         29.6%
Agricultural.......      --            --           --            --           --              0.1        --            --
Real Estate........         293         61.9           129         56.4           279         56.2           245         63.3
Consumer...........         153          4.9           164          6.6           173          6.8           156          7.1
Unallocated........         507        --              542        --              120        --              170        --
                     -----------       -----         -----        -----         -----        -----         -----        -----
    Total..........   $   1,100        100.0%    $     901        100.0%    $     624        100.0%    $     612        100.0%
                     -----------       -----         -----        -----         -----        -----         -----        -----
                     -----------       -----         -----        -----         -----        -----         -----        -----


                               1991
                     -------------------------
                                      % OF
                                     LOANS
                                    IN EACH
                                  CATEGORY TO
                                     TOTAL
                       AMOUNT        LOANS
                     -----------  ------------

Commercial.........   $      42         34.5%
Agricultural.......           1          0.3
Real Estate........         225         58.6
Consumer...........         139          6.6
Unallocated........          93        --
                          -----        -----
    Total..........   $     500        100.0%
                          -----        -----
                          -----        -----

PREMISES AND EQUIPMENT

    Bank premises and equipment of $3.3 million at December 31,1995 increased $77 thousand or 2.4% compared to $3.2 million at December 31, 1994. The net increase for the year ended December 31, 1995 is primarily attributable to the completion of an expansion of Border Bank, which began in 1994, and the purchase of additional land for future expansion.

DEPOSITS

    Total deposits of $102.0 million at December 31, 1995 increased $1.1 million or 1.1% compared to December 31, 1994 levels and total deposits of $100.9 million for the year ended December 31, 1994 increased $344 thousand or 0.3% compared to December 31, 1993 levels of $100.5 million. The relatively small changes in deposits are consistent in all categories of deposits including public funds and reflect the stable level of deposits at Border Bank. Total public funds (including public funds demand deposits, public funds money market and NOW accounts and public funds time deposits) were $10.0 million,

$9.8 million and $10.6 million at December 31, 1995, 1994 and 1993, respectively. Border Bank actively seeks consumer and commercial deposits. The following table presents the composition of total deposits at March 31, 1996 and at the end of the last three years:

                                                                                           DECEMBER 31,
                                                                 ----------------------------------------------------------------
                                                     MARCH 31,               % CHANGE FROM              % CHANGE FROM
                  TOTAL DEPOSITS                        1996        1995      PRIOR YEAR       1994      PRIOR YEAR       1993
- ---------------------------------------------------  ----------  ----------  -------------  ----------  -------------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Demand Deposits
  Commercial and Individual........................  $   5,622   $   5,639          0.9%    $   5,588          2.1%    $   5,475
  Public Funds.....................................        921       1,498          5.2         1,424          5.3         1,352
                                                     ----------  ----------       -----     ----------       -----     ----------
      Total Demand Deposits........................      6,543       7,137          1.8         7,012          2.7         6,827
                                                     ----------  ----------       -----     ----------       -----     ----------
Interest-Bearing Deposits
  Savings..........................................     16,980      16,365        --           16,364         22.2        13,391
  Money Market Checking and Savings
    Commercial and Individual......................     10,454      10,839         (5.6)       11,486        (13.4)       13,263
    Public Funds...................................      2,258       1,464          2.4         1,430        (11.6)        1,617
  Time Deposits
    Commercial and Individual......................     58,938      59,122          2.6        57,635         (0.2)       57,749
    Public Funds...................................      7,039       7,068          1.9         6,938         (9.6)        7,674
                                                     ----------  ----------       -----     ----------       -----     ----------
    Total Interest-Bearing Deposits................     95,669      94,858          1.1        93,853          0.2        93,694
                                                     ----------  ----------       -----     ----------       -----     ----------
      Total Deposits...............................  $ 102,212   $ 101,995          1.1%    $ 100,865          0.3%    $ 100,521
                                                     ----------  ----------       -----     ----------       -----     ----------
                                                     ----------  ----------       -----     ----------       -----     ----------
Weighted Average Rate on Interest-Bearing
 Deposits..........................................       4.72%       4.81%                      4.34%                      3.93%
                                                     ----------  ----------                 ----------                 ----------
                                                     ----------  ----------                 ----------                 ----------

    Time deposits of $100,000 or more are solicited from markets served by Border Bank and are not sought through brokered sources. Time deposits continue to be a significant source of funds.

    The following table presents the maturities of time deposits of $100,000 or more at March 31, 1996 and at December 31, 1995 and 1994:

                                                                                                DECEMBER 31,
                        MATURITIES OF TIME DEPOSITS                           MARCH 31,   ------------------------
                            OF $100,000 OR MORE                                 1996         1995         1994
- ---------------------------------------------------------------------------  -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Three Months or Less.......................................................  $   24,641   $   29,084   $   34,555
After Three through Six Months.............................................      15,689       10,348        7,017
After Six through Twelve Months............................................       3,880        4,813        3,240
After Twelve Months........................................................         300          425          303
                                                                             -----------  -----------  -----------
    Total..................................................................  $   44,510   $   44,670   $   45,115
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted Average Rate on Time Deposits of $100,000 or More.................        5.55%        5.61%        4.96%
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Based upon the location of Border Bank with regard to the international boundary with Mexico, foreign deposits from Mexican sources represent a major source of funding. Although Border Bank experienced some short-term negative impact on its Mexican deposits due to the recent devaluation of the peso, Border Bank's Mexican deposit levels have since recovered.

    The following table presents foreign deposits, primarily from Mexican sources, at March 31, 1996 and at December 31, 1995 and 1994:

                                                                                              DECEMBER 31,
                                                                            MARCH 31,   ------------------------
                            FOREIGN DEPOSITS                                  1996         1995         1994
- -------------------------------------------------------------------------  -----------  -----------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Demand Deposits..........................................................  $    1,882   $    2,221   $    2,600
                                                                           -----------  -----------  -----------
Interest-Bearing Deposits
  Savings................................................................      12,962       12,289       11,971
  Money Market Checking and Savings......................................       7,458        7,880        8,604
  Time Deposits Under $100,000...........................................      15,041       14,997       13,075
  Time Deposits of $100,000 or More......................................      29,707       29,148       27,240
                                                                           -----------  -----------  -----------
    Total Interest-Bearing Deposits......................................      65,168       64,314       60,890
                                                                           -----------  -----------  -----------
    Total Foreign Deposits...............................................  $   67,050   $   66,535   $   63,490
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Percentage of Total Deposits.............................................        65.6%        65.2%        62.9%
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Weighted Average Rate on Foreign Deposits................................        4.77%        4.80%        4.16%
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

LIQUIDITY

    Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excessive liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew or acquire additional deposit liabilities is a major source of liquidity. Border Bank's principal sources of funds are primarily within the local markets of Border Bank and consist of deposits, interest and principal payments on loans and investment securities.

    Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government-backed securities. At December 31, 1995, Border Bank's liquidity ratio, defined as cash, U.S. Government-backed securities, and federal funds sold as a percentage of deposits was 45.8% compared to 43.6% at December 31, 1994 and compared to 39.0% at December 31, 1993.

    Liability  liquidity  is  provided  by  access  to  core  funding   sources,
principally various customers' interest-bearing and noninterest-bearing deposit accounts in Border Bank's trade area.

    During 1995, funds for $10.7 million of investment purchases and $1.9 million of net loan growth came from various sources, including a net increase in deposits of $1.1 million, $15.6 million proceeds from maturing or called securities and $1.9 million of net income.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically capitalized." The classifications are generally determined by applicable ratios of the institution, including Tier I capital to risk-weighted assets, total capital to risk-weighted assets and leverage ratios. Based on Border Bank's capital ratios at December 31, 1995, Border Bank was classified as "well capitalized" under the applicable regulations. As a result, Border Bank does not believe that the prompt corrective action regulations have any material effect on its activities or operations.

    The funds management policy of Border Bank is to maintain a liability sensitive position. Changes in net interest income occur when interest rates on loans and investments change in a different time period from that of changes in interest rates on liabilities, or when the mix and volume of interest-earning assets and interest-bearing liabilities change. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given time period ("GAP"). A GAP ratio is determined by dividing rate sensitive assets by rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.

    Rate sensitive liabilities maturing within one year exceeded rate sensitive assets with comparable maturities at December 31, 1995 by $33.2 million.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at March 31, 1996:

                                                                    MARCH 31, 1996
                                         ---------------------------------------------------------------------
                                                                    7-12                  OVER
  INTEREST RATE SENSITIVITY ANALYSIS     1-3 MONTHS  4-6 MONTHS    MONTHS    1-5 YEARS   5 YEARS      TOTAL
- ---------------------------------------  ----------  ----------  ----------  ---------  ---------  -----------
                                                                (DOLLARS IN THOUSANDS)
Loans..................................  $   12,099  $    6,035  $    8,235  $  22,975  $   1,673  $    51,017
Investment Securities
  Available for Sale...................      --             992       2,486      1,803     --            5,281
  Held to Maturity.....................       1,695       1,435       1,448     26,504     11,247       42,329
Federal Funds Sold.....................      10,500      --          --         --         --           10,500
                                         ----------  ----------  ----------  ---------  ---------  -----------
    Total Interest-Earning Assets......      24,294       8,462      12,169     51,282     12,920      109,127
                                         ----------  ----------  ----------  ---------  ---------  -----------
Savings................................      16,980      --          --         --         --           16,980
Money Market Checking and Savings
 Accounts..............................      12,712      --          --         --         --           12,712
Time Deposits..........................      36,799      20,909       6,851      1,418     --           65,977
                                         ----------  ----------  ----------  ---------  ---------  -----------
    Total Interest-Bearing
      Liabilities......................      66,491      20,909       6,851      1,418     --           95,669
                                         ----------  ----------  ----------  ---------  ---------  -----------
Rate Sensitivity GAP (1)...............  $  (42,197) $  (12,447) $    5,318  $  49,864  $  12,920  $    13,458
                                         ----------  ----------  ----------  ---------  ---------  -----------
                                         ----------  ----------  ----------  ---------  ---------  -----------
Cumulative Rate Sensitivity GAP........  $  (42,197) $  (54,644) $  (49,326) $     538  $  13,458
                                         ----------  ----------  ----------  ---------  ---------
                                         ----------  ----------  ----------  ---------  ---------
Ratio of Cumulative Rate Sensitivity
 GAP to Total Assets...................      (35.18)%     (45.56)%     (41.12)%
                                         ----------  ----------  ----------
                                         ----------  ----------  ----------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to Cumulative
 Rate Sensitive Interest-Bearing
 Liabilities...........................      0.37:1      0.37:1      0.48:1
                                         ----------  ----------  ----------
                                         ----------  ----------  ----------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

    The  following  table   summarizes  interest  rate   sensitive  assets   and
liabilities by maturity at December 31, 1995:

                                                                   DECEMBER 31, 1995
                                         ---------------------------------------------------------------------
                                                                    7-12                  OVER
  INTEREST RATE SENSITIVITY ANALYSIS     1-3 MONTHS  4-6 MONTHS    MONTHS    1-5 YEARS   5 YEARS      TOTAL
- ---------------------------------------  ----------  ----------  ----------  ---------  ---------  -----------
                                                                (DOLLARS IN THOUSANDS)
Loans..................................  $   28,078  $    3,383  $    6,037  $   9,341  $     506  $    47,345
Investment Securities
  Available for Sale...................       1,986      --           1,488      3,305     --            6,779
  Held to Maturity.....................       4,374       4,944       1,060     25,693     11,386       47,457
Federal Funds Sold.....................       8,750      --          --         --         --            8,750
                                         ----------  ----------  ----------  ---------  ---------  -----------
    Total Interest-Earning Assets......      43,188       8,327       8,585     38,339     11,892      110,331
                                         ----------  ----------  ----------  ---------  ---------  -----------
Savings................................      16,365      --          --         --         --           16,365
Money Market Checking and Savings
 Accounts..............................      12,303      --          --         --         --           12,303
Time Deposits..........................      42,556      14,670       7,383      1,580     --           66,189
                                         ----------  ----------  ----------  ---------  ---------  -----------
    Total Interest-Bearing
      Liabilities......................      71,224      14,670       7,383      1,580     --           94,857
                                         ----------  ----------  ----------  ---------  ---------  -----------
Rate Sensitivity GAP (1)...............  $  (28,036) $   (6,343) $    1,202  $  36,759  $  11,892  $    15,474
                                         ----------  ----------  ----------  ---------  ---------  -----------
                                         ----------  ----------  ----------  ---------  ---------  -----------
Cumulative Rate Sensitivity GAP........  $  (28,036) $  (34,379) $  (33,177) $   3,582  $  15,474
                                         ----------  ----------  ----------  ---------  ---------
                                         ----------  ----------  ----------  ---------  ---------
Ratio of Cumulative Rate Sensitivity
 GAP to Total Assets...................      (23.46)%     (28.77)%     (27.76)%
                                         ----------  ----------  ----------
                                         ----------  ----------  ----------
Ratio of Cumulative Rate Sensitive
 Interest-Earning Assets to Cumulative
 Rate Sensitive Interest-Bearing
 Liabilities...........................      0.61:1      0.60:1      0.64:1
                                         ----------  ----------  ----------
                                         ----------  ----------  ----------

- ---------
  (1) Rate    sensitive   interest-earning   assets    less   rate   sensitive
      interest-bearing liabilities.

EFFECTS OF INFLATION

    Financial institutions are impacted differently by inflation than are industrial companies. While industrial and manufacturing companies generally have significant investments in inventories and fixed assets, financial institutions ordinarily do not have such investments. As a result, financial institutions are generally in a better position than industrial companies to respond to inflationary trends by monitoring the spread between interest costs and interest income yields through adjustments to maturities and interest rates of assets and liabilities. In addition, inflation tends to increase demand for loans from financial institutions as industrial companies attempt to maintain a constant level of goods in inventory and assets. As consumers of goods and services, financial institutions are affected by inflation as prices increase, causing an increase in costs of salaries, employee benefits, occupancy expense and similar items.

CAPITAL RESOURCES

    Stockholders' equity of $17.1 million at December 31, 1995 reflects a net increase of $1.2 million or 7.8% compared to stockholders' equity of $15.8 million at December 31, 1994. This net increase was primarily attributable to earnings for 1995 of $1.9 million. The net increase in stockholders' equity reflects dividends paid on common stock of $800 thousand in 1995. Border Bank also declared and paid a $500 thousand dividend in January 1996.

    The risk-based capital standards as established by the FDIC apply to Border Bank. The numerator of the risk-based capital ratio for banks includes Tier I capital, consisting of common stockholders' equity and qualifying cumulative and noncumulative perpetual preferred stock; and Tier II capital, consisting of other preferred stock, reserve for possible loan losses and certain subordinated and term-debt securities. Beginning on December 31, 1993, goodwill is deducted from Tier I capital. At no time is Tier II capital allowed to exceed Tier I capital in the calculation of total capital. The denominator or asset portion of the risk-based capital ratio aggregates generic classes of balance sheet and off-balance sheet exposures, each weighted by one of four factors, ranging from 0% to 100%, based on the relative risk of the exposure class.

    Ratio targets are set for both Tier I capital and Total Capital (Tier I plus Tier II capital). The minimum level of Tier I capital to total assets is 4.0% and the minimum Total Capital ratio is 8.0%. The FDIC has guidelines for a leverage ratio that is an additional evaluation of capital adequacy of banks. The leverage ratio is defined to be Border Bank's Tier I capital divided by its risk adjusted total assets. An insured depository institution is "Well Capitalized" for purposes of FDICIA if its Total Risk-Based Capital Ratio is equal to or greater than 10.0%, and Tier I Risk-Based Capital Ratio is equal to or greater than 6.0%, and Tier I Leverage Capital Ratio is equal to or greater than 5.0%. Based on capital ratios, Border Bank is within the definition of "Well Capitalized" for FDIC purposes at December 31, 1995.

    Border Bank's Tier I Risk-Based Capital Ratio was approximately 18.12% and 18.01% at December 31, 1995 and 1994, respectively. Border Bank's Total Risk-Based Capital Ratio was approximately 19.29% and 19.02% at December 31, 1995 and 1994, respectively. Border Bank's Tier I Leverage Capital Ratio was approximately 14.51% and 13.58% at December 31, 1995 and 1994, respectively.

    The following table presents Border Bank's risk-based capital calculation:

                                                                    MARCH 31,                 DECEMBER 31,
                                                            --------------------------  ------------------------
                    RISK-BASED CAPITAL                          1996          1995         1995         1994
- ----------------------------------------------------------  -------------  -----------  -----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Total Stockholders' Equity, before unrealized gains or
 losses on Securities Available for Sale..................  $     17,170   $   16,098   $   17,079   $   15,994
Less -- Goodwill and Other Deductions.....................       --            --           --           --
                                                            -------------  -----------  -----------  -----------
Total Tier I Capital......................................        17,170       16,098       17,079       15,994
Total Tier II Capital.....................................         1,100          902        1,100          901
                                                            -------------  -----------  -----------  -----------
Total Qualifying Capital..................................  $     18,270   $   17,000   $   18,179   $   16,895
                                                            -------------  -----------  -----------  -----------
                                                            -------------  -----------  -----------  -----------
Risk Adjusted Assets (Including Off-Balance Sheet
 Exposure)................................................  $    100,536   $   88,939   $   94,232   $   88,822
                                                            -------------  -----------  -----------  -----------
                                                            -------------  -----------  -----------  -----------
Tier I Risk-Based Capital Ratio...........................         17.08%       18.10%       18.12%       18.01%
Total Risk-Based Capital Ratio............................         18.17        19.11        19.29        19.02
Leverage Capital Ratio....................................         14.41        13.98        14.51        13.58
                                                            -------------  -----------  -----------  -----------
                                                            -------------  -----------  -----------  -----------

CURRENT ACCOUNTING ISSUES

    Effective January 1, 1995, Border Bank adopted Statement 114 and the amendment thereof, Statement 118. Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan. Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans.

    Loans which were restructured prior to the adoption of Statement 114 and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured subsequent to the adoption of Statement 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

    For loans covered by Statement 114, Border Bank makes an assessment for impairment when and while such loans are on nonaccrual status or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by Border Bank using discounted cash flows, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

    In management's opinion, the adoption of Statement 114 and Statement 118 has not had, and is not anticipated to have, a material effect on Border Bank's results of operations.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation." Statement 123 establishes financial accounting and reporting standards for stock-based employee compensation plans.

    Statement 123 encourages entities to adopt a "fair value" based method of accounting for stock-based compensation plans which requires an estimate of the fair value of stock options or other equity instruments which employees become entitled to when they have rendered requisite service or satisfied other conditions necessary to earn the right to benefit from the instruments.
Compensation cost is then determined based on the fair value estimate and is recognized over the service period, which is usually the vesting period. Statement 123 also requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.

    The accounting requirements of Statement 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. In management's opinion, the implementation of Statement 123 should have no material effect on Border Bank's financial statements.

QUARTER RESULTS

    The following table presents a summary of operations for the last six quarters:

                                                       1996                        1995                       1994
                                                     ---------  ------------------------------------------  ---------
       CONDENSED QUARTERLY INCOME STATEMENTS           FIRST     FOURTH      THIRD     SECOND      FIRST     FOURTH
             TAXABLE-EQUIVALENT BASIS                 QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
- ---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest Income....................................  $   2,497  $   2,390  $   2,379  $   2,447  $   2,440  $   2,370
Interest Expense...................................      1,138      1,137      1,117      1,121      1,040        958
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Interest Income................................      1,359      1,253      1,262      1,326      1,400      1,412
Provision for Loan Losses..........................         71        351         62         20         52         15
Noninterest Income.................................         94         89         84         68         75         71
Noninterest Expense................................        462        595        485        567        520        657
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Income Before Taxable-Equivalent Adjustment and
 Income Tax........................................        920        396        799        807        903        811
Taxable-Equivalent Adjustment......................        156        155        156        164        166        157
Applicable Income Tax Expense......................        173         (5)       115        135        134        179
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Income.........................................  $     591  $     246  $     528  $     508  $     603  $     475
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Income Per Common Share........................  $    2.96  $    1.23  $    2.64  $    2.54  $    3.02  $    2.38
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------

                                THE BORDER BANK
                                 BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1996

Assets
  Cash and due from banks....................................................  $   6,088,182
  Federal funds sold.........................................................     10,500,000
                                                                               -------------
        Total cash and cash equivalents......................................     16,588,182
                                                                               -------------
  Investment securities available for sale...................................      5,281,206
  Investment securities held to maturity.....................................     42,328,509
  Loans, net of unearned discount............................................     51,016,869
  Less allowance for loan losses.............................................      1,100,000
                                                                               -------------
        Net loans............................................................     49,916,869
                                                                               -------------
  Bank premises and equipment, net of accumulated
    depreciation and amortization............................................      3,075,209
  Accrued interest receivable................................................      1,978,568
  Other real estate owned....................................................        237,617
  Other assets...............................................................        427,759
  Deferred federal income taxes..............................................        111,393
                                                                               -------------
                                                                               $ 119,945,312
                                                                               -------------
                                                                               -------------
Liabilities and Stockholders' Equity
  Liabilities:
    Deposits:
      Noninterest-bearing....................................................  $   6,542,930
      Interest-bearing.......................................................     95,669,360
                                                                               -------------
        Total deposits.......................................................    102,212,290
    Accrued interest payable.................................................        229,550
    Deferred compensation payable............................................        107,600
    Other liabilities........................................................        230,640
                                                                               -------------
        Total Liabilities....................................................    102,780,080
                                                                               -------------
Stockholders' equity:
  Common stock, $20 par value, 200,000 shares authorized,
    issued and outstanding...................................................      2,000,000
  Certified surplus..........................................................      9,000,000
  Undivided profits..........................................................      6,169,878
  Unrealized loss on securities available for sale...........................         (4,646)
                                                                               -------------
        Total stockholders' equity...........................................     17,165,232
Commitments and contingent liabilities
                                                                               -------------
                                                                               $ 119,945,312
                                                                               -------------
                                                                               -------------

                 See accompanying notes to financial statement.

                                THE BORDER BANK
                             STATEMENTS OF EARNINGS
                                  (UNAUDITED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
Interest Income:
  Loans.............................................................................  $   1,379,108  $   1,362,296
  Investment securities.............................................................        848,057        887,197
  Federal funds sold................................................................        113,809         25,998
                                                                                      -------------  -------------
    Total interest income...........................................................      2,340,974      2,275,491
                                                                                      -------------  -------------
Interest expense:
  Savings, NOW and money market deposits............................................        262,159        242,101
  Time deposits.....................................................................        875,660        797,767
                                                                                      -------------  -------------
Total interest expense..............................................................      1,137,819      1,039,868
                                                                                      -------------  -------------
    Net interest income.............................................................      1,203,155      1,235,623
Provision for loan losses...........................................................         71,331         51,833
                                                                                      -------------  -------------
    Net interest income after provision for loan losses.............................      1,131,824      1,183,790
                                                                                      -------------  -------------
Noninterest income:
  Service charges on deposit accounts...............................................         67,001         55,345
  Other service charges and fees....................................................         16,143          9,514
  Other.............................................................................         10,502          9,892
                                                                                      -------------  -------------
      Total noninterest income......................................................         93,646         74,751
                                                                                      -------------  -------------
Noninterest expense:
  Salaries and employee benefits....................................................        248,370        274,779
  Net occupancy expense.............................................................         83,343         82,405
  Legal and professional fees.......................................................         19,990         10,495
  Data processing fees..............................................................         30,731         26,612
  Directors fees....................................................................         11,200         12,600
  FDIC assessment...................................................................       --               49,000
  Other.............................................................................         68,022         64,016
                                                                                      -------------  -------------
    Total noninterest expense.......................................................        461,656        519,907
                                                                                      -------------  -------------
    Income before income tax expense................................................        763,814        738,634
Income tax expense..................................................................        172,454        135,534
                                                                                      -------------  -------------
    Net income......................................................................  $     591,360  $     603,100
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income per share................................................................  $        2.96  $        3.02
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See accompanying notes to financial statements.

                                THE BORDER BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
 FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                      UNREALIZED
                                                                                     GAIN (LOSS)
                                                                                          ON
                                                                                      SECURITIES       TOTAL
                                                         CERTIFIED      UNDIVIDED     AVAILABLE    STOCKHOLDERS'
                                        COMMON STOCK      SURPLUS        PROFITS       FOR SALE        EQUITY
                                        -------------  -------------  -------------  ------------  --------------
Balance at December 31, 1994..........  $   2,000,000  $   9,000,000  $   4,994,409  $   (152,028) $   15,842,381
Cash dividends on common stock........       --             --             (800,000)      --             (800,000)
Changes in unrealized gain (loss) on
 securities available for sale........       --             --             --             148,728         148,728
Net income for the year ended December
 31, 1995.............................       --             --            1,884,109       --            1,884,109
                                        -------------  -------------  -------------  ------------  --------------
Balance at December 31, 1995..........      2,000,000      9,000,000      6,078,518        (3,300)     17,075,218
Cash dividends on common stock........       --             --             (500,000)      --             (500,000)
Changes in unrealized gain (loss) on
 securities available for sale........       --             --             --              (1,346)         (1,346)
Net income for the three months ended
 March 31, 1996.......................       --             --              591,360       --              591,360
                                        -------------  -------------  -------------  ------------  --------------
Balance at March 31, 1996.............  $   2,000,000  $   9,000,000  $   6,169,878  $     (4,646) $   17,165,232
                                        -------------  -------------  -------------  ------------  --------------
                                        -------------  -------------  -------------  ------------  --------------

                See accompanying notes to financial statements.

                                THE BORDER BANK
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                         1996            1995
                                                                                    --------------  --------------
Cash flows from operating activities:
  Net income......................................................................  $      591,360  $      603,100
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of bank premises and equipment..................          42,980          35,336
    Net discount accretion on investment securities...............................        (100,589)        (22,876)
    Provision for loan losses.....................................................          71,331          51,833
    (Increase) decrease in accrued interest receivable, federal income tax
      refundable and other assets.................................................         241,190         (64,839)
    Increase in accrued interest payable and other liabilities....................         133,637         121,708
                                                                                    --------------  --------------
      Total adjustments...........................................................         388,549         121,162
                                                                                    --------------  --------------
      Net cash provided by operating activities...................................         979,909         724,262
                                                                                    --------------  --------------
Cash flows from investing activities:
  Proceeds from investment security maturities and principal repayments...........       1,269,000       4,005,000
  Proceeds from called investments securities.....................................       5,530,000         500,000
  Purchases of investment securities..............................................         (74,252)     (1,914,844)
  Net increase in loans...........................................................      (3,764,553)     (2,731,811)
  Recoveries on loans charged off.................................................          13,935           2,270
  Purchases of bank premises and equipment........................................            (940)        (69,052)
  Proceeds from sales of bank premises and equipment..............................         180,000        --
  Proceeds from sales of other real estate owned..................................           6,368        --
                                                                                    --------------  --------------
      Net cash provided by (used in) investing activities.........................       3,159,558        (208,437)
                                                                                    --------------  --------------
Cash flows from financing activities:
  (Decrease) increase in deposits.................................................         216,952      (1,723,751)
  Dividends paid on common stock..................................................        (500,000)       (500,000)
                                                                                    --------------  --------------
      Net cash used in financing activities.......................................        (283,048)     (2,223,751)
                                                                                    --------------  --------------
      Net increase (decrease) in cash and cash equivalents........................       3,856,419      (1,707,926)
Cash and cash equivalents at beginning of year....................................      12,731,763       7,579,938
                                                                                    --------------  --------------
Cash and cash equivalents at end of year..........................................  $   16,588,182  $    5,872,012
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental disclosure of cash flow information:
  Interest paid...................................................................  $    1,154,971  $    1,024,256
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental schedule of noncash investing and financing activities:
  Foreclosure of assets in partial satisfaction of loans receivable...............  $        6,836  $     --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                See accompanying notes to financial statements.

                                THE BORDER BANK

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION
    The accompanying unaudited financial information does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.

NOTE 2 -- INCOME TAX
    Deferred income tax assets and liabilities are computed for differences between the financial statement and the tax basis of assets and liabilities that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

NOTE 3 -- COMMON STOCK
    On January 12, 1996, the Board of Directors approved a $2.50 per share cash dividend for shareholders of record at that date.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Border Bank:

    We have audited the accompanying balance sheets of The Border Bank (the "Bank") as of December 31, 1995 and 1994, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Border Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in note 1 to the financial statements, the Bank changed its method of accounting for investment securities in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
January 31, 1996

                                THE BORDER BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                      1995              1994
                                                                                ----------------  ----------------
Assets
    Cash and due from banks (note 2)..........................................  $      3,981,763  $      3,079,938
    Federal funds sold........................................................         8,750,000         4,500,000
                                                                                ----------------  ----------------
                Total cash and cash equivalents...............................        12,731,763         7,579,938
                                                                                ----------------  ----------------
    Investment securities available for sale (note 3).........................         6,778,515         8,725,350
    Investment securities held to maturity (note 3)...........................        47,457,398        49,994,782
    Loans, net of unearned discount (note 4)..................................        47,344,518        45,858,959
    Less allowance for loan losses (note 5)...................................         1,100,100           900,663
                                                                                ----------------  ----------------
                Net loans.....................................................        46,244,418        44,958,296
                                                                                ----------------  ----------------
    Bank premises and equipment, net of accumulated depreciation and
      amortization (note 6)...................................................         3,297,249         3,220,156
    Accrued interest receivable...............................................         2,242,370         1,726,997
    Other real estate owned...................................................           237,149           220,790
    Other assets..............................................................           405,691           576,634
    Deferred federal income taxes (note 8)....................................           110,156           120,395
                                                                                ----------------  ----------------
                                                                                $    119,504,709  $    117,123,338
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------
Liabilities and Stockholders' Equity
    Liabilities:
        Deposits:
            Noninterest-bearing...............................................  $      7,137,218  $      7,012,379
            Interest-bearing (note 7).........................................        94,858,120        93,852,472
                                                                                ----------------  ----------------
                Total deposits................................................       101,995,338       100,864,851
        Accrued interest payable..............................................           246,702           207,772
        Deferred compensation payable (note 9)................................           107,600           107,600
        Other liabilities.....................................................            79,851           100,734
                                                                                ----------------  ----------------
                Total liabilities.............................................       102,429,491       101,280,957
                                                                                ----------------  ----------------
    Stockholders' equity:
        Common stock, $10 par value, 200,000 shares authorized, issued and
          outstanding.........................................................         2,000,000         2,000,000
        Certified surplus.....................................................         9,000,000         9,000,000
        Undivided profits.....................................................         6,078,518         4,994,409
        Unrealized loss on securities available for sale (note 3).............            (3,300)         (152,028)
                                                                                ----------------  ----------------
                Total stockholders' equity....................................        17,075,218        15,842,381
    Commitments and contingent liabilities (notes 4 and 10)
                                                                                ----------------  ----------------
                                                                                $    119,504,709  $    117,123,338
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                See accompanying notes to financial statements.

                                THE BORDER BANK

                             STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                           1995           1994           1993
                                                                       -------------  -------------  -------------
Interest income:
    Loans............................................................  $   5,326,329  $   5,328,325  $   5,411,271
    Investment securities............................................      3,430,612      3,338,920      3,340,360
    Federal funds sold...............................................        259,176        211,885        176,570
                                                                       -------------  -------------  -------------
        Total interest income........................................      9,016,117      8,879,130      8,928,201
                                                                       -------------  -------------  -------------
Interest expense:
    Savings, NOW and money market deposits...........................        947,113      1,023,946        987,085
    Time deposits....................................................      3,468,212      2,747,527      2,904,981
                                                                       -------------  -------------  -------------
        Total interest expense.......................................      4,415,325      3,771,473      3,892,066
                                                                       -------------  -------------  -------------
        Net interest income..........................................      4,600,792      5,107,657      5,036,135
Provision for loan losses (note 5)...................................        485,283        396,523        265,219
                                                                       -------------  -------------  -------------
        Net interest income after provision for loan losses..........      4,115,509      4,711,134      4,770,916
Noninterest income:
    Service charges on deposit accounts..............................        255,241        237,979        186,743
    Other service charges and fees...................................         32,554         29,644         38,678
    Other............................................................         28,385        135,260         60,629
                                                                       -------------  -------------  -------------
        Total noninterest income.....................................        316,180        402,883        286,050
                                                                       -------------  -------------  -------------
Noninterest expense:
    Salaries and employee benefits...................................      1,055,597      1,060,701        945,165
    Net occupancy expense............................................        381,852        367,077        314,787
    Legal and professional fees......................................        215,052         89,935         86,781
    Data processing fees.............................................        106,169         89,035         73,699
    Directors' fees..................................................         46,200         47,600         33,600
    FDIC assessment..................................................        121,269        229,312        205,873
    Other............................................................        241,051        301,428        820,777
                                                                       -------------  -------------  -------------
        Total noninterest expense....................................      2,167,190      2,185,088      2,480,682
                                                                       -------------  -------------  -------------
        Income before income tax expense.............................      2,264,499      2,928,929      2,576,284
Income tax expense (note 8)..........................................        380,390        604,132        500,840
                                                                       -------------  -------------  -------------
        Net income...................................................  $   1,884,109  $   2,324,797  $   2,075,444
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net income per share.................................................  $        9.42  $       11.62  $       10.38
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See accompanying notes to financial statements.

                                THE BORDER BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                UNREALIZED
                                                                                               GAIN (LOSS)
                                                                                                    ON
                                                                                                SECURITIES       TOTAL
                                                                  CERTIFIED      UNDIVIDED      AVAILABLE    STOCKHOLDERS'
                                                 COMMON STOCK      SURPLUS        PROFITS        FOR SALE        EQUITY
                                                 -------------  -------------  --------------  ------------  --------------
Balance at December 31, 1992...................  $   2,000,000  $   7,000,000  $    3,394,168  $    --       $   12,394,168
Cash dividends on common stock.................       --             --              (400,000)      --             (400,000)
Transfer of Undivided profits to Certified
 surplus.......................................       --            2,000,000      (2,000,000)      --             --
Net income for 1993............................                                     2,075,444       --            2,075,444
                                                 -------------  -------------  --------------  ------------  --------------
Balance at December 31, 1993...................      2,000,000      9,000,000       3,069,612       --           14,069,612
Effect of change to adopt an accounting
 principle -- accounting for unrealized gain
 (loss) on securities available for sale (note
 3)............................................       --             --              --             (37,546)        (37,546)
Cash dividends on common stock.................       --             --              (400,000)      --             (400,000)
Change in unrealized gain (loss) on securities
 available for sale (note 3)...................       --             --                            (114,482)       (114,482)
Net income for 1994............................       --             --             2,324,797       --            2,324,797
                                                 -------------  -------------  --------------  ------------  --------------
Balance at December 31, 1994...................      2,000,000      9,000,000       4,994,409      (152,028)     15,842,381
Cash dividends on common stock.................       --             --              (800,000)      --             (800,000)
Change in unrealized gain (loss) on securities
 available for sale (note 3)...................       --             --              --             148,728         148,728
Net income for 1995............................       --             --             1,884,109       --            1,884,109
                                                 -------------  -------------  --------------  ------------  --------------
Balance at December 31, 1995...................  $   2,000,000  $   9,000,000  $    6,078,518  $     (3,300) $   17,075,218
                                                 -------------  -------------  --------------  ------------  --------------
                                                 -------------  -------------  --------------  ------------  --------------

                See accompanying notes to financial statements.

                                THE BORDER BANK

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                             1995             1994             1993
                                                                        ---------------  ---------------  ---------------
Cash flows from operating activities:
    Net income........................................................  $     1,884,109  $     2,324,797  $     2,075,444
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of bank premises and
          equipment...................................................          163,603          128,798          119,435
        Net discount accretion on investment securities...............         (131,534)         (31,290)          (7,677)
        Provision for loan losses.....................................          485,283          396,523          265,219
        Losses on sales of other real estate owned....................            6,029           11,192            6,256
        (Increase) decrease in accrued interest receivable, other
          assets and deferred federal income taxes....................         (410,806)         337,241         (124,353)
        Increase in accrued interest payable and other liabilities....           18,047           24,535          107,346
        Write-downs of other real estate..............................        --                  12,509        --
                                                                        ---------------  ---------------  ---------------
            Total adjustments.........................................          130,622          879,508          366,226
                                                                        ---------------  ---------------  ---------------
            Net cash provided by investing activities.................        2,014,731        3,204,305        2,441,670
                                                                        ---------------  ---------------  ---------------
Cash flows from investing activities:
    Proceeds from investment security maturities and principal
      repayments......................................................        8,678,114        5,115,000        7,595,000
    Proceeds from called investment securities........................        6,905,000        4,785,000        4,742,487
    Purchase of investment securities.................................      (10,742,018)     (14,371,015)     (20,153,723)
    Net (increase) decrease in loans..................................       (1,964,429)       2,179,765       (6,112,667)
    Recoveries on loans charged off...................................           18,507           12,537           33,104
    Purchases of bank premises and equipment..........................         (240,696)      (1,519,306)        (229,354)
    Proceeds from sales of other real estate owned....................          152,129          178,447           83,386
                                                                        ---------------  ---------------  ---------------
    Net cash provided by (used in) investing activities...............        2,806,607       (3,619,572)     (14,041,767)
                                                                        ---------------  ---------------  ---------------
Cash flows from financing activities:
    Increase in deposits..............................................        1,130,487          343,854        6,692,667
    Dividends paid on common stock....................................         (800,000)        (400,000)        (400,000)
                                                                        ---------------  ---------------  ---------------
            Net cash provided by (used in) financing activities.......          330,487          (56,146)       6,292,667
                                                                        ---------------  ---------------  ---------------
            Net increase (decrease) in cash and cash equivalents......        5,151,825         (471,413)      (5,307,430)
Cash and cash equivalents at beginning of year........................        7,579,938        8,051,351       13,358,781
                                                                        ---------------  ---------------  ---------------
Cash and cash equivalents at end of year..............................  $    12,731,763  $     7,579,938  $     8,051,351
                                                                        ---------------  ---------------  ---------------
                                                                        ---------------  ---------------  ---------------
Supplemental disclosure of cash flow information:
    Interest paid.....................................................  $     4,415,325  $     3,746,012  $     3,922,076
    Taxes paid........................................................          437,000          506,666          497,572
                                                                        ---------------  ---------------  ---------------
                                                                        ---------------  ---------------  ---------------
Supplemental schedule of noncash investing and financing activities --
 foreclosure of assets in partial satisfaction of loans receivable....  $       174,517  $       211,098  $       238,534
                                                                        ---------------  ---------------  ---------------
                                                                        ---------------  ---------------  ---------------

                See accompanying notes to financial statements.

                                THE BORDER BANK

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and due from banks and federal funds sold are considered to be cash equivalents. Federal funds sold generally have one-day maturities.

INVESTMENT SECURITIES

    In May  1993,  the  Financial Accounting  Standards  Board  ("FASB")  issued
Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities." Statement 115 establishes standards of financial accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities. At acquisition, a bank is required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the balance sheet with unrealized holding gains and losses included in earnings. Investments not classified as held to maturity nor trading are classified as available for sale and measured at fair value in the balance sheet with unrealized holding gains and losses, net of applicable income taxes, reported in a separate component of stockholders' equity until realized.

    Effective January 1, 1994, the Bank adopted Statement 115, which had no impact on the Bank's income statement as all securities were classified as either held to maturity or available for sale. Accounting for securities classified as held to maturity will continue on the basis of amortized cost. Securities classified as available for sale will be measured at market value with the net unrealized holding gains and losses reported in a separate component of stockholders' equity until realized. Purchases of investment securities are classified as available for sale or held to maturity at time of purchase as determined by management.

    Premiums and discounts are amortized and accreted using a method which approximates level yield. Gains and losses on available for sale investment securities sold are recognized in operations at the time of sale based on the specific identification method. Security purchases and sales are recorded on the trade date.

LOANS

    Management continually reviews the loan portfolio to identify loans which, with respect to principal or interest, have or may become collection problems. A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, and the loan is not both well-secured and in the process of collection. A loan is also placed on nonaccrual status immediately if, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual

                                THE BORDER BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending on management's assessment of the ultimate collectibility of principal.

    Unearned interest on installment loans is recognized as income over the terms of the related loans on a basis which results in approximately level rates of return over the terms of the loans.

    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan," which addresses the accounting by creditors for impairment of certain loans, as defined. In October 1994, Statement 114 was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosures." Implementation of these pronouncements in the first quarter of 1995 did not have a material effect on the Bank's financial statements.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established by a charge to operations as deemed necessary by management to maintain the allowance for loan losses at an amount considered adequate to absorb known or possible loan losses in the Bank's loan portfolio. The provision is determined based on management's evaluation of the loan portfolio, giving consideration to existing economic conditions, changes in the loan portfolio, historical loan loss factors and other relevant information. Management believes that the allowance for loan losses is adequate.

    Loans are charged against the allowance for loan losses when management believes the collection of principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are recorded at cost. Expenditures for improvements are capitalized. Repairs and maintenance which do not extend the life of bank premises and equipment are charged to expense as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Any gain or loss resulting from disposition of premises and equipment is reflected in earnings.

OTHER REAL ESTATE OWNED

    Other real estate owned is recorded at fair value at the date of foreclosure which is subsequently considered cost. At subsequent dates, other real estate is carried at the lower of fair value minus estimated costs to sell or cost. Fair values are determined generally by reference to appraisals. Rental income earned and expenses incurred related to real estate owned are recognized during the period earned or incurred and are included in noninterest expense at their net amount.

FEDERAL INCOME TAXES

    Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is recognized as a result of the change in the asset or liability during the year.

                                THE BORDER BANK

(2)   RESERVE REQUIREMENTS
    The Bank is required to maintain certain daily reserve balances on hand or on deposit with the Federal Reserve Bank in accordance with Federal Reserve Board requirements. These deposits are noninterest bearing and not available for investment purposes. Cash and due from bank balances maintained in accordance with such requirements at December 31, 1995 was approximately $25,000.

(3)   INVESTMENT SECURITIES
    The amortized cost and estimated market value, which is the carrying value, of investment securities available for sale at December 31, 1995 and December 31, 1994 are as follows:

                                                                         1995
                                                -------------------------------------------------------
                                                                  GROSS        GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED     ESTIMATED
              AVAILABLE FOR SALE                    COST          GAINS        LOSSES     MARKET VALUE
- ----------------------------------------------  -------------  -----------  ------------  -------------
U.S. treasuries...............................  $   3,004,777   $   5,927   $     (4,104) $   3,006,600
U.S. government agencies......................      3,778,740       9,186        (16,011)     3,771,915
                                                -------------  -----------  ------------  -------------
                                                $   6,783,517   $  15,113   $    (20,115) $   6,778,515
                                                -------------  -----------  ------------  -------------
                                                -------------  -----------  ------------  -------------


                                                                         1994
                                                -------------------------------------------------------
                                                                  GROSS        GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED     ESTIMATED
              AVAILABLE FOR SALE                    COST          GAINS        LOSSES     MARKET VALUE
- ----------------------------------------------  -------------  -----------  ------------  -------------
U.S. treasuries...............................  $   1,995,054   $  --       $    (58,304) $   1,936,750
U.S. government agencies......................      6,960,640      --           (172,040)     6,788,600
                                                -------------  -----------  ------------  -------------
                                                $   8,955,694   $  --       $   (230,344) $   8,725,350
                                                -------------  -----------  ------------  -------------
                                                -------------  -----------  ------------  -------------

    At December 31, 1995 and 1994, the Bank has recorded net unrealized holding losses on securities available for sale, net of income tax, as a decrease in stockholders' equity of $3,300 and $152,028, respectively.

    The amortized cost, which is the carrying value, and estimated market value of investment securities held to maturity at December 31, 1995 and December 31, 1994 are as follows:

                                                                      1995
                                          -------------------------------------------------------------
                                                              GROSS          GROSS
                                                           UNREALIZED      UNREALIZED      ESTIMATED
            HELD TO MATURITY              AMORTIZED COST      GAINS          LOSSES       MARKET VALUE
- ----------------------------------------  --------------  -------------  --------------  --------------
U.S. government agencies................  $   27,247,565  $     156,236  $     (345,402) $   27,058,399
Obligations of state and political
 subdivisions...........................      18,633,086      1,265,601          (3,361)     19,895,326
Other...................................       1,576,747         66,429        --             1,643,176
                                          --------------  -------------  --------------  --------------
                                          $   47,457,398  $   1,488,266  $     (348,763) $   48,596,901
                                          --------------  -------------  --------------  --------------
                                          --------------  -------------  --------------  --------------


                                                                      1994
                                          -------------------------------------------------------------
                                                              GROSS          GROSS
                                                           UNREALIZED      UNREALIZED      ESTIMATED
            HELD TO MATURITY              AMORTIZED COST      GAINS          LOSSES       MARKET VALUE
- ----------------------------------------  --------------  -------------  --------------  --------------
U.S. government agencies................  $   27,689,133  $       9,648  $   (1,176,060) $   26,522,721
Obligations of state and political
 subdivisions...........................      20,232,429        527,174        (414,166)     20,345,437
Other...................................       2,073,220         12,341         (82,746)      2,002,815
                                          --------------  -------------  --------------  --------------
                                          $   49,994,782  $     549,163  $   (1,672,972) $   48,870,973
                                          --------------  -------------  --------------  --------------
                                          --------------  -------------  --------------  --------------

                                THE BORDER BANK

(3)   INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                           ESTIMATED
                          AVAILABLE FOR SALE                             AMORTIZED COST   MARKET VALUE
- -----------------------------------------------------------------------  --------------  --------------
Due in one year or less................................................  $    3,492,918  $    3,474,200
Due after one year through five years                                         3,290,599       3,304,315
                                                                         --------------  --------------
                                                                         $    6,783,517  $    6,778,515
                                                                         --------------  --------------
                                                                         --------------  --------------


                           HELD TO MATURITY
- -----------------------------------------------------------------------
Due in one year or less................................................  $    3,552,921  $    3,550,443
Due after one year through five years..................................      32,518,814      32,856,305
Due after five years through ten years.................................       7,676,266       8,229,114
Due after ten years....................................................       3,709,397       3,961,039
                                                                         --------------  --------------
                                                                         $   47,457,398  $   48,596,901
                                                                         --------------  --------------
                                                                         --------------  --------------

    Included in held to maturity and available for sale securities at December 31, 1995 are approximately $2,500,000 and $987,000, respectively, of investment securities that pay interest based on a set coupon rate with a foreign exchange rate adjustment or based directly on a foreign index. The held to maturity securities have a market value of $2,472,000. All of the securities mature during 1996 and 1997, with the exception of one security maturing in the year 2000. The securities are paying interest at a rate of approximately 2.76%. One security of approximately $500,000 has an interest rate floor of 3.00%. The interest rate on the other securities could reset to zero. No loss of principal is anticipated by management on any of the aforementioned securities.

    There were no sales for the years ended December 31, 1995 and 1994 from either the available for sale or held to maturity categories.

    Securities  with  a   carrying  value  of   approximately  $13,437,000   and
$12,614,000 were pledged at December 31, 1995 and 1994, respectively, to secure public deposits of $10,049,000 and $9,796,000

(4)   LOANS
    Loans at December 31, 1995 and 1994 are as follows:

                                                                              1995            1994
                                                                         --------------  --------------
Commercial.............................................................  $   15,452,457  $   15,416,038
Real estate:
    Construction.......................................................         751,231         956,662
    Commercial.........................................................      20,216,699      15,903,244
    Agriculture........................................................       1,130,755         629,500
    1-4 single family residence........................................       7,206,746       8,362,315
Consumer...............................................................       2,557,042       3,418,871
Overdraft and other....................................................         270,000       1,537,503
                                                                         --------------  --------------
                                                                             47,584,930      46,224,133
Less unearned discount.................................................        (240,412)       (365,174)
                                                                         --------------  --------------
                                                                         $   47,344,518  $   45,858,959
                                                                         --------------  --------------
                                                                         --------------  --------------

                                THE BORDER BANK

(4)   LOANS (CONTINUED)
    The majority of the Bank's loans are to companies and individuals which are headquartered or are employed in the Rio Grande Valley, but may conduct business on a statewide national or international scale. Repayment of those loans is dependent on the economy in that area, the economic situation in Mexico and surrounding areas.

    The Border Bank makes loans to individuals or companies that are residents of, or domiciled in, Mexico. Such loans may be secured or unsecured. Secured loans include loans secured by deposits in the Bank, real estate in the United States or Mexico, or equipment. At December 31, 1995 and 1994, the Bank had outstanding approximately $11,826,000 and $12,178,000, respectively, of such loans. Interest income related to such loans for the years ended December 31, 1995, 1994 and 1993 was approximately $1,329,000, $732,000 and $1,110,000, respectively.

    All loans to officers, directors and stockholders of the Bank and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balance of direct and indirect personal borrowings of executive officers and directors of the Bank at December 31, 1995 and 1994 was approximately $1,704,000 and $2,403,000, respectively.

    Nonaccrual loans approximated $189,000 and $226,000 at December 31, 1995 and 1994, respectively. If interest on these loans had been accrued at the original contractual rates, interest income would have been increased by approximately $2,400 and $34,000 for the years ended December 31, 1995 and 1994. There were no renegotiated loans outstanding at December 31, 1995 and 1994.

    In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

    Outstanding commitments and letters of credit at December 31, 1995 and 1994 are approximately as follows:

                                                                                1995           1994
                                                                            -------------  -------------
Commitments to extend credit..............................................  $   2,151,000  $   1,663,000
Letters of credit.........................................................        470,000        279,000
                                                                            -------------  -------------
                                                                            -------------  -------------

(5)   ALLOWANCE FOR LOAN LOSSES
    A summary of the activity in the allowance for loan losses for the years ended December 31, 1995 and 1994 is as follows:

                                                                                  1995          1994
                                                                              -------------  -----------
Balance at beginning of year................................................  $     900,663  $   623,778
Provision for loan losses...................................................        485,283      396,523
Loans charged off...........................................................       (304,353)    (132,175)
Recoveries..................................................................         18,507       12,537
                                                                              -------------  -----------
Balance at end of year......................................................  $   1,100,100  $   900,663
                                                                              -------------  -----------
                                                                              -------------  -----------

                                THE BORDER BANK

(6)   BANK PREMISES AND EQUIPMENT
    Bank premises and equipment and related accumulated depreciation and amortization at December 31, 1995 and 1994 are as follows:

                                                            ESTIMATED
                                                           USEFUL LIVES       1995            1994
                                                           ------------  --------------  --------------
Land.....................................................       --       $      630,757  $      500,785
Premises.................................................     40 years        2,990,006       2,914,459
Furniture, fixtures and equipment........................     10 years          987,740         965,797
Automobiles..............................................      3 years           52,230          46,636
Less accumulated depreciation and amortization...........                    (1,363,484)     (1,207,521)
                                                                         --------------  --------------
                                                                         $    3,297,249  $    3,220,156
                                                                         --------------  --------------
                                                                         --------------  --------------

    Depreciation expense was approximately $164,000, $148,000 and $119,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

(7)   INTEREST-BEARING DEPOSITS
    Interest-bearing deposits at December 31, 1995 and 1994 are as follows:

                                                                              1995            1994
                                                                         --------------  --------------
Savings, money market and NOW accounts.................................  $   28,668,215  $   29,279,190
Certificates of deposit less than $100,000.............................      21,520,413      19,458,632
Certificates of deposit of $100,000 or more............................      44,669,492      45,114,650
                                                                         --------------  --------------
                                                                         $   94,858,120  $   93,852,472
                                                                         --------------  --------------
                                                                         --------------  --------------

    Interest expense for certificates of deposit of $100,000 or more for the years ended December 31, 1995, 1994 and 1993 was approximately $1,649,000, $1,980,000 and $1,476,000, respectively.

(8)   INCOME TAXES
    The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Federal:
    Current tax expense..........................................  $   446,766  $   570,177  $   460,787
    Deferred tax (benefit) expense...............................      (66,376)      33,955       40,053
                                                                   -----------  -----------  -----------
        Income tax expense.......................................  $   380,390  $   604,132  $   500,840
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    The income tax expense for the years ended December 31, 1995, 1994 and 1993 differs from the amount computed by applying the federal income tax rate of 34% to income before income tax expense as follows:

                                                                    1995          1994          1993
                                                                ------------  ------------  ------------
Computed "expected" tax expense...............................  $    769,930  $    995,836  $    875,937
Increase (reduction) in tax resulting from:
    Tax-exempt interest, net..................................      (423,414)     (405,528)     (405,384)
    Other, net................................................        33,874        13,824        30,287
                                                                ------------  ------------  ------------
                                                                $    380,390  $    604,132  $    500,840
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                                THE BORDER BANK

(8)   INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                                                   1995         1994
                                                                                -----------  -----------
Deferred tax assets:
    Allowance for loan losses.................................................  $   282,431  $   215,392
    Deferred compensation.....................................................       36,584       36,584
    Other real estate.........................................................        4,250        4,250
    Unrealized losses on investment securities................................        1,701       78,317
    Alternative minimum tax carryforward......................................       94,831       94,831
                                                                                -----------  -----------
                                                                                    419,797      429,374
                                                                                -----------  -----------
Deferred tax liabilities:
    Premises and equipment....................................................      277,106      254,019
    Other assets..............................................................       32,535       54,960
                                                                                -----------  -----------
                                                                                    309,641      308,979
                                                                                -----------  -----------
        Net deferred tax asset................................................  $   110,156  $   120,395
                                                                                -----------  -----------
                                                                                -----------  -----------

    Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(9)   EMPLOYEE BENEFITS
    The Bank has a deferred compensation plan for the benefit of one individual. The plan provides for a retirement benefit, payable to the individual (or designated beneficiary or estate if death occurs prior to payment of the full amount of deferred compensation), of $13,350 each year beginning March 15, 1995 and continuing thereafter for fourteen years.

    The Bank owns and is the beneficiary of a life insurance policy on the former employee covered by the deferred compensation plan. The face value of the life insurance policy is approximately equal to the total benefits to be paid under the plan.

(10)  CONTINGENT LIABILITIES
    The Bank is involved in certain claims and suits occurring in the ordinary course of business. Management believes that the probable resolution of such claims and suits will not have a material adverse affect on the financial condition of the Bank.

                                THE BORDER BANK

(11)  FAIR VALUE OF FINANCIAL INSTRUMENTS
    The estimated fair values at December 31, 1995 and methods and assumptions used to determine the estimated fair values are set forth below for the Bank's financial instruments:

                                                                        CARRYING OR
                                                                       NOTIONAL VALUE      FAIR VALUE
                                                                      ----------------  ----------------
Financial assets:
    Cash and due from banks.........................................  $      3,981,763  $      3,981,763
    Federal funds sold..............................................         8,750,000         8,750,000
    Investment securities...........................................        54,235,913        55,375,416
    Net loans.......................................................        46,244,418        46,121,036
Financial liabilities -- deposits...................................       101,995,338       102,134,065
Off-balance sheet instruments:
    Commitments to extend credit....................................         2,151,000         2,151,000
    Letters of credit...............................................           470,100           470,100
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

CASH AND DUE FROM BANKS

    Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

FEDERAL FUNDS SOLD

    Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

INVESTMENT SECURITIES

    The fair values of investment securities are estimated based on quoted market prices from investment dealers and companies.

NET LOANS

    The fair value of loans is estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type and the fair value of loans is estimated using current market rates for the type of loan.

DEPOSITS

    The fair value of deposits with short-term or no stated maturity, such as checking, savings, NOW accounts and money market accounts, is equal to the amounts payable at December 31, 1995. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

    The fair value of commitments to extend credit and letters of credit are estimated using current interest rates and committed rates.

(12)  REGULATORY SUPERVISION
    As a result of criticisms reflected in the June 28, 1993 Report of Examination by the Texas Department of Banking, a Memorandum of Understanding (the "Memorandum") was entered into between the Board of Directors of the Bank and the Banking Commissioner of Texas on October 8, 1993. The Memorandum required that the Bank, among other provisions, increase Board of Director supervision over loan activities, revise the existing loan policy, increase the allowance for loan losses and reduce criticized assets. Additionally, the Bank's Board of Directors are required to submit to the Commissioner and Regional Director of the FDIC, a written report of the actions taken to comply with the Memorandum

                                THE BORDER BANK

(12)  REGULATORY SUPERVISION (CONTINUED)
within fifteen days after the end of each calendar quarter. Failure to comply with the requirements of the Memorandum could subject the Bank to additional action by bank regulatory authorities. Management has made efforts to comply with the requirements of the Memorandum and believes such additional action will not be taken by regulatory authorities.

(13)  PENDING TRANSACTION
    On January 9, 1996, a definitive agreement was signed under which the Border Bank will be purchased by Texas State Bank, the principal operating subsidiary of Texas Regional Bancshares, Inc. The agreement has been approved by the Boards of Directors of the Border Bank, Texas State Bank and Texas Regional Bancshares, Inc. The sale of the Bank is subject to approval by the appropriate regulatory agencies and contingent upon, among other things, Texas Regional Bancshares, Inc. having successfully raised additional capital to partially fund the transaction.

(14)  SUBSEQUENT EVENT
    On January 12, 1996, the Bank declared and paid a dividend of $2.50 per share, or $500,000 in the aggregate, to shareholders of record at that date.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         11
The Company....................................         12
Proposed Mergers...............................         14
Price Range of Common Stock and Dividend
 Policy........................................         18
Capitalization.................................         19
Texas Regional Bancshares, Inc. Selected
 Consolidated Financial Information............         20
Texas Regional Bancshares, Inc. Pro Forma
 Combined Condensed Financial Information......         21
Texas Regional Bancshares, Inc. Management's
 Discussion and Analysis of Financial Condition
 and Results of Operations.....................         28
Business.......................................         62
Management.....................................         79
Principal Holders of Capital Stock.............         86
Selling Shareholder............................         88
Description of Capital Stock...................         89
Shares Eligible for Future Sale................         89
Underwriting...................................         91
Legal Matters..................................         92
Experts........................................         92
Index to Financial Statements..................        F-1

                                2,200,000 SHARES

                        [TEXAS REGIONAL BANCSHARES LOGO]

                                 TEXAS REGIONAL
                                BANCSHARES, INC.

                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                                  ------------

                               ALEX. BROWN & SONS
                                                      INCORPORATED

                            FIRST SOUTHWEST COMPANY

                                  May   , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized list of all expenses expected to be incurred with respect to the offering described in this Registration Statement, other than underwriting discounts and commissions:

SEC Registration Fee.....................................................  $  18,321
Other Filing and Listing Fees............................................     23,313
Printing and Distribution Costs..........................................    118,366
Accounting Fees..........................................................    100,000
Legal Fees...............................................................    175,000
Miscellaneous............................................................     65,000
                                                                           ---------
  Total..................................................................  $ 500,000
                                                                           ---------
                                                                           ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Articles 2.02A(16) and 2.02-1 of the Texas Business Corporation Act grants to each corporation organized thereunder the power to indemnify its directors and officers against liability, and to purchase and maintain liability insurance for those persons as, and to the extent, permitted by Article 2.02-1 of the Texas Business Corporation Act. In addition, reference is hereby made to Article V of the Bylaws of the Registrant incorporated herein by reference.

    The general effect of Articles 2.02.A.(16) and 2.02-1 of the Texas Business Corporation Act and Article V of the Bylaws of Texas Regional is that the person may be indemnified only if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation's best interests (or not opposed to its best interests), and in the case of criminal proceeding he had no reasonable cause to believe the conduct was unlawful. In any case, a person may not be indemnified if the basis for liability was a personal benefit improperly received by the person or if the person is found liable to the corporation. The indemnification may generally include judgments, penalties, fines, settlements and reasonable expenses incurred. Unless the indemnification has been made mandatory in the Articles of Incorporation or Bylaws of the company, a determination of indemnification must be made by a majority vote of a quorum of directors who at the time are not named defendants or respondents, or (if such a quorum can not be obtained) by a committee of the board composed of two or more directors who are not named defendants or respondents, or by special legal counsel selected in accordance with prescribed procedures, or by shareholders in a vote that excludes shares held by directors. Management of Texas Regional is taking the position that the indemnification under Art. 2.02-1.B has been made mandatory by Article V of Texas Regional's Bylaws. In addition Article 2.02-1 provides that the corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is or was a defendant or respondent because he is or was a director or officer in which he has been wholly successful in his defense.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    a.  EXHIBITS:


     *1    Form of Underwriting Agreement (amended).
      2.1  Agreement and Plan of Reorganization by and between Texas State Bank, McAllen,
           Texas,  First State  Bank &  Trust Co.,  Mission, Texas  ("First State Bank"),
           Texas Regional Bancshares, Inc., and certain shareholders of First State Bank, dated as  of  January  9,  1996 (incorporated  by  reference  from  Form  8-K,
           Commission File No. 0-14517).

      2.2  Agreement and Plan of Reorganization by and between Texas State Bank, McAllen,
           Texas,  The  Border  Bank,  Hidalgo,  Texas  ("Border  Bank"),  Texas Regional
           Bancshares, Inc., and certain shareholders of Border Bank, dated as of January
           9, 1996  (incorporated  by  reference  from  Form  8-K,  Commission  File  No.
           0-14517).
      2.3  Amendment  No. 1 to Agreement and Plan  of Reorganization by and between Texas
           State Bank, McAllen, Texas, First State Bank, Texas Regional Bancshares, Inc.,
           and certain shareholders of First State Bank, dated as of March 29, 1996.
      2.4  Amendment No. 1 to Agreement and  Plan of Reorganization by and between  Texas
           State  Bank, McAllen, Texas, Border Bank, Texas Regional Bancshares, Inc., and
           certain shareholders of Border Bank, dated as of March 29, 1996.
      3.1  Articles of Incorporation of Texas Regional Bancshares, Inc. (incorporated  by reference from Form 10, Commission File No. 0-14517).
      3.2  Amendment  to Articles  of Incorporation  of Texas  Regional Bancshares, Inc.,
           filed December 28, 1983  (incorporated by reference  from Form 10,  Commission
           File No. 0-14517).
      3.3  Amendment  to Articles  of Incorporation  of Texas  Regional Bancshares, Inc.,
           filed June 25, 1986 (incorporated by reference from Form S-1, Commission  File
           No. 33-28340).
      3.4  Amendment  to Articles  of Incorporation  of Texas  Regional Bancshares, Inc.,
           filed April 4, 1988 (incorporated by reference from Form S-1, Commission  File
           No. 33-28340).
      3.5  Amendment  to Articles  of Incorporation  of Texas  Regional Bancshares, Inc.,
           filed April 12,  1991 (incorporated  by reference from  Form 10-K,  Commission
           File No. 0-14517).
      3.6  Amendment  to Articles  of Incorporation  of Texas  Regional Bancshares, Inc.,
           filed March 2, 1992 (incorporated by reference from Form 10-K, Commission File
           No. 0-14517).
      3.7  Resolution Eliminating from  the Articles of  Incorporation certain  preferred series  of shares of Texas Regional  Bancshares, Inc., filed February 21, 1995
           (incorporated by reference from 1994 Form 10-K, Commission File No. 0-14517).
      3.8  Bylaws of  Texas  Regional  Bancshares,  Inc.,  as  amended  (incorporated  by reference from Form S-1, Commission File No. 33-74992).
      4    Relevant portions of Texas Regional Bancshares, Inc. Articles of Incorporation
           and Bylaws (incorporated by reference as Exhibit 3.1 through 3.8).
      5    Opinion of McGinnis, Lochridge & Kilgore, L.L.P.
     10.1  Incentive   Stock  Option  Plan  (incorporated  by  reference  from  Form  10,
           Commission File No. 0-14517).
     10.2  1985 Non-Statutory Stock Option Plan (incorporated by reference from Form  10,
           Commission File No. 0-14517).
     10.3  1995 Non-Statutory Stock Option Plan.
     10.4  Texas  Regional Bancshares, Inc.  Employees Stock Ownership  Plan (with 401(k)
           provisions) (incorporated  by reference  from Form  S-8, Commission  File  No.
           33-39386).
     10.5  Amendment  No. 1 to Texas Regional  Bancshares, Inc. Employees Stock Ownership
           Plan, adopted July  9, 1991 (incorporated  by reference from  1991 Form  10-K,
           Commission File No. 0-14517).
     10.6  Amendment  No. 2 to Texas Regional  Bancshares, Inc. Employees Stock Ownership
           Plan, adopted May  12, 1992 (incorporated  by reference from  1992 Form  10-K,
           Commission File No. 0-14517).

     10.7  Amendment  No. 3 to Texas Regional  Bancshares, Inc. Employees Stock Ownership
           Plan, adopted September 8,  1992, effective January  1, 1992 (incorporated  by reference from Form S-1, Commission File No. 33-74992).
     10.8  Amendment  No. 4 to Texas Regional  Bancshares, Inc. Employees Stock Ownership
           Plan (with  401(k)  provisions),  adopted August  10,  1993  (incorporated  by reference from Form S-1, Commission File No. 33-74992).
     10.9  Amendment  No. 5 to Texas Regional  Bancshares, Inc. Employees Stock Ownership
           Plan (with  401(k)  provisions),  adopted August  10,  1993  (incorporated  by reference from 1994 Form 10-K, Commission File No. 0-14517).
    10.10  Amendment  No. 6 to  Texas Regional Bancshares,  Inc. Employee Stock Ownership
           Plan (with 401(k) provision), adopted as of August 8, 1995.
    10.11  Glen E. Roney  Amended and  Restated Deferred  Compensation Plan  dated as  of
           January 9, 1996.
     21    Subsidiaries of the Registrant.
     23.1  Consent  of McGinnis, Lochridge  & Kilgore, L.L.P.  (included in their opinion filed as Exhibit 5).
    *23.2  Consent of KPMG Peat Marwick LLP.
    *23.3  Consent of KPMG Peat Marwick, LLP.
    *23.4  Consent of KPMG Peat Marwick, LLP.
     27.1  Financial Data Schedule for the year ended December 31, 1995 (previously filed as Exhibit 27 to this Registration Statement).
     27.2  Financial Data Schedule for three months ended March 31, 1996.

- ------------------------
 *  Filed herewith.

    b.  FINANCIAL STATEMENT SCHEDULES:

    Not applicable.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on May 8, 1996.


                                             TEXAS REGIONAL BANCSHARES, INC.
                                                   By: /s/ G. E. RONEY

                                          --------------------------------------
                                                         G. E. Roney
                                                    CHAIRMAN OF THE BOARD

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                                        TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                   /s/ G. E. RONEY                       Chairman of the Board, President and         May 8, 1996
     -------------------------------------------             Director (Principal Executive
                     G. E. Roney                                       Officer)

               /s/ GEORGE R. CARRUTHERS                   Chief Financial Officer (Principal          May 8, 1996
     -------------------------------------------                  Financial Officer)
                 George R. Carruthers

                    /s/ ANN SEFCIK                         Controller (Principal Accounting           May 8, 1996
     -------------------------------------------                       Officer)
                      Ann Sefcik

                   /s/ MORRIS ATLAS                                    Director                       May 8, 1996
     -------------------------------------------
                     Morris Atlas

                 /s/ FRANK N. BOGGUS                                   Director                       May 8, 1996
     -------------------------------------------
                   Frank N. Boggus

                 /s/ ROBERT G. FARRIS                                  Director                       May 8, 1996
     -------------------------------------------
                   Robert G. Farris

                  /s/ JOE M. KILGORE                                   Director                       May 8, 1996
     -------------------------------------------
                    Joe M. Kilgore

             /s/ C. KENNETH LANDRUM, M.D.                              Director                       May 8, 1996
     -------------------------------------------
               C. Kenneth Landrum, M.D.

                 /s/ JULIE G. UHLHORN                                  Director                       May 8, 1996
     -------------------------------------------
                   Julie G. Uhlhorn

                /s/ PAUL G. VEALE, SR.                                 Director                       May 8, 1996
     -------------------------------------------
                  Paul G. Veale, Sr.

                   /s/ JACK WHETSEL                                    Director                       May 8, 1996
     -------------------------------------------
                     Jack Whetsel

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                         SEQUENTIALLY
   NO.                                   DESCRIPTION OF EXHIBIT                                  NUMBERED PAGE
- ---------  ----------------------------------------------------------------------------------  -----------------
    *1     Form of Underwriting Agreement (amended).
     2.1   Agreement  and Plan  of Reorganization by  and between Texas  State Bank, McAllen,
           Texas, First State Bank  & Trust Co., Mission,  Texas ("First State Bank"),  Texas
           Regional  Bancshares, Inc., and certain shareholders of First State Bank, dated as of January 9, 1996 (incorporated by  reference from Form 8-K, Commission File  No.
           0-14517).
     2.2   Agreement  and Plan  of Reorganization by  and between Texas  State Bank, McAllen,
           Texas, The Border Bank, Hidalgo, Texas ("Border Bank"), Texas Regional Bancshares,
           Inc., and  certain  shareholders of  Border  Bank, dated  as  of January  9,  1996
           (incorporated by reference from Form 8-K, Commission File No. 0-14517).
     2.3   Amendment No. 1 to Agreement and Plan of Reorganization by and between Texas State
           Bank,  McAllen,  Texas, First  State Bank,  Texas  Regional Bancshares,  Inc., and
           certain shareholders of First State Bank, dated as of March 29, 1996.
     2.4   Amendment No. 1 to Agreement and Plan of Reorganization by and between Texas State
           Bank, McAllen, Texas, Border  Bank, Texas Regional  Bancshares, Inc., and  certain shareholders of Border Bank, dated as of March 29, 1996.
     3.1   Articles  of  Incorporation of  Texas Regional  Bancshares, Inc.  (incorporated by reference from Form 10, Commission File No. 0-14517).
     3.2   Amendment to Articles of Incorporation  of Texas Regional Bancshares, Inc.,  filed
           December  28, 1983  (incorporated by reference  from Form 10,  Commission File No.
           0-14517).
     3.3   Amendment to Articles of Incorporation  of Texas Regional Bancshares, Inc.,  filed
           June  25,  1986 (incorporated  by  reference from  Form  S-1, Commission  File No.
           33-28340).
     3.4   Amendment to Articles of Incorporation  of Texas Regional Bancshares, Inc.,  filed
           April  4,  1988 (incorporated  by  reference from  Form  S-1, Commission  File No.
           33-28340).
     3.5   Amendment to Articles of Incorporation  of Texas Regional Bancshares, Inc.,  filed
           April  12, 1991  (incorporated by  reference from  Form 10-K,  Commission File No.
           0-14517).
     3.6   Amendment to Articles of Incorporation  of Texas Regional Bancshares, Inc.,  filed
           March  2,  1992 (incorporated  by reference  from Form  10-K, Commission  File No.
           0-14517).
     3.7   Resolution Eliminating from the Articles of Incorporation certain preferred series
           of  shares  of  Texas   Regional  Bancshares,  Inc.,   filed  February  21,   1995
           (incorporated by reference from 1994 Form 10-K, Commission File No. 0-14517).
     3.8   Bylaws  of Texas Regional Bancshares, Inc.,  as amended (incorporated by reference from Form S-1, Commission File No. 33-74992).
     4     Relevant portions of Texas Regional Bancshares, Inc. Articles of Incorporation and
           Bylaws (incorporated by reference as Exhibit 3.1 through 3.8).
     5     Opinion of McGinnis, Lochridge & Kilgore, L.L.P.

 EXHIBIT                                                                                         SEQUENTIALLY
   NO.                                   DESCRIPTION OF EXHIBIT                                  NUMBERED PAGE
- ---------  ----------------------------------------------------------------------------------  -----------------
    10.1   Incentive Stock Option Plan  (incorporated by reference  from Form 10,  Commission
           File No. 0-14517).
    10.2   1985  Non-Statutory Stock  Option Plan  (incorporated by  reference from  Form 10,
           Commission File No. 0-14517).
    10.3   1995 Non-Statutory Stock Option Plan.
    10.4   Texas Regional  Bancshares,  Inc.  Employees Stock  Ownership  Plan  (with  401(k)
           provisions)  (incorporated  by  reference  from  Form  S-8,  Commission  File  No.
           33-39386).
    10.5   Amendment No. 1 to Texas Regional Bancshares, Inc. Employees Stock Ownership Plan,
           adopted July 9, 1991  (incorporated by reference from  1991 Form 10-K,  Commission
           File No. 0-14517).
    10.6   Amendment No. 2 to Texas Regional Bancshares, Inc. Employees Stock Ownership Plan,
           adopted  May 12, 1992  (incorporated by reference from  1992 Form 10-K, Commission
           File No. 0-14517).
    10.7   Amendment No. 3 to Texas Regional Bancshares, Inc. Employees Stock Ownership Plan,
           adopted September 8, 1992,  effective January 1,  1992 (incorporated by  reference from Form S-1, Commission File No. 33-74992).
    10.8   Amendment  No. 4 to Texas Regional Bancshares, Inc. Employees Stock Ownership Plan
           (with 401(k) provisions), adopted August 10, 1993 (incorporated by reference  from
           Form S-1, Commission File No. 33-74992).
    10.9   Amendment  No. 5 to Texas Regional Bancshares, Inc. Employees Stock Ownership Plan
           (with 401(k) provisions), adopted August 10, 1993 (incorporated by reference  from
           1994 Form 10-K, Commission File No. 0-14517).
    10.10  Amendment  No. 6 to Texas Regional  Bancshares, Inc. Employee Stock Ownership Plan
           (with 401(k) provision), adopted as of August 8, 1995.
    10.11  Glen E. Roney Amended and Restated Deferred Compensation Plan dated as of  January
           9, 1996.
    21     Subsidiaries of the Registrant.
    23.1   Consent  of McGinnis, Lochridge & Kilgore, L.L.P. (included in their opinion filed as Exhibit 5).
   *23.2   Consent of KPMG Peat Marwick LLP.
   *23.3   Consent of KPMG Peat Marwick, LLP.
   *23.4   Consent of KPMG Peat Marwick, LLP.
    27.1   Financial Data Schedule for the year ended December 31, 1995 (previously filed  as
           Exhibit 27 to this Registration Statement).
    27.2   Financial Data Schedule for three months ended March 31, 1996.


- ------------------------
 *  Filed herewith.